Filed pursuant to Rule 424(b)(4)
Registration No. 333-260321
5,000,000 Shares
Weave Communications, Inc.
Common Stock

This is an initial public offering of shares of common stock of Weave Communications, Inc. All of the shares of our common stock are being sold by us.
Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock is $24.00 per share. Our common stock has been approved for listing on the New York Stock Exchange under the symbol “WEAV”.
We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in the future.
See “Risk Factors” beginning on page 22 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$24.00	$120,000,000
Underwriting discount(1)	$1.68	$8,400,000
Proceeds, before expenses, to Weave Communications, Inc.	$22.32	$111,600,000
______________
(1)See “Underwriting” for a description of the compensation payable to the underwriters.
At our request, the underwriters have reserved up to 5% of the shares of common stock offered by this prospectus for sale, at the initial public offering price, to certain individuals associated with us. See the section titled “Underwriting—Directed Share Program.”
To the extent that the underwriters sell more than 5,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 750,000 shares from us at the initial public offering price less the underwriting discount.
Certain entities affiliated with Pelion Ventures VI, L.P. and Crosslink Capital, each a beneficial holder of more than 5% of our capital stock and affiliated with a member of our board of directors, and certain entities affiliated with Lead Edge Capital IV, a beneficial holder of more than 5% of our capital stock (collectively with the entities affiliated with Pelion Ventures VI, L.P. and Crosslink Capital, the “Prospective Investors”), have indicated an interest in purchasing up to an aggregate of approximately $20.0 million of our common stock offered in this offering at the initial public offering price. These indications of interest have been made severally and not jointly. In addition, the Prospective Investors, to the extent they elect to purchase any shares of our common stock in this offering, will enter into lock-up agreements on substantially the same terms as the lock-up agreements entered into by the holders of our common stock, which would prohibit the sale of any shares of common stock purchased in this offering by the Prospective Investors for a period of 180 days from the date of this prospectus, subject to potential partial early release and certain other exceptions as set forth under “Shares Eligible for Future Sale—Lock-up Agreements.” Because these indications of interest are not binding agreements or commitments to purchase, any Prospective Investor may determine to purchase more, fewer or no shares in this offering, or the underwriters may determine to sell more, fewer or no shares to a Prospective Investor. The underwriters will receive the same discount from any of our shares of common stock purchased by the Prospective Investors as they will from any other shares of common stock sold to the public in this offering.
The underwriters expect to deliver the shares against payment in New York, New York on November 15, 2021.

Goldman Sachs & Co. LLC	BofA Securities	Citigroup

Piper Sandler	Raymond James	Stifel	William Blair	Guggenheim Securities

Academy Securities	Loop Capital Markets	Tigress Financial Partners

Prospectus dated November 10, 2021.

Phones
Messaging
Customer Insights
Scheduling
Payments
Team
Analytics
Web Assistant
Reviews
Email Marketing
Digital Forms
10:10
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iMessage

A unified communication platform to create meaningful customer interactions.

Weave brings together horizontal point solutions into one unified platform for small businesses.

Communicate
TEAM CHAT
MESSAGES
PHONES
Attract
REVIEWS
EMAIL MARKETING
WEB ASSISTANT
Retain
PAYMENTS
CUSTOMER INSIGHTS
ANALYTICS
Engage
DIGITAL FORMS
APPOINTMENT REMINDERS
SCHEDULING
A SINGLE
weave
UNIFIED PLATFORM

TABLE OF CONTENTS
Prospectus
______________________
We have not, and the underwriters have not, authorized anyone to provide you with additional information or information that is different from or to make any representations other than those contained in this prospectus or in any free-writing prospectus prepared by or on behalf of us to which we may have referred you in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and future growth prospects may have changed since that date.
Unless the context requires otherwise, the words “we,” “us,” “our,” the “Company”, “Weave” and “Weave Communications, Inc.” refer to Weave Communications, Inc. and its subsidiaries taken as a whole. For purposes of this prospectus, unless the context otherwise requires, the term “stockholders” shall refer to the holders of our common stock and “SMB” shall refer to small and medium-sized businesses.
For investors outside the United States, neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free-writing prospectus outside the United States.

PROSPECTUS SUMMARY
This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our common stock. You should carefully consider, among other things, our consolidated financial statements and related notes and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.
Our Mission
We are for small business. Our mission is to enable small businesses everywhere to unify, modernize and personalize every customer interaction.
Overview
We are a leading all-in-one customer communications and engagement software platform for small and medium-sized businesses. We are creating a world where SMB entrepreneurs can utilize state-of-the-art technology to transform how they attract, communicate and engage customers, grow their business and realize their dreams. Our platform enables entrepreneurs to maximize the value of their customer interactions and minimize the time and effort spent on manual or mundane tasks. In a similar way to how the smartphone has transformed the manner in which we live our daily lives, our platform changes the way SMBs manage their businesses. We are the “smartphone for small business”.
We have democratized powerful communications and engagement capabilities previously only available to enterprises, made them intuitive and easy to use and put them in one place – always within reach of the SMB. Our cloud-based software platform streamlines the day-to-day operations of running a small business. We offer an all-in-one platform spanning all forms of communications and customer engagement ranging from answering phones, to scheduling appointments, to sending text reminders, to requesting client reviews, to collecting payments, to sending email marketing campaigns. We bring small businesses and the people they serve closer together by unifying, modernizing and personalizing all customer interactions. Our platform helps improve communications, attract more customers, keep customers engaged and increase overall retention.
Small businesses are the backbone of the world economy. In the United States alone, an estimated 32.3 million businesses (including sole proprietorships) or 99% of all businesses were SMBs in 2018, according to the Census Bureau's Statistics of U.S. Businesses. Locally-owned businesses are linked to higher income growth and lower levels of poverty. U.S. SMBs employed 61.2 million people, or 46.8% of the private workforce, in 2018, according to the Census Bureau's 2018 Statistics of U.S. Businesses. SMBs are solving problems, creating value and improving the communities in which they operate. Furthermore, SMBs collectively represent a significant market opportunity. IDC forecasts North American SMB information technology (IT) spending to grow to $236 billion in 2025, up from $159 billion in 2020.
However, SMBs face meaningful challenges. Consumer demands are constantly changing and SMBs find it difficult to keep up. Customers increasingly expect seamless purchasing and interaction experiences on devices and services that they are accustomed to using in their everyday lives. Personalized customer interactions should be a key differentiator for the locally-owned SMB; however, SMB entrepreneurs often lack the technology solutions to solve these problems.
For many SMBs, the core infrastructure underlying their customer communications system is an outdated telephone system and manual processes ill-suited to their needs. SMBs need a set of effective digital tools to transform their businesses, but are forced to instead deploy an inefficient, “point solution patchwork” to address their important business requirements. This patchwork consists of a combination of numerous standalone products that each addresses one specific element of the broader problem, but does not provide a comprehensive solution. This point solution patchwork is overly complex, expensive and disjointed and does not provide industry specific functionality. Furthermore, SMBs have been largely overlooked by software platform vendors, many of whom offer full customer communications and engagement suites targeted at their large enterprise customer bases. These platform vendors do not provide the intuitive SMB functionality, or have the end market expertise or the go-to-market focus, to effectively serve small and medium-sized businesses.
Our platform is currently used by over 130,000 monthly active users across a range of industries, spanning dentistry, optometry, veterinary, physical therapy, specialty medical services, audiology, plumbing, electrical, HVAC and other home services. We define monthly active users as the number of users at our customers that log on at least once during the applicable monthly period. We specifically design our platform with industry-specific functionality that these vertical markets require. Importantly, we have demonstrated the ability to efficiently scale and enter new industry verticals. As of June 30, 2021, we had more than 21,000 locations under subscription across approximately 20,000 customers in the United States and Canada. We require each physical location of a customer to enter into a subscription to gain full access to our platform, which results in customers with multiple offices having multiple subscriptions with us.
Our high growth has been a testament to our success. For the years ended December 31, 2019 and 2020, our revenue was $45.7 million and $79.9 million, respectively, representing year-over-year growth of 75%. For the six months ended June 30, 2020 and 2021, our revenue was $34.7 million and $53.7 million, respectively, representing year-over-year growth of 55%. In 2019 and 2020 and for the six months ended June 30, 2020 and 2021, our net loss was $32.1 million, $40.4 million, $20.6 million and $23.4 million, respectively, and our Adjusted EBITDA was $(28.8) million, $(25.6) million, $(13.6) million and $(14.5) million, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
Industry Overview
SMBs are essential to the world economy and the social and economic fabric of every community. In the United States alone, an estimated 32.5 million businesses (including sole proprietorships) or 99% of all businesses were SMBs in 2018 and U.S. SMBs employed 61.2 million people, or 47% of the private workforce, according to the Census Bureau's Statistics of U.S. Businesses.
The SMB technology market is massive and vibrant. IDC forecasts North American SMB IT spending to grow to $236 billion in 2025, up from $159 billion in 2020. SMBs increasingly rely on technology to evolve and attract customers. This digital transformation imperative for SMBs has been accelerated by COVID-19, as small and medium-sized businesses have had to modernize more quickly to continue to attract customers while having fewer opportunities for in-person interaction.
The digital transformation of SMBs is driven by several key trends:
•Consumers Demand Efficiency. Online retailers, such as Amazon, provide customers with a seamless experience whereby transactions can occur in seconds with the click of a button. We believe consumers seek this type of efficiency across their experience with both large and small businesses.
•Consumers Want to be Heard. Consumers want to engage with businesses and feel heard, with online review platforms like Yelp and Google having led to a surge in data that can help businesses improve their products and services based on real-time feedback. It is no surprise that, according to a Brightlocal survey in 2020, 93% of customers looked at online reviews when considering a business and 79% of customers said they trust online reviews as much as personal recommendations.
•Consumers Want Personalized Experiences. Consumers prefer personalized experiences with real people instead of machines. We believe that in this digital age, adding a personal touch to a message or communication with a customer earns business loyalty, enhances experience and builds reputation.

•SMBs Look to Address These Consumer Demands Through Simplicity. SMBs have had to navigate the rising usage of the internet and smartphones, which has altered consumer expectations for efficiency, reliability and expediency. We believe SMBs are looking for simplified solutions to manage this new complex environment because current solutions are outdated or too complex for most SMBs.
•SMBs Look to Address These Consumer Demands Through Technology. SMBs are increasingly leveraging technology to evolve, reduce costs, increase efficiencies and better manage their businesses, often across different locations. We believe our software can help simplify SMB’s operations and help address consumer demands in a highly competitive market.
Despite existing investments in technology, SMBs face meaningful challenges navigating an increasingly competitive and technologically complex world. They are struggling to effectively communicate and engage with their customers while running their businesses efficiently. So much of their day is spent performing low-value tasks that take them away from doing what they do best: serving their customers. Their challenges fall into three main categories: rapidly increasing customer expectations; a lack of modern customer communications and engagement solutions; and disparate and disjointed systems.
Rapidly Increasing Customer Expectations
Consumer demands are changing like never before and SMBs find it difficult to stay ahead. Individuals increasingly run their lives on their smartphones, interacting with the world and each other through a set of diverse and intuitive applications and tools, often utilized by business with large budgets who are seeking to capture market share. These customers expect the same ease of use when interacting with SMBs to help navigate an increasingly complex world, where 1 in 4 Americans surveyed in a 2019 survey by Ladders were too busy to make regular doctors’ appointments. Not only do consumers want the most modern and easy-to-use technology experience, but they also want to communicate when and how they want, whether by call, text, chat or email. These trends have only been accelerated by the COVID-19 pandemic.
Thoughtful, personalized interaction throughout the customer journey is ultimately what drives improved customer engagement and retention. A 2018 survey conducted by Epsilon and GBH Insights found that 80% of U.S. adults want a personalized experience at the places they choose to spend their money. Unfortunately, many small and medium-sized businesses are spread too thin and lack the software tools to offer personalized experiences and services – especially in an automated way, at scale – that build customer loyalty.
SMBs are Underserved by Existing Customer Communications and Engagement Technologies
Providers of legacy technology solutions for business have effectively ignored SMBs and instead have focused on larger organizations. As a result, SMBs’ customer communications and engagement needs have historically been underserved. For many SMBs, the core infrastructure underlying their customer communications is an outdated telephone system and manual data entry processes. In an attempt to enhance their customer engagement, many SMBs have tried to stitch together an inefficient, patchwork of point solutions, many of which were designed for larger enterprises. However, deploying these point solutions can quickly become too complex and expensive for SMBs as they typically lack the resources and budgets of larger enterprises. As a result, many SMBs have been forced to rely on inefficient systems or processes for significant aspects of their customer interactions. This “point solution patchwork” provides for limited engagement with customers, often leading to an abysmal customer experience and meaningfully lower customer retention.
Disparate and Disjointed Systems
Even when there are technology products to help SMBs, they are often expensive, disparate and disjointed point solutions that don’t interact well together, do not integrate with the SMB’s system of record and are difficult and confusing to use. Entrepreneurs and SMB operators are often forced to go back and forth between an array of applications. Legacy workflows are plagued by manual data entry that is both costly and time-consuming. The need for multiple entries in different systems combined with the manual nature of data entry processes creates inefficiencies and generates unreliable, siloed data. Existing systems are thus unable to provide insight into customer relationships or efficiently manage business processes.
Limitations of Existing Point Solution Patchwork
Unfortunately, many SMBs continue to deploy a point solution patchwork for their customer relationship management system, or CRM, telephony, messaging, customer analytics, scheduling, payments, employee collaboration, customer review management and marketing needs.
The point solution patchwork and the enterprise applications that often comprise them, have many limitations for SMBs:
•Overly Complex. Whereas entrepreneurs and SMB managers seek intuitive solutions to minimize their administrative burden, enterprise solutions are often complex. They are typically supported by full IT teams, come with features and functionality SMBs don’t need and require extensive training.
•Disparate and Disjointed. Separate tools for CRM, telephony, messaging, customer analytics, scheduling, payments, employee collaboration, customer review management and marketing result in data silos and constant inefficient switching among multiple tools by end users. Furthermore, this point solution patchwork is likely not integrated with the SMB’s practice management system or CRM, making it difficult for the SMB to be truly customer-centric and to communicate with customers in a personalized way.
•Expensive. To effectively use the point solution patchwork, an SMB is required to purchase software from a wide array of technology vendors. Assembling and managing a portfolio of separate solutions for telephony, messaging, customer analytics, scheduling, payments, employee collaboration, customer review management and marketing is complicated and incredibly expensive.
•Not Purpose-Built. Horizontal and point solutions lack the industry-specific functionality and systems integrations needed to enable seamless, end-to-end customer communications and engagement. A horizontal messaging platform that does not address industry vertical-specific compliance requirements, for example, often cannot be used by those SMBs who operate in regulated environments.
•Lack of Effective and Efficient Communications. Most importantly, a point solution patchwork approach does not integrate the various communication modalities such as voice, text, chat, messaging, email, and reviews. The result is a lack of a single view of the customer, missed opportunities to personalize communications and an inconsistent and suboptimal customer experience.
Our Platform
We help SMBs manage essential customer interactions. Our platform helps improve communications, attract more customers, keep customers engaged and increase overall retention. We consolidate telephony, messaging, customer analytics, scheduling, payments, employee collaboration, customer review management and marketing into one simple, easy and elegant solution. We allow SMBs to facilitate and manage customer interactions in a unified, modernized and personalized manner that best fits their customers’ needs and preferences. We set SMBs free to do what they do best: to serve their customers. Before Weave, SMBs were forced to focus much of their time on entering data forms, scheduling, collecting payments, responding to missed calls and trying to find new customers. Now, we allow them to use their time to focus on their customers, grow revenue, expand profitability and truly achieve their dreams.
We are obsessively focused on super-serving SMBs, and we are doing it at scale. For example, as of September 30, 2021, our platform had over 130,000 monthly active users, including more than 57,000 monthly active users using our mobile application to communicate with their customers, and over 160,000 registered Weave phones. In addition, during September 2021, we processed an average of 1.6 million SMS messages and approximately 2 million calls per business day. More broadly, during the same time period, our users had more than 13.5 million interactions with our platform to communicate with customers via SMS messages, faxes, and phone calls; schedule customer appointments; and view or request customer reviews.
The key benefits of our platform include:
•Easy to Use and Intuitive. The goal of Weave is to do for SMBs what smartphones do for consumers. Our platform is simple and intuitive – it is easy to use and it does not come with unnecessary and complex functionality for SMBs. We democratize enterprise customer communications and engagement capabilities for SMBs, saving them time and allowing them to effectively and efficiently communicate with their customers.
•Unified Communications and Engagement. We create a comprehensive communications hub by deeply integrating with an SMB’s system of record, whether a practice management system, CRM or ERP software – and other third party applications – and providing a unified platform for answering phones, scheduling appointments, sending text reminders, requesting client reviews, collecting payments and managing email marketing, all in one place. In fact, we provide SMBs with a single phone number identifier that is trusted by their customers from their contact list for phone calls, texts or other messages.
•Low Total Cost of Ownership and High ROI. Our platform can help our customers reduce cancellations, increase appointments, and increase customer growth. Furthermore, our solution provides greater functionality and costs significantly less than what the combined point solution patchwork would require. We believe that our platform often pays for itself in a month by retaining or gaining only one customer. As a result, our customers benefit both from a reduction in total cost and a high return on investment, or ROI.
•Purpose-Built for Our Industry Verticals. To maximize the value from our solution, we design our platform and products to address the specific needs of the industry vertical that we target. For example, we have developed industry-specific forms and automated workflows and have invested in obtaining industry certifications and implementing deep integrations with the key systems of record in each of our verticals.
•Reduced Churn for Our Customers. Our platform helps businesses keep their customers engaged by interacting with them through their modality of choice, whether by phone, text, email or chat. This results in increased customer loyalty and retention.
•Improved Ability to Attract New Customers. Our platform helps businesses attract new customers more easily by collecting and managing online reviews and eliminating the friction typically associated with scheduling appointments, filling out forms and making payments.
•Consumer-Driven Communication Modalities. Our platform engages with customers in the manner that is easiest and most comfortable for them. A Millennial customer, for example, is able to send text messages to a business phone line, while a Gen Z customer can communicate with an SMB via web chat.

Our Strengths
We believe our position as a leading provider of unified communications and engagement software for SMBs is built on a foundation of the following key strengths.
•Obsessively Focused on Super-Serving the Underserved SMB Market. We are obsessively and unapologetically focused on equipping SMBs with the tools they need to attract, retain and engage their customers. This singular focus drives our product decisions and purpose-built go-to-market strategy.
•Proprietary Cloud Communications System as a Key Differentiator and a Significant Competitive Moat. Our secure and reliable phone service is central to our proprietary cloud communications system. By integrating voice technology with additional communications services, including text messaging, call recording, team chat and a mobile app, we enable impactful customer engagement use cases.
•Deep Integrations with Leading Systems of Record. We have over 70 different integrations with systems of record, including Dentrix, RevolutionEHR, Cornerstone, Nextech, Mindbody, and Quickbooks. These deep integrations allow our customers to truly deliver a seamless, efficient experience and unlock valuable use cases. Our ability to rapidly integrate with new systems of record is a key differentiator.
•Next-Generation Cloud Platform. We deliver a single cloud platform that replaces point and other legacy technology solutions for customer communications and engagement. Our device-agnostic approach does not limit SMBs to the capabilities of their hardware or to their location – SMBs are able to communicate with customers via any modality, from anywhere.
•Time-Saving Automation. Our platform allows for significant automation capabilities that save an immense amount of time for employees. Activities such as responding to customers, scheduling meetings and entering data can all be effectively automated using our platform.
•Effective Go-to-Market Approach for the SMB Market. Our go-to-market approach is specifically designed to target and reach small businesses. We utilize a differentiated combination of direct sales, digital marketing, industry event interactions and channel partnerships to efficiently and effectively sell our solution to the SMB markets in which we participate.
COVID-19 Impact on Our Business
The COVID-19 pandemic has had a disproportionate adverse impact on SMBs as compared to larger companies. This resulted in an initial slowdown in new customer acquisition during the first half of 2020. However, we experienced a recovery and return to growth in subsequent periods, which we believe was aided by the meaningful ways in which the pandemic impacted our customers and intensified their communications and engagement challenges. When the pandemic began in early 2020, many of our small business customers faced a daunting set of new customer communications and engagement challenges as well as an incredibly unclear demand environment for their goods and services. Our customers often turned to us to help solve these overwhelming challenges and keep their businesses open. In turn, we had to quickly transform how we reach our customers, as we shifted our focus from trade shows to a more direct sales model, which has strengthened our go-to-market capabilities going forward.
During 2020 and throughout 2021, our focus has been entirely on our customers and their needs. During the pandemic, we helped customers adapt to the new normal by tailoring our solutions to address the changing landscape and by offering several new products and extensions of our current products that were designed to help navigate specific workflows created by the pandemic. Areas such as scheduling, forms, messaging, payments and medical attestations were essential functions that our customers needed to be resilient, weather the storm and come back stronger on the other side. We were ready with these tools and we have seen a sustained increase in their adoption.
We are never going back to the way things were before. As the world struggles to emerge from the COVID-19 crisis and related economic uncertainty and continues to adapt to the effects and long-term impact of the COVID-19 pandemic, there are several trends that began as disease mitigation strategies that we expect to be adopted by consumers long term. For example, we believe anytime scheduling, virtual visits and digital payments are trends that are here to stay. We are particularly well-positioned to benefit from these long-term structural changes to the market, having already helped our customers adapt to the changing environment and solve these problems during their most vulnerable times. We see our leadership in the area of ongoing digital transformation in the SMB market as a significant competitive advantage going forward.
Despite widespread vaccination efforts in the United States, COVID-19 could still have an adverse impact on our customers and their clients. For example, a new COVID-19 variant, the Delta variant, which appears to be the most transmissible variant to date, has spread throughout the United States. The impact of the Delta variant and additional variants cannot be predicted at this time, and could depend on numerous factors, including vaccination rates among the population, the effectiveness of COVID-19 vaccines against these variants and the response by governmental bodies and regulators. As a result, we could experience reduced customer demand and willingness to enter into or renew subscriptions with us. We may also experience impact from delayed sales and implementation cycles, including customers and prospective customers delaying contract signing or subscription renewals, or reducing budgets.
Market Opportunity
We estimate the addressable market opportunity for our platform to be approximately $11.1 billion in the United States. We calculated this figure by estimating the number of U.S. companies with fewer than 500 employees across the vertical markets on which we are focused in the near to medium term using data from the U.S. Census Bureau 2018 Statistics of U.S. Businesses. We then multiplied the aggregate number of establishments for these companies by average annual recurring revenue, or ARR, per customer location (for this purpose excluding payment processing revenue) for subscriptions comprising the top quartile of our ARR (excluding payment processing revenue) as of June 30, 2021. We believe these calculations are representative of current potential spend on our platform and products (excluding payment processing) by current and potential customers. ARR is calculated as the amount of recurring revenue a customer location is scheduled to pay over the following twelve months under its current subscription, assuming no increase or reduction in its subscription. ARR includes recurring payments for Weave phones, transaction revenue from Weave Payments, estimated based on transaction revenue in the most recent month, and short-term discounts applied against that future recurring revenue.
We believe the total addressable market for our platform within our existing verticals is under-penetrated, providing us significant runway in our existing markets and beyond. We estimate that our combined penetration into the dental, optometry, veterinary, medical specialty services, and home services vertical markets was approximately 3% as of June 30, 2021. We estimate that our market penetration in the dental vertical market, which accounts for a majority of the establishments within our customer base, was approximately 10% as of June 30, 2021.
Additionally, we have a track record of expanding into new vertical markets, and we plan to continue doing so using our vertical “domino” growth strategy. As part of that strategy, we plan to systematically enter additional SMB markets over the near and medium term. Entering into new markets has historically involved an 12- to 18-month, data-driven process that includes identifying, evaluating, developing and launching the new offering. We target large markets with recurring, patient- or customer service-based business models. We have built a flexible, extensible platform for which the substantial majority of the code base and functionality is common across industry verticals, and we have developed a repeatable playbook for assessing a new market and building specific platform functionality and products tailored to the specific needs of that market. Accordingly, we believe each subsequent market requires less effort as we refine our capabilities around our core platform.
We also believe we are well positioned to leverage our platform to expand our market opportunity through the introduction of new products that will broaden our revenue sources. For example, in 2020, we launched our payments product, Weave Payments. Since its introduction in 2020, Weave Payments has processed over $755 million in payments to-date across our customer base, which had an estimated annualized gross merchandise volume, or GMV, of approximately $6.0 billion as of September 30, 2021. We define GMV as the total dollar value of transactions processed by our customers in a given period, even if they are not processed through Weave Payments, prior to returns and cancellations and excluding shipping and sales taxes. Revenue recognized from this service was $0.9 million and $1.7 million in 2020 and for the six months ended June 30, 2021, respectively, or 1% and 3% of our revenue in those respective periods. We recognize revenue from payment services based on a revenue share agreement with a third-party payment facilitator on transactions that utilize our payments platform, and our revenue from these services amounts to a small fraction of each dollar processed through our platform. We act as an agent between our customers and the payment facilitator. As a result, the related revenue is recorded net of transaction processing fees and is recognized when the payment transactions occur.
We estimate the total dollar value of transactions of our customers by multiplying the average GMV per customer location processed through Weave Payments for those customers that use Weave Payments by the total number of customer locations that subscribed to our platform as of September 30, 2021. Given the large addressable market represented by the estimated GMV of our existing customer base, we believe that Weave Payments represents a significant market opportunity for us to generate incremental revenue and further increase the velocity of our revenue growth.
Our estimate of the size of our market opportunity above does not include the impact of Weave Payments on our total addressable market or reflect the opportunity to grow our business by increasing the use of Weave Payments by our current customers and introducing Weave Payments to future customers.
Our Growth Strategies
We intend to continue growing our business by executing on the following, multi-dimensional growth strategy:
•Acquire New Customer Locations. We estimate that our current customer locations under subscription represent less than 10% of our total addressable customer locations in the industry verticals we currently serve. We will look to increase our awareness and value proposition among this cohort by investing in our sales team and digital marketing and advancing our platform.
•Continue Executing Vertical “Domino” Expansion. We seek to conquer the SMB market, one vertical at a time. Each subsequent industry vertical, or domino, increases our market opportunity and requires less effort as we refine the core customer communications and engagement functionality common across industry verticals. We are targeting expansion areas in the medium term in home services, and both medical and non-medical service-based industries.
•Increase Adoption of Additional Services Within Our Existing Customer Base. We have a track record of successfully employing a “land and expand” strategy with our existing customers. Through the continued addition of products and solutions – such as forms, payments and analytics – we intend to continue to increase upsell and retention.
•Add New Products. We continue to add new features and functionality to our platform. For example, in 2021, we launched Digital Forms and Web Assistant to simplify the way small businesses schedule appointments and collect necessary information. We continue investing in research and development and product development to build out new capabilities that can deepen our reach with existing customers and attract new customers.

•Capitalize on Substantial Payments Opportunity. In 2020 we launched Weave Payments, our payments platform, which has processed over $755 million in payments across our present customer base, which had an aggregate estimated annualized GMV of $6.0 billion as of September 30, 2021. Weave Payments enables powerful use cases, including Text to Pay, that allow our customers to improve collections with less time, effort and hassle. We intend to capitalize on payments at the crossroads of the communications streams we enable to drive further adoption of Weave Payments.
•Invest Further in Partnerships. We intend to extend our network of partners, including practice management system providers, industry organizations and IT channel partners, who are able to drive meaningful interest in, and adoption of, our platform and products, with the aim of increasing the efficiency of our SMB go-to-market motion.
•Expand Internationally. We launched in Canada in 2019 and are in the early stages of expanding Weave globally. We plan to strategically launch in additional countries around the world in the longer term.
•Pursue Strategic Acquisitions. We intend to pursue strategic acquisitions to enhance our platform and product offerings, as well as to acquire new customers, expand into new verticals and broaden our geographic footprint. We believe that strategic acquisitions will allow us to continue to expand our business and grow our customer base.
Risk Factors
Investing in our common stock involves a high degree of risk. You should carefully consider the risks highlighted in “Risk Factors” immediately following this prospectus summary before making an investment decision. We may be unable for many reasons, including those that are beyond our control, to implement our business strategy successfully. Some of these risks are:
•We have a history of losses and we may not achieve or sustain profitability in the future.
•Our recent rapid growth may not be indicative of our future growth. Our rapid growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.
•If we do not attract new customers, retain existing customers, and increase our customers’ use of our platform, our business will suffer.
•We may not be able to successfully manage our growth, and if we are not able to grow efficiently, our business, financial condition and results of operations could suffer.
•We focus on serving SMBs and are subject to risks associated with serving small businesses.
•The global COVID-19 pandemic may adversely impact our business, results of operations and financial performance.
•Our quarterly results may fluctuate, and if we fail to meet securities analysts’ and investors’ expectations, then the trading price of our common stock and the value of your investment could decline substantially.
•If we are not able to maintain and enhance our brand and increase market awareness of our company, platform and products, then our business, results of operations and financial condition may be adversely affected.
•The market for our platform and products is still relatively new and evolving, may decline or experience limited growth and is dependent in part on businesses continuing to adopt our platform and use our products.

•We may not be able to continue to expand our share of our existing vertical markets or expand into new vertical markets, which would inhibit our ability to grow and increase our profitability.
•If we are unable to attract new customers in a cost-effective manner, then our business, results of operations and financial condition would be adversely affected.
•The market in which we participate is intensely competitive, and if we do not compete effectively, our business, results of operations and financial condition could be harmed.
•If we do not develop enhancements to our platform and products and introduce new products that achieve market acceptance, our business, results of operations and financial condition could be adversely affected.
•Breaches of our applications, networks or systems, or those of Google Cloud Platform, or GCP, or our service providers, could degrade our ability to conduct our business, compromise the integrity of our products, platform and data, result in significant data losses and the theft of our intellectual property, damage our reputation, expose us to liability to third parties and require us to incur significant additional costs to maintain the security of our networks and data.
•Interruptions or performance problems associated with our technology and infrastructure may adversely affect our business and operating results.
•Our products and services must comply with industry standards, FCC regulations, state, local, country-specific and international regulations, and changes may require us to modify existing services, potentially increase our costs or prices we charge customers, and otherwise harm our business.
•We have identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations or cause our access to the capital markets to be impaired.
If we are unable to adequately address these and other risks we face, our business, results of operations, financial condition, and prospects may be adversely affected.
Recent Operating Results (Preliminary and Unaudited)
Set forth below are selected preliminary and unaudited estimates of consolidated financial results for the three months ended September 30, 2021 as well as actual selected consolidated financial results for the comparable quarter in 2020. Actual consolidated financial results for the three months ended September 30, 2021 are not yet available. The results for the three months ended September 30, 2021 reflects our preliminary estimates with respect to such results based on currently available information and is subject to change. We have provided ranges, rather than specific amounts, for the preliminary estimates described below primarily because our financial closing procedures for the three months ended September 30, 2021 are not yet completed and, as a result, our final results upon completion of our closing procedures may differ from the preliminary estimates.

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2021
		Low End of Range (Estimated)	High End of Range (Estimated)
	(unaudited, in thousands)
Revenue	$21,388	$30,000	$30,300
Net Loss	$(10,404)	$(14,900)	$(14,200)
Adjusted EBITDA	$(4,964)	$(9,500)	$(9,100)
For the three months ended September 30, 2021, we expect to report revenue in the range of $30.0 to $30.3 million, representing an increase in the range of 40% to 42% over the three months ended September 30, 2020. Revenue growth was driven primarily by an increase in customer locations under subscription. The total number of customer locations under subscription is expected to be approximately 22,550 as of September 30, 2021, a 31% increase over the 17,214 customer locations under subscription we had as of September 30, 2020. We expect to report payments services revenue in the range of $1.0 to $1.1 million, a 150% to 175% increase from $0.4 million in payment services revenue for the three months ended September 30, 2020.
For the three months ended September 30, 2021, we expect to report net loss in the range of $14.9 to $14.2 million, representing an increase in net loss in the range of $4.1 million to $4.5 million as compared to the three months ended September 30, 2020. This expected higher net loss is primarily the result of an estimated $1.9 million increase in marketing expenses and an estimated $6.9 million increase in personnel-related expenses, including equity-based compensation, as we increased our headcount over the last year.
For the three months ended September 30, 2021, we expect to report adjusted EBITDA in the range of $(9.5) to $(9.1) million, representing a decline in the range of $4.1 million to $4.5 million over the three months ended September 30, 2020. Adjusted EBITDA is a non-GAAP financial measure used by management to measure our financial and operational performance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for information regarding our use of adjusted EBITDA and below for a reconciliation of adjusted EBITDA to net loss for the ranges presented above for the three months ended September 30, 2021 and the actual results for the three months ended September 30, 2020.
The following table reconciles estimated net loss to adjusted EBITDA for the three months ended September 30, 2021, and reconciles actual net loss to adjusted EBITDA for the three months ended September 30, 2020:

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2021
		Low End of Range (Estimated)	High End of Range (Estimated)
	(unaudited, in thousands)
Net loss	$(10,404)	$(14,900)	$(14,200)
Interest on outstanding debt	274	303	303
Tax expense (benefit)	—	—	—
Depreciation(1)	390	620	620
Amortization(2)	77	239	239
Equity-based compensation	4,699	4,238	3,938
Adjusted EBITDA	$(4,964)	$(9,500)	$(9,100)
______________
(1)    Does not include depreciation on phone hardware provided to our customers.

(2)    Represents amortization of capitalized internal-use software costs.
The selected preliminary estimated financial data presented above for the three months ended September 30, 2021 is preliminary, is not a comprehensive statement of our financial results and is subject to completion of our financial closing procedures. While we have not identified any unusual or unique events or trends that occurred during the period that might materially affect these preliminary estimates, our actual results for the three months ended September 30, 2021 will not be available until after this offering is completed. Accordingly, these results may change. Further, our preliminary estimated financial data is not necessarily indicative of the results to be expected for the remainder of 2021 or any future period as a result of various factors, including, but not limited to, those discussed in the sections titled "Risk Factors" and "Special Note Regarding Forward-Looking Statements." Accordingly, you should not place undue reliance upon these preliminary estimates.
This selected preliminary estimated financial data has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or applied agreed-upon procedures with respect to this preliminary estimated financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
Corporate Information
We were organized in Delaware in September 2008 as Recall Solutions, LLC. We converted into a Delaware corporation in October 2015 under the name Weave Communications, Inc. Our principal executive offices are located at 1331 W Powell Way, Lehi, Utah 84043 and our telephone number is (888) 579-5668. Our website address is https://www.getweave.com. The information on, or that can be accessed through, our websites are not incorporated by reference into this prospectus and should not be considered part of this prospectus.
“Weave,” “Weave Communications,” “Getweave,” the Weave design logo and our other registered or common law trademarks, tradenames and service marks appearing in this prospectus are our property. Solely for convenience, our trademarks, tradenames and service marks referred to in this prospectus appear without the ®, ™ and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. This prospectus contains additional trademarks, tradenames and service marks of other companies that are the property of their respective owners.
Channels for Disclosure of Information
Investors, the media, and others should note that, following the effectiveness of the registration statement of which this prospectus forms a part, we intend to announce material information to the public through filings with the SEC, the investor relations page on our website, blog posts on our website, press releases, public conference calls, webcasts, our twitter feed (@getweave), our Facebook page, and our LinkedIn page.
The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels.
Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include:
•presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;
•an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;
•an exemption from compliance with any requirement that the Public Company Accounting Oversight Board regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements;
•reduced disclosure about our executive compensation arrangements;
•an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or stockholder approval of any golden parachute arrangements; and
•extended transition periods for complying with new or revised accounting standards.
We will remain an emerging growth company until the earliest to occur of: (i) the end of the first fiscal year in which our annual gross revenues are $1.07 billion or more; (ii) the end of the first fiscal year in which we are deemed to be a “large accelerated filer,” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) the end of the fiscal year during which the fifth anniversary of this listing occurs. We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We are electing to use the extended transition periods available under the JOBS Act for complying with new or revised accounting standards, and we currently intend to take advantage of the other exemptions discussed above. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

The Offering

Common stock offered by us	5,000,000 shares

Common stock to be outstanding after this offering	62,906,403 shares

Underwriters’ option to purchase additional shares	We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 750,000 additional shares from us.

Use of proceeds
We estimate that our net proceeds from the sale of our common stock that we are offering will be approximately $107.6 million (or approximately $124.3 million if the underwriters’ option to purchase additional shares of our common stock from us is exercised in full), based on the initial public offering price of $24.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses.
We intend to use the net proceeds of this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products, services, technologies or assets. However, we do not have agreements or commitments for any material acquisitions or investments at this time. See “Use of Proceeds.”

Directed share program	At our request, the underwriters have reserved for sale at the initial public offering price per share up to 5% of the shares of common stock offered by this prospectus, to certain individuals through a directed share program, including our directors, employees and their friends and family members, and certain other individuals identified by management. If purchased by these persons, these shares will not be subject to a lock-up restriction. The number of shares of common stock available for sale to the general public will be reduced by the number of reserved shares sold to these individuals. Any reserved shares not purchased by these individuals will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered under this prospectus. See “Underwriting—Directed Share Program.”

Indications of interest
Certain entities affiliated with Pelion Ventures VI, L.P. and Crosslink Capital, each a beneficial holder of more than 5% of our capital stock and affiliated with a member of our board of directors, and certain entities affiliated with Lead Edge Capital IV, a beneficial holder of more than 5% of our capital stock (collectively with the entities affiliated with Pelion Ventures VI, L.P. and Crosslink Capital, the “Prospective Investors”), have indicated an interest in purchasing up to an aggregate of approximately $20.0 million at the initial public offering price. These indications of interest have been made severally and not jointly. In addition, the Prospective Investors, to the extent they elect to purchase any shares of our common stock in this offering, will enter into lock-up agreements on substantially the same terms as the lock-up agreements entered into by the holders of our common stock, which would prohibit the sale of any shares of common stock purchased in this offering by the Prospective Investors for a period of 180 days from the date of this prospectus, subject to potential partial early release and certain other exceptions as set forth under “Shares Eligible for Future Sale—Lock-up Agreements.” Because these indications of interest are not binding agreements or commitments to purchase, any Prospective Investor may determine to purchase more, fewer or no shares in this offering, or the underwriters may determine to sell more, fewer or no shares to a Prospective Investor. The underwriters will receive the same discount from any of our shares of common stock purchased by the Prospective Investors as they will from any other shares of common stock sold to the public in this offering.

Risk factors	See “Risk Factors” beginning on page 22 and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

Proposed New York Stock Exchange ticker symbol	“WEAV”
The number of shares of our common stock that will be outstanding after this offering is based on 57,906,403 shares of our common stock outstanding as of June 30, 2021, which includes 43,836,109 shares of common stock resulting from the automatic conversion of all outstanding shares of our convertible preferred stock immediately prior to the completion of this offering, and does not include the following shares:
•7,640,568 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2021, with a weighted-average exercise price of $4.61 per share;

•2,190,442 shares of our common stock issuable upon the exercise of stock options granted after June 30, 2021, with a weighted-average exercise price of $16.41 per share;
•107,000 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $0.48 per share;
•1,745,634 shares of our common stock reserved for future issuance under our 2015 Plan as of June 30, 2021 (subsequent to June 30, 2021, the number of shares of common stock reserved for future issuance under our 2015 Plan was increased by 1,000,000), all of which are available for future issuance under our 2021 Equity Incentive Plan, which became effective in connection with this offering, to the extent not subject to awards granted prior to effectiveness of the 2021 Equity Incentive Plan; and
•9,000,000 shares of our common stock reserved for future issuance under our 2021 Equity Incentive Plan (plus the number of shares that remain available under our 2015 Plan for the grant of future awards at the time our 2021 Equity Incentive Plan became effective and the number of shares underlying outstanding stock awards granted under our 2015 Plan that expire, or are forfeited, canceled, withheld or reacquired) and 1,300,000 shares of common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan, which plans became effective in connection with this offering and contain provisions that will automatically increase their share reserves each year, as more fully described in “Executive Compensation—Employee Benefit Plans.”
Except as otherwise indicated, all information in this prospectus assumes:
•the automatic conversion of 43,836,109 outstanding shares of our convertible preferred stock outstanding as of June 30, 2021 into an equivalent number of shares of common stock immediately prior to the completion of this offering;
•no exercise or cancellation of outstanding options and warrants subsequent to June 30, 2021;
•the filing and effectiveness of our restated certificate of incorporation, which will occur immediately prior to the completion of this offering; and
•no exercise by the underwriters of their option to purchase up to an additional 750,000 shares of our common stock in this offering.

Summary Consolidated Financial and Other Data
The following tables summarize our consolidated financial and other data. We have derived the summary consolidated statement of operations data for the years ended December 31, 2019 and December 31, 2020 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statements of operations data for the six months ended June 30, 2020 and 2021 and consolidated balance sheet data as of June 30, 2021 from our unaudited interim consolidated financial statements and related notes thereto included elsewhere in this prospectus. We have prepared the unaudited interim consolidated financial statements on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements. You should read the following summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results we expect in the future, and results for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full year or any other period.

	Years ended December 31,		Six Months Ended June 30,
(in thousands, except share and per share data)	2019	2020	2020	2021
Consolidated statements of operations data:
Revenue	$45,746	$79,896	$34,735	$53,729
Cost of revenue(1)	18,520	34,449	15,289	22,825
Gross profit	27,226	45,447	19,446	30,904
Operating expenses:
Sales and marketing(1)	31,726	39,258	19,817	26,454
Research and development(1)	14,407	19,967	8,940	13,707
General and administrative(1)	13,016	25,793	11,024	13,586
Total operating expenses	59,149	85,018	39,781	53,747
Loss from operations	(31,923)	(39,571)	(20,335)	(22,843)
Other income (expense):
Interest expense	(811)	(1,097)	(518)	(573)
Other income	674	247	222	14
Net loss	(32,060)	(40,421)	(20,631)	(23,402)
Other comprehensive income (loss)
Change in foreign currency translation, net of tax	—	2	(9)	(8)
Total comprehensive loss	$(32,060)	$(40,419)	$(20,640)	$(23,410)
Net loss attributable to common stockholders	$(34,028)	$(42,545)	$(21,657)	$(24,508)
Net loss per share–basic and diluted(2)	$(3.30)	$(3.75)	$(1.96)	$(1.93)
Weighted average shares used in computing net loss per share–basic and diluted(2)	10,324,621	11,355,385	11,059,052	12,708,522
Pro forma net loss per share–basic and diluted(3)		$(0.73)		$(0.41)
Pro forma weighted average shares used in computing pro forma net loss per share–basic and diluted(3)		55,191,494		56,544,631
Other data:(4)
Subscription and payment processing gross margin	76%	74%	74%	73%

Onboarding gross margin	(411)%	(149)%	(219)%	(142)%
Hardware gross margin	(110)%	(174)%	(183)%	(182)%
_______________
(1) Includes equity-based compensation expense as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
Cost of revenue	$36	$282	$144	$279
Sales and marketing	323	544	318	811
Research and development	274	1,442	667	2,416
General and administrative	762	9,345	4,253	3,587
Total equity-based compensation	$1,395	$11,613	$5,382	$7,093
      Equity-based compensation expense for the year ended December 31, 2020 and for the six months ended June 30, 2020 and 2021 included $7.3 million, $4.2 million, and $3.4 million, respectively, of compensation expense related to amounts paid in excess of the estimated fair value of the common stock in secondary sales of common stock. See Note 13 to our consolidated financial statements included elsewhere in this prospectus for further details.
(2)    See Note 15 to our consolidated financial statements included elsewhere in this prospectus for a description of the method used to compute basic and diluted net loss per share attributable to common stockholders.
(3)    The pro forma net loss per share and the pro forma weighted-average shares used in computing pro forma net loss per share for the year ended December 31, 2020 and six months ended June 30, 2021 give effect to: (1) the automatic conversion of all 43,836,109 outstanding shares of redeemable convertible preferred stock into an aggregate 43,836,109 shares of common stock as if the conversion occurred on January 1, 2020; and (2) the exclusion of any earnings per share impact from cumulative dividends on redeemable convertible preferred stock, as if the conversion occurred on January 1, 2020.
Unaudited Pro Forma Net Loss Per Share
The following table sets forth the computation of our unaudited pro forma basic and diluted net loss per share of common stock:

	Year Ended December 31, 2020	Six Months Ended June 30, 2021
	(in thousands, except share and per share data)
Numerator:
Net loss	$(40,421)	$(23,402)
Denominator:
Weighted-average common shares outstanding - basic and diluted	11,355,385	12,708,522
Pro forma adjustment to reflect the assumed conversion of the redeemable convertible preferred stock	43,836,109	43,836,109
Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted	55,191,494	56,544,631
Pro forma net loss per share attributable to common stockholders, basic and diluted	$(0.73)	$(0.41)
(4)    See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Supplemental Financial Information--Disaggregated Revenue and Cost of Revenue” for a description of these measures.

	As of June 30, 2021
(In thousands)	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
Consolidated balance sheet data:
Cash and cash equivalents	$42,496	$42,496	$150,096
Working capital(3)	$7,516	$7,516	$115,116
Total assets	$88,035	$88,035	$195,635
Total liabilities	$64,234	$64,234	$64,234
Redeemable convertible preferred stock	$151,938	$—	$—
Additional paid-in capital	$25,479	$177,417	$285,017
Accumulated deficit	$(153,610)	$(153,610)	$(153,610)
Total stockholders’ (deficit) equity	$(128,137)	$23,801	$131,401
______________
(1) The pro forma column reflects the automatic conversion of 43,836,109 shares of our convertible preferred stock into an equivalent number of shares of common stock immediately prior to the completion of this offering.
(2) The pro forma as adjusted column reflects (i) the items described in footnote (1) above, and (ii) the issuance and sale of 5,000,000 shares of our common stock by us in this offering, at the initial public offering price of $24.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
(3)     Working capital is defined as current assets less current liabilities.

Key Business Metrics
We review a number of operating and financial metrics, including the following key metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

	December 31,		June 30,
	2019	2020	2020	2021
Number of locations (at period end)	13,084	18,539	15,717	21,227
Dollar-based net retention rate	97%	102%	100%	103%
Dollar-based gross retention rate	93%	91%	91%	92%
Number of Locations
We believe the number of locations provides us an indicator of our market penetration, the growth of our business and our potential future business opportunities. We measure locations as the total number of customer locations under subscription active on the Weave platform as of the end of each month. A single organization or customer with multiple divisions, segments, offices or subsidiaries is counted as multiple locations if they have entered into subscriptions for each location.
Dollar-Based Net Retention Rate
We believe our dollar-based net retention rate, or NRR, provides insight into our ability to retain and grow revenue from our customer locations, as well as their potential long-term value to us. For retention rate calculations, we use adjusted monthly revenue, or AMR, which is calculated for each location as the sum of (i) the subscription component of revenue for each month and (ii) the average of the trailing-three-month recurring payments revenue. Since payments revenue represents the revenue we recognize on payment processing volume, which is reported net of transaction processing fees, we believe the three-month average appropriately adjusts for short-term fluctuations in transaction volume. To calculate our NRR, we first identify the cohort of locations, or the Base Locations, that were active in a particular month, or the Base Month. We then divide AMR for the Base Locations in the same month of the subsequent year, or the Comparison Month, by AMR in the Base Month to derive a monthly NRR. AMR in the Comparison Month includes the impact of any churn, revenue contraction, revenue expansion, and pricing changes, and by definition does not include any new customer locations under subscription added between the Base Month and Comparison Month. We derive our annual NRR as of any date by taking a weighted average of the monthly net retention rates over the trailing twelve months prior to such date.
Dollar-Based Gross Retention Rate
We believe our dollar-based gross retention rate, or GRR, provides insight into our ability to retain our customers, allowing us to evaluate whether the platform is addressing customer needs. To calculate our GRR, we first identify the cohort of locations, or the Base Locations, that were under subscription in a particular month, or the Base Month. We then calculate the effect of reductions in revenue from customer location terminations by measuring the amount of AMR in the Base Month for Base Locations still under subscription twelve months subsequent to the Base Month, or Remaining AMR. We then divide Remaining AMR for the Base Locations by AMR in the Base Month for the Base Locations to derive a monthly gross retention rate. We calculate GRR as of any date by taking a weighted average of the monthly gross retention rates over the trailing twelve months prior to such date. GRR reflects the effect of customer locations that terminate their subscriptions, but does not reflect changes in revenue due to revenue expansion, revenue contraction, or addition of new customer locations.
Non-GAAP Financial Measures
In addition to our results determined in accordance with U.S. generally accepted accounting principles, or GAAP, we believe that free cash flow, free cash flow margin and Adjusted EBITDA are useful financial measures for evaluating our operating performance, though they are not calculated in accordance with U.S. GAAP.

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(dollars in thousands)
Net cash used in operating activities	$(22,069)	$(15,518)	$(12,773)	$(7,043)
Net cash used in investing activities	$(2,469)	$(3,859)	$(1,695)	$(4,544)
Net cash provided by (used in) financing activities	$64,995	$(5,150)	$(2,609)	$(1,615)
Free cash flow	$(24,538)	$(19,377)	$(14,468)	$(11,587)
Net cash used in operating activities as a percentage of revenue	(48)%	(19)%	(37)%	(13)%
Free cash flow margin	(54)%	(24)%	(42)%	(22)%
Net loss	$(32,060)	$(40,421)	$(20,631)	$(23,402)
Adjusted EBITDA	$(28,778)	$(25,592)	$(13,639)	$(14,460)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are not material may also impair our business, financial condition, results of operations and growth prospects.
Risks Related to our Business and our Industry
The global COVID-19 pandemic may adversely impact our business, results of operations and financial performance.
The COVID-19 pandemic and efforts to control its spread have significantly curtailed the movement of people, goods and services worldwide, including in most or all of the regions in which we sell our platform and products and conduct our business operations. While the duration and severity of the COVID-19 outbreak and the degree and duration of its impact on our business continues to be uncertain and difficult to predict, compliance with social distancing and shelter-in-place measures have impacted our day-to-day operations. Like many other companies, including our customers and prospective customers, we reduced our headcount and our employees transitioned to working from home and restricted business travel. Additionally, one of our significant sales channels, trade shows and other industry events, were canceled or postponed, or shifted to virtual-only experiences, and we had to further develop our inbound and outbound channels to make up for the absence of sales leads generated from trade shows and other industry events.
The continued spread of COVID-19 has had a disproportionate adverse impact on small and medium-sized businesses, or SMBs, as compared to larger companies. Since the vast majority of our customers are small businesses, we experienced a slowdown in new customer acquisition the first half of 2020, followed by a recovery and return to growth in subsequent periods. Despite widespread vaccination efforts in the United States, COVID-19 could still have an adverse impact on our customers and their clients. For example, a new COVID-19 variant, the Delta variant, which appears to be the most transmissible variant to date, has spread throughout the United States. The impact of the Delta variant and additional variants cannot be predicted at this time, and could depend on numerous factors, including vaccination rates among the population, the effectiveness of COVID-19 vaccines against these variants and the response by governmental bodies and regulators.
The continuing COVID-19 crisis and related economic uncertainty could also potentially result in reduced customer demand and willingness to enter into or renew subscriptions with us, any of which could adversely impact our business, results of operations and overall financial performance in future periods. We may also experience impact from delayed sales and implementation cycles, including customers and prospective customers delaying contract signing or subscription renewals, or reducing budgets. In addition, a majority of our customers are on monthly subscription arrangements with us and could terminate their subscriptions on short notice. If potential customers determine not to enter into subscriptions or defer subscribing to our platform, or if customers terminate or fail to renew their subscriptions, fail to pay us or reduce their spending with us, our revenue may grow more slowly or decline, we may be unable to collect amounts due and we may incur costs in enforcing the terms of our contracts.
In addition, to the extent our customers continue to support a fully or partially remote workforce and as individuals increasingly utilize voice, video and messaging for their communication needs, there will be increased strain and demand for telecommunications infrastructure, including our voice and messaging products. Supporting increased demand will require us to make additional investments to increase network capacity, the availability of which may be limited. For example, if the data centers that we rely on for our cloud infrastructure and the network service providers that we interconnect with are unable to keep up with capacity needs or if governmental or regulatory authorities determine to limit our bandwidth, customers may experience delays, interruptions or outages in service. From time to time, including during the COVID-19 pandemic, our cloud infrastructure and network service providers have had some outages which resulted in limited disruptions to service for some of our customers. In certain jurisdictions, governmental and regulatory authorities had announced that during the COVID-19 pandemic, telecommunications operators' implementation of traffic management measures may be justified to avoid network congestion. Such traffic management measures could result in customers experiencing delays, interruptions or outages in services. Additionally, while we have not experienced supply shortages during the COVID-19 pandemic, in recent periods there have been a global shortage of semiconductor chips due in part to the COVID-19 pandemic, which could result in future delays in the production of the phones used on our platform or the point of sale devices used for Weave Payment. Any of these events could harm our reputation, erode customer trust, cause customers to stop using our products, impair our ability to increase revenue from existing customers, impair our ability to grow our customer base, subject us to financial penalties and liabilities under certain of our agreements and otherwise harm our business, results of operations and financial condition.
While we have developed and continue to develop plans to help mitigate the potential negative impact of the COVID-19 pandemic on our business, we cannot predict the ultimate impact of the COVID-19 pandemic on our business or be sure that our efforts to mitigate the impact will be successful. The impact of the COVID-19 pandemic on our business will depend, among other things, on the duration and severity of the pandemic, the emergence of new COVID-19 variants, the effectiveness and availability of vaccines that are effective against the prevalent COVID-19 variants, the impact of further shelter-in-place or other government restrictions that may be imposed, and the effect of these developments on our customers’ businesses.
Our recent rapid growth may not be indicative of our future growth. Our rapid growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.
Our revenue was $45.7 million and $79.9 million during the years ended December 31, 2019 and 2020, respectively, and $53.7 million for the six months ended June 30, 2021. As of the end of each of those periods, customer locations under subscription were approximately 13,100, 18,500 and 21,200, respectively. Additionally, our number of employees (including both full- and part-time employees) has increased significantly over the last few years, from 297 employees as of December 31, 2018 to 657 employees as of December 31, 2020, and to 907 employees as of September 30, 2021. We have also experienced high levels of employee turnover, particularly in our customer service and success organization, over the last two quarters. During this period, we also expanded operations outside the United States with our entry into markets in Canada and establishment of development operations in India.
Although we have recently experienced significant growth in our revenue and number of customers, even if our revenue and number of customers continue to increase, we expect our growth rate will decline in the future as a result of a variety of factors, including the increasing scale of our business and as we achieve higher penetration rates in our existing vertical markets. Overall growth of our revenue and number of customers depends on a number of factors, including our ability to:
•price our products and services effectively to attract new customers and increase sales to our existing customers;
•manage the effects of the COVID-19 pandemic on our business and operations;
•expand the functionality and scope of the products we offer on our platform;

•maintain the rates at which customers subscribe to, and adopt additional products, such as Weave Payments, to extend their use of, our platform, and retain our existing customers;
•hire new sales personnel to support our growth, and reduce the time for new personnel to achieve desired productivity levels;
•provide our customers with high-quality customer support that meets their needs;
•introduce our platform and products to new markets, including to markets outside of the United States;
•serve SMBs across a wide cross-section of vertical industries, such as those within healthcare and home services and to increase the number of vertical industries we serve;
•successfully identify and acquire or invest in businesses, products, or technologies that we believe could complement or expand our platform; and
•increase awareness of our brand and successfully compete with other companies.
We may not successfully accomplish any of these objectives, which makes it difficult for us to forecast our future operating results. If the assumptions that we use to plan our business are incorrect or change in reaction to changes in our market, or if we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile, and it may be difficult to achieve and maintain profitability. Additionally, due to our recent rapid growth, we have limited experience operating at our current scale and potentially at a larger scale, and as a result, it may be difficult for us to fully evaluate future prospects and risks. Our recent and historical growth should not be considered indicative of our future performance. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks and uncertainties that we use to plan and operate our business are incorrect or change, or if we do not address these risks successfully, our financial condition and operating results could differ materially from our expectations, our growth rates may decline and our business would by adversely impacted.
If we do not attract new customers, retain existing customers, and increase our customers’ use of our platform, our business will suffer.
Our ability to attract new customers, retain existing customers and increase use of the platform by existing customers is critical to our success. Our future revenue will depend in large part on our success in attracting additional customers to our platform. Our ability to attract additional customers will depend on a number of factors, including the effectiveness of our sales team, the success of our marketing efforts, our levels of investment in expanding our sales and marketing teams, referrals by existing customers, our brand recognition within the markets we address, the perceived value of our platform and the features and functionality it offers and the nature and availability of competitive offerings. We may not experience the same levels of success in the future with respect to our customer acquisition strategies as we have experienced in the past, and if the costs associated with acquiring new customers were to materially increase in the future, our expenses may rise significantly.
A majority of our customers pay their subscription on a monthly basis, while a significant and increasing percentage of our customers pay their subscriptions on an annual basis. Our customers have no obligation to renew their subscriptions after their subscription term expires. As a result, even though the number of customers using our platform has grown rapidly in recent periods, there can be no assurance that we will be able to retain these customers. Renewals of subscriptions may decline or fluctuate as a result of a number of factors, including dissatisfaction with our platform or support, the perception that a competitive platform, product or service presents a better or less expensive option or our failure to successfully deploy sales and marketing efforts towards existing customers as they approach the expiration of their subscription term. In addition, we may terminate our relationships with customers for various reasons, such as heightened credit risk, excessive card chargebacks, unacceptable business practices or contract breaches. We have historically experienced customer turnover as a result, in part, of our customers being SMBs, which as a category, are more susceptible than larger businesses to general economic conditions, consolidation with other businesses and other risks affecting their businesses.
In addition to attracting new customers and retaining existing customers, we seek to expand usage of our platform by broadening adoption by our customers of the various products available on our platform. We cannot be certain that we will be successful in increasing adoption of additional products by our existing customers. Our ability to increase adoption of our products by our customers will depend on a number of factors, including our customers’ satisfaction with our platform, competition, pricing and our ability to demonstrate the value proposition of our products. Our costs associated with renewals and generating sales of additional products to existing customers are substantially lower than our costs associated with entering into subscriptions with new customers. Accordingly, our business model relies to a significant extent on our ability to renew subscriptions and sell additional products to existing customers, and, if we are unable to retain revenue from existing customers or to increase revenue from existing customers, our operating results would be adversely impacted even if such lost revenue were offset by an increase in revenue from new customers.
We may not be able to successfully manage our growth, and if we are not able to grow efficiently, our business, financial condition and results of operations could suffer.
We have significantly expanded our business and operations, and our business strategy contemplates that we will significantly expand our business and operations in the future. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Sustaining our growth will place significant demands on our management as well as on our administrative, operational, and financial resources. If we are unable to manage our growth effectively, our revenue and profits could be adversely affected.
To manage our growth, we must continue to improve our operational, financial, and management information systems and expand, motivate, retain and manage our workforce. These improvements will require significant investments in, among other things, sales and marketing, customer support, technology infrastructure, regulatory compliance and risk management and general and administrative functions. These investments may not result in increased revenue growth in our business. If we are unable to increase our revenue at a rate sufficient to offset the expected increase in our costs, or if we encounter difficulties in managing a growing number of customers, our business, financial position and operating results will be harmed, and we may not be able to achieve or maintain profitability over the long term. Risks that we face in undertaking future expansion include:
•effectively recruiting, integrating, training, and motivating a large number of new employees, including our customer services representatives and direct sales force, while retaining existing employees and reducing the rate of employee turnover, maintaining the beneficial aspects of our corporate culture, and effectively executing our business plan;
•successfully improving and expanding the capabilities of our platform and introducing new products and services;
•being able to expand our installer partner ecosystem;
•controlling expenses and investments in anticipation of expanded operations; and
•managing the expansion of operations in the United States and in additional countries in the future, which will place additional demands on our resources and operations.

We focus on serving SMBs and are subject to risks associated with serving small businesses.
Our revenue is derived from SMBs, and the majority of our revenue is derived from small businesses. SMBs often have higher rates of business failures. Further, SMBs are fragmented in terms of size, geography, sophistication and nature of business and, consequently, are more challenging to serve at scale and in a cost-effective manner. Many of these SMBs are in the early stages of their development and there is no guarantee that their businesses will succeed. In addition, SMBs may be affected by economic uncertainty or downturns to a greater extent than enterprises and typically have more limited financial resources, including capital borrowing capacity, than enterprises. The COVID-19 pandemic has adversely effected economies and financial markets globally, which have particularly impacted many SMBs. SMBs are also typically less able to make technology-related decisions based on factors other than price. These factors may make us more susceptible to economic downturns and may limit our ability to grow our business and become profitable. If we are not able to effectively address the risks associated with serving SMBs, our revenue, results of operations and financial condition could be adversely impacted.
We face risks in targeting medium-sized businesses for sales of our subscriptions and, if we do not manage these efforts effectively, our business and results of operations could suffer.
A majority of our current customer base consists of small businesses. In addition to pursuing continued customer growth among small businesses, we intend to pursue opportunities to expand our customer base among medium-sized businesses. As we target a portion of our sales efforts to larger and multi-location businesses, we may incur higher costs and longer sales cycles and we may be less effective at predicting when we will complete these sales. In these market segments, the decision to purchase our subscriptions may require the approval of more technical personnel and management levels within a potential customer’s organization and, therefore, sales to larger and multi-location businesses may require us to invest more time educating potential customers about the benefits of our subscriptions. In addition, larger and multi-location businesses may demand more features, integration services and customization, and may require more highly skilled sales and support personnel. These new businesses may also demand service-level agreements, or SLAs, or other contractual terms that may introduce additional risk. To date, there has not been a material failure to meet our service-level commitments, and we do not currently have any material liabilities accrued on our consolidated balance sheets for such commitments. Our investment in marketing our subscriptions to these potential customers may not be successful, which could adversely affect our results of operations and our overall ability to grow our customer base.
We have a history of losses and we may not achieve or sustain profitability in the future.
We have incurred net losses in each year since our inception, including net losses of $32.1 million, $40.4 million and $23.4 million in 2019 and 2020 and for the six months ended June 30, 2021, respectively. We had an accumulated deficit of $153.6 million as of June 30, 2021. While we have experienced significant revenue growth in recent periods, this growth rate may decline in future periods and you should not rely on the revenue growth of any given prior period as an indication of our future performance. We are not certain whether we will be able to sustain or increase our revenue or whether or when we will attain sufficient revenue to achieve or maintain profitability in the future. We also expect our costs and expenses to increase in future periods, which could negatively affect our future results of operations if our revenue does not increase by amounts sufficient to offset such costs and expenses. We expect to continue to expend substantial financial and other resources on, among other things:
•sales and marketing, including the continued expansion of our direct sales organization and marketing programs and expanding our programs directed at increasing our brand awareness among current and new customers;
•investments in our customer support teams;

•improvements in regulatory compliance and risk management, including security and data protection;
•investments in our engineering team and the development of new products, features and functionality and enhancements to our platform, including developing the features and functionality required by new vertical markets that we choose to address in the future;
•expansion of our operations and technology infrastructure;
•international expansion; and
•general administration, including legal, accounting and other expenses related to being a public company.
These investments may not result in increased revenue or growth of our business. We also expect that our revenue growth rate will decline over time. Accordingly, we may not be able to generate sufficient revenue to offset our expected cost increases and achieve and sustain profitability. If we fail to achieve and sustain profitability, then our business, results of operations and financial condition would be adversely affected.
Our quarterly results may fluctuate, and if we fail to meet securities analysts’ and investors’ expectations, then the trading price of our common stock and the value of your investment could decline substantially.
Our results of operations, including the levels of our revenue, cost of revenue, gross margin and operating expenses, have fluctuated from quarter to quarter in the past and may continue to vary significantly in the future. These fluctuations are a result of a variety of factors, many of which are outside of our control, and may be difficult to predict and may or may not fully reflect the underlying performance of our business. If our quarterly results of operations or forward-looking quarterly and annual financial guidance fall below the expectations of investors or securities analysts, then the trading price of common stock could decline substantially. Some of the important factors that may cause our results of operations to fluctuate from quarter to quarter include:
•the impact of COVID-19 on our customers, our pace of hiring and the U.S. economy in general;
•our ability to retain and increase revenue from existing customers and attract new customers;
•our ability to introduce new products and enhance existing products;
•our success in penetrating new vertical markets;
•competition and the actions of our competitors, including pricing changes and the introduction of new products, services and geographies;
•changes in laws, industry standards, regulations or regulatory enforcement in the United States or internationally;
•changes in network service provider fees that we pay in connection with the delivery of communications on our platform;
•changes in cloud infrastructure fees that we pay in connection with the operation of our platform;
•changes in our pricing as a result of our optimization efforts or otherwise;
•the rate of expansion and productivity of our sales force;
•change in the mix of products that our customers use;

•increases in revenue from outside the United States;
•the amount and timing of operating costs and capital expenditures related to the operations and expansion of our business, including investments in research and development of new features and functionality for our platform, products and services, our international expansion and additional systems and processes;
•costs associated with defending and resolving intellectual property infringement and other claims;
•significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our products on our platform;
•expenses in connection with mergers, acquisitions or other strategic transactions and the follow-on costs of integration;
•the timing of customer payments and any difficulty in collecting accounts receivable from customers;
•general economic conditions that may adversely affect a prospective customer’s ability or willingness to adopt our products, delay a prospective customer’s adoption decision, reduce the revenue that we generate from subscriptions to our platform and use of our products or affect customer retention;
•sales tax and other tax determinations by authorities in the jurisdictions in which we conduct business;
•the impact of new accounting pronouncements; and
•fluctuations in stock-based compensation expense.
The occurrence of one or more of the foregoing and other factors may cause our results of operations to vary significantly. As such, we believe that quarter-to-quarter comparisons of our results of operations may not be meaningful and should not be relied upon as an indication of future performance. In addition, a significant percentage of our operating expenses is fixed in nature and is based on forecasted revenue trends. Accordingly, in the event of a revenue shortfall, we may not be able to mitigate the negative impact on our loss and margins in the short term. If we fail to meet or exceed the expectations of investors or securities analysts, then the trading price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.
If we are not able to maintain and enhance our brand and increase market awareness of our company, platform and products, then our business, results of operations and financial condition may be adversely affected.
We believe that maintaining and enhancing our brand identity and increasing market awareness of our company, platform and products are critical to achieving widespread acceptance of our platform, to strengthen our relationships with our existing customers and to our ability to attract new customers. The successful promotion of our brand will depend largely on our continued marketing efforts, our ability to continue to offer high quality products and support and our ability to successfully differentiate our platform and products from competing offerings. Our brand promotion activities may not be successful or yield increased revenue.
As we seek to expand our customer base by targeting additional vertical markets in the future, we will need to establish brand awareness in new markets in which we have not historically had a presence. Although we have invested in promoting our brand generally, we may not have significant brand awareness in these new markets, and will need to make additional investments to expand awareness of our brand in the new vertical markets we seek to address. In addition, as we seek to expand our reach internationally, we will need to invest in establishing awareness of our brand in new international markets.

From time to time, our customers have complained about our platform and products, such as complaints about our pricing and customer support. If we do not handle customer complaints effectively, then our brand and reputation may suffer, our customers may lose confidence in us and they may reduce or cease their use of our products. In addition, many of our customers post and discuss on social media about internet-based products and services, including our platform and products. Our success depends, in part, on our ability to generate positive customer feedback and minimize negative feedback on social media channels where existing and potential customers seek and share information. If actions we take or changes we make to our platform or products upset these customers, then their online commentary could negatively affect our brand, reputation and customer trust. Complaints or negative publicity about us, our platform or products could adversely impact our ability to attract and retain customers, our business, results of operations and financial condition.
The promotion of our brand requires us to make substantial expenditures, and we anticipate that these expenditures will increase as our market becomes more competitive and as we expand into new markets. To the extent that these activities increase revenue, this revenue still may not be enough to offset the increased expenses we incur. In addition, due to restrictions on travel and in-person meetings as a result of the on-going COVID-19 pandemic, we have limited ability to attend trade shows and similar industry events, which have been a significant source of our customer pipeline in periods prior to the start of the pandemic. It is likely that we will have a mix of virtual and in-person trade show or other industry events in the near future and overall a smaller number of in-person events than we attended prior to the COVID-19 pandemic. We have typically relied on trade shows, industry events and other in-person meetings to facilitate customer sign-ups and generate leads for potential customers, and we cannot predict how long or the extent to which the COVID-19 pandemic may continue to constrain our marketing, promotional and sales activities. If we do not successfully maintain and enhance our brand, then our business may not grow, we may have to lower our prices to compete and we may lose customers, all of which would adversely affect our business, results of operations and financial condition.
The market for our platform and products is still relatively new and evolving, may decline or experience limited growth and is dependent in part on businesses continuing to adopt our platform and use our products.
We believe that our future success will depend in part on the growth, if any, and evolution of the market for a platform that enables SMBs to communicate and engage with their customers. The utilization of a platform by SMBs to communicate and engage with their customers is still relatively new, and SMBs may not recognize the need for, or benefits of, our platform and products. SMBs may decide to adopt alternative products and services to satisfy their communications and customer engagement needs. In order to grow our business and extend our market position, we intend to focus on educating SMBs about the benefits of our products and platform, expanding the functionality of our platform and products and bringing new technologies to market to increase market acceptance and use of our platform and to address additional markets. Our ability to expand the market that our platform and products address depends upon a number of factors, including the cost, performance and perceived value associated with our platform and products. The market for our platform and products could fail to grow significantly or there could be a reduction in demand for our platform and products as a result of a lack of customer acceptance, technological challenges, competing products and services, decreases in spending by current and prospective customers, weakening economic conditions and other causes. If our market does not experience significant growth or demand for our platform and products decreases, then our business, results of operations and financial condition could be adversely affected.
We may not be able to continue to expand our share of our existing vertical markets or expand into new vertical markets, which would inhibit our ability to grow and increase our profitability.
Our future growth and profitability depend, in part, upon our continued expansion within the healthcare vertical markets, such as dentistry, optometry and veterinary, where our revenue is concentrated, as well as our ability to penetrate new vertical markets, such as home services.

Our expansion into new vertical markets also depends upon our ability to adapt our existing platform and develop additional features and functionality to meet the particular needs of each new vertical market. For example, home services providers may require greater mobile functionality than customers in other vertical markets. Other new vertical markets may require additional functionality to address regulatory considerations. For example, in our existing vertical markets such as dentistry and optometry, we had to expend significant time and resources to address the strict patient and other privacy regulations associated with those industries. We may not have adequate financial or technological resources to develop effective and secure enhancements to our platform and new products that will satisfy the demands of these new vertical markets. In addition, we will need to make sales and marketing investments to increase awareness of our platform and products in new vertical markets in which we have not historically had a presence. Further, as positive references from existing customers are vital to expanding into new vertical and geographic markets within the home services economy, any dissatisfaction on the part of existing customers may harm our brand and reputation and inhibit market acceptance of our platform and products.
As part of our strategy to expand into new vertical markets, we may look for acquisition opportunities and partnerships that will allow us to enhance our offerings and distribution channels for those verticals and increase our market penetration. We may not be able to successfully identify suitable acquisition or partnership candidates in the future, and if we do, they may not provide us with the benefits we anticipated.
Penetrating new vertical markets may also prove to be more challenging or costly or take longer than we may anticipate. If we fail to expand into new vertical markets and increase our penetration into existing vertical markets, we may not be able to continue to grow our revenue. Moreover, we will need to make investments to enter new markets in advance of deriving revenue from those markets, and, if we are unable to derive incremental revenue from new vertical markets in which we make investments to earn an adequate return on our investments, our business and results of operations will suffer. In addition, we cannot be sure that the time periods that have been required historically to identify, evaluate, develop and launch new product offerings to address specific vertical markets will be representative of the time that will be required to address new vertical markets in the future. Delays in addressing vertical markets may result in an increase in the investment required to address these markets, delay our ability to derive revenue from these markets and adversely affect our ability to address those markets if other companies are able to address those markets with competitive offerings before we are able to do so.
Our estimate of our total addressable market is subject to inherent uncertainties and may prove to be inaccurate. If we have overestimated the size of our total addressable market or the various markets in which we operate, our future growth opportunities may be limited.
We have based our estimates of our total addressable market on internal and third-party estimates and resources, including, data from the U.S. Census Bureau 2018 Statistics of U.S. Businesses (May 2021), as to the number of establishments with fewer than 500 employees across the vertical markets that we currently address and the number of establishments in the vertical markets on which we are focused in the near to medium term as well as internal data as to the average annual recurring revenue per establishment for subscriptions comprising the top quartile of our ARR (excluding payment processing revenue) as of June 30, 2021. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the total addressable market for our platform and products may prove to be incorrect. If third-party or internally generated data prove to be inaccurate or we make errors in our assumptions based on that data, our estimate of the total addressable market for our platform and products may be smaller than we have estimated, and our future growth opportunities may be impaired, any of which could have a material adverse effect on our business, financial condition and results of operations.

Not every customer included in our market opportunity estimates will necessarily purchase subscriptions to our platform and products or similar offerings, and some or many of those potential customers may choose to use products offered by our competitors. We cannot be certain that any particular number or percentage of the potential customers included in our calculation of our total addressable market will generate any particular level of revenue for us. Even if the markets included in our estimate of total addressable market meet the size estimates in this prospectus, our business could fail to grow for a variety of reasons, including competition, customer preferences and the other risks described in this prospectus. Accordingly, the estimate of total addressable market included in this prospectus should not be taken as necessarily indicative of our future growth.
If we are unable to attract new customers in a cost-effective manner, then our business, results of operations and financial condition would be adversely affected.
In order to grow our business, we must continue to attract new customers in a cost-effective manner. We use a variety of marketing channels to promote our products and platform, such as industry and customer events, trade shows, public relations initiatives and brand marketing, as well as search engine marketing and optimization. If the costs of the lead generation and marketing channels we use increase dramatically, then we may choose to use alternative and less expensive channels, which may not be as effective as the channels we currently use. As we add to or change the mix of our lead generation and marketing strategies, we may need to expand into more expensive channels than those we are currently in, which could adversely affect our business, results of operations and financial condition. As a result of COVID-19, our in-person lead generation and marketing efforts have largely halted, but we anticipate rebalancing our marketing spend to account for the resumption of in-person business development activities. To the extent that trade shows and other in-person lead generation activities resume, there can be no assurance that those activities will attract new customers in a cost-effective manner.
We will incur marketing expenses before we are able to recognize any revenue that the lead generation and marketing initiatives may generate, and these expenses may not result in increased revenue or brand awareness. We have made in the past, and may make in the future, significant expenditures and investments in new marketing campaigns, and we cannot guarantee that any such investments will lead to the cost-effective acquisition of additional customers. If we are unable to maintain effective marketing programs, then our ability to attract new customers could be adversely affected, our advertising and marketing expenses could increase substantially, and our results of operations may suffer.
If we are unable to develop and maintain successful relationships with integration partners, such as providers of practice management systems, or PMS, or accounting software, the value of our platform and products could decline and our results of operations and financial condition could be adversely affected.
We have entered into integration relationships with integration partners, such as providers of PMS or related solutions, and we intend to pursue such partnerships in the future. Our agreements with these partners are typically structured as commercial and technical partnership agreements, pursuant to which we integrate certain aspects of our platform and products with the systems or software that are utilized by our customers, for agreed payments to such integration partners. The success of our business strategy relies, in part, on our ability to form and maintain these alliances with such partners in order to facilitate and permit the integration of our platform and products into the systems or software used by our customers. For example, dental PMS product Dentrix provides critical functionality to our platform for a significant portion of our customer base, pursuant to a contract that provides for integration through July 2026, subject to certain conditions including third party access approval and security protocols for data protection and system integrity. Providers of these systems or software may compete with certain of the functionality offered by our platform and products, and they may in the future expand their offerings to compete more directly with our platform and products or elect to partner with our competitors. If providers of these systems or software amend, terminate or fail to perform their obligations under their agreements with us, or if they elect to prioritize developing competing offerings or developing integration with offerings of our competitors, our platform and products may no longer integrate with the systems or software of our customers, which would lower the value of our platform and products to our customers and materially and adversely affect our business results.
We may also seek to enter into new integration relationships in the future, and we may not be successful in entering into future relationships on terms favorable to us. For example, as we target expansion to the home services vertical market, we have integrated with QuickBooks, a leading accounting software platform for SMBs, to provide functionality to our platform and products that is valued by many of our customers. If we are not able to enter into similar relationships with other providers of systems or software used by our customers, the attractiveness of our products to customers may be diminished. In addition, any delay in entering into integration relationships with providers of systems or software used by our customers or potential customers could delay or impair our ability to enter new vertical markets or enhance the functionality of our platform and products, and reduce their competitiveness. Any such delay could adversely affect our business.
The market in which we participate is intensely competitive, and if we do not compete effectively, our business, results of operations and financial condition could be harmed.
The market for our platform and products is rapidly evolving, significantly fragmented and highly competitive, with relatively low barriers to entry in some segments. In many cases, our primary competition is the combination of existing point solutions, such as messaging, phone service, marketing tools, payments, CRM, analytics and social media management, that potential customers may already use to manage their businesses and in which they have made significant investments.
The principal competitive factors in our market include platform breadth, ability to offer an all-in-one solution package, ease of deployment and use, industry-specific capabilities and workflows with best-in-class product functionality, depth of integration with leading systems of record, ability to enable differentiated customer insights and engagement, cloud-based delivery architecture, advanced payments capabilities, brand recognition and pricing and total cost of ownership. Our competitors fall into the following primary categories:
•customer interactions management solutions;
•customer experience management;
•marketing solutions;
•business intelligence;
•unified communications and telecommunications; and
•customer relationship management.
We may also face competition from the systems of record, including suppliers of PMS, that have significant market penetration and broad market acceptance in the markets that we address. Although these systems do not currently offer the broad functionality provided by our platform or products, if the providers of these systems were to seek to integrate some or all of the functionality offered by our platform or products in the future, either by integrating that functionality into their systems or through partnerships with third parties, existing or potential customers that use these systems may choose to use that functionality rather than to subscribe to our platform and products. This development could have an adverse effect on our business, operating results and financial condition.
If one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could also adversely affect our ability to compete effectively. For example, sales force automation and CRM vendors could acquire or develop applications that compete with our marketing software offerings. Some of these companies have recently acquired social media marketing and other marketing software providers to integrate with their broader offerings, which may increase the competition we experience from those third parties.
Some of our competitors and potential competitors are larger and have greater name recognition, longer operating histories, more established customer relationships, larger budgets and significantly greater resources than we do. In addition, they have the operating flexibility to bundle competing products and services at little or no perceived incremental cost, including offering them at a lower price as part of a larger sales transaction. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, some competitors may offer products or services that address one or a limited number of functions at lower prices, with greater depth than our products or in different geographies or in vertical markets. Customers utilize our products in many ways and use varying levels of functionality that our products offer or are capable of supporting or enabling within their applications. Customers that use only limited functionality in our platform or products may be able to more easily replace our products with competitive offerings. In addition, some of our customers may choose to use our platform and products and our competitors’ products at the same time.
Moreover, as we expand the functionality of our platform and products to include additional solutions, address new vertical markets and enter new markets outside the United States, we may face additional sources of competition. We cannot be sure that we will compete as successfully against companies with products that offer solutions in those markets as we have to date. In addition, we cannot be sure we will compete successfully against incumbent providers of solutions with established brands and market presence as we enter new vertical markets and new markets outside the United States.
In addition, some of our competitors have lower list prices than us, which may be attractive to certain customers even if those products have different or lesser functionality. Our current and potential competitors may also develop and market new products and services with comparable functionality to our products, and this could lead to us having to decrease prices in order to remain competitive. If we are unable to maintain our current pricing due to competitive pressures, our margins will be reduced and our business, results of operations and financial condition would be adversely affected. In addition, increased competition generally could result in reduced revenue, reduced margins, increased losses or the failure of our products to achieve or maintain widespread market acceptance, any of which could harm our business, results of operations and financial condition.
If we do not develop enhancements to our platform and products and introduce new products that achieve market acceptance, our business, results of operations and financial condition would be adversely affected.
Our ability to attract new customers and increase revenue from existing customers depends in part on our ability to enhance and improve our existing platform and products, increase adoption and usage of our products and introduce new products. The success of any enhancements or new products depends on several factors, including timely completion, adequate quality testing, actual performance quality, market-accepted pricing levels, overall market acceptance, ease of use of the new product and trained customer support personnel who can assist customers with the new product. Enhancements and new products that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, may require reworking features and capabilities, may have interoperability difficulties with our platform or other products or may not achieve the broad market acceptance necessary to generate significant revenue. Our ability to generate usage of additional products by our customers may also require increasingly sophisticated and more costly sales efforts. In addition, adoption of new products or enhancements may put additional strain on our customer support and success teams, which could require us to make additional expenditures related to further hiring and training. We also may invest in the acquisition of complementary businesses, technologies, services, products and other assets that expand the products that we can offer our customers. We may make these investments without being certain that they will result in products or enhancements that will be accepted by existing or prospective customers. If we are unable to successfully enhance our existing platform and products to meet evolving customer requirements, increase adoption and usage of our products or develop new products, or if our efforts to increase the usage of our products are more expensive than we expect, then our business, results of operations and financial condition would be adversely affected.
Any failure to offer high quality customer service and support may adversely affect our relationships with our customers and prospective customers, and adversely affect our business, results of operations and financial condition.
Many of our customers depend on our customer support and success teams to assist them in deploying our products effectively, to help them to resolve post deployment issues quickly and to provide ongoing support. As such, we believe our focus on customer service and support is critical to onboarding new customers and retaining our existing customers and growing our business. If we do not devote sufficient resources or are otherwise unsuccessful in supporting our customers effectively, our ability to retain existing customers could suffer and prospective customers may be less likely to adopt our platform and products. Accordingly, we expect to devote significant resources to maintaining and enhancing the effectiveness of our customer service and support function, and increased investments in customer service and support, without corresponding revenue, could adversely affect our business, results of operations and financial condition.
Our ability to provide effective customer service and support may be adversely affected by a variety of factors. We may be unable to respond quickly enough to accommodate short term increases in demand for service and support from our customer support and success teams. Over half of our current customer service and support staff has been employed with us for less than one year and therefore may be less familiar with our platform and products than our more tenured employees. In addition, as we add more functionality to our platform or as customers begin to increase the ways in which they use our platform or products, customer service needs have become more time-consuming to meet. These factors have led to increased hold times for customers, which has caused some customers to be dissatisfied with our platform. If our customers are not satisfied with the level of customer support we provide, they may stop using our platform or may not subscribe to additional products we offer. In addition, to improve our level of customer support and service and to meet increased customer demand for support, we may need to devote additional resources to hiring and training personnel, which will increase our costs and without additional corresponding revenue, could adversely affect our business, results of operations and financial condition.
Our ability to gain new customers is highly dependent on our business reputation and on positive recommendations from customers. Any failure to maintain high quality customer service and support, or a market perception that we do not maintain high quality customer service and support, could erode customer trust and adversely affect our reputation, business, results of operations and financial condition.
If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements or preferences, our platform and products may become less competitive.
The market for communications and engagement software in general, and cloud-based communications in particular, is subject to rapid technological change, evolving industry standards, changing regulations, as well as changing customer needs, requirements and preferences. Customers and consumers may choose to adopt other forms of electronic communications or alternative communications platforms. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. If we are unable to develop functionality for our platform or new products that satisfy our customers and provide enhancements and new features for our existing products that keep pace with rapid technological and industry change, including but not limited to applicable industry standards, our business, results of operations and financial condition could be adversely affected. If new technologies emerge that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact our ability to compete effectively.

Our platform must integrate with a variety of network, hardware, mobile and software platforms and technologies, and we need to continuously modify and enhance our products and platform to adapt to changes and innovation in these technologies if mobile phone operating system providers, network service providers, our customers or their end users adopt new software platforms or infrastructure, we may be required to develop new versions of our products to work with those new platforms or infrastructure. This development effort may require significant resources, which would adversely affect our business, results of operations and financial condition. We may need to devote significant resources to the creation, support, and maintenance of our mobile applications, and any failure of our platform and products to operate effectively with evolving or new platforms and technologies could reduce the demand for our platform and products. If we are unable to respond to these changes in a cost-effective manner, or at all, our platform and products may become less marketable and less competitive or obsolete, and our business, results of operations and financial condition could be adversely affected.
We depend on the interoperability of our platform or products with those of our integration partners.
We maintain integrations with various third-party applications, products and services. These third-party offerings are constantly evolving, and we may not be able to maintain or modify our platform to ensure its compatibility with these offerings. In addition, some of these third parties may have or introduce offerings that compete with our platform. These third parties or our competitors may take actions that disrupt the interoperability of our platform with their products or services, or they may exert strong business influence on our ability to, and the terms on which, we operate and distribute our platform. As our platform evolves, we expect the types and levels of competition we face to increase. Should any of our competitors modify their technologies, standards, or terms of use in a manner that degrades the functionality or performance of our platform or is otherwise unsatisfactory to us or gives preferential treatment to our competitors’ products or services, our platform, business, financial condition, and results of operations could be adversely affected.
We rely on hardware purchased or leased from, software licensed from, and services rendered by third parties in order to provide our platform and products and run our business, sometimes by a single-source supplier.
We rely on hardware, purchased or leased from, software licensed from, and services rendered by third-parties in order to provide our solutions and run our business, sometimes by a single-source supplier. In particular, we rely on single-source suppliers for phones and point-of-sale terminals: Yealink to supply phones for our platform and Stripe to provide point-of-sale devices and payment processing services for Weave Payments. Additionally, Bandwidth and Telnyx power the texting functionality of our platform. We also rely on hosted SaaS technologies from third parties in order to operate critical internal functions of our business, including enterprise resource planning, customer support and customer relations management services. We do not have long-term supply agreements with our sole source hardware suppliers and maintain only a small amount of inventory, making us vulnerable to price increases and supplier capacity and supply chain constraints. Third-party hardware, software and services may not continue to be available on a timely basis, on commercially reasonable terms, or at all. Any loss of the supply, right to use or any failures of third-party hardware, software or services, could result in delays in our ability to provide our platform and products or run our business. In addition, even if we are able to identify equivalent hardware, software or services or are able to internally develop a replacement solution, integrating any new hardware, software or service could be costly and time-consuming and may not result in an equivalent solution, any of which could adversely affect our business, results of operations and financial condition.
In the event our customers’ ability to use the functionality supplied by our platform were disrupted as a result of issues affecting the hardware, software or services provide by third parties, customers could assert claims against us in connection with such service disruption or cease conducting business with us altogether. Even if not successful, a claim brought against us by any of our customers would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our platform and products.
Breaches of our applications, networks or systems, or those of GCP or our service providers, could degrade our ability to conduct our business, compromise the integrity of our products, platform and data, result in significant data losses and the theft of our intellectual property, damage our reputation, expose us to liability to third parties and require us to incur significant additional costs to maintain the security of our networks and data.
We depend upon our information technology, or IT, systems to conduct virtually all of our business operations, ranging from operation of our platform, our internal operations and research and development activities to our marketing and sales efforts and communications with our customers and integration partners. Individuals or entities may attempt to penetrate our network security, or that of our platform, and to cause harm to our business operations, including by misappropriating our proprietary information or that of our customers, employees and integration partners or to cause interruptions of our products and platform. In particular, cyberattacks (including ransomware) and other malicious internet-based activity continue to increase in frequency and in magnitude generally, and cloud-based companies continue to be targeted. In addition to threats from traditional computer hackers, malicious code (such as malware, viruses, worms, and ransomware), employees theft or misuse, password spraying, phishing, credential stuffing, and denial-of-service attacks, we also face threats from sophisticated organized crime, nation-state, and nation-state supported actors who engage in attacks (including advanced persistent threat intrusions) that add to the risk to our systems (including those hosted on GCP or other cloud services), internal networks, our customers’ systems and the information that they store and process. Because the techniques used by such individuals or entities to access, disrupt or sabotage devices, systems and networks change frequently and may not be recognized until launched against a target, we may be required to make further investments over time to protect data and infrastructure as cybersecurity threats develop, evolve and grow more complex over time. We may also be unable to anticipate these techniques, and we may not become aware in a timely manner of such a security breach, which could exacerbate any damage we experience. Additionally, we depend upon our employees and contractors to appropriately handle confidential and sensitive data, including customer data, and to deploy our IT resources in a safe and secure manner that does not expose our network systems to security breaches or the loss of data.
We have been and expect to be subject to cybersecurity threats and incidents, including denial-of-service attacks, employee errors or individual attempts to gain unauthorized access to information systems. Any information security incidents, including internal malfeasance or inadvertent disclosures by our employees or a third party's fraudulent inducement of our employees to disclose information, unauthorized access or usage, virus or similar breach or disruption of us or our service providers, such as GCP, could result in the loss of confidential or personal information, damage to our reputation, erosion of customer trust, loss of customers, litigation, regulatory investigations, fines, penalties and other liabilities. Furthermore, we are required to comply with laws and regulations, including stringent regulations such as HIPAA, that require us to maintain the security of personal information and we may have contractual and other legal obligations to notify customers, regulators or other relevant stakeholders of security breaches. Such disclosures could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or mitigate the security breach. Accordingly, if our cybersecurity measures or those of GCP or our service providers, fail to protect against unauthorized access, attacks (which may include sophisticated cyberattacks), compromise or the mishandling of data by our employees and contractors, then our reputation, customer trust, business, results of operations and financial condition could be adversely affected.
While we maintain errors, omissions, and cyber liability insurance policies covering certain security and privacy damages, we cannot be certain that our existing insurance coverage will continue to be available on acceptable terms, and in sufficient amounts, to cover the potentially significant losses that may result from a security incident or breach or that the insurer will not deny coverage as to any future claim.
We rely on a single supplier to provide the technology we offer through Weave Payments.
In order to provide Weave Payments, we have entered into payment service provider agreements with Stripe Inc., or Stripe. These payment service provider agreements renew on 3 year terms, unless we provide a notice of termination prior to the end of the then current term. These agreements are integral to Weave Payments, and any problems with Stripe or disruption affecting its services could have an adverse effect on our reputation, results of operations and financial results. If Stripe were to terminate its relationship with us, we could incur substantial delays and expense in finding and integrating an alternative payment service provider into Weave Payments, and the quality and reliability of such alternative payment service provider may not be comparable. Any temporary or permanent disruption in our ability to offer Weave Payments, whether as a result of an interruption in Stripe’s services due to technical or other issues, or due to the termination of our agreement with Stripe, would decrease our revenue and adversely affect our business.
We have in the past experienced limited interruptions with respect to payments processed through Stripe, which in some cases resulted in the temporary inability of some of our customers to collect payments through our platform. In the event that Stripe fails to maintain adequate levels of support, experiences interrupted operations, does not provide high quality service, or increases the fees they charge us, we may suffer additional costs and be required to pursue new third-party relationships, which could materially disrupt our operations. In addition, interruptions affecting payment processing by Stripe could result in periods of time during which Weave Payments cannot function properly, and therefore cannot collect payments for our customers, which could adversely affect our relationships with our customers and our business, reputation, brand, financial condition, and results of operations.
To deliver our products, we rely on network service providers and internet service providers for our network service and connectivity and disruption or deterioration in the quality of these services could adversely affect our business, results of operations and financial condition.
We currently interconnect with network service providers to enable the use by our customers of our products over their networks and we rely on network service providers for these services. Where we do not have direct access to phone numbers, our reliance on network service providers has reduced our operating flexibility, ability to make timely service changes and control quality of service. In addition, the fees that we are charged by network service providers may change daily or weekly, while we do not typically change our customers’ pricing as rapidly.
At times, network service providers have instituted additional fees due to regulatory, competitive or other industry related changes that increase our network costs. Additionally, our ability to respond to any new fees may be constrained if all network service providers in a particular market impose equivalent fee structures, if the magnitude of the fees is disproportionately large when compared to the underlying prices paid by our customers, or if the market conditions limit our ability to increase the price we charge our customers. For example, in recent periods we have experienced higher fees associated with text messaging.
Furthermore, many of these network service providers do not have long-term committed contracts with us and may interrupt services or terminate their agreements with us without notice. If a significant portion of our network service providers stop providing us with access to their infrastructure, fail to provide these services to us on a cost-effective basis, cease operations, or otherwise terminate these services, the delay caused by qualifying and switching to other network service providers could be time consuming and costly and could adversely affect our business, results of operations and financial condition. Further, if problems occur with our network service providers, it may cause errors or poor quality communications with our products, and we could encounter difficulty identifying the source of the problem. The occurrence of errors or poor quality communications on our products, whether caused by our platform or a network service provider, may result in the loss of our existing customers or the delay of adoption of our products by potential customers and may adversely affect our business, results of operations and financial condition.
Further, we sometimes access network services through intermediaries who have direct access to network service providers. We expect that we will continue to rely on intermediaries for these services, but this may change in the future. These intermediaries sometimes have offerings that directly compete with our products and may stop providing services to us on a cost-effective basis. If a significant portion of these intermediaries stop providing services or stop providing services on a cost-effective basis, our business could be adversely affected.
We also interconnect with internet service providers to enable the use of our communications products by our customers, and we expect that we will continue to rely on internet service providers for network connectivity going forward. Our reliance on internet service providers reduces our control over quality of service and exposes us to potential service outages and rate fluctuations. If a significant portion of our internet service providers stop providing us with access to their network infrastructure, fail to provide access on a cost-effective basis, cease operations, or otherwise terminate access, the delay caused by qualifying and switching to other internet service providers could be time consuming and costly and could adversely affect our business, results of operations, and financial condition.
If problems were to occur with any of these third-party network or internet service providers, they may cause errors or poor call quality that could impact our customers, and we could encounter difficulty identifying the source of the problem. These third-party network or service providers have been adversely impacted or overloaded by the large increase in traffic caused by the COVID-19 pandemic, which could increase our exposure to damage from service interruptions. The occurrence of errors or poor call quality, whether caused by our systems or a third-party network or service provider, may result in the loss of our existing customers and delay or loss of market acceptance of our platform and products, and harm our business and results of operations.
We substantially rely upon GCP to operate our platform, and any disruption of or interference with our use of GCP would adversely affect our business, results of operations and financial condition.
GCP provides a distributed computing infrastructure platform for business operations, or what is commonly referred to as a cloud computing service. We outsource a substantial majority of our cloud infrastructure to GCP, which hosts our products and platform, and have designed our software and computer systems to utilize data processing, storage capabilities, and other services provided by GCP. We cannot easily switch our GCP operations to another cloud provider, and any disruption of, or interference with, our use of GCP could have a material adverse effect on our business, operating results, and financial condition.
Our customers need to be able to access our platform at any time, without interruption or degradation of performance. GCP runs its own platform that we access, and we are, therefore, vulnerable to service interruptions at GCP. We have experienced, and expect that in the future we may experience interruptions, delays and outages in service and availability due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. Capacity constraints could be due to a number of potential causes, including technical failures, natural disasters, pandemics such as COVID-19, fraud or security attacks. In addition, if our security, or that of GCP, is compromised, or our products or platform are unavailable or our users are unable to use our products within a reasonable amount of time or at all, then our business, results of operations and financial condition could be adversely affected. It may become increasingly difficult to maintain and improve our platform performance, especially during peak usage times, as our products become more complex and the usage of our products increases. To the extent that we do not effectively address capacity constraints, either through GCP or alternative providers of cloud infrastructure, our business, results of operations and financial condition may be adversely affected. In addition, any changes in service levels from GCP may adversely affect our ability to meet our customers’ requirements, result in negative publicity which could harm our reputation and brand and may adversely affect the usage of our platform.
GCP may terminate our agreement, among other reasons, at their convenience upon 30 days’ prior written notice. Although we have successfully transitioned cloud service providers in the past and we expect that we could receive similar services from other third parties in the future, if any of our arrangements with GCP are terminated, we could experience interruptions on our platform and in our ability to make our products available to customers, as well as delays and additional expenses in arranging alternative cloud infrastructure services.
Any of the above circumstances or events may harm our reputation, erode customer trust, cause customers to stop using our products, impair our ability to increase revenue from existing customers, impair our ability to grow our customer base, subject us to financial penalties and liabilities under certain of our agreements and otherwise harm our business, results of operations and financial condition.
Defects or errors in our platform or products could diminish demand for our products, harm our business and results of operations and subject us to liability.
Our customers use our platform and products for important aspects of their businesses, and any errors, defects or disruptions to our products and any other performance problems with our products could damage our customers’ businesses and, in turn, hurt our brand and reputation and erode customer trust. We provide regular updates to our platform and products, which have in the past contained, and may in the future contain, undetected errors, failures, vulnerabilities and bugs when first introduced or released. Real or perceived errors, failures or bugs in our products could result in negative publicity, loss of or delay in market acceptance of our platform, loss of competitive position, lower customer retention or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem. In addition, we may not carry insurance sufficient to compensate us for any losses that may result from claims arising from defects or disruptions in our products. As a result, our reputation and our brand could be harmed, and our business, results of operations and financial condition may be adversely affected.
Interruptions or performance problems associated with our technology and infrastructure may adversely affect our business and operating results.
Our continued growth depends in part on the ability of our existing and potential customers to access our platform at any time and within an acceptable amount of time. Our platform is proprietary, and we rely on the expertise of members of our engineering, operations, and product development teams for our platform's continued performance. We have experienced, and may in the future experience, disruptions, outages, and other performance problems related to our platform due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, delays in scaling our technical infrastructure if we do not maintain enough excess capacity and accurately predict our infrastructure requirements, capacity constraints due to an overwhelming number of users accessing our platform simultaneously, denial-of-service attacks, human error, actions or inactions attributable to third parties, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks and other geopolitical unrest, computer viruses, ransomware, malware or other events. Our systems also may be subject to break-ins, sabotage, theft, and intentional acts of vandalism, including by our own employees. Some of our systems are not fully redundant and our disaster recovery planning may not be sufficient for all eventualities. Further, our business or network interruption insurance may not be sufficient to cover all of our losses that may result from interruptions in our service as a result of systems failures and similar events.
From time to time, we may experience limited periods of server downtime due to server failure or other technical difficulties. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times and as our platform becomes more complex and our user traffic increases. If our platform is unavailable or if our users are unable to access our platform within a reasonable amount of time, or at all, our business would be adversely affected and our brand could be harmed. In the event of any of the factors described above, or certain other failures of our infrastructure, customer or guest data may be permanently lost.
Moreover, a limited number of our agreements with customers may provide for limited service level commitments from time to time, and it is possible that an increasing number of our agreements may include service-level commitments in the future. If we experience significant periods of service downtime in the future, we may be subject to claims by our customers against these service level commitments. System failures in the future could also result in significant losses of revenue. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be adversely affected.
Growth may place significant demands on our infrastructure.
As our operations grow in size, scope, and complexity, we will need to improve and upgrade our systems and infrastructure to attract, service, and retain an increasing number of customers. For example, we expect the volume of simultaneous calls to increase significantly as our customer base grows. Our infrastructure may not be able to accommodate this additional simultaneous call volume. The expansion of our systems and infrastructure will require us to commit substantial financial, operational, and technical resources in advance of an increase in the volume of business, with no assurance that the volume of business will increase. Any such additional capital investments will increase our cost base.
Our growth in revenue generated from Weave Payments depends on customers increasing their use of this product, and if our customers do not increase their use of this product, our business, results of operations and financial condition could be adversely affected.
We generate revenue from our payments product, Weave Payments, based on customer usage. While this product has the potential to meaningfully diversify our sources of revenue, our ability to generate incremental revenue from this product depends not only on convincing customers who do not already subscribe to Weave Payments to become Weave Payments customers, but also on those who have already subscribed increasing their usage of it. If our customers do not increase their use of Weave Payments, then our results of operations and future prospects may be harmed.
We cannot accurately predict customers’ usage levels. Revenue from Weave Payments is generally calculated as a percentage of payment volume plus a per-transaction fee and, accordingly, varies depending on the total dollar amount processed through our platform in a particular period. This amount may vary, depending on, among other things, the success of our customers’ businesses, the proportion of our customers’ payment volume processed through our platform, consumer spending levels in general, and overall economic conditions. In addition, the revenue and gross profit derived from Weave Payments varies depending on the particular type of payment processed on our platform. During the COVID-19 pandemic, card-not-present transactions, which are transactions for which the credit card is not physically present at the merchant location at the time of the transaction, accounted for a larger proportion of the total payment transactions processed through our platform, which contributed to higher gross margins on those transactions than in prior periods. We expect the relative percentage of credit card transactions, and transactions where the card is present to increase in future periods.
Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our platform.
To increase total customers and achieve broader market acceptance of our platform and products, we will need to expand our marketing and sales operations, including our sales force. We will continue to dedicate significant resources to inbound and outbound sales and marketing programs. The effectiveness of our inbound and outbound sales and marketing and third-party channel partners has varied over time and may vary in the future. All of these efforts will require us to invest significant financial and other resources. We may not achieve anticipated revenue growth by expanding our sales force if, among other reasons, we are unable to hire, develop and retain talented sales personnel, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time or if our sales and marketing programs are not effective. Our business will be seriously harmed if our investments in sales and marketing do not generate an increase in revenue that represents an appropriate return on our investment.
If we do not successfully maintain the quality of the installation of our platform and products by our third-party installers, our reputation could suffer and our sales could decline.
We rely on a large number of third-party independent contractors to install our customer premises equipment and implement integrations. These services are critical because any failure to properly install our product can lead to reduced operability and poor customer satisfaction. While we currently provide customers with a list of reputable independent installers from which they may select their installer of choice, a quality installation may not be delivered, which would impact customer experience. We recently transitioned to this installation model from our nationwide installation program described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and we cannot assure you that our new model will be as successful as our prior model or that it will provide installations of the quality our customers expect. To the extent this model fails or we otherwise have poor quality installations, we may need to devote additional resources to the identification and monitoring of independent installers. If growth of our new subscriber base outpaces growth of the available independent installer base, the quality of installations or customer service provided by independent installers could suffer. If the installers used by customers fail to provide the quality of service that our customers expect, we may lose existing customers, our reputation and market acceptance of our platform and products could suffer, our sales could decline and we may experience increased warranty claims and costs, any of which would harm our business.
The standards that private entities and email service providers use to regulate the use and delivery of email have in the past interfered with, and may in the future interfere with, the effectiveness of our platform and our ability to conduct business.
Our customers rely on email for commercial solicitation. In addition to legal requirements addressing spam, a variety of private entities such as email service providers advocate standards of conduct or practice that significantly exceed current legal requirements and classify certain solicitations that comply with current legal requirements as spam. Some of these entities maintain “blacklists” of companies and individuals, and the websites, email service providers and IP addresses associated with those entities or individuals that do not adhere to those standards of conduct or practices for commercial solicitations that the blacklisting entity believes are appropriate. If a company’s IP addresses are listed by a blacklisting entity, emails sent from those addresses may be blocked if they are sent to any internet domain or internet address that subscribes to the blacklisting entity’s service or uses its blacklist. Due to the nature of our customer base, we have not had significant issues related to this risk; however, as we continue to increase our customer base and expand into other vertical markets outside of healthcare, we may have greater exposure to this risk. There can be no guarantee that we will be able to successfully remove ourselves from any blacklists. Because we fulfill email delivery on behalf of our customers, blacklisting of this type could undermine the effectiveness of our customers’ transactional email, email marketing programs and other email communications, all of which could have a material negative impact on our business, financial condition and results of operations.
Additionally, even if emails we process are not blacklisted, email service providers from time to time block emails we process from reaching their users. For example, some email service providers categorize as “promotional” emails that originate from email service providers such as us, and, as a result, direct them to an alternate or “tabbed” section of the recipient’s inbox. While we improve our own technology and work closely with email service providers to maintain our deliverability rates, the implementation of new or more restrictive policies by email service providers may make it more difficult to deliver our customers’ emails, particularly if we are not given adequate notice of a change in policy or are unable to update our platform or products to comply with the changed policy in a reasonable amount of time. If email service providers materially limit or halt the delivery of our customers’ emails, or if we fail to deliver our customers’ emails in a manner compatible with email service providers’ email handling or authentication technologies or other policies, or if the open rates of our customers’ emails are negatively impacted by the actions of email service providers to categorize emails, then customers may question the effectiveness of our platform and cancel their accounts. This, in turn, could harm our business, financial condition and results of operations.
The standards that Mobile Network Operators use to regulate the delivery of SMS text messages have in the past interfered with, and may in the future interfere with, the effectiveness of our platform and our ability to conduct business.
Our customers rely on SMS text messaging for communicating with their customers. To address requirements set forth in TCPA, CAN-SPAM, CTIA guidelines, and other FCC rules regarding unwanted communications, the U.S. wireless communications industry and Mobile Network Operators, or MNOs, have set forth standards governing the delivery of non-consumer messages via wireless provider networks with the primary objective of protecting consumers from unwanted messages. MNOs monitor non-consumer messages and block or limit throughput of messages if a sender does not adhere to industry and MNO-defined standards. If non-conforming text messages are sent from a business' telephone number, that number may be blocked or limited from sending text messages, or charged additional fees by the MNOs. We work closely with our service providers in order to comply with the applicable laws and maintain our deliverability rates. However, as the popularity of text messaging increases over time, we expect the MNOs and the wireless communications industry to continue to implement additional requirements, restrictions, and fees for sending non-consumer messages.
There are some exceptions to non-consumer messaging requirements, which apply to a large number of our customers, including exceptions for health-care related messages and messages sent from“low-volume” senders, such as small businesses. Accordingly, our customer base has not had meaningful exposure to this risk. However, as we continue to expand into additional verticals outside of healthcare, we may have greater exposure to this risk. If text messages originating from our customers are blocked or limited by MNOs, or if MNOs impose additional fees for certain text messages, the effectiveness of our customers' text message communications with their customers may be impacted, and our customers may question the effectiveness of our platform and discontinue service. This could result in harm to our business, financial condition and results of operations.
We are continuing to expand our international operations, which exposes us to significant risks.
We currently market our platform and products only in the United States and Canada, which we entered for the first time in 2019. We are continuing to expand our international operations to increase our revenue from customers outside of the United States as part of our growth strategy.
We expect to open additional international offices and hire employees to work at these offices in order to gain access to additional technical talent. For example, we recently opened an office and onboarded a team of approximately 40 in India to further our engineering and administrative operations.
Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks in addition to those we already face in the United States. Because of our limited experience with international operations or with developing and managing sales in international markets, our international expansion efforts may not be successful.

In addition, we will face risks in doing business internationally that could adversely affect our business, including:
•the difficulty of managing and staffing international operations and the increased operations, travel, infrastructure and legal compliance costs associated with servicing international customers and operating numerous international locations;
•our ability to effectively price our products in competitive international markets;
•new and different sources of competition or other changes to our current competitive landscape;
•understanding, reconciling and complying with different technical standards, telecommunications and payment processing regulations, registration and certification requirements outside the United States, which could prevent customers from deploying our platform and products and limit the features and functionality we may be able to provide or limit their usage;
•potentially greater difficulty collecting accounts receivable and longer payment cycles;
•higher or more variable network service provider fees outside of the United States;
•the need to adapt and localize our products for specific countries;
•the need to offer customer support in various languages;
•difficulties in understanding and complying with local laws, regulations and customs in non-U.S. jurisdictions;
•export controls and economic sanctions administered by the Department of Commerce Bureau of Industry and Security and the Treasury Department’s Office of Foreign Assets Control;
•compliance with various anti-bribery and anti-corruption laws such as the Foreign Corrupt Practices Act;
•changes in international trade policies, tariffs and other non-tariff barriers, such as quotas and local content rules;
•more limited protection for intellectual property rights in some countries;
•adverse tax consequences;
•fluctuations in currency exchange rates, which could increase the price of our products outside of the United States, increase the expenses of our international operations and expose us to foreign currency exchange rate risk;
•currency control regulations, which might restrict or prohibit our conversion of other currencies into U.S. dollars;
•restrictions on the transfer of funds;
•deterioration of political relations between the United States and other countries;
•the impact of natural disasters and public health epidemics or pandemics such as COVID-19 on employees, contingent workers, partners, travel and the global economy and the ability to operate freely and effectively in a region that may be fully or partially on lockdown; and,
•political or social unrest or economic instability in a specific country or region in which we operate, which could have an adverse impact on our operations in that location.

Also, due to costs from our international expansion efforts and network service provider fees outside of the United States, which can be higher than domestic rates, our gross margin for international customers may be lower than our gross margin for domestic customers. As a result, our gross margin may be adversely impacted and fluctuate as we expand our operations and customer base worldwide.
Our failure to manage any of these risks successfully could harm our international operations, and adversely affect our business, results of operations and financial condition.
Failure to set optimal prices for our products could adversely impact our business, results of operations and financial condition.
We offer various subscription plans as well as other products for additional fees, which in the case of Weave Payments is based on usage. We expect that we may need to change our pricing from time to time, and we have limited experience with respect to determining the optimal prices for our platform and products. One of the challenges to our pricing is that the fees that we pay to network service providers over whose networks we transmit communications can vary daily or weekly and are affected by volume and other factors that may be outside of our control and difficult to predict. Additionally, regulatory developments may require us to incur additional costs to provide our services. Any of these changes could result in us incurring increased costs that we may be unable or unwilling to pass through to our customers, which could adversely impact our business, results of operations and financial condition. In addition, for customers who pay their subscriptions on an annual basis, we would not be able to increase the prices we charge to reflect these costs until the end of the contract term. Moreover, SMBs, which comprise substantially all of our customers, may be quite sensitive to price increases or lower prices that our competitors may offer. Further, as we expand into new vertical or international markets, we also must determine the appropriate price to enable us to compete effectively in those markets. As a result, in the future we may be required to reduce our prices or change our pricing models, which could adversely affect our revenue, gross profit, profitability, financial position and cash flows.
We incur chargeback liability when our customers refuse to or cannot reimburse chargebacks resolved in favor of their customers. While we have not experienced these issues to a significant degree in the past, any increase in chargebacks not paid by our customer may adversely affect our business, financial condition or results of operations.
In the event a dispute between a cardholder and a customer is not resolved in favor of the customer, the transaction is normally charged back to the customer and the purchase price is credited or otherwise refunded to the cardholder. If we are unable to collect such amounts from the customer’s account or reserve account, if applicable, or if the customer refuses or is unable, due to closure, bankruptcy or other reasons, to reimburse us for a chargeback, we are responsible for the amount of the refund paid to the cardholder. The risk of chargebacks is typically greater with those customers that promise future delivery of goods and services rather than delivering goods or rendering services at the time of payment, as well as “card not present” transactions in which consumers do not physically present cards to customers in connection with the purchase of goods and services, such as e-commerce, telephonic and mobile transactions. While we have not experienced these issues to a significant degree in the past and do not view them to be material, we may experience significant losses from chargebacks in the future. A substantial increase in chargebacks not paid by our customers could have a material adverse effect on our business, financial condition or results of operations. We have policies and procedures to monitor and manage customer-related credit risks and often mitigate such risks by requiring collateral, such as cash reserves, and monitoring transaction activity. Notwithstanding our policies and procedures for managing credit risk, it is possible that a default on such obligations by one or more of our customers could adversely affect our business, financial condition or results of operations.
If we are unable to hire, retain and motivate qualified employees, our business will suffer.
Our future success depends, in part, on our ability to continue to attract and retain highly skilled employees. We believe that there is, and will continue to be, intense competition for highly skilled management, technical, sales and other employees with experience in our industry in Utah, where our headquarters are located, and in other locations where we maintain offices. We must provide competitive compensation packages and a high-quality work environment to hire, retain and motivate employees. If we are unable to retain and motivate our existing employees and attract qualified employees to fill key positions, we may be unable to manage our business effectively, including the development, marketing and sale of our platform and products, which could adversely affect our business, results of operations and financial condition. In addition, replacing key employees and management personnel may be difficult or costly and may take an extended period of time because of the limited number of individuals in our industry and where we are located with the breadth of skills and experience that we require. To the extent we hire employees from competitors, we also may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information.
Volatility in, or lack of performance of, our stock price may also affect our ability to attract and retain key employees. Many of our key employees are, or will soon be, vested in a substantial number of shares of common stock or stock options. Employees may be more likely to terminate their employment with us if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or, conversely, if the exercise prices of the options that they hold are significantly above the trading price of our common stock. If we are unable to retain our employees, our business, results of operations and financial condition could be adversely affected.
If we cannot maintain our company culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success and our business may be harmed.
We have experienced and may continue to experience rapid expansion and turnover of our employee ranks. In May 2020, in response to the COVID-19 pandemic, we reduced our employee ranks by approximately 55 employees. We have subsequently hired additional personnel to support the growth of our business. This reduction in force may yield unintended consequences and costs, such as attrition beyond the intended reduction in force, the distraction of employees, reduced employee morale and could adversely affect both our reputation as an employer and our company culture, which could make it more difficult for us to hire new employees in the future.
We believe that a critical component to our success to date has been our company culture, which is based on hunger for improvement, caring, creativity, accountability, and customer focus. We have invested substantial time and resources in building our team within this company culture. Any failure to preserve our culture could result in decreased employee satisfaction, and negatively affect our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives. As we grow and develop the infrastructure of a public company, we may find it difficult to maintain these important aspects of our company culture. If we fail to maintain our company culture, our business may be adversely impacted.
We depend on our senior management team and other key employees, and the loss of one or more of these employees or an inability to attract and retain qualified key personnel could adversely affect our business.
Our Chief Executive Officer, Roy Banks, joined us in December 2020, our Chief Legal Officer, Wendy Harper, joined us in March 2021, our Chief Revenue Officer, Matt Hyde, joined us in March 2021 and our Chief Technology Officer, Ashish Chaudhary, joined us in October 2020. These members of management are critical to our vision, strategic direction, culture, and overall business success. Because of these recent changes, our senior management team, including members of our financial and accounting staff, has not worked at the company for an extended period of time and may not be able to work together effectively to execute our business objectives. Further, these new members of management may have different backgrounds, experiences and perspectives from those individuals who previously served as executive officers and, thus, may have different views on the issues that will determine our future.

Our success depends largely upon the continued services of our senior management and other key personnel. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives and key employees, which could disrupt our business, and we can provide no assurance that any of our executives or key employees will continue their employment with us. Our senior management and key employees are “at-will” employees and therefore may terminate employment with us at any time with no advance notice. In addition, we currently do not have “key person” insurance on any of our employees. We also rely on our leadership team in the areas of research and development, marketing, services and general and administrative functions. The loss and replacement of one or more of our members of senior management or other key employees, including our Chief Executive Officer, would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives. Furthermore, volatility or lack of performance in our stock price may affect our ability to attract and retain replacements should key personnel depart. If we are not able to retain of our key personnel, our business, results of operations and financial condition could be harmed.
Our management team has limited experience managing a public company.
Our management team has limited experience managing a public company, interacting with public company investors and securities analysts, and complying with the increasingly complex laws pertaining to public companies. These new obligations and constituents require significant attention from our management team and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations and financial condition.
We may engage in merger and acquisition activities, which would require significant management attention and could disrupt our business, dilute stockholder value, and adversely affect our business, results of operations and financial condition.
As part of our business strategy to expand usage of our products and services, expand into additional markets, grow our business in response to changing technologies and customer demand, and competitive pressures, we may in the future make investments in, or acquisitions of, other companies, products, or technologies. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve the goals of such acquisition, and any acquisitions we complete could be viewed negatively by customers or investors. We may encounter difficult or unforeseen expenditures in integrating an acquisition, particularly if we cannot retain the key personnel of the acquired company. In addition, if we fail to successfully integrate such acquisitions, or the assets, technologies, or personnel associated with such acquisitions, into our company, the business and results of operations of the combined company would be adversely affected.
Acquisitions may disrupt our ongoing operations, divert management from their primary responsibilities, subject us to additional liabilities, increase our expenses, subject us to increased regulatory requirements, cause adverse tax consequences or unfavorable accounting treatment, expose us to claims and disputes by stockholders and third parties, and adversely impact our business, financial condition, and results of operations. We may not successfully evaluate or utilize the acquired assets and accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may pay cash for any such acquisition, which would limit other potential uses for our cash. If we incur debt to fund any such acquisition, such debt may subject us to material restrictions in our ability to conduct our business, result in increased fixed obligations, and subject us to covenants or other restrictions that would decrease our operational flexibility and impede our ability to manage our operations. If we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders’ ownership would be diluted.

Our loan agreement contains certain restrictions that may limit our ability to operate our business.
The terms of our existing loan and security agreement and the related collateral documents with Silicon Valley Bank, or SVB, contain, and any future indebtedness may contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability, and the ability of our subsidiaries, to take actions that may be in our best interests, including, among others, disposing of assets, entering into change of control transactions, mergers or acquisitions, incurring additional indebtedness, granting liens on our assets, declaring and paying dividends, and agreeing to do any of the foregoing. Our loan and security agreement requires that, at any time, if our total unrestricted cash and cash equivalents at SVB is less than $100 million, we must at all times thereafter maintain a consolidated minimum $20 million in liquidity, meaning unencumbered cash plus available borrowing on the line of credit, and that we meet specified minimum levels of EBITDA, as adjusted for equity-based compensation and changes in our deferred revenue. Our ability to meet financial covenants can be affected by events beyond our control, and we may not be able to continue to meet this covenant. A breach of any of these covenants or the occurrence of other events (including a material adverse effect) specified in the loan and security agreement and/or the related collateral documents could result in an event of default under the loan and security agreement. Upon the occurrence of an event of default, SVB could elect to declare all amounts outstanding, if any, under the loan and security agreement to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, SVB could proceed against the collateral granted to them to secure such indebtedness. We have pledged substantially all of our assets (other than intellectual property) as collateral under the loan documents. If SVB accelerates the repayment of borrowings, if any, we may not have sufficient funds to repay our existing debt. As of June 30, 2021, we had $4 million outstanding under this loan and security agreement.
Risks Related to Governmental Regulation
Our products and services must comply with industry standards, FCC regulations, state, local, country-specific and international regulations, and changes may require us to modify existing services, potentially increase our costs or prices we charge customers, and otherwise harm our business.
As a provider of interconnected voice over internet protocol, or VoIP, services, we are subject to various international, federal, state and local requirements applicable to our industry. For example, our business is regulated by the Federal Communications Commission, or FCC. The FCC is considering whether interconnected VoIP services should be treated as telecommunications services, which could subject interconnected VoIP services to additional common carrier regulation. The FCC’s efforts may result in additional regulation of IP network and service providers, which may negatively affect our business. If we do not comply with FCC rules and regulations, or rules and regulations of other regulatory agencies, we could be subject to enforcement actions, fines, loss of licenses, and possibly restrictions on our ability to operate or offer certain of our subscriptions. Any enforcement action by the FCC, which may be a public process, would hurt our reputation in the industry and could have a material adverse impact on our revenue. The failure of our platform and products to comply, or delays in compliance, with various existing and evolving standards could delay or interrupt our introduction of new products, subject us to fines or other imposed penalties, or harm our reputation, any of which would have a material adverse effect on our business, financial condition or operating results.
Regulations to which we may be subject address the following matters, among others:
•license requirements that apply to providers of communications services in many jurisdictions;
•acceptable marketing practices;
•our obligation to contribute to various Universal Service Fund, or USF, programs, including at the state level;

•monitoring on rural call completion rates;
•safeguarding and use of Customer Proprietary Network Information;
•rules concerning access requirements for users with disabilities;
•our obligation to offer 7-1-1 abbreviated dialing for access to relay services;
•compliance with the requirements of U.S. and foreign law enforcement agencies, including the Communications Assistance for Law Enforcement Act and cooperation with local authorities in conducting wiretaps, pen traps and other surveillance activities;
•the ability to dial 9-1-1 (or corresponding numbers in regions outside the U.S.), auto-locate E-911 calls (or corresponding equivalents) when required, and access emergency services;
•the transmission of telephone numbers associated with calling parties between carriers and service providers like us;
•regulations governing outbound dialing, including the Telephone Consumer Protection Act; and
•FCC and other regulators efforts to combat robo-calling and caller ID spoofing.
A number of states require us to register as a VoIP provider, contribute to state universal service and related programs, pay E-911 surcharges, and pay other surcharges and fees that fund various utility commission programs, while others are actively considering extending their public policy programs to include the subscriptions we provide. We pass USF, E-911 fees, and other surcharges through to our customers, which may result in our subscriptions becoming more expensive or require that we absorb these costs. In the future, state public utility commissions may expand their jurisdiction over VoIP subscriptions like ours.
Regulation of our services as telecommunications services may require us to obtain authorizations or licenses to operate in foreign jurisdictions and comply with legal requirements applicable to traditional telephony providers. This regulation may impact our ability to differentiate ourselves from incumbent service providers and impose substantial compliance costs on us, negatively affecting our margins.
Efforts to address robo-calling and caller ID spoofing could cause us competitive harm.
In June 2019, the FCC ruled that providers of voice services may by default (subject to opt-out by subscribers) block voice traffic based on reasonable analytics designed to identify unwanted calls. In March 2020, the FCC required that all voice service providers implement the STIR/SHAKEN caller ID authentication framework in the Internet Protocol, or IP, portions of their networks by June 30, 2021. There remains significant uncertainty regarding how STIR/SHAKEN will work and the standards by which voice service providers that do not have authorization to directly obtain telephone numbers will be able to authenticate calls originated by their customers. We currently rely on our service providers in order to be able to authenticate calls under STIR/SHAKEN originated by our subscribers in the United States.
The STIR/SHAKEN framework will likely be used throughout the world. It is likely that the standards to obtain STIR/SHAKEN signing authority in other countries will differ from the U.S. requirements and these standards may not be interoperable with the U.S. requirements. For example, the Canadian Radio-television and Telecommunications Commission, or CRTC, has required that all telephone service providers implement STIR/SHAKEN to authenticate and validate IP-based voice calls, effective November 30, 2021. However, the Canadian Secure Governance Authority has limited eligibility requirements for obtaining certificates which allow for attesting to the authenticity of calls, and at present, U.S. service providers are not eligible to obtain certificates. Accordingly, it is unclear how calls originating from U.S. service providers will be authenticated under Canada’s framework. In addition, foreign regulators have allowed terminating voice service providers to block voice traffic to address robo-calling or other unwanted calls.

If we do not have a solution in place for STIR/SHAKEN when STIR/SHAKEN becomes widely adopted, or our solutions are not interoperable with foreign regulators’ requirements, our business could be harmed if we or our service providers are unable to authenticate originating calls from our customers’ telephone numbers under STIR/SHAKEN. Call recipients would be less likely to answer non-authenticated calls. In addition, the terminating voice service providers may block calls that are not authenticated under STIR/SHAKEN as the lack of authentication could be viewed as a reasonable indication that the call is unwanted by the recipient. This would make our service less desirable for our customers. Further if we do not have STIR/SHAKEN caller ID authentication in place when required, we could be subject to regulatory enforcement action.
United States federal legislation and international laws impose certain obligations on the senders of commercial emails, which could minimize the effectiveness of our platform, and establish financial penalties for non-compliance, which could increase the costs of our business.
Our text, voice and email messaging and management services, and our customers’ use of these services, expose us to various regulatory risks. For example, the Federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, establishes certain requirements for commercial email messages and transactional email messages and specifies penalties for the transmission of email messages that are intended to deceive the recipient as to source or content. Among other things, the CAN-SPAM Act, obligates the sender of commercial emails to provide recipients with the ability to “opt-out” of receiving future commercial emails from the sender. In addition, some states have passed laws regulating commercial email practices that are significantly more restrictive and difficult to comply with than the CAN-SPAM Act. For example, Utah and Michigan prohibit the sending of email messages that advertise products or services that minors are prohibited by law from purchasing (e.g., alcoholic beverages, tobacco products, illegal drugs) or that contain content harmful to minors (e.g., pornography) to email addresses listed on specified child protection registries. Some portions of these state laws may not be preempted by the CAN-SPAM Act. In addition, certain non-U.S. jurisdictions have enacted laws regulating the sending of email that are more restrictive than U.S. laws, such as the Canadian Anti-Spam Law, or CASL. If we were found to be in violation of the CAN-SPAM Act, applicable state laws governing email not preempted by the CAN-SPAM Act or foreign laws regulating the distribution of email, whether as a result of violations by our customers or our own acts or omissions, we could be required to pay large penalties, which would adversely affect our financial condition, significantly harm our business, injure our reputation and erode customer trust. The terms of any injunctions, judgments, consent decrees or settlement agreements entered into in connection with enforcement actions or investigations against our company in connection with any of the foregoing laws may also require us to change one or more aspects of the way we operate our business, which could impair our ability to attract and retain customers or could increase our operating costs.
Our customers’ and other users’ violation of our policies or other misuse of our platform to transmit unauthorized, offensive or illegal messages, spam, phishing scams, and website links to harmful applications or for other fraudulent or illegal activity could damage our reputation, and we may face a risk of litigation and liability for illegal activities on our platform and unauthorized, inaccurate, or fraudulent information distributed via our platform.
The actual or perceived improper sending of text messages or voice calls may subject us to potential risks, including liabilities or claims relating to consumer protection laws and regulatory enforcement, including fines. For example, the Telephone Consumer Protection Act of 1991, or TCPA, and the Telemarketing Sales Rule restrict telemarketing and the use of automatic SMS text messages. The TCPA requires companies to obtain prior express written consent before making telemarketing calls or sending certain text messages and to not contact any number placed on either federal or state “do-not-call” registries or the company’s internal do-not-call list. The FCC may take enforcement action against persons or entities that send “junk faxes,” or make illegal robocalls and individuals also may have a private cause of action. Although the FCC’s rules prohibiting unsolicited fax advertisements or making illegal robocalls apply to those who “send” the advertisements or make the calls, fax transmitters or other service providers that have a high degree of involvement in, or actual notice of, unlawful sending of junk faxes or making of illegal robocalls and have failed to take steps to prevent such transmissions may also face liability under the FCC’s rules, or in the case of illegal robocalls, Federal Trade Commission, or FTC, rules. We take significant steps designed to prevent our systems from being used to make illegal robocalls or send unsolicited faxes on a large scale, and we do not believe that we have a high degree of involvement in, or notice of, the use of our systems to broadcast junk faxes or make illegal robocalls. However, because fax transmitters and related service providers do not enjoy an absolute exemption from liability under the TCPA and related FCC rules, we could face FCC or FTC inquiry and enforcement or civil litigation, or private causes of action, if someone uses our system for such purposes. Because the TCPA provides for a private right of action under which a plaintiff may recover monetary damages, this may result in civil claims against our company and requests for information through third party subpoenas. The scope and interpretation of the laws that are or may be applicable to the delivery of text messages or voice calls are continuously evolving and developing. If we do not comply with these laws or regulations or if we become liable under these laws or regulations due to the failure of our customers to comply with these laws by obtaining proper consent, we could face direct liability.
Moreover, despite our ongoing and substantial efforts to limit such use, certain customers may use our platform to transmit unauthorized, offensive or illegal messages, calls, spam, phishing scams, and website links to harmful applications, reproduce and distribute copyrighted material or the trademarks of others without permission, and report inaccurate or fraudulent data or information. These actions are in violation of our policies, in particular, our acceptable use policies. However, our efforts to defeat spamming attacks, illegal robocalls and other fraudulent activity will not prevent all such attacks and activity. Such use of our platform could damage our reputation and we could face claims for damages, regulatory enforcement, copyright or trademark infringement, defamation, negligence, or fraud. Moreover, our customers’ and other users’ promotion of their products and services through our platform might not comply with federal, state, and foreign laws. These risks may increase as we enter new vertical markets that rely more heavily on email marketing campaigns to obtain new customers. We rely on contractual representations made to us by our customers that their use of our platform will comply with our policies and applicable law, including, without limitation, our email and messaging policies. Although we retain the right to verify that customers and other users are abiding by certain contractual terms, our acceptable Use policy and our email and messaging policies and, in certain circumstances, to review their email and distribution lists, our customers and other users are ultimately responsible for compliance with our policies, and we do not systematically audit our customers or other users to confirm compliance with our policies.
We cannot predict whether our role in facilitating our customers’ or other users’ activities would expose us to liability under applicable law, or whether that possibility could become more likely if changes to current laws regulating content moderation, such as Section 230 of the Communications Decency Act are enacted. There have been various Congressional and executive efforts to eliminate or modify Section 230, which limits the liability of internet platforms for third-party content that is transmitted via those platforms and for good-faith moderation of offensive content. President Biden and many Members of Congress from both parties support reform or repeal of Section 230, so the possibility of Congressional action remains. In addition, a petition filed by the Trump administration with the Federal Communications Commission to adopt rules interpreting Section 230 remains before the Commission. If the FCC adopts rules, the scope of the protection offered by Section 230 could be narrowed considerably. The FCC has not released any document describing the rules that would be proposed and no date has been set for a vote on any such proposal. The Democratic Commissioners of the FCC have indicated that they are opposed to the petition and now control the agenda of the FCC. Even if claims asserted against us do not result in liability, we may incur substantial costs in investigating and defending such claims. If we are found liable for our customers’ or other users’ activities, we could be required to pay fines or penalties, redesign business methods or otherwise expend resources to remedy any damages caused by such actions and to avoid future liability.

Our emergency and E-911 calling services may expose us to significant liability.
The FCC requires VoIP providers, such as our company, to provide E-911 service in all geographic areas covered by the traditional wire-line 911 network. Under the FCC’s rules, VoIP providers must transmit the caller’s phone number and registered location information to the appropriate public safety answering point, or PSAP, for the caller’s registered location. We are also subject to similar requirements in Canada.
In connection with the regulatory requirements that we provide access to emergency services dialing to our VoIP customers, we must obtain from each end customer, prior to the initiation of or changes to service, the physical locations at which the service will first be used for each VoIP line. For subscriptions that can be utilized from more than one physical location, we must provide end customers one or more methods of updating their physical location. Because we are not able to confirm that the service is used at the physical addresses provided by our end customers, and because end customers may provide an incorrect location or fail to provide updated location information, it is possible that emergency services calls may be routed to the wrong PSAP. If emergency services calls are not routed to the correct PSAP, and if the delay results in serious injury or death, we could be sued and the damages could be substantial.
In August 2019, the FCC adopted an order that will require providers of interconnected VoIP service to automatically provide with each 911 call, when technically feasible, more specific address information that can be used to adequately identify the location of the caller (such as a room or floor number). The requirement is scheduled to take effect on January 6, 2022. The FCC also issued rules, effective February 17, 2020, that require providers of multi-line telephone systems (MLTS), which are typically found in enterprises such as office buildings, to provide notification when 911 is called to a central location on-site or off-site where someone is likely to see or hear the notification, such as a reception desk. The notification must include the fact that 911 has been dialed, and where technically feasible, a valid callback number and information about the caller’s location. Similar regulations are expected to be enacted in Canada. The implementation of these requirements may increase our costs and make our solutions more expensive, which could adversely affect our results of operations.
We could be subject to enforcement action by the FCC or international regulators if we are unable to provide access to emergency services in accordance with regulatory requirements. Such an enforcement action could result in significant monetary penalties and restrictions on our ability to offer non-compliant subscriptions.
In addition, end customers may attempt to hold us responsible for any loss, damage, personal injury or death suffered as a result of delayed, misrouted or uncompleted emergency service calls or text messages, subject to any limitations on a provider’s liability provided by applicable laws, regulations and our customer agreements.
We process business and personal information of our customers and employees, which subjects us to HIPAA and other stringent and changing federal, state and foreign laws, regulations, industry standards, information security policies, self-regulatory schemes, contractual obligations, and other legal obligations related to data processing, protection, privacy, and security, and our actual or perceived failure to comply with such obligations could harm our business, financial condition, results of operations, and prospects and could expose us to liability.
We process business and personal information belonging to our customers and employees and because of this, we are subject to numerous federal, state, local, and foreign laws, orders, codes, regulations, and regulatory guidance regarding privacy, data protection, information security, and the processing of personal information and other content (Data Protection Laws), the number and scope of which are changing, subject to differing applications and interpretations, and may be inconsistent among countries, or conflict with other rules, laws, or Data Protection Obligations (defined below). These laws and regulations include HIPAA, which establishes a set of national privacy and security standards for the protection of protected health information, or PHI, by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and individuals and entities that perform services for them which involve the use, or disclosure of, individually identifiable health information, known as business associates and their subcontractors. We are considered a business associate under HIPAA, and we execute business associate agreements with our customers, subcontractors, and trusted suppliers. HIPAA requires covered entities and business associates, such as us, and their covered subcontractors to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information.
Failure to comply with HIPAA could subject us to direct civil liability by the Department of Health and Human Services’ Office for Civil Rights, or OCR. In the event of an information security incident affecting PHI or other violation, OCR could require us to pay a civil monetary penalty and enter into a Corrective Action Plan that could cause to incur substantial compliance costs.
Similar Data Protection Laws are in place in Canada, including the Personal Information Protection and Electronic Documents Act, or PIPEDA. Failure to comply could subject us to investigation and monetary penalty by the Office of the Privacy Commissioner of Canada.
In addition, experiencing a breach of personal information or PHI, or failing to comply with HIPAA could also subject us to contractual liability under our BAAs with our covered entity customers and damage our reputation which might hurt our ability to retain existing customers or attract new customers.
We expect that there will continue to be new Data Protection Laws and Data Protection Obligations, and we cannot yet determine the impact such future Data Protection Laws may have on our business.
We are also subject to the terms of our internal and external privacy and security policies, codes, representations, certifications, industry standards, publications, and frameworks, which we refer to as Privacy Policies, and obligations to third parties related to privacy, data protection, and information security, which we refer to as Data Protection Obligations.
The requirements or obligations of the regulatory framework for privacy, information security, data protection, and data processing worldwide is, and is likely to remain, uncertain for the foreseeable future, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices.
Any significant change in Data Protection Laws or Data Protection Obligations, including without limitation, regarding processing of our users’ or customers’ data, or regarding the manner in which the express or implied consent of users or customers for the use and disclosure of such data is obtained, could increase our costs and could require us to modify our products or operations, possibly in a material manner, and may limit our ability to develop new services and features that make use of the data that our users and customers voluntarily share, or may limit our ability to store and Process customer data and operate our business.
Data protection legislation is also becoming increasingly common in the United States at both the federal and state level. For example, California also enacted legislation, the California Consumer Privacy Act of 2018, or the CCPA, which affords consumers expanded privacy protections as of January 1, 2020. The potential effects of this legislation are far-reaching and may require us to modify our data Processing practices and policies and to incur substantial costs and expenses in an effort to comply. For example, the CCPA gives California residents expanded rights to request access to and deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA also provides for civil penalties for violations, as well as a private right of action for data breaches that may increase data breach litigation. In addition, the CCPA has prompted a number of proposals for new federal and state privacy legislation that, if passed, could increase our potential liability, increase our compliance costs, and adversely affect our business. It also remains unclear how much private litigation will ensue under the data breach private right of action.

Additionally, the California Privacy Rights Act of 2020, or CPRA, which was passed by ballot initiative in November 2020 and becomes fully effective on January 1, 2023, expands the rights of California residents with respect to their personal information. The CPRA will, among other things, give California residents the ability to limit use of certain sensitive personal information, further restrict the use of cross- contextual advertising, establish restrictions on the retention of personal information, expand the types of data breaches subject to the CCPA’s private right of action, provide for increased penalties for CPRA violations concerning California residents under the age of 16, and establish a new California Privacy Protection Agency to implement and enforce the new law which would likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. Similar laws have been proposed or enacted in other states and at the federal level. For example, Virginia enacted the Consumer Data Protection Act (CDPA) and Colorado enacted the Colorado Privacy Act, or CPA. Compliance with any newly enacted privacy and data security laws or regulations may be challenging and cost and time-intensive, and we may be required to put in place additional mechanisms to comply with applicable legal requirements. In addition, the various state privacy laws may limit how we may use personal information we collect, particularly with respect to marketing and the use of online advertising networks.
Furthermore, the FTC and many state attorneys general continue to enforce federal and state consumer protection laws against companies for online collection, use, dissemination and security practices that appear to be unfair or deceptive. There are a number of legislative proposals in the United States, at both the federal and state level and more globally, that could impose new obligations in areas such as e-commerce and other related legislation or liability for copyright infringement by third parties. We cannot yet determine the impact that future laws, regulations, and standards may have on our business.
Change in existing legislation or introduction of new legislation may require us to incur additional expenditures to ensure compliance with such legislation, which may adversely affect our financial condition. We strive to comply with Data Protection Laws and Data Protection Obligations to the extent possible, but we may at times fail, or may be perceived to have failed, to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees, partners, or vendors do not comply with applicable Data Protection Laws and Data Protection Obligations. A finding that our Privacy Policies are, in whole or part, inaccurate, incomplete, deceptive, unfair, or misrepresentative of our actual practices, a failure or perceived failure by us to comply with Data Protection Laws or Data Protection Obligations or any data compromise that results in the unauthorized release or transfer of business or personal information or other user or customer data, may increase our compliance and operational costs, limit our ability to market our products or services and attract new and retain current customers, limit or eliminate our ability to process data, and result in domestic or foreign governmental enforcement actions and fines, litigation, significant costs, expenses, and fees (including attorney fees), cause a material adverse impact to business operations or financial results, and otherwise result in other material harm to our business. In addition, any such failure or perceived failure could result in public statements against us by consumer advocacy groups, the media or others, which may cause us material reputational harm. Our actual or perceived failure to comply with Data Protection Laws, Privacy Policies, and Data Protection Obligations could also subject us to litigation, claims, proceedings, actions, or investigations by governmental entities, authorities, or regulators that could require changes to our business practices, diversion of resources and the attention of management from our business, regulatory oversights and audits, discontinuance of necessary processing, or other remedies that adversely affect our business.
Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our products, and could adversely affect our business, results of operations and financial condition.
Changes in laws or regulations relating to the use of the internet could require us to modify our products and platform in order to comply with these changes. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees or other charges for accessing the Internet or commerce conducted via the Internet. These laws or charges could limit the growth of Internet related commerce or communications generally or result in reductions in the demand for Internet based products and services such as our products and platform. In particular, the re-adoption of “network neutrality” rules in the United States, which President Biden supported during his campaign, could affect the services used by us and our customers. If we are not able to adopt our platform and products to address any new laws or regulations, our business, results of operations and financial condition could be adversely affected.
We are subject to anti-corruption, anti-bribery, and similar laws, and our failure to comply with these laws could subject us to criminal penalties or significant fines and harm our business and reputation.
We are subject to anti-corruption and anti-bribery and similar laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the India Prevention of Corruption Act, 1988, and other anti-corruption, anti-bribery, and anti-money laundering laws in countries in which we conduct activities. Anti- corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly and prohibit companies and their employees and agents from promising, authorizing, making, offering, soliciting, or accepting, directly or indirectly, improper payments or other benefits to or from any person whether in the public or private sector. As we increase our international sales and business further, our risks under these laws may increase especially to the extent that we rely on sales to and through resellers and other intermediaries. Noncompliance with these laws could subject us to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, adverse media coverage and other consequences. Any investigations, actions, or sanctions could harm our business, results of operations and financial condition.
Risks Related to Intellectual Property
Failure to protect or enforce our intellectual property rights could impair our ability to protect our internally-developed technology and our brand, and our business may be adversely affected.
Our success is dependent, in part, upon obtaining, maintaining and protecting our intellectual property rights, internally-developed technology and other proprietary information. We rely and expect to continue to rely on a combination of trademark, copyright, and trade secret protection laws to protect our intellectual property rights, internally-developed technology and other proprietary information. Additionally, we maintain a policy requiring our employees, consultants, independent contractors, and other third parties who are engaged in developing any intellectual property for us to enter into confidentiality and invention assignment agreements to control access to and use of our technology and other proprietary information and to ensure that any intellectual property developed by such employees, contractors, consultants, and other third parties are assigned to us. However, we cannot guarantee that such confidentiality and proprietary agreements or other employee, consultant, or independent contractor agreements that we enter into will adequately protect our intellectual property rights, internally-developed technology and other proprietary information. In addition, we cannot guarantee that these agreements will not be breached, that we will have adequate remedies for any breach, or that the applicable counterparties to such agreements will not assert rights to our intellectual property rights, internally-developed technology or other proprietary information arising out of these relationships. Furthermore, the steps we have taken and may take in the future may not prevent misappropriation of our internally-developed solutions or technologies, particularly with respect to directors, officers and employees who are no longer employed by us.
In addition, third parties may knowingly or unknowingly infringe or circumvent our intellectual property rights, and we may not be able to prevent infringement even after incurring substantial expenses. Litigation brought to protect and enforce our intellectual property rights would be costly, time-consuming, and distracting to management and key personnel, and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. If the protection of our intellectual property rights is inadequate to prevent use or misappropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our platform and methods of operations. Any of these events would have a material adverse effect on our business, results of operations and financial condition.
We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.
There is considerable activity in connection with the development of intellectual property, whether or not patentable, in our industry. Our competitors, as well as a number of other entities, including non-practicing entities and individuals, may own or claim to own intellectual property relating to our industry and our business. As we face increasing competition and our public profile increases, the possibility of intellectual property rights claims against us may also increase. Our competitors or other third parties may in the future claim that we are infringing upon, misappropriating, or violating their intellectual property rights, even if we are unaware of such intellectual property rights. Such claims, regardless of merit, may result in litigation. The costs of defending such litigation are considerable, and such litigation may divert management and key personnel’s attention and resources, which might seriously harm our business, results of operations, and financial condition. We may be required to settle such litigation on terms that are unfavorable to us. For example, a settlement may require us to obtain a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms and may significantly increase our operating expenses. A license to continue such practices may not be available to us at all. As a result, we may also be required to develop alternative non-infringing technology or practices or discontinue the practices. The development of alternative non-infringing technology or practices would require significant effort and expense. Similarly, if any litigation to which we may be a party fails to settle and we go to trial, we may be subject to an unfavorable judgment. For example, the terms of a judgment may require us to cease some or all of our operations or require the payment of substantial amounts to the other party. Any of these events or other outcomes may:
•materially and adversely affect our business and results of operations;
•result in the loss of a substantial number of existing customers or prohibit the acquisition of new customers;
•cause us to pay license fees for intellectual property we are deemed to have infringed;
•cause us to incur costs and devote valuable technical resources to redesigning our products or platform;
•cause our cost of revenue to increase;
•cause us to accelerate expenditures to preserve existing revenue;
•cause existing or new vendors to require pre-payments or letters of credit;
•materially and adversely affect our brand in the marketplace and cause a substantial loss of goodwill;
•cause us to change our business methods;
•require us to cease certain business operations or offering certain products or features; and
•lead to our bankruptcy or liquidation.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.
Our agreements with third parties typically include indemnification or other provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of intellectual property infringement, loss or exposure of confidential or sensitive data, damages caused by us to property or persons or other liabilities relating to or arising from our products or platform or other acts or omissions. The term of these contractual provisions often survives termination or expiration of the applicable agreement. Large indemnity payments or damage claims from contractual breach could harm our business, results of operations and financial condition. Although typically we contractually limit our liability with respect to such obligations, we may still incur substantial liability related to them. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other current and prospective customers, demand for our products and adversely affect our business, results of operations and financial condition.
Our use of “open source” and third-party software could impose unanticipated conditions or restrictions on our ability to commercialize our solutions and could subject us to possible litigation.
A portion of the technologies we use in our products incorporate “open source” software, and we may continue to incorporate open source software in our products in the future. From time to time, companies that use third-party open source software have faced claims challenging the use of such open source software and their compliance with the terms of the applicable open source license. We may be subject to lawsuits by parties claiming ownership of what we believe to be open source software, or claiming non-compliance with the applicable open source licensing terms. Some open source licenses require end-users who distribute or make available software and services across a network that include open source software to make available all or part of such software, which in some circumstances could include valuable proprietary code, at no cost, or license such code under the terms of the particular open source license. While we employ practices designed to monitor our compliance with the licenses of third-party open source software and protect our valuable internally-developed source code, we may inadvertently use third-party open source software in a manner that exposes us to claims of non-compliance with the applicable terms of such license, including claims for infringement of intellectual property rights or for breach of contract. Additionally, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose source code that incorporates or is a modification of such licensed software. Furthermore, there is an increasing number of open-source software license types, almost none of which have been tested in a court of law, resulting in a dearth of guidance regarding the proper legal interpretation of such license types. If an author or other third party that distributes open source software that we use or license were to allege that we had not complied with the conditions of the applicable open source license, we could expend substantial time and resources to re-engineer some or all of our software or be required to incur significant legal expenses defending against such allegations. Additionally, we could be subject to significant damages, enjoined from the use of our platform, products, or other technologies we use in our business that contain such open source software, and be required to comply with the foregoing conditions, including the public release of certain portions of our internally-developed source code.
In addition, the use of third-party open source software typically exposes us to greater risks than the use of third-party commercial software because open-source licensors generally do not provide warranties or set up controls on the functionality or origin of the software. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to exploit vulnerabilities in such software and determine how to compromise our platform. Any of the foregoing could be harmful to our business, financial condition or operating results.
In the future, we may need to obtain licenses from third parties to use intellectual property rights associated with the development of our platform, products, and other internal tools, which might not be available on acceptable terms, or at all. Any loss of the right to use any third-party software required for the development and maintenance of our platform, products, or other internal tools could result in loss of functionality or availability of our platform, products, or other internal tools until equivalent technology is either developed by us, or, if available, is identified, obtained, and integrated. Any errors or defects in third-party software could result in errors or a failure of our platform, products, or other internal tools. Any of the foregoing would disrupt the deployment of our platform, products, or other internal tools and harm our business, results of operations and financial condition.
Risks Related to Tax Matters
We may have additional income tax liabilities, which could harm our business, results of operations and financial condition.
Significant judgments and estimates are required in determining our provision for income taxes and other tax liabilities. Our tax expense may be impacted, for example, if tax laws change or are clarified to our detriment or if tax authorities successfully challenge the tax positions that we take, such as, for example, positions relating to the arms-length pricing standards for our intercompany transactions and our indirect tax positions. In determining the adequacy of income taxes, we assess the likelihood of adverse outcomes that could result if our tax positions were challenged by the Internal Revenue Service, or the IRS, and other tax authorities. Should the IRS or other tax authorities assess additional taxes as a result of examinations, we may be required to record charges to operations that could adversely affect our results of operations and financial condition.
We could be required to collect additional sales, value added or similar taxes or be subject to other tax liabilities that may increase the costs our customers would have to pay for subscriptions to our platform and products and adversely affect our results of operations.
We collect sales, value added or similar indirect taxes in a number of jurisdictions. An increasing number of states have considered or adopted laws that attempt to impose sales tax collection obligations on out-of-state companies. Additionally, the Supreme Court of the United States ruled in South Dakota v. Wayfair, Inc. et al, or Wayfair, that online sellers can be required to collect sales and use tax despite not having a physical presence in the buyer’s state. In response to Wayfair, or otherwise, states or local governments may adopt, or begin to enforce, laws requiring us to calculate, collect and remit taxes on sales in their jurisdictions. Similarly, many foreign jurisdictions have considered or adopted laws that impose value added, digital service, or similar taxes, on companies despite not having a physical presence in the foreign jurisdiction. A successful assertion by one or more states, or foreign jurisdictions, requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently do collect some taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest. The requirement to collect sales, value added or similar indirect taxes by foreign, state or local governments for sellers that do not have a physical presence in the jurisdiction could also create additional administrative burdens for us, put us at a competitive disadvantage if they do not impose similar obligations on our competitors, decrease our future sales and subject us to liabilities for future or historical periods, which could have a material adverse effect on our business and results of operations. We continually monitor the ever-evolving tax landscape in the jurisdictions in which we operate and those jurisdictions where our customers reside. Effective March 2017, we began collecting certain telecommunications-based taxes from our customers in certain jurisdictions. Since then, we have added more jurisdictions where we collect these taxes and we expect to continue expanding the number of jurisdictions in which we will collect these taxes in the future.
In the event any of these jurisdictions disagree with our assumptions and analysis, the assessment of our tax exposure could differ materially from our current estimates. Some customers may question incremental tax charges that we may impose and some may seek to negotiate lower pricing from us, which could adversely affect our business, results of operations and financial condition.

Changes in U.S. and global tax legislation may adversely affect our financial condition, operating results, and cash flows.
We are unable to predict what U.S. or global tax reforms may be proposed or enacted in the future or what effects such future changes would have on our business. Any such changes in tax legislation, regulations, policies or practices in the jurisdictions in which we operate could increase the estimated tax liability that we have expensed to date and paid or accrued on our balance sheet; affect our financial position, future operating results, cash flows, and effective tax rates where we have operations; reduce post-tax returns to our stockholders; and increase the complexity, burden, and cost of tax compliance. We are subject to potential changes in relevant tax, accounting, and other laws, regulations, and interpretations, including changes to tax laws applicable to corporate multinationals.
Our ability to use our net operating losses, or NOLs, to offset future taxable income may be subject to certain limitations
As of December 31, 2020, we had NOL carryforwards for federal and state income tax purposes of $115 million and $85 million, respectively, which may be available to offset taxable income in the future, and which expire in various years beginning in 2037 for federal purposes and 2032 for state purposes if not utilized. Under legislative changes made in December 2017, U.S. federal NOLs incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such NOLs is limited to 80% of taxable income each year. States may or may not adopt similar changes. In addition, the federal and state NOLs carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, or the Code, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOL carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have not completed a Section 382 assessment to determine whether we have experienced an ownership change in the past. Additionally, we may experience ownership changes as a result of this offering or in the future as a result of subsequent shifts in our stock ownership, some of which may be outside of our control. If an ownership change occurs and our ability to use our NOL carryforwards and tax credits is materially limited, it would harm our business by effectively increasing our future tax obligations. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities, including for state tax purposes. For these reasons, we may not be able to utilize a material portion of the NOLs reflected on our balance sheet, even if we attain profitability, which could potentially result in increased future tax liability to us and could adversely affect our results of operations and financial condition. We have recorded a full valuation allowance against the deferred tax assets attributable to our NOLs.
Risks Related to Accounting Matters
We have identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our consolidated financial statements, cause us to fail to meet our periodic reporting obligations or cause our access to the capital markets to be impaired.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. We identified material weaknesses in our internal control over financial reporting which consisted of the following:
•We did not design and maintain an effective control environment commensurate with our accounting and financial reporting requirements. Specifically, we did not maintain a sufficient complement of personnel with an appropriate degree of internal controls and accounting knowledge, experience, and training to appropriately analyze, record, review, and disclose the accounting impacts of the application of US GAAP within the consolidated financial statements to more complex transactions and commensurate with our accounting and financial reporting requirements. This material weakness contributed to the following additional material weaknesses.
•We did not maintain effective controls related to the timely identification, understanding, assessment, application of accounting requirements, and recognition of certain complex transactions related to the determination of the capitalization of costs to fulfill a contract and the valuation of common stock options.
These material weaknesses resulted in the misstatement of our cost of revenue, deferred contract acquisition costs, stock-based compensation expense, additional paid-in capital, and related disclosures, which were corrected prior to the issuance of our consolidated financial statements for the year ended December 31, 2020. Additionally, each of the material weaknesses described above could result in a misstatement of substantially all account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
We continue to develop our remediation plan related to these material weaknesses. Once we begin our remediation plan, the remediation measures will be ongoing, and although not all inclusive, we expect the remediation measures to include hiring additional accounting and financial reporting personnel and implementing additional policies, training, procedures and controls, all of which will result in our incurring costs in the future.
The material weaknesses will not be considered remediated until our remediation plan has been fully implemented, the applicable controls operate for a sufficient period of time, and we have concluded, through testing, that the newly implemented and enhanced controls are operating effectively. At this time, we cannot predict the success of such efforts or the outcome of our assessment of the remediation efforts. Our efforts may not remediate these material weaknesses in our internal control over financial reporting, or guarantee that additional material weaknesses will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our consolidated financial statements that could result in a restatement of our consolidated financial statements, and could cause us to fail to meet our reporting obligations, any of which could diminish investor confidence in us and cause a decline in the price of our common stock. Additionally, ineffective internal controls could expose us to an increased risk of financial reporting fraud and the misappropriation of assets and subject us to potential delisting from the stock exchange on which we list or to other regulatory investigations and civil or criminal sanctions.
In addition, in connection with the preparation of the consolidated financial statements for the year ended December 31, 2019, the material weakness in our internal control over financial reporting related to a lack of an effective control environment commensurate with our accounting and financial reporting requirements, resulted in a restatement to previously issued financial statements for the year ended December 31, 2018.
As a public company, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting as of December 31, 2022. This assessment will need to include disclosure of any material weaknesses identified in our internal control over financial reporting. Once we cease to be an emerging growth company, our independent registered public accounting firm will also be required to audit the effectiveness of our internal control over financial reporting. We will also be required to disclose, on a quarterly basis, changes made in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the stock exchange on which our securities are listed or other regulatory authorities, which would require additional financial and management resources. We have begun the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation of the effectiveness of our internal control over financial reporting, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion.
A failure to establish and maintain an effective system of disclosure controls and internal control over financial reporting, could adversely affect our ability to produce timely and accurate financial statements or comply with applicable regulations, which in turn could harm investor confidence in our company and the trading price of our common stock.
The Sarbanes-Oxley Act requires, among other things, that we establish a system of disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. For example, as we have prepared to become a public company, we have worked to improve the controls around our key accounting processes and our quarterly close process, and we have hired and expect to hire additional accounting and finance personnel to help us implement these processes and controls. In order to maintain and improve our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and investments to strengthen our accounting systems. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls, including, without limitation, the material weaknesses in our internal control over financial reporting described above.
In addition to our results determined in accordance with GAAP, we believe certain non-GAAP measures may be useful in evaluating our operating performance. We present certain non-GAAP financial measures in this prospectus and intend to continue to present certain non-GAAP financial measures in future filings with the SEC and other public statements. Any failure to accurately report and present our non-GAAP financial measures could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock.
Our current controls and any new controls that we develop may be inadequate if we fail to remediate the material weaknesses we have identified or because of changes in conditions in our business. Further, additional weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the New York Stock Exchange.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition and stock-based compensation, including the fair value of our common stock. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our common stock.
Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our results of operations.
A change in accounting standards or practices may have a significant effect on our results of operations and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.
For example, in May 2014, the Financial Accounting Standards Board, or FASB, issued new revenue recognition rules under Accounting Standard Codification 606 — Revenue from Contracts with Customers, or ASC 606, which became effective in January 2019 and included a single set of rules and criteria for revenue recognition to be used across all industries. The adoption of this new guidance had a significant impact on our balance sheet as described in detail in Note 2 to our consolidated financial statements included in this prospectus. Adoption of these types of accounting standards and any difficulties in implementation of changes in accounting principles, including the ability to modify our accounting systems, could cause us to fail to meet our financial reporting obligations, which result in regulatory discipline and harm investors’ confidence in us.
Risks Related to Ownership of Our Common Stock and This Offering
The stock price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.
There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock was determined through negotiations among the underwriters, us and the selling stockholders, and may vary from the market price of our common stock following this offering. The market prices of the securities of newly public companies have historically been highly volatile. The market price of our common stock may fluctuate significantly in response to numerous factors in addition to the ones described in the preceding Risk Factors, many of which are beyond our control, including:
•overall performance of the equity markets and the economy as a whole;
•changes in the financial projections we may provide to the public or our failure to meet these projections;
•actual or anticipated changes in our growth rate relative to that of our competitors;
•changes in the anticipated future size or growth rate of our addressable markets;

•announcements of new products and services, technological and platform updates or enhancements, or of acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments, by us or by our competitors;
•disruptions to our products and services or our other technology;
•additions or departures of board members, management or key personnel;
•failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;
•rumors and market speculation involving us or other companies in our industry;
•new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
•lawsuits threatened or filed against us or investigations by governmental authorities;
•the expiration of contractual lock-up or market standoff agreements;
•other events or factors, including those resulting from war, incidents of terrorism, or responses to these events;
•health epidemics, such as the COVID-19 pandemic, influenza, and other highly communicable diseases; and
•sales of shares of our common stock by us or our stockholders.
In addition, the stock market with respect to newly public companies, particularly companies in the technology industry, have experienced significant price and volume fluctuations that have affected and continue to affect the market prices of stock prices of these companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business. Further, we provide indemnification for our officers and directors for certain claims in connection with such litigation. Large indemnity payments would adversely affect our business, results of operations and financial condition.
An active, liquid trading market for our common stock may not develop, which may limit your ability to sell your shares.
An active trading market for our common stock may never develop or be sustained. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our common stock. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.
We could be subject to claims based on the defective corporate acts ratified by us pursuant to Section 204 of the Delaware General Corporation Law, or DGCL.
In August 2021, our board of directors, and in September 2021, our stockholders, ratified (i) the filing of our amended and restated certificate of incorporation filed with the Office of the Secretary of State of the State of Delaware, or the Office, on August 10, 2017, (ii) the filing of a certificate of amendment to our amended and restated certificate of incorporation filed with the Office on September 20, 2017, (iii) the filing of our amended and restated certificate of incorporation filed with the Office on November 19, 2018, (iv) the filing of a certificate of amendment to our amended and restated certificate of incorporation filed with the Office on March 29, 2019, (v) the filing of our amended and restated certificate of incorporation filed with the Office on October 18, 2019, (vi) the filing of a certificate of amendment to our amended and restated certificate of incorporation filed with the Office on January 12, 2021, (vii) our issuances of shares of our Series B-1 preferred stock made from August 11, 2017 to May 10, 2018, (viii) our issuances of shares of our Series C preferred stock made from November 19, 2018 to March 20, 2019, and (ix) our issuances of our Series D preferred stock made from October 18, 2019 to November 7, 2019 that were defective corporate acts under Section 204 of the DGCL, or Section 204. Specifically, in certain cases, our stockholders may have approved and adopted the amendments or amendments and restatements to the certificate of incorporation described above, or the charter amendments, prior to approval by our board of directors, and each of the forms of charter amendments may not have been in final form when approved. In addition, the requisite stockholders may have failed to approve one of the charter amendments, and the written consent of stockholders approving and adopting certain other charter amendments did not bear the date of signature of each stockholder executing such consent as required by our bylaws. As such, the applicable charter amendments may not have been validly approved and adopted in accordance with Sections 242 and 245 of the DGCL, and we may have issued shares of Series B-1, Series C and Series D preferred stock that were not authorized for issuance.
In September 2021, we subsequently filed a certificate of validation with the Office pursuant to Section 204 to validate the filings and issuances of preferred stock described above as of the time of the original filings or original issuances, as the case may be. Although we believe we have fully complied with the procedures and requirements of Section 204, there can be no assurance that claims that the defective corporate acts or putative stock ratified are void or voidable due to the identified failure of authorization, claims that the Delaware Court of Chancery should declare in its discretion that the ratification pursuant to Section 204 not be effective or be effective only on certain conditions, or other claims related thereto, will not be asserted, and, if asserted, that any such claims will not be successful. Under Section 204, these claims must be brought within 120 days from the filing of the certificate of validation. If the ratification pursuant to Section 204 was not effective, then the issuance of the shares of Series B-1 preferred stock, Series C preferred stock and Series D preferred stock would be invalid and we could have liability to holders of Series B-1 preferred stock, Series C preferred stock and Series D preferred stock, including being subject to monetary damages and rescission rights.
We will have broad discretion over the use of proceeds from this offering, and we may invest or spend the proceeds in ways with which investors do not agree and in ways that may not yield a return.
We will have broad discretion over the use of proceeds from this offering. Investors may not agree with our decisions, and our use of the proceeds may not yield a return on investment. We intend to use the net proceeds from this offering for working capital and other general corporate purposes, which may include sales and marketing activities, research and development, general and administrative matters and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, complementary companies, products, services, technologies or assets. However, we have no current understandings, commitments or agreements to enter into any material acquisitions or make any material investments. Our use of these proceeds may differ substantially from our current plans. Our failure to apply the net proceeds of this offering effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital.
Our business and financial performance may differ from any projections that we disclose or any information that may be attributed to us by third parties.
From time to time, we may provide guidance via public disclosures regarding our projected business or financial performance. However, any such projections involve risks, assumptions and uncertainties and our actual results could differ materially from such projections. Factors that could cause or contribute to such differences include, but are not limited to, those identified in these risk factors, some or all of which are not predictable or within our control. Other unknown or unpredictable factors also could adversely impact our performance, and we undertake no obligation to update or revise any projections, whether as a result of new information, future events or otherwise. In addition, various news sources, bloggers and other publishers often make statements regarding our historical or projected business or financial performance, and you should not rely on any such information even if it is attributed directly or indirectly to us.
Because the initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.
The initial public offering price is substantially higher than the pro forma net tangible book value per share of our common stock immediately following this offering based on our total value tangible assets less our total liabilities after giving effect to this offering, the receipt of the net proceeds therefore and the issuance of shares of common stock in this offering. Therefore, if you purchase shares of our common stock in this offering, based on the initial public offering price of $24.00 per share, you will experience immediate dilution of $22.17 per share, the difference between the price per share you pay for our common stock and pro forma net tangible book value per share as of June 30, 2021. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of common stock. In addition, we have issued warrants to purchase shares of common stock and stock options to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding warrants or stock options are ultimately settled or exercised, there will be further dilution to investors in this offering. In addition, if the underwriters exercise their option to purchase additional shares from us or if we issue additional equity securities, you will experience additional dilution. See “Dilution” for additional information.
Sales of substantial amounts of our common stock in the public markets, or the perception that they might occur, could cause the market price of our common stock to decline.
Sales of a substantial number of shares of our common stock into the public market, particularly sales by our directors, executive officers, and principal stockholders, or the perception that these sales might occur, could cause the market price of our common stock to decline and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate.
Substantially all of our securities outstanding prior to this offering are currently restricted from resale as a result of lock-up and market standoff agreements (including any shares of our common stock purchased in this offering by the Prospective Investors, who have severally indicated an interest in purchasing up to an aggregate of approximately $20.0 million of our common stock in this offering, which shares would be subject to a lock-up agreement, as further described under “Underwriting—Indication of Interest”). See “Shares Eligible for Future Sale” for additional information. These securities may not be sold during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus subject to earlier release of our holders from the restrictions contained in such agreements, including that:
1.provided that the date set forth on the cover of this prospectus is a date prior to November 12, 2021, up to 25% of the shares of common stock (including shares underlying securities convertible into or exercisable or exchangeable for common stock) held by our current and former employees (but in each case excluding directors and executive officers) as of November 30, 2021 (and for which all vesting conditions are satisfied as of November 30, 2021), may be sold beginning at the commencement of trading on the second trading day after the date that we publicly announce our earnings for the quarter ending September 30, 2021 and ending at the close of trading on December 15, 2021;
2. up to 50% of the shares of common stock (including shares underlying securities convertible into or exercisable or exchangeable for common stock) held by our stockholders as of November 30, 2021 (and for which all vesting conditions are satisfied as of November 30, 2021), plus any shares of common stock eligible for sale under clause (1) above that were not so sold, may be sold beginning at the opening of trading on the second trading day, after the Applicable Final Testing Date, provided that the closing price per share of our common stock on the New York Stock Exchange is at least 25% greater than the initial public offering price per share set forth on the cover of this prospectus (a) on at least 10 trading days in any 15 consecutive trading day period ending on or after the date that we publicly announce our earnings for the fiscal year ending December 31, 2021, or the earnings release date, but not later than the fifteenth trading day following the earnings release date (any such period during which such condition is first satisfied, is referred to as the “measurement period”) and (b) on the Applicable Final Testing Date. The “Applicable Final Testing Date” is (i) the first trading day after the measurement period, if the last day of the measurement period is the earnings release date, or (ii) the last day of the measurement period, if the last day of the measurement period is after the earnings release date; and
3.the restricted period will terminate on the earlier of (i) the commencement of trading on the second trading day after the date that we publicly announce earnings for the quarter ending March 31, 2022, and (ii) the 181st day after the date of this prospectus.
Additionally, Goldman Sachs & Co. LLC may permit our security holders to sell shares prior to the expiration of the restrictive provisions contained in the lock-up agreements. Shares held by directors, executive officers, and other affiliates will also be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements.
In addition, as of June 30, 2021, we had options outstanding that, if fully exercised, would result in the issuance of 7,640,568 shares of common stock. All of the shares of common stock issuable upon the exercise of stock options, and the shares reserved for future issuance under our equity incentive plans, will be registered for public resale under the Securities Act. Accordingly, these shares will be able to be freely sold in the public market upon issuance subject to lock-up or market standoff agreements and applicable vesting requirements.
Immediately following this offering, the holders of 40,269,211 shares of our common stock will have rights, subject to some conditions, to require us to file registration statements for the public resale of the common stock issuable upon conversion of such shares or to include such shares in registration statements that we may file for us or other stockholders. Any registration statement we file to register additional shares, whether as a result of registration rights or otherwise, could cause the trading price of our common stock to decline or be volatile.
The concentration of our share ownership with those stockholders who held our stock prior to this offering, including our executive officers, directors and holders of more than 5% of our capital stock, may limit your ability to influence corporate matters.
Our executive officers, directors, holders of more than 5% of our capital stock and affiliated entities together beneficially owned approximately 75.7% of our total shares outstanding as of September 30, 2021. As a result, these stockholders, acting together, will have control over our management and affairs and over all matters requiring stockholder approval, including election of directors and significant corporate transactions, such as a merger or other sale of us or our assets, for the foreseeable future. Corporate action might be taken even if other stockholders oppose them. This concentration of ownership could also delay or prevent a change of control of us that other stockholders may view as beneficial.
We are an emerging growth company under the JOBS Act, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, which could be as long as five years following the completion of our listing on the New York Stock Exchange, we may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404, reduced

Public Company Accounting Oversight Board (United States) reporting requirements, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the trading price of our common stock may be more volatile.
We do not intend to pay dividends for the foreseeable future.
We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.
Historically, we have financed our operations and capital expenditures primarily through sales of our capital stock and debt securities that are convertible into our capital stock. In the future, we may raise additional capital through additional debt or equity financings to support our business growth, to respond to business opportunities, challenges, or unforeseen circumstances, or for other reasons. On an ongoing basis, we are evaluating sources of financing and may raise additional capital in the future. Our ability to obtain additional capital will depend on our investor demand, the condition of the capital markets and other factors. Our capital needs will depend on our development efforts, business plans, expenditures to support the growth of our business and the enhancement of our platform and products, and financial performance. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked, or debt securities, those securities may have rights, preferences, or privileges senior to the rights of existing stockholders, and existing stockholders may experience dilution. Further, if we are unable to obtain additional capital when required or are unable to obtain additional capital on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges, or unforeseen circumstances would be adversely affected.
The requirements of being a public company may strain our resources and divert management’s attention.
As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, New York Stock Exchange listing standards, and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations, and financial condition. Although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses. In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers. As a result of disclosure obligations required of a public company, our business and financial condition will become more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, results of operations, and financial condition.
Our trading price and trading volume could decline if securities or industry analysts do not publish research about our business, or if they publish unfavorable research.
Equity research analysts do not currently provide coverage of our common stock, and we cannot be sure that any equity research analysts will adequately provide research coverage of our common stock after the listing of our common stock on the New York Stock Exchange. A lack of adequate research coverage may harm the liquidity and trading price of our common stock. To the extent equity research analysts do provide research coverage of our common stock, we will not have any control over the content and opinions included in their reports. The trading price of our common stock could decline if one or more equity research analysts downgrade our stock or publish other unfavorable commentary or research. If one or more equity research analysts cease coverage of our company, or fail to regularly publish reports on us, the demand for our common stock could decrease, which in turn could cause our trading price or trading volume to decline.
Certain provisions in our corporate charter documents and under Delaware law may prevent or hinder attempts by our stockholders to change our management or to acquire a controlling interest in us, and the trading price of our common stock may be lower as a result.
There are provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect following the effectiveness of the registration statement of which this prospectus forms a part, that may make it difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control were considered favorable by our stockholders. These anti-takeover provisions include:
•a classified board of directors so that not all members of our board of directors are elected at one time;

•the ability of our board of directors to determine the number of directors and to fill any vacancies and newly created directorships;
•a requirement that our directors may only be removed for cause;
•a prohibition on cumulative voting for directors;
•the requirement of a super-majority to amend some provisions in our amended and restated certificate of incorporation and amended and restated bylaws;
•authorization of the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;
•an inability of our stockholders to call special meetings of stockholders; and
•a prohibition on stockholder actions by written consent, thereby requiring that all stockholder actions be taken at a meeting of our stockholders.
Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibit a person who owns 15% or more of our outstanding voting stock from merging or combining with us for a three-year period beginning on the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. Any provision in our amended and restated certificate of incorporation, our amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.
Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America as the exclusive forums for certain disputes between us and our stockholders, which will restrict our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, or employees.
Our amended and restated certificate of incorporation, as will be in effect following the effectiveness of the registration statement of which this prospectus forms a part, will provide that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: any derivative action or proceeding brought on our behalf, any action asserting a breach of a fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation will provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, given the provision in Section 22 of the Securities Act for concurrent jurisdiction by federal and state courts, there is uncertainty as to whether a court would enforce this forum selection provision with respect to claims arising under the Securities Act.
We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us, our directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions, and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
General Risks
Any legal proceedings or claims against us could be costly and time-consuming to defend and could harm our reputation regardless of the outcome.
From time to time we may be subject to legal proceedings and claims that arise in the ordinary course of business, such as disputes or employment claims made by our current or former employees. Any litigation, whether meritorious or not, could harm our reputation, will increase our costs and may divert management’s attention, time and resources, which may in turn seriously harm our business. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs and could seriously harm our business.
Unfavorable conditions in our industry or the global economy or reductions in spending on information technology and communications by SMBs could adversely affect our business, results of operations and financial condition.
Our results of operations may vary based on the impact of changes in our industry or the global economy on our customers. Our results of operations depend in part on demand for information technology and cloud communications. In addition, our revenue is dependent on the usage of our products, which in turn is influenced by the scale of business that our customers are conducting. To the extent that weak economic conditions, geopolitical developments, such as existing and potential trade wars, and other events outside of our control such as the COVID-19 pandemic, result in a reduced volume of business for, and communications by, our customers and prospective customers, demand for, and use of, our products may decline. Furthermore, weak economic conditions may make it more difficult to collect on outstanding accounts receivable. Additionally, we generate substantially all of our revenue from SMBs, which may be affected by economic uncertainty or downturns to a greater extent than enterprises, and typically have more limited financial resources, including capital borrowing capacity, than enterprises. If our customers reduce their use of our platform or products, or prospective customers delay adoption or elect not to adopt our platform or products, as a result of a weak economy or recession or due to economic uncertainty, this could adversely affect our business, results of operations and financial condition. Uncertain and adverse economic conditions may also lead to increased refunds and chargebacks, any of which could adversely affect our business.
Our business is subject to the risks of pandemics, earthquakes, fire, floods and other natural catastrophic events, and to interruption by man-made problems such as power disruptions, computer viruses, data security breaches or terrorism.
A significant natural disaster, such as an earthquake, fire or flood, occurring at our headquarters, at one of our other facilities or where a business partner is located could adversely affect our business, results of operations and financial condition. Further, if a natural disaster or man-made problem were to affect our network service providers or internet service providers, this could adversely affect the ability of our customers to use our platform and products. In addition, natural disasters, pandemics, including COVID-19, and acts of terrorism could cause disruptions in our or our customers’ businesses and national or regional economies. Health concerns or political or governmental developments in countries in which we or our customers, partners and service providers operate could result in economic, social or labor instability and could have an adverse effect on our business and our results of operations and financial condition.
We also rely on our network and third-party infrastructure and enterprise applications and internal technology systems for our engineering, sales and marketing and operations activities. Although we maintain incident management and disaster response plans, in the event of a major disruption caused by a natural disaster or man-made problem, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development activities, lengthy interruptions in service, breaches of data security and loss of critical data, any of which could adversely affect our business, results of operations and financial condition.
In addition, computer malware, viruses and computer hacking, fraudulent use attempts and phishing attacks have become more prevalent in our industry, have occurred on our platform in the past and may occur on our platform in the future. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, integrity and availability of our platform and products and technical infrastructure to the satisfaction of our users may harm our reputation and our ability to retain existing users and attract new users.
Our risk management strategies may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.
We operate in a rapidly changing industry. Accordingly, our risk management strategies may not be fully effective to identify, monitor and manage all risks that our business encounters. In addition, when we introduce new services, focus on expanding relationships with new types of customers, or begin to operate in new markets, we may be less able to forecast risk levels and reserve accurately for potential losses, as a result of fraud or otherwise. If our strategies are not fully effective or we are not successful in identifying and mitigating all risks to which we are or may be exposed, we may suffer uninsured liability or harm to our reputation, or be subject to litigation or regulatory actions, any of which could adversely affect our business, financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations, financial position, market size and opportunity, our business strategy and plans, the factors affecting our performance and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•our expectations regarding our results of operations, including gross margin, financial condition and cash flows;
•our expectations regarding the development and expansion of our business;
•anticipated trends, challenges and opportunities in our business and in the markets in which we operate;
•the impact of the COVID-19 pandemic;
•our ability to expand our customer base and expand sales to existing customers;
•our ability to expand into new vertical markets and additional countries;
•the impact of competition in our industry and innovation by our competitors;
•our ability to anticipate and address the evolution of technology and the technological needs of our customers, to roll out upgrades to our existing platform and to develop new and enhanced products to meet the needs of our customers;
•the impact of our corporate culture and our ability to retain and hire necessary employees and staff our operations appropriately;
•our ability to remediate the material weaknesses in our internal control over financial reporting;
•our ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to our business both in the United States and internationally; and
•our ability to maintain, protect and enhance our intellectual property.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.
You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we do not intend to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

MARKET AND INDUSTRY DATA
This prospectus contains estimates and information concerning our industry, our business, and the market for our products and solutions, including our general expectations of our market position, market growth forecasts, our market opportunity, and size of the markets in which we participate, that are based on industry publications, surveys, and reports that have been prepared by independent third parties, as well as our internal estimates. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we believe the publications, surveys, and reports are generally reliable, although such information is inherently subject to uncertainties and imprecision. The content of, or accessibility through, the below sources and websites, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein, and any websites are an inactive textual reference only. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.
The source of certain statistical data, estimates, and forecasts contained in this prospectus are the following industry publications or reports that have been prepared by independent third parties:
•Brightlocal, Local Consumer Review Survey 2020 (December 9, 2020).
•Epsilon, The power of me: The impact of personalization on market performance (January 9, 2018).
•International Data Corporation (IDC), Worldwide Small and Medium Business Spending Guide, June (V2 2021).
•Ladders, Survey: The average American has less than half an hour of free time per week (April 3, 2019).
•United States Census Bureau: 2018 SUSB Annual Data Table by Establishment Industry, (May 2021); 2018 Nonemployer Statistics by Legal Form of Organization and Receipts Size Class (May 2020).
References to our estimates of penetration in various vertical markets are based on 2018 census data published by the United States Census Bureau as a part of its SUSB Annual Data Tables.

USE OF PROCEEDS
We estimate that our net proceeds from the sale of the shares of common stock that we are offering will be approximately $107.6 million, based on the initial public offering price of $24.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of our common stock is exercised in full, we estimate that our net proceeds would be approximately $124.3 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of this offering are to obtain additional capital, create a public market for our common stock, facilitate our future access to the public equity markets, increase awareness of our company among potential customers and improve our competitive position. We intend to use the net proceeds from this offering for working capital and other general corporate purposes, which may include sales and marketing activities, research and development, general and administrative matters and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, complementary companies, products, services, technologies or assets. However, we have no current understandings, commitments or agreements to enter into any material acquisitions or make any material investments.
We have not yet determined our anticipated expenditures and therefore cannot estimate the amounts to be used for each of the purposes discussed above. The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these net proceeds.
Pending the uses described above, we intend to invest the net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends after the offering or for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion, the terms of any then-outstanding debt instruments and other factors that our board of directors may deem relevant.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2021 on:
•an actual basis;
•a pro forma basis to reflect: (i) the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 43,836,109 shares of common stock; and (ii) the filing and effectiveness of our restated certificate of incorporation immediately prior to the closing of this offering; and
•a pro forma as adjusted basis to give effect to (i) the pro forma adjustments set forth above and (ii) the sale and issuance of 5,000,000 shares of our common stock by us in this offering, based upon the receipt by us of the estimated net proceeds from this offering at the initial public offering price of $24.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
You should read this information together with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2021
	Actual	Pro Forma	Pro Forma as Adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents	$42,496	$42,496	$150,096
Long-term debt(1)	$4,000	$4,000	$4,000
Capital lease obligations	$7,917	$7,917	$7,917
Redeemable convertible preferred stock, $0.00001 par value per share, 43,836,109 shares authorized and 43,836,109 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	151,938	—	—
Stockholders’ equity (deficit):
Preferred stock, $0.00001 par value per share; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.00001 par value per share, 67,384,328 shares authorized, 14,070,294 shares issued and outstanding, actual; 67,384,328 shares authorized, 57,906,403 shares issued and outstanding, pro forma; 500,000,000 shares authorized, 62,906,403 shares issued and outstanding, pro forma as adjusted	—	—	—
Additional paid-in capital	25,479	177,417	285,017
Accumulated other comprehensive income	(6)	(6)	(6)
Accumulated deficit	(153,610)	(153,610)	(153,610)
Total stockholders’ equity (deficit)	(128,137)	23,801	131,401
Total capitalization	$35,718	$35,718	$143,318
______________
(1)Consists of a $4.0 million note payable that bears interest at the greater of Prime Rate plus 0.75% or 5.50% (5.50% as of June 30, 2021). For additional information, see “Note 11 - Long-Term Debt” in our consolidated financial statements.

The number of shares of our common stock issued and outstanding in the table above does not include the following shares:
•7,640,568 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2021, with a weighted-average exercise price of $4.61 per share;
•2,190,442 shares of our common stock issuable upon the exercise of stock options granted after June 30, 2021, with a weighted-average exercise price of $16.41 per share;
•107,000 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $0.48 per share;
•1,745,634 shares of our common stock reserved for future issuance under our 2015 Plan as of June 30, 2021 (subsequent to June 30, 2021, the number of shares of common stock reserved for future issuance under our 2015 Plan was increased by 1,000,000), all of which are available for future issuance under our 2021 Equity Incentive Plan, which became effective in connection with this offering, to the extent not subject to awards granted prior to effectiveness of the 2021 Equity Incentive Plan; and
•9,000,000 shares of our common stock reserved for future issuance under our 2021 Equity Incentive Plan (plus the number of shares that remain available under our 2015 Plan for the grant of future awards at the time our 2021 Equity Incentive Plan became effective and the number of shares underlying outstanding stock awards granted under our 2015 Plan that expire, or are forfeited, canceled, withheld or reacquired) and 1,300,000 shares of common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan, which plans became effective in connection with this offering and contain provisions that will automatically increase their share reserves each year, as more fully described in “Executive Compensation—Employee Benefit Plans.”

DILUTION
If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.
As of June 30, 2021, our historical net tangible book value (deficit) was approximately $(144.7) million, or $(10.28) per share of common stock. Our historical net tangible book value (deficit) per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and our redeemable convertible preferred stock, divided by the total number of shares of our common stock outstanding as of June 30, 2021.
As of June 30, 2021, our pro forma net tangible book value was approximately $7.3 million, or $0.13 per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and our redeemable convertible preferred stock, divided by the total number of shares of our common stock outstanding as of June 30, 2021, after giving effect to the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 43,836,109 shares of common stock immediately prior to the closing of this offering.
After giving further effect to the sale of 5,000,000 shares of our common stock in this offering, at the initial public offering price of $24.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2021 would have been approximately $114.9 million, or $1.83 per share. This represents an immediate increase in pro forma net tangible book value of $1.70 per share to our existing stockholders and an immediate dilution of $22.17 per share to investors purchasing shares in this offering. The following table illustrates this dilution:

Initial public offering price per share		$24.00
Historical net tangible book value (deficit) per share as of June 30, 2021	$(10.28)
Increase per share attributable to the pro forma adjustments described above	10.41
Pro forma net tangible book value per share as of June 30, 2021	0.13
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering	1.70
Pro forma as adjusted net tangible book value per share after this offering		1.83
Dilution in pro forma net tangible book value per share to new investors in this offering		$22.17
If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share of our common stock would be $2.07 per share, and the dilution in pro forma net tangible book value per share to investors purchasing shares in this offering would be $21.93 per share.
The following table summarizes, on the pro forma as adjusted basis described above as of June 30, 2021, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid, based on the initial public offering price of $24.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	57,906,403	92.1%	$156,588	56.6%	$2.70
Investors purchasing shares in this offering	5,000,000	7.9%	$120,000	43.4%	$24.00
Total	62,906,403	100%	$276,588	100%
Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, our existing stockholders would own 91.0% and our new investors would own 9.0% of the total number of shares of our common stock outstanding upon the completion of this offering.
The number of shares of our common stock issued and outstanding in the table above does not include the following shares:
•7,640,568 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2021, with a weighted-average exercise price of $4.61 per share;
•2,190,442 shares of our common stock issuable upon the exercise of stock options granted after June 30, 2021, with a weighted-average exercise price of $16.41 per share;
•107,000 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $0.48 per share;
•1,745,634 shares of our common stock reserved for future issuance under our 2015 Plan as of June 30, 2021 (subsequent to June 30, 2021, the number of shares of common stock reserved for future issuance under our 2015 Plan was increased by 1,000,000), all of which are available for future issuance under our 2021 Equity Incentive Plan, which became effective in connection with this offering, to the extent not subject to awards granted prior to effectiveness of the 2021 Equity Incentive Plan; and
•9,000,000 shares of our common stock reserved for future issuance under our 2021 Equity Incentive Plan (plus the number of shares that remain available under our 2015 Plan for the grant of future awards at the time our 2021 Equity Incentive Plan became effective and the number of shares underlying outstanding stock awards granted under our 2015 Plan that expire, or are forfeited, canceled, withheld or reacquired) and 1,300,000 shares of common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan, which plans became effective in connection with this offering and contain provisions that will automatically increase their share reserves each year, as more fully described in “Executive Compensation—Employee Benefit Plans.”
To the extent that any outstanding options to purchase shares of our common stock are exercised, there will be further dilution to investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in “Risk Factors” included elsewhere in this prospectus. Our fiscal year end is December 31, and references throughout this prospectus to a given fiscal year are to the 12 months ended on that date.
Overview
We are a leading all-in-one customer communications and engagement software platform for small and medium-sized businesses. We are creating a world where SMB entrepreneurs can utilize state-of-the-art technology to transform how they attract, communicate and engage customers, grow their business and realize their dreams. Our platform enables entrepreneurs to maximize the value of their customer interactions and minimize the time and effort spent on manual or mundane tasks. In a similar way to how the smartphone has transformed the manner in which we live our daily lives, our platform changes the way SMBs manage their businesses. We are the “smartphone for small business”.
We have democratized powerful communications and engagement capabilities previously only available to enterprises, made them intuitive and easy to use and put them in one place – always within reach of the SMB. Our cloud-based software platform streamlines the day-to-day operations of running a small business. We offer an all-in-one platform spanning all forms of communications and customer engagement ranging from answering phones, to scheduling appointments, to sending text reminders, to requesting client reviews, to collecting payments, to sending email marketing campaigns. We bring small businesses and the people they serve closer together by unifying, modernizing and personalizing all customer interactions. Our platform helps improve communications, attract more customers, keep customers engaged and increase overall retention.
Since our founding in 2011, we have evolved our platform, innovating and improving the products and integrations we provide for small businesses. We have expanded our product offering from a suite of integrated phone, email and text solutions to include analytics in 2019, payments in 2019 and forms in 2021, among other capabilities launched in those years. Through investments in product development and integrations, we have expanded beyond dentistry and optometry to other verticals, such as home services, as we pursue our vertical “domino” growth strategy. Our journey has resulted in the following key product, customer and company milestones.
Our platform is currently used by over 130,000 users across a range of industries, spanning dentistry, optometry, veterinary, physical therapy, specialty medical services, audiology, plumbing, electrical, HVAC and other home services. We design our platform with the industry-specific functionality that these vertical markets require. Importantly, we have demonstrated the ability to efficiently scale and enter new industry verticals. As of June 30, 2021, we had more than 21,000 locations under subscription across approximately 20,000 customers in the United States and Canada.
Our high growth has been a testament to our success. For the years ended December 31, 2019 and 2020, our revenue was $45.7 million and $79.9 million, respectively, representing year-over-year growth of 75%. For the six months ended June 30, 2020 and 2021, our revenue was $34.7 million and $53.7 million, respectively, representing year-over-year growth of 55%. In 2019 and 2020 and for the six months ended June 30, 2020 and 2021, our net loss was $32.1 million, $40.4 million, $20.6 million and $23.4 million, respectively, and our Adjusted EBITDA was $(28.8) million, $(25.6) million, $(13.6) million and $(14.5) million, respectively. See “Non-GAAP Financial Measures.”

Our Business Model
We designed our sales model to efficiently reach SMBs in the end markets we are focused on. Our sales teams are organized by industry vertical. We acquire customers primarily through digital marketing and inside sales as well as through in-person trade shows. We also acquire customers through several channel partnerships and industry resellers. In 2020 and for the six months ended June 30, 2021, 95% and 93% of our revenue was from recurring customer subscriptions, respectively. Revenue from our existing customers is recurring in nature and has been highly predictable. We expand within our existing customer base by selling additional products and by selling subscriptions to additional locations of existing customers. We released our payments, analytics and forms add-on products in April 2020, May 2020 and May 2021, respectively, to attract new customers and grow revenue from existing customers. In addition, in February 2021, we introduced additional multi-office functionality for customers with multiple locations, which we believe will make our platform more attractive for new customers with multiple locations and encourage existing customers with multiple locations to subscribe to our platform at each of their locations.

Our pricing model reflects the flexibility and value that our customers have come to expect from our platform. As of September 30, 2021, approximately 40% of our SMB customers pay their subscription on an annual basis; the rest pay on a monthly basis. A subscription to our platform, which includes integration software products and phone services, allows the SMB to access most of the products and functionality we offer. Additionally, customers of our Weave Payments solution also pay a fee based on the volume of payments they process on the platform. We rely on a network of independent installers to assist our customers with the installation of our platform and our customer success teams to provide ongoing support.
As a foundational aspect of our customer communications and engagement platform, we have historically provided each new customer with several free Weave phones, establishing a digital platform for them. These phones address our customers’ basic communications needs and are powerfully and seamlessly connected to the rest of our all-in-one platform that includes scheduling, text messaging, client review management, payments and emailing marketing capabilities. Importantly, beginning our customer relationship with a Weave phone increases our brand awareness, reduces churn and increases customer loyalty. Historically, as part of our go-to-market strategy, we furnished a specified number of phones at no additional charge with a paid subscription. In the third quarter of 2021 we changed our policy to better monetize our phones through a recurring subscription model. We offer a variety of subscription price plans to our customers depending on their required features and functionalities. The below chart is an illustrative view of what we provide our customers as part of the different plans but it is not a comprehensive list of our product offerings.

Our Offerings

Weave+ Fully Integrated Package

- + Up to 5 new phones
- + Unlimited line capability
- + Unlimited local / long distance calling
- + Two-Way SMS texting
- + Automated appointment reminders
- + Recall reminders, birthday wishes
- + Visual voicemail
- + After hours calling tree
- + Call forwarding
- + Missed call text
- + Digital fax
- + Online reviews
- + Mobile app
- + Team Chat
- + Quick fill list
- + WeavePop
- + Task list
- + Call recording
- + Call reporting
- + Email marketing
- + On hold music and messages
- + Phone number tracking

Weave+ Software Only Package

- + Two-Way SMS texting
- + Automated appointment reminders
- + Recall reminders, birthday wishes
- + Digital fax
- + Online reviews
- + Mobile app
- + Team Chat
- + Quick fill list
- + Task list
- + Email marketing

Weave+ Non-Integrated Package

- + Up to 5 new phones
- + Unlimited line capability
- + Unlimited local / long distance calling
- + Two-Way SMS texting
- + Visual voicemail
- + After hours calling tree
- + Call forwarding
- + Missed call text
- + Digital fax
- + Online reviews
- + Mobile app
- + Team Chat
- + Quick fill list
- + Task list
- + Call recording
- + Call reporting
- + Email marketing
- + On hold music and messages
- + Phone number tracking

Weave+ Software Only Package

- + Two-Way SMS texting
- + Digital fax
- + Online reviews
- + Mobile app
- + Team Chat
- + Quick fill list
- + Task list
- + Email marketing

Payments

Available across all products

- Practice Analytics Add-On (Dental Specific)
- Premium Features Add-on Package (Weave Reviews, Fax, Missed Call Text)
- Web Assistant Product Add-On
- Digital Forms Product Add-On

Supplemental Financial Information — Disaggregated Revenue and Cost of Revenue
To supplement our discussion of our consolidated results of operations, we have separated our revenue and cost of revenue into recurring and non-recurring categories to disaggregate revenue and costs of revenue that are one-time in nature from those that are term-based and renewable.
We generate revenue primarily from recurring subscription fees charged to access our software platform and phone services. Recurring subscription revenue accounted for 98%, 95%, 93% and 90% of our revenue in 2019 and 2020 and for the six months ended June 30, 2020 and 2021, respectively. In addition, we provide recurring payment processing services through Weave Payments and derive revenue on transactions between our customers that utilize Weave Payments and their end consumers. Weave Payments accounted for 0%, 1%, 0%, and 3% of our revenue for 2019 and 2020 and for the six months ended June 30, 2020 and 2021, respectively.
We also derive revenue associated with non-recurring installation fees for onboarding customers and from embedded leases on phone hardware. We utilize our onboarding services and phone hardware as customer acquisition tools and price them competitively to lower the barriers to entry for new customers adopting our platform. As a result, the variable cost associated with providing phone hardware and onboarding assistance has historically exceeded the related revenue, resulting in negative gross profit for each. The revenue and related costs associated with onboarding new customers are typically non-recurring, and are primarily associated with the initial setup of a customer’s software and phone system. Revenue on phone hardware provided to our customers, deemed embedded lease revenue, is recognized over the related subscription period. The associated costs, which primarily represent depreciation expense on phones financed under capital lease arrangements, are incurred over the useful lives of the phones. We consider the net costs of onboarding and hardware, in addition to our sales and marketing activities, to be core elements of our customer acquisition approach.
The table below sets for our revenue and associated cost of revenue for our recurring subscription and payment processing services, as well as for our onboarding services, and phone hardware:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(dollars in thousands)
Subscription and payment processing:
Revenue	$42,838	$74,182	$32,467	$50,132
Cost of revenue	10,171	19,595	8,468	13,516
Gross profit	$32,667	$54,587	$23,999	$36,616
Gross margin	76%	74%	74%	73%
Onboarding:
Revenue	$745	$3,095	$1,106	$2,071
Cost of revenue	3,803	7,691	3,533	5,006
Gross profit	$(3,058)	$(4,596)	$(2,427)	$(2,934)
Gross margin	(411)%	(149)%	(219)%	(142)%
Hardware:
Revenue	$2,163	$2,619	$1,162	$1,526
Cost of revenue(1)	4,546	7,163	3,286	4,303
Gross profit(1)	$(2,383)	$(4,544)	$(2,124)	$(2,777)
Gross margin	(110)%	(174)%	(183)%	(182)%
______________
(1)    Cost of revenue related to hardware represents depreciation of phone hardware over a 3-year useful life.
Factors Affecting Our Performance
Our historical financial performance has been, and we expect our financial performance in the future to be, driven by our ability to attract new customers, retain and expand within our customer base, add new products and expand into new industry verticals.
Attract New Customers
Our ability to attract new customers is dependent upon a number of factors, including the effectiveness of our pricing and products, the sum total of the features and pricing of the alternative point solution patchwork, the effectiveness of our marketing efforts, the effectiveness of our channel partners in selling and marketing our platform and the growth of the market for SMB communications and engagement. Sustaining our growth requires continued adoption of our platform by new customers. We aim to add new customers through a combination of unpaid channels, such as recommendations and word of mouth, and paid channels, such as digital marketing, professional events, brand marketing and our teams of sales representatives. Historically, our go-to-market strategy focused on increasing the number of locations with most of our customers having a single location; however, we recently introduced multi-office functionality to our platform to allow us to better service organizations with multiple locations. In addition to pursuing continued customer growth among small businesses, we intend to pursue opportunities to expand our customer base among medium-sized businesses. Our ability to expand among medium-sized businesses will depend upon our ability to successfully sell our platform to multi-location organizations and effectively retain them. As of June 30, 2021, we had approximately 20,000 customers in the United States and Canada, spanning organizations across our end markets, and more than 21,000 customer locations under subscription.
Retain and Expand Within Our Customer Base
Our ability to retain and increase revenue within our existing customer base is dependent upon a number of factors, including customer satisfaction with our platform and support, the sum total of the features and pricing of the alternative point solution patchwork and our ability to effectively enhance our platform by developing new applications and features and addressing additional use cases. The deployment of the Weave phone system at each of our customers increases stickiness and customer loyalty. Historically, our subscriptions have provided our new customers with immediate access to the majority of our products and functionality. However, we have added additional add-on products in recent years, such as Weave Payments, which we have begun to successfully cross-sell to our customer base. Our dollar-based net retention rate increased from 97% at December 31, 2019 to 102% at December 31, 2020, and from 100% at June 30, 2020 to 103% at June 30, 2021, which we believe demonstrates the effectiveness of this strategy. We intend to continue to invest in enhancing awareness of our platform, creating additional use cases and developing more products, features and functionality.
Customer retention also impacts our future financial performance given its potential to drive improved gross margin. The initial onboarding costs as well as the cost of hardware, which is depreciated over three years, represent substantial cost of revenue elements during the first few years of a customer’s life. We believe our disaggregated revenue and cost of revenue financial data, particularly our subscription and payment processing gross margin, provide insight into the impact of customer retention on overall gross margin improvement. Our subscription and payment processing gross margin was 76%, 74%, 74% and 73% in 2019 and 2020 and for the six months ended June 30, 2020 and 2021, respectively.
Add New Products
We continue to add new products and functionality to our platform, broadening our use cases and applicability for different customers. Our ability to cohesively deliver a deep product suite with as little friction as possible to customers is a key determinant of winning new customers. In short, our ability to add new SMB customers is dependent on the features and functionality we add to our platform for small business. The depth of our platform’s functionality is dependent upon both our internally-developed technology and our platform partnerships. We expect our future success in winning new clients to be partially driven by our ability to continue to develop and deliver new, innovative products to small businesses in a timely manner.
Expand to New Industry Verticals
We believe we have built a flexible platform that encompasses the majority of the functionality needed for communications and engagement across industry verticals, and we have developed a repeatable playbook for assessing new industry verticals and building the remaining “last mile” of vertical-specific functionality. Entering a new industry vertical includes identifying, evaluating, developing and launching the new offering. We create functionality specific to the new industry vertical and then integrate that functionality with the primary systems of record in that vertical. We started in dental and have since successfully expanded to optometry and veterinary, among other areas. In the near term, we are focused on additional expansion areas, most notably home services. We believe this expansion diversifies our end-market exposure and creates a flywheel effect.
Business Update Regarding COVID-19
Given the nature of our business, the COVID-19 pandemic did not have a negative material impact on our revenue and results of operations. We did not experience a material number of non-renewals of subscriptions during 2020, nor any material declines in revenue associated with potential declines in our customers' revenues. Out of an abundance of caution, we did undergo a reduction of force of approximately 9% of our total workforce, but we are now hiring and we have continued to increase our headcount, period-over-period since those terminations. Through September 2021, we have experienced headwinds in our lead generation activities due to COVID-19-related cancellation or postponement of trade shows and conferences, which are channels we have historically utilized as part of our go-to-market strategy. While we believe these headwinds have negatively impacted our growth rates throughout 2020 and 2021, we have shifted our lead-generation activities to increase our focus on inbound and outbound channels which has driven substantial growth in customer locations under subscription and revenue over the same periods.
We anticipate that the overall demand for our platform will continue to grow as SMBs learn about the benefits of the platform through marketing and education efforts, observe the benefits of our platform through demonstration, and through word of mouth as peers increase their adoption of the platform. Further, we see potential for an increase in demand for our platform over time as more organizations globally transition to remote work, which may result in increased reliance on our platform to digitize communications processes previously performed in office settings.
Key Business Metrics
In addition to our GAAP financial information, we review several operating and financial metrics, including the following key metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions.

	December 31,		June 30,
	2019	2020	2020	2021
Number of locations (at period end)	13,084	18,539	15,717	21,227
Dollar-based net retention rate	97%	102%	100%	103%
Dollar-based gross retention rate	93%	91%	91%	92%
Number of Locations
We believe the number of locations provides us an indicator of our market penetration, the growth of our business and our potential future business opportunities. We measure locations as the total number of customer locations under subscription active on the Weave platform as of the end of each month. A single organization or customer with multiple divisions, segments, offices or subsidiaries is counted as multiple locations if they have entered into subscriptions for each location.
Dollar-Based Net Retention Rate
We believe our dollar-based net retention rate, or NRR, provides insight into our ability to retain and grow revenue from our customer locations, as well as their potential long-term value to us. For retention rate calculations, we use adjusted monthly revenue, or AMR, which is calculated for each location as the sum of (i) the subscription component of revenue for each month and (ii) the average of the trailing-three-month recurring payments revenue. Since payments revenue represents the revenue we recognize on payment processing volume, which is reported net of transaction processing fees, we believe the three-month average appropriately adjusts for short-term fluctuations in transaction volume. To calculate our NRR, we first identify the cohort of locations, or the Base Locations, that were active in a particular month, or the Base Month. We then divide AMR for the Base Locations in the same month of the subsequent year, or the Comparison Month, by AMR in the Base Month to derive a monthly NRR. AMR in the Comparison Month includes the impact of any churn, revenue contraction, revenue expansion, and pricing changes, and by definition does not include any new customer locations under subscription added between the Base Month and Comparison Month. We derive our annual NRR as of any date by taking a weighted average of the monthly net retention rates over the trailing twelve months prior to such date.
Dollar-Based Gross Retention Rate
We believe our dollar-based gross retention rate, or GRR, provides insight into our ability to retain our customers, allowing us to evaluate whether the platform is addressing customer needs. To calculate our GRR, we first identify the cohort of locations, or the Base Locations, that were under subscription in a particular month, or the Base Month. We then calculate the effect of reductions in revenue from customer location terminations by measuring the amount of AMR in the Base Month for Base Locations still under subscription twelve months subsequent to the Base Month, or Remaining AMR. We then divide Remaining AMR for the Base Locations by AMR in the Base Month for the Base Locations to derive a monthly gross retention rate. We calculate GRR as of any date by taking a weighted average of the monthly gross retention rates over the trailing twelve months prior to such date. GRR reflects the effect of customer locations that terminate their subscriptions, but does not reflect changes in revenue due to revenue expansion, revenue contraction, or addition of new customer locations.
Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared in conformity with generally accepted accounting principles in the United States, or GAAP, we use free cash flow, free cash flow margin and Adjusted EBITDA, which are non-GAAP financial measures, to enhance the understanding of our GAAP financial measures, evaluate growth trends, establish budgets and assess operating performance. These non-GAAP financial measures should not be considered by the reader as substitutes for, or superior to, the financial statements and financial information prepared in accordance with GAAP. See below for a description of these non-GAAP financial measures and their limitations as an analytical tool.

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(dollars in thousands)
Net cash used in operating activities	$(22,069)	$(15,518)	$(12,773)	$(7,043)
Net cash used in investing activities	$(2,469)	$(3,859)	$(1,695)	$(4,544)
Net cash provided by (used in) financing activities	$64,995	$(5,150)	$(2,609)	$(1,615)
Free cash flow	$(24,538)	$(19,377)	$(14,468)	$(11,587)
Net cash used in operating activities as a percentage of revenue	(48)%	(19)%	(37)%	(13)%
Free cash flow margin	(54)%	(24)%	(42)%	(22)%
Net loss	$(32,060)	$(40,421)	$(20,631)	$(23,402)
Adjusted EBITDA	$(28,778)	$(25,592)	$(13,639)	$(14,460)
Free Cash Flow and Free Cash Flow Margin
We define free cash flow as net cash used in operating activities, less purchases of property and equipment and capitalized internal-use software costs, and free cash flow margin as free cash flow as a percentage of revenue. We believe that free cash flow and free cash flow margin are useful indicators of liquidity that provide useful information to management and investors, even if negative, as they provide information about the amount of cash consumed by our combined operating and investing activities. For example, as free cash flow has been negative, we have needed to access cash reserves or other sources of capital for these investments.
Adjusted EBITDA
EBITDA is defined as earnings before interest expense, provision for taxes, depreciation, and amortization. Our depreciation adjustment includes depreciation on operating fixed assets and does not include depreciation on phone hardware provided to our customers. We further adjust EBITDA to exclude equity-based compensation expense, a non-cash item. We believe that adjusted EBITDA provides management and investors consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations. Additionally, management uses adjusted EBITDA to measure our financial and operational performance and prepare our budgets.
Limitations and Reconciliation of Non-GAAP Financial Measures
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for financial information presented under GAAP. There are a number of limitations related to the use of non-GAAP financial measures versus comparable financial measures determined under GAAP For example, the non-GAAP financial information presented above may be determined or calculated differently by other companies and may not be directly comparable to that of other companies. In addition, free cash flow does not reflect our future contractual commitments and the total increase or decrease of our cash balance for a given period. Further, Adjusted EBITDA excludes some costs, namely, non-cash equity-based compensation expense. Therefore, adjusted EBITDA does not reflect the non-cash impact of equity-based compensation expense or working capital needs, that will continue for the foreseeable future. All of these limitations could reduce the usefulness of these non-GAAP financial measures as analytical tools. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and to not rely on any single financial measure to evaluate our business.
Free Cash Flow and Free Cash Flow Margin

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(dollars in thousands)
Revenue	$45,746	$79,896	$34,735	$53,729

Net cash used in operating activities	$(22,069)	$(15,518)	$(12,773)	$(7,043)
Less: Purchase of property and equipment	(2,469)	(2,759)	(789)	(3,438)
Less: Capitalized internal-use software	—	(1,100)	(906)	(1,106)
Free cash flow	$(24,538)	$(19,377)	$(14,468)	$(11,587)
Net cash used in investing activities	$(2,469)	$(3,859)	$(1,695)	$(4,544)
Net cash provided by (used in) financing activities	$64,995	$(5,150)	$(2,609)	$(1,615)
Net cash used in operating activities as a percentage of revenue	(48)%	(19)%	(37)%	(13)%
Free cash flow margin	(54)%	(24)%	(42)%	(22)%

Adjusted EBITDA

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(dollars in thousands)
Net loss	$(32,060)	$(40,421)	$(20,631)	$(23,402)
Interest on outstanding debt	811	1,097	518	573
Tax expense (benefit)	—	—	—	—
Depreciation(1)	1,076	1,611	743	1,002
Amortization(2)	—	508	349	274
Equity-based compensation	1,395	11,613	5,382	7,093
Adjusted EBITDA	$(28,778)	$(25,592)	$(13,639)	$(14,460)
______________
(1)    Does not include depreciation on phone hardware provided to our customers.
(2)    Represents amortization of capitalized internal-use software costs.

Components of Results of Operations
Revenue
We generate revenue primarily from recurring subscription fees charged to access our software and phone services platform, and recurring embedded lease revenue on hardware provided to customers. These subscription arrangements have contractual terms of month to month. Subscription and hardware fees are prepaid and customers may elect to be billed monthly or annually, with the majority of our revenue coming from those that elect to be billed monthly. To incentivize annual payments, we offer pricing concessions that apply ratably over the twelve-month subscription plan. As of June 30, 2021, approximately 43% of customer locations elected annual prepayments (approximately 42% as of December 31, 2020). Subscription revenue is recognized ratably over the term of the subscription agreement. Amounts billed in excess of revenue recognized are deferred. Recurring revenue on subscriptions, Weave Payments and hardware accounted for 98%, 95%, 93% and 90% of our revenue in 2019 and 2020 and in the six months ended June 30, 2020 and 2021, respectively.
In addition, we provide payment processing services and receive a revenue share from a third-party payment facilitator on transactions between our customers that utilize our payments platform and their end consumers. These payment transactions are generally for services rendered at customers’ business location via credit card terminals or through “Text-to-Pay” functionality. As we act as an agent in these arrangements, revenue from payments services is recorded net of transaction processing fees and is recognized when the payment transactions occur.
We also collect non-recurring installation fees for onboarding customers, the revenue for which is recognized upon completion of the installation. In the first quarter of 2020, we launched a nationwide installation program, or the Installation Program, and began encouraging all new customers to use an on-site technician to configure phone hardware, install our platform and assist with network upgrades recommended to optimize platform performance. While the Installation Program increased our revenue in 2020, it also increased our onboarding costs substantially, and we discontinued this program in the third quarter of 2021. Following this change, our customers now engage third-party independent contractors to configure hardware, install software and assist with upgrades, for which we do not derive any revenue.
Cost of Revenue
Cost of revenue consists of costs related to providing our platform to customers and costs to support our customers. Direct costs associated with providing our platform include data center and cloud infrastructure costs, payment processing costs, depreciation of phone hardware provided to customers, fees to application providers, voice connectivity and messaging fees and amortization of internal-use software development costs. Indirect costs included in costs of revenue include fees paid to third-party independent contractors as part of the Installation Program and personnel-related expenses, such as salaries, benefits, bonuses, and equity-based compensation expense, of our onboarding and customer support staff. Cost of revenue also includes an allocation of overhead costs for facilities and shared IT-related expenses, including depreciation expense.
The launch of the Installation Program in the first quarter of 2020 resulted in a substantial increase in onboarding costs. Prior to launching this program, our employees provided limited installation assistance remotely from our corporate headquarters.
As we acquire new customers and existing customers increase their use of our cloud-based platform, we expect that the dollar amount of our cost of revenue will continue to increase in do. However, our cost of revenue has been and will continue to be affected by a number of factors including increased regulatory fees on texting and phone calls, the number of phones provided to customers, our equity-based compensation expense, and the timing of the amortization of internal-use software development costs, which could cause it to fluctuate as a percentage of revenue in future periods.
Operating Expenses
Our operating expenses consist of sales and marketing, research and development, and general and administrative expenses. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses, equity-based compensation and sales commissions. Operating expenses also include allocated overhead costs for facilities and shared IT-related expenses, including depreciation expense.
Sales and Marketing
Sales and marketing expenses consist primarily of personnel-related expenses associated with our sales and marketing staff, including salaries, benefits, bonuses and equity-based compensation. Sales commissions paid on new subscriptions are deferred and amortized over the expected period of benefit which is determined to be three years. Marketing expenses consist of lead generating and other advertising activities, such as our Business Growth Summit and the costs of traveling to and attending trade shows.
We expect that our sales and marketing expenses will increase and continue to be our largest operating expense for the foreseeable future as we grow our business. As in-person events and conferences return to activity, we will experience an increase in marketing expenses but expect total sales and marketing expenses to decrease as a percent of revenue over time.
Research and Development
Research and development expenses include software development costs that are not eligible for capitalization and support our efforts to ensure the reliability, availability and scalability of our solutions. Our platform is software-driven, and its research and development teams employ software engineers in the continuous testing, certification and support of our platform and products. Accordingly, the majority of our research and development expenses result from employee-related costs, including salaries, benefits, bonuses, equity-based compensation and costs associated with technology tools used by our engineers.
We expect that our research and development expenses will increase as our business grows, particularly as we incur additional costs related to continued investments in our platform and products. However, we expect that our research and development expenses will decrease as a percentage of our revenue over time. In addition, research and development expenses that qualify as internal-use software development costs are capitalized, and the amount capitalized may fluctuate significantly from period to period.

General and Administrative
General and administrative expenses consist primarily of personnel-related expenses for our finance, legal, human resources, facilities and administrative personnel, including salaries, benefits, bonuses and equity-based compensation.
We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses to comply with the rules and regulations applicable to companies listed on a national securities exchange, expenses related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for director and officer insurance, investor relations and professional services. We also expect to increase the size of our general and administrative functions to support the growth in our business. As a result, we expect that our general and administrative expenses will increase in absolute dollars but may fluctuate as a percentage of total revenue from period to period.
In addition, in November 2021, our compensation committee approved, contingent upon the completion of this offering, the grant of a total of 171,075 restricted stock units to employees at an estimated preliminary aggregate fair value of approximately $4.1 million. The estimates of the grant date fair value described above are preliminary and the actual grant date fair value associated with these awards will be finalized upon the completion of this offering.
Interest Expense
Interest expense results primarily from interest payments on our borrowings and interest on capital lease obligations. Interest on borrowings is based on a floating per annum rate at specified percentages above the prime rate. Interest on capital leases is based on our incremental borrowing rate at the time the agreements are initiated.
Other Income
Other income consists primarily of interest income earned on our cash and cash equivalents.
Provision for (Benefit from) Income Taxes
We have not disclosed a provision for income taxes as we have only been subject to immaterial state and local taxes. In addition, we maintain a full valuation allowance against our U.S. and foreign deferred tax assets because we have concluded that it is more likely than not that the deferred tax assets will not be realized.

Results of Operations
The following table sets forth our consolidated statements of operations data for the periods indicated:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
Revenue	$45,746	$79,896	$34,735	$53,729
Cost of revenue(1)	18,520	34,449	15,289	22,825
Gross profit	27,226	45,447	19,446	30,904

Operating expenses:
Sales and marketing(1)	31,726	39,258	19,817	26,454
Research and development(1)	14,407	19,967	8,940	13,707
General and administrative(1)	13,016	25,793	11,024	13,586
Total operating expenses	59,149	85,018	39,781	53,747
Loss from operations	(31,923)	(39,571)	(20,335)	(22,843)

Other income (expense):
Interest expense	(811)	(1,097)	(518)	(573)
Other income	674	247	222	14
Net loss	$(32,060)	$(40,421)	$(20,631)	$(23,402)
______________
(1)Includes equity-based compensation expense as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
Cost of revenue	$36	$282	$144	$279
Sales and marketing	323	544	318	811
Research and development	274	1,442	667	2,416
General and administrative	762	9,345	4,253	3,587
Total equity-based compensation	$1,395	$11,613	$5,382	$7,093
Equity-based compensation expense for the year ended December 31, 2020 and for the six months ended June 30, 2020 and 2021 included $7.3 million, $4.2 million, and $3.4 million, respectively, of compensation expense related to amounts paid in excess of the estimated fair value of the common stock in secondary sales of common stock. See Note 13 to our consolidated financial statements included elsewhere in this prospectus for further details.

The following table sets forth our consolidated statements of operations data expressed as a percentage of revenue for the periods indicated:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(percentage of total revenue)
Revenue	100%	100%	100%	100%
Cost of revenue	40	43	44	42
Gross profit	60	57	56	58

Operating expenses:
Sales and marketing	69	49	57	49
Research and development	31	25	26	26
General and administrative	28	32	32	25
Total operating expenses	129	106	115	100
Loss from operations	(70)	(50)	(59)	(43)

Other income (expense):
Interest expense	(2)	(1)	(1)	(1)
Other income	1	—	1	—
Net loss	(70)%	(51)%	(59)%	(44)%
Comparison of the Six Months Ended June 30, 2021 to the Six Months Ended June 30, 2020
Revenue

	Six Months Ended June 30,		Change
	2020	2021	Amount	Percentage
	(dollars in thousands)
Revenue	$34,735	$53,729	$18,994	55%
Revenue increased by $19.0 million, or 55% from the six months ended June 30, 2020 compared to the six months ended June 30, 2021. Of the total increase, $14.0 million or 74% was attributable to subscription revenue from new customer locations acquired subsequent to June 30, 2020, and $3.1 million or 17% was attributable to subscription revenue from existing customer locations under subscription as of June 30, 2020. The number of customer locations under subscription totaled 21,227 as of June 30, 2021, a 35% increase over the 15,717 customer locations under subscription we had as of June 30, 2020. Our payments services, including our “Text-to-Pay” functionality, were launched in the first quarter of 2020. Payments services revenue increased $1.6 million, or 9% of the revenue increase, from

$0.1 million for the six months ended June 30, 2020 to $1.7 million for the six months ended June 30, 2021.
Cost of Revenue and Gross Margin

	Six Months Ended June 30,		Change
	2020	2021	Amount	Percentage
	(dollars in thousands)
Cost of revenue	$15,289	$22,825	$7,536	49%
Gross margin	56%	58%
The dollar amount increase in cost of revenue was due primarily to an increase of $4.0 million in direct costs to support customer usage and growth of our customer base, including cloud infrastructure costs and fees paid to application providers, $1.0 million in amortization of phone hardware and $0.9 million in fees paid to third-party independent contractors in connection with the Installation Program. The increase was also attributable to higher personnel-related costs of $0.8 million and higher allocated overhead costs of $0.7 million as a result of increased overall costs to support the growth of our business and related infrastructure.
Gross margin increased 1.5 percentage points from the six months ended June 30, 2020 to the six months ended June 30, 2021. During the six months ended June 30, 2020, we incurred increased expenses associated with the launch of the Installation Program, fees paid to application providers, and cloud infrastructure costs. During the six months ended June 30, 2021 these costs decreased resulting in an improved gross margin.
Sales and Marketing

	Six Months Ended June 30,		Change
	2020	2021	Amount	Percentage
	(dollars in thousands)
Sales and marketing	$19,817	$26,454	$6,637	33%
Percentage of revenue	57%	49%
The dollar amount increase in sales and marketing expenses was primarily attributable to an increase of $3.7 million in personnel-related expenses driven by higher average headcount, $2.4 million in advertising fees, and $0.6 million in allocated overhead as a result of increased overall costs to support the growth of our business and related infrastructure. Sales and marketing expenses as a percentage of revenue declined over the same period due to uncertainties relating to the COVID-19 pandemic.
Research and Development

	Six Months Ended June 30,		Change
	2020	2021	Amount	Percentage
	(dollars in thousands)
Research and development	$8,940	$13,707	$4,767	53%
Percentage of revenue	26%	26%
The dollar amount increase in research and development expenses was due primarily to an increase of $4.0 million in personnel-related costs driven by higher headcount directly engaged in developing new product offerings and $0.8 million in allocated overhead as a result of increased overall costs to support the growth of our business and related infrastructure.
General and Administrative

	Six Months Ended June 30,		Change
	2020	2021	Amount	Percentage
	(dollars in thousands)
General and administrative	$11,024	$13,586	$2,562	23%
Percentage of revenue	32%	25%
The dollar amount increase in general and administrative expenses was primarily due to an increase of $1.3 million in personnel-related expenses driven by a higher average headcount, $0.5 million increase in dues and subscriptions and $0.5 million in expenses related to the build-out of our new headquarters, along with a partial return to working in the office. Additionally, $0.5 million in additional insurance, payroll taxes, and other costs contributed to the increase of general and administrative expenses.
Interest Expense and Other Income, Net

	Six Months Ended June 30,		Change
	2020	2021	Amount	Percentage
	(dollars in thousands)
Interest expense and other income, net	$296	$559	$263	89%
Percentage of revenue	1%	1%
Interest expense increased by $0.1 million from the six months ended June 30, 2020 to the six months ended June 30, 2021 primarily due to an increase in capital lease agreements executed. Interest income decreased by $0.2 million from the six months ended June 30, 2020 to the six months ended June 30, 2021 due to reductions in interest rates and a decreasing balance of cash and cash equivalents.
Comparison of the Years Ended December 31, 2019 and 2020
Revenue

	Year Ended December 31,		Change
	2019	2020	Amount	Percentage
	(dollars in thousands)
Revenue	$45,746	$79,896	$34,150	75%
Revenue increased by $34.1 million or 75% for the twelve months ending December 31, 2019 compared to December 31, 2020. Of the total increase, $17.5 million or 51% was attributable to subscription revenue from new customer locations acquired during the twelve months ending December 31, 2020, and $15.8 million or 46% was attributable to the realization of a full year of subscription revenue from existing customer locations as of December 31, 2019. The number of customer locations totaled 18,539 as of December 31, 2020, representing a 42% increase over the 13,084 locations we had as of December 31, 2019. Our payments services, including our “Text-to-Pay” functionality, were launched in the first quarter of 2020. For the year ended December 31, 2020, our revenue included payments services revenue of $0.9 million, which accounted for 3% of the total increase in revenues.

Cost of Revenue and Gross Margin

	Year Ended December 31,		Change
	2019	2020	Amount	Percentage
	(dollars in thousands)
Cost of revenue	$18,520	$34,449	$15,929	86%
Gross margin	60%	57%
The dollar amount increase in cost of revenue was due primarily to an increase of $6.4 million in direct costs to support customer usage and growth of our customer base, including cloud infrastructure costs and fees paid to application providers, $2.6 million in amortization of phone hardware and $2.4 million in fees paid to third-party independent contractors in connection with the Installation Program. The increase was also attributable to higher personnel-related costs of $3.1 million and higher allocated overhead costs of $1.0 million as a result of increased overall costs to support the growth of our business and related infrastructure.
Gross margin decreased 3 percentage points in the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to an increase in expenses associated with the launch of the Installation Program, fees paid to application providers, and cloud infrastructure costs, offset in part by a decrease in personnel-related expenses as a percentage of revenue.
Sales and Marketing

	Year Ended December 31,		Change
	2019	2020	Amount	Percentage
	(dollars in thousands)
Sales and marketing	$31,726	$39,258	$7,532	24%
Percentage of revenue	69%	49%
The dollar amount increase in sales and marketing expenses was primarily attributable to an increase of $5.3 million in personnel-related expenses driven by higher average headcount, $1.1 million in allocated overhead as a result of increased overall costs to support the growth of our business and related infrastructure, and $0.7 million in subscription expenses to support the sales and marketing departments. Sales and marketing expenses in the year ended December 31, 2020 declined as a percentage of revenue due to uncertainties relating to the COVID-19 pandemic, including approximately $1.8 million reduced spending on travel for in-person events and trade shows.
Research and Development

	Year Ended December 31,		Change
	2019	2020	Amount	Percentage
	(dollars in thousands)
Research and development	$14,407	$19,967	$5,560	39%
Percentage of revenue	31%	25%
The dollar amount increase in research and development expenses was due primarily to an increase of $4.7 million in personnel-related costs driven by higher headcount directly engaged in developing new product offerings and $0.9 million in allocated overhead as a result of increased overall costs to support the growth of our business and related infrastructure.

General and Administrative

	Year Ended December 31,		Change
	2019	2020	Amount	Percentage
	(dollars in thousands)
General and administrative	$13,016	$25,793	$12,777	98%
Percentage of revenue	28%	32%
The increase in general and administrative expenses was primarily due to an increase of $8.8 million in equity-based compensation resulting from both vesting of employee stock options and secondary sales of common shares. The increase was also due to $4.6 million in personnel-related costs driven by executive officer hires and increased administrative headcount to support our continued growth, $1.4 million in additional insurance, taxes, and other costs, and $0.4 million in professional and consulting fees in connection with the overall growth of our business and our preparation to operate as a public company. These increases were partially offset by a $1.5 million decrease in travel, office food, meetings and employee entertainment costs, which resulted from work-from-home and social distancing policies implemented in response to the COVID-19 pandemic.
Interest Expense and Other Income, Net

	Year Ended December 31,		Change
	2019	2020	Amount	Percentage
	(dollars in thousands)
Interest expense and other income, net	$137	$850	$713	520%
Interest expense increased by $0.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily due to an increase in capital lease agreements executed. Interest income decreased by $0.4 million for the year ended December 31, 2020 compared to the year ended December 31, 2019 due to reductions in interest rates and a decreasing balance of cash and cash equivalents during the year ended December 31, 2020.
Provision for Income Taxes
We have assessed our ability to realize our deferred tax assets and have recorded a valuation allowance against such assets to the extent that, based on the weight of all available evidence, it is more likely than not that all or a portion of the deferred tax assets will not be realized. In assessing the likelihood of future realization of our deferred tax assets, we placed significant weight on our history of generating U.S. tax losses, including in 2020. As a result, we have a full valuation allowance against our net deferred tax assets, including NOL carryforwards. We expect to maintain a full valuation allowance for the foreseeable future.
Quarterly Results of Operations
The following tables summarize our selected unaudited quarterly consolidated statements of operations data and the percentage of revenues that each line item represents for each quarter in the ten quarter period ended June 30, 2021. The information for each of these quarters has been prepared on the same basis as our audited annual consolidated financial statements and reflects, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for the full year or any other period.

Consolidated Statements of Operations Data

	Three Months Ended
	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021
	(in thousands)
Revenue	$8,795	$10,231	$12,123	$14,597	$16,474	$18,261	$21,388	$23,773	$25,668	$28,061
Cost of revenue(1)	3,426	4,211	5,008	5,875	7,187	8,102	9,214	9,946	10,802	12,023
Gross profit	5,369	6,020	7,115	8,722	9,287	10,159	12,174	13,827	14,866	16,038

Operating expenses:
Sales and marketing(1)	6,350	6,805	8,233	10,338	10,842	8,975	8,882	10,559	11,736	14,718
Research and development(1)	2,925	3,201	3,706	4,575	4,469	4,471	5,414	5,613	5,836	7,871
General and administrative(1)	2,422	2,832	3,408	4,354	7,469	3,555	8,024	6,745	6,003	7,583
Total operating expenses	11,697	12,838	15,347	19,267	22,780	17,001	22,320	22,917	23,575	30,172
Loss from operations	(6,328)	(6,818)	(8,232)	(10,545)	(13,493)	(6,842)	(10,146)	(9,090)	(8,709)	(14,134)

Other income (expense):
Interest expense	(169)	(189)	(217)	(236)	(252)	(266)	(274)	(305)	(280)	(293)
Other income	167	143	120	244	208	14	16	9	6	8
Net loss	$(6,330)	$(6,864)	$(8,329)	$(10,537)	$(13,537)	$(7,094)	$(10,404)	$(9,386)	$(8,983)	$(14,419)

(1) Includes equity-based compensation expense as follows:
	Three Months Ended
	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021
	(in thousands)
Cost of revenue	$3	$4	$13	$15	$69	$75	$76	$62	$69	$210
Sales and marketing	92	49	82	100	209	109	153	74	132	679
Research and development	43	46	58	126	528	139	496	278	396	2,020
General and administrative	198	175	276	115	3,965	288	3,974	1,118	1,227	2,360
Total equity-based compensation	$336	$274	$429	$356	$4,771	$611	$4,699	$1,532	$1,824	$5,269

	Three Months Ended
	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021
	(percentage of revenue)
Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	39	41	41	40	44	44	43	42	42	43
Gross margin	61	59	59	60	56	56	57	58	58	57

Operating expenses:
Sales and marketing	72	67	68	71	66	49	42	44	46	52
Research and development	33	31	31	31	27	24	25	24	23	28
General and administrative	28	28	28	30	45	19	38	28	23	27
Total operating expenses	133	125	127	132	138	93	104	96	92	108
Loss from operations	(72)	(67)	(68)	(72)	(82)	(37)	(47)	(38)	(34)	(50)

Other income (expense):
Interest expense	(2)	(2)	(2)	(2)	(2)	(1)	(1)	(1)	(1)	(1)
Other income	2	1	1	2	1	—	—	—	—	—
Net loss	(72)%	(67)%	(69)%	(72)%	(82)%	(39)%	(49)%	(39)%	(35)%	(51)%

Quarterly Changes in Revenue
Revenue increased sequentially in each of the quarters presented primarily due to the addition of new customers.
Quarterly Changes in Cost of Revenue
Cost of revenue has increased sequentially in each of the quarters presented primarily due to increased third-party cloud infrastructure expenses as well as increased voice connectivity and messaging fees, partially offset by cost reductions in phone hardware and reductions in our third-party service costs associated with our Weave Reviews product beginning in the three months ended December 31, 2020.
Quarterly Changes in Operating Expenses
Our quarterly operating expenses were significantly affected by the outbreak of COVID-19. We reduced our headcount and scaled back on new hires during the three months ended March 31, 2020, and limited hiring continued during the subsequent quarters through September 30, 2020. During this time period, we substantially reduced spending on business travel and marketing as a result of cancellations of trade shows and other conferences. Beginning in the three months ended December 31, 2020, as the spread of COVID-19 appeared to be slowing, we expanded our hiring capacity and efforts, which has continued through the subsequent quarters in 2021.
Liquidity and Capital Resources
Since inception, we have financed operations primarily through the net proceeds we have received from the sales of our preferred stock, cash generated from the sale of subscriptions to our platform, and our bank borrowings. We have generated losses from our operations as reflected in our accumulated deficit of $89.8 million, $130.2 million and $153.6 million as of December 31, 2019 and 2020 and June 30, 2021, respectively, and negative cash flows from operating activities for the periods then ended. Our future capital requirements will depend on many factors, including revenue growth and costs incurred to support customer usage and growth in our customer base, increased research and development expenses to support the growth of our business and related infrastructure, and increased general and administrative expenses to support being a publicly traded company. We expect our operating cash flows to further improve as we increase our operational efficiency and experience economies of scale.
Our principal sources of liquidity were cash held as deposits in financial institutions and cash equivalents consisting of highly liquid investments in money market securities of $80.0 million, $53.7 million, and $37.9 million as of December 31, 2019 and 2020 and June 30, 2021, respectively.
A substantial source of our cash provided by operating activities is our deferred revenue, which is included on our consolidated balance sheets as a liability. Deferred revenue consists of the unearned portion of billed fees for our subscriptions, which is recorded as revenue over the subscription term. We had $16.1 million, $22.9 million and $26.9 million of deferred revenue recorded as a current liability as of December 31, 2019 and 2020 and June 30, 2021, respectively. This deferred revenue will be recognized as revenue when all of the revenue recognition criteria are met.
We assess our liquidity primarily through our cash on hand as well as the projected timing of billings under contract with our paying customers and related collection cycles. We believe our current cash, cash equivalents, marketable securities and amounts available under our senior secured term loan facility will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months.

The following table shows a summary of our cash flows for the periods presented:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
Net cash used in operating activities	$(22,069)	$(15,518)	$(12,773)	$(7,043)
Net cash used in investing activities	(2,469)	(3,859)	(1,695)	(4,544)
Net cash provided by (used in) financing activities	64,995	(5,150)	(2,609)	(1,615)
Operating Activities
For the six months ended June 30, 2021, cash used in operating activities was $7.0 million, primarily consisting of our net loss of $23.4 million adjusted for non-cash charges of $17.2 million, and net cash outflows of $0.8 million provided by changes in our operating assets and liabilities. The main drivers of the changes in operating assets and liabilities were a $6.1 million increase in deferred customer acquisition costs, comprising mainly sales commissions earned on bookings; a $2.5 million increase in accounts receivable due to an increase in customers and revenue; and an increase in prepaid expenses of $0.3 million. These amounts were partially offset by a $4.1 million increase in deferred revenue due to our prepay arrangements with our customers, an increase in accounts payable and accrued liabilities of $1.6 million, and an increase in deferred rent of $2.0 million.
For the six months ended June 30, 2020, cash used in operating activities was $12.8 million, primarily consisting of our net loss of $20.6 million, adjusted for non-cash charges of $13.0 million, and net cash outflows of $5.1 million provided by changes in our operating assets and liabilities. The main drivers of the changes in operating assets and liabilities were a $4.8 million increase in deferred customer acquisition costs, comprising mainly sales commissions earned on bookings, a $1.0 million increase in accounts receivable due to an increase in customers and revenue, and a decrease in accounts payables and accrued liabilities of $2.1 million. These amounts were partially offset by a $2.9 million increase in deferred revenue due to our prepay arrangements with our customers.
For the year ended December 31, 2020, cash used in operating activities was $15.5 million, primarily consisting of our net loss of $40.4 million, adjusted for non-cash charges of $28.2 million, and net cash outflows of $3.3 million provided by changes in our operating assets and liabilities. The main drivers of the changes in operating assets and liabilities were a $9.7 million increase in deferred customer acquisition costs, comprising mainly sales commissions earned on bookings, a $0.7 million increase in prepaid expenses and a $0.6 million increase in accounts receivable due to an increase in customers and revenue. These amounts were partially offset by a $6.7 million increase in deferred revenue due to our prepay arrangements with our customers, particularly those with annual billing, and a $0.8 million increase in accrued liabilities due to increased headcount and unremitted payroll taxes related to the Coronavirus Aid, Relief, and Economic Security (CARES) Act.
For the year ended December 31, 2019, cash used in operating activities was $22.1 million, primarily consisting of our net loss of $32.1 million, adjusted for non-cash charges of $11.0 million and net cash outflows of $1.1 million provided by changes in our operating assets and liabilities. The main drivers of the changes in operating assets and liabilities were a $8.9 million increase in deferred customer acquisition costs, a $1.8 million increase in accounts receivable due to an increase in customers, revenue and the number of declined credit card transactions, and a $1.1 million increase in prepaid expenses. These amounts were partially offset by a $7.9 million increase in deferred revenue due to our prepay arrangements with our customers, particularly with those with annual billing, a $1.9 million increase in accounts payable, and a $1.1 million increase in accrued liabilities due to increased headcount.

Investing Activities
Cash used in investing activities for the six months ended June 30, 2021 was $4.5 million, primarily due to furniture, equipment and leasehold improvements of $3.4 million on our new corporate headquarters, which we occupied beginning the first quarter of 2021. Additional investing cash flow activities included purchases of employee equipment and personnel-related costs capitalized as internal-use software development of $1.1 million.
Cash used in investing activities for the six months ended June 30, 2020 was $1.7 million, due to furniture, equipment and leasehold improvements of $0.8 million for our corporate headquarters. Additional investing cash flow activities included purchases of employee equipment and personnel-related costs capitalized as internal-use software development of $0.9 million.
Cash used in investing activities for the year ended December 31, 2020 was $3.9 million, primarily due to furniture, equipment and leasehold improvements on our new corporate headquarters, which we occupied beginning the first quarter of 2021. Additional investing cash flow activities included purchases of employee equipment and personnel-related costs capitalized as internal-use software development.
Cash used in investing activities for the year ended December 31, 2019 was $2.5 million, resulting primarily from purchases of employee equipment.
Financing Activities
Cash used in financing activities for the six months ended June 30, 2021 was $1.6 million, primarily due to payments on capital lease obligations of $3.7 million, which was then largely offset by cash proceeds from employee stock option exercises of $2.1 million.
Cash used in financing activities for the six months ended June 30, 2020 was $2.6 million, primarily as a result of principal payments on capital lease obligations of $2.8 million, partially offset by cash proceeds from employee stock option exercises of $0.2 million.
Cash used in financing activities for the year ended December 31, 2020 was $5.2 million, primarily as a result of principal payments on capital lease obligations, partially offset by cash proceeds from employee stock option exercises.
Cash provided by financing activities for the year ended December 31, 2019 was $65.0 million, primarily as a result of proceeds from the issuance of Series D preferred shares and employee stock option exercises, partially offset by principal payments on capital lease obligations.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations as of December 31, 2020:

	Payments Due by Period
	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years	Total
	(in thousands)
Operating lease obligations(1)	$831	$8,989	$9,404	$36,825	$56,049
Capital lease obligations(2)	7,726	7,666	—	—	15,392
Short- and long-term debt obligations(3)	621	3,430	404	—	4,455
Purchase obligations	2,839	5,615	4,583	—	13,037
Total	$12,017	$25,700	$14,391	$36,825	$88,933
_______________
(1)In March of 2021 Weave signed an operating lease agreement to add the third floor to its current building lease, increasing overall future payments by $10.5 million over the remaining 139 months of the lease.

(2)Twenty capital leases related to phone hardware were added during the first six months of 2021, which resulted in an overall increase in capital lease liability of $1.4 million.
(3)Debt obligation was amended August 2021. See “Silicon Valley Bank Credit Facility” below for further details.
The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts.
Our operating lease obligations relate primarily to our headquarters office space located in Lehi, Utah.
Capital lease obligations consist mainly of financing arrangements on phone hardware provided to our customers. These leases entail monthly payments and a fair market value buyout at the end of the lease term, which is 36 to 48 months.
Debt obligations are related to future principal and interest payments on our note payable to Silicon Valley Bank.
Purchase obligations relate mainly to third-party cloud infrastructure agreements and subscription arrangements used to provide our customers with our software and phone services platform.
Indemnifications
Certain of our agreements with partners, resellers and customers include provisions for indemnification against liabilities should our platform contribute to a data compromise, particularly a compromise of protected health information. We have not incurred any costs as a result of such indemnification obligations historically and have not accrued any liabilities related to such obligations in our consolidated financial statements as of December 31, 2020.
Silicon Valley Bank Credit Facility
As of December 31, 2020 and as of June 30, 2021, we carried a $4 million note payable, which bears interest at the greater of prime rate plus 0.75% and 5.50%. The note payable requires interest-only payments through September 2021, followed by 36 monthly principal payments of $111,111 plus interest. As of June 30, 2021 the full $4 million note payable was still outstanding. Along with the note payable, Silicon Valley Bank provided us with a $10 million revolving line of credit, bearing interest at the greater of prime rate plus 0.5% and 5.25%. As of December 31, 2020 and as of June 30, 2021, we had not taken any advances on the line of credit and the full $10 million was available for borrowing.
In August 2021, we amended our agreement with Silicon Valley Bank (“SVB”) to increase the revolving line of credit from $10 million to $50 million. The total borrowing capacity is subject to reduction should we fail to meet certain metrics for recurring revenue and customer retention. Amounts outstanding on the line will accrue interest at the greater of prime rate plus 0.25% and 3.5%. As part of our agreement with SVB, the $4 million note payable was converted to a deemed advance on the line of credit. In connection with this transaction, we drew down an additional $6 million from the line of credit for the purpose of avoiding unused line fees, resulting in a total outstanding balance of $10 million. We are required to pay an annual fee of $0.13 million beginning on the effective date of the agreement, and continuing on the anniversary of the effective date. We are also required to pay a quarterly unused line fee of 0.15% per annum of the available borrowing amount should the outstanding principal balance drop below $10 million (calculated based on the number of days and based on the average available borrowing amount). The line of credit is collateralized by substantially all of our assets. This amended agreement includes financial covenants requiring that, at any time, if our total unrestricted cash and cash equivalents at SVB is less than $100 million, we must at all times thereafter maintain a consolidated minimum $20 million in liquidity, meaning unencumbered cash plus available borrowing on the line of credit, and that we meet specified minimum levels of EBITDA, as adjusted for equity-based compensation and changes in our deferred revenue. As of October 18, 2021, we are in compliance with all loan covenants.

Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Quantitative and Qualitative Disclosures about Market Risks
We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.
Interest Rate Risk
Our cash and cash equivalents consist of cash on deposit and highly liquid money market accounts. Because our cash equivalents have a short maturity, our portfolio’s fair value is relatively insensitive to interest rate changes. We therefore do not expect our operating results or cash flows to be materially affected by a sudden change in market interest rates. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives.
As of December 31, 2020 and as of June 30, 2021, we had outstanding a $4 million note payable that bears interest at the greater of Prime Rate plus 0.75% or 5.50%. Increases in Prime Rate would increase the interest rate on these borrowings.
Foreign Currency Exchange Risk
The vast majority of our customer subscription agreements are denominated in U.S. dollars, with a small number of subscription agreements denominated in Canadian dollars. A small portion of our operating expenses are incurred outside the United States, denominated in foreign currencies, and subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Canadian Dollar and the Indian Rupee. Additionally, fluctuations in foreign currency exchange rates may cause us to recognize transaction gains and losses in our consolidated statements of operations. As the impact of foreign currency exchange rates has not been material to our historical operating results, we have not entered into derivative or hedging transactions, but we may do so in the future if our exposure to foreign currency becomes more significant.
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.
We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. For further information on all of our significant accounting policies, see the notes to our consolidated financial statements.
Revenue Recognition
We account for revenue in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue From Contracts With Customers (ASC 606) for all periods presented.

Revenue recognition is determined from the following steps:
•Identification of a contract with a customer;
•Identification of the performance obligations in the contract;
•Determination of the transaction price
•Allocation of the transaction price to the performance obligations within the contract; and
•Recognition of revenue when, or as, performance obligations are satisfied.
Our primary source of revenue is month-to-month subscription arrangements. Subscription revenue is generated from fees that provide customers access to one or more of our software applications and phone services. Arrangements with customers do not provide the customer with the right to take possession of our software at any time. Instead, customers are granted continuous access to the services over the contractual period. Accordingly, the fixed consideration related to subscriptions is recognized over time on a straight-line basis over the contract term beginning on the date our service is made available to the customer.
We deem phone and software service installations as a separate performance obligation. Any fees collected from customers related to installation are recognized as revenue upon completion of the installation. We have recognized installation revenue on a gross basis as we have been principal in the arrangement; we established the amount of the installation fee and we determined which of several partner third-party IT installers would perform the service.
For our payments product, we act as an agent between our customers and a payment facilitator. As a result, the related revenue is recorded net of transaction processing fees and is recognized when the payment transactions occur.
Equity-Based Compensation
We measure and recognize compensation expense for all equity-based awards granted to employees, directors, and non-employees, based on the estimated fair value of the awards on the date of grant.
The fair value of each stock option granted is estimated using the Black-Scholes option-pricing model. Generally, equity-based compensation expense is recognized on a straight-line basis over the requisite service period. If an award contains a provision whereby vesting is accelerated upon a change in control, we recognize equity-based compensation expense on a straight-line basis, as a change in control is considered to be outside of our control and is not considered probable until it occurs. Forfeitures are accounted for in the period in which they occur.
Our option-pricing model requires the input of subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of our common stock, risk-free interest rates, and the expected dividend yield of our common stock. The assumptions used in our option-pricing model represent our best estimates. These estimates involve inherent uncertainties and the application of judgment. If factors change and different assumptions are used, our equity-based compensation expense could be materially different in the future.
These assumptions are estimated as follows:
•Fair value of underlying common stock. Because our common stock is not yet publicly traded, we must estimate the fair value of our common stock. Our board of directors considers numerous objective and subjective factors to determine the fair value of our common stock at each meeting in which equity grants are approved.

•Expected volatility. Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. Since we do not have sufficient trading history of our common stock, we estimate the expected volatility of our options at the grant date by taking the average historical volatility of a group of comparable publicly traded companies over a period equal to the expected term of the options.
•Expected term. We determine the expected term based on the average period the options are expected to remain outstanding using the simplified method, generally calculated as the midpoint of the options’ vesting term and contractual expiration period, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
•Risk-free rate. We use the U.S. Treasury yield for our risk-free interest rate that corresponds with the expected term.
•Expected dividend yield. We utilize a dividend yield of zero, as we do not currently issue dividends, nor do we expect to do so in the future.
The following table summarizes the weighted-average assumptions used in estimating the fair value of stock options granted to employees and non-employees during each of the periods presented:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
Risk free interest rate	2.07% - 2.59%	0.38% - 0.53%	0.51%	1.03%
Expected term	5.50 - 6.25 Years	5.50 - 6.25 Years	6.25 Years	6.25 Years
Expected volatility	37.00%	42.00%	41.70%	42.60%
Dividend yield	0.00%	0.00%	0.00%	0.00%
We will continue to use judgment in evaluating the assumptions related to our equity-based compensation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may have refinements to our estimates, which could materially impact our future equity-based compensation expense.
Common Stock Valuations
The fair value of the common stock underlying our equity-based awards has historically been determined by our board of directors, with input from management and corroboration from contemporaneous third-party valuations. Prior to 2020, these valuations were performed on an annual basis at the end of year. In 2020, a valuation was performed at the end of the year and another was performed in the second quarter of 2020, coinciding with the beginning of the COVID-19 pandemic and its impact on the economy and stock markets. Beginning in 2021, we are performing these valuations on a quarterly basis. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common stock. Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock at each grant date. These factors include:
•contemporaneous valuations of our common stock performed by independent third-party specialists;
•the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•the prices paid for common or convertible preferred stock sold to third-party investors by us and prices paid in secondary transactions for shares repurchased by us in arms-length transactions, including any tender offers;
•the lack of marketability inherent in our common stock;
•our actual operating and financial performance;
•our current business conditions and projections;
•the hiring of key personnel and the experience of our management;
•the history of the company and the introduction of new products;
•our stage of development;
•the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, a merger, or acquisition of our company given prevailing market conditions;
•the operational and financial performance of comparable publicly traded companies; and
•the U.S. and global capital market conditions and overall economic conditions.
In valuing our common stock, the fair value of our business was determined using various valuation methods, including combinations of income and market approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate that is derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.
For each valuation, the fair value of our business determined by the income and market approaches was then allocated to the common stock using either the option-pricing method, or OPM, or a hybrid of the probability-weighted expected return method, or PWERM, and OPM methods. Our valuations prior to December 30, 2020 were allocated based on the OPM. For the valuation with an effective date of December 31, 2020, an equity value allocation methodology was not deemed necessary as the value was determined at the common stock level. Beginning April 1, 2021, our valuations were allocated based on a hybrid method of the PWERM and the OPM. Prior to finalizing our 2020 annual financial statements, the April 1, 2021 valuation was completed and we deemed that the methodologies and assumptions used in that valuation were applicable to 2020, and provided a more appropriate basis for determining the fair value of our common stock in 2020 than valuations performed previously. We then adjusted our 2020 option pricing models accordingly to include interpolated fair values of our common stock based on the April 1, 2021 valuation and historical ARR growth, which resulted in higher 2020 equity-based compensation expense than previously recorded.
In addition, we also considered any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange and assigned the transactions an appropriate weighting in the valuation of our common stock. Factors considered include the number of different buyers and sellers, transaction volume, timing relative to the valuation date, whether the transactions occurred between willing and unrelated parties, and whether the transactions involved investors with access to our financial information.

Application of these approaches and methodologies involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
For valuations after the closing of this offering, our board of directors will determine the fair value of each share of underlying common stock based on the closing price of our common stock as reported on the date of grant. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.
Recently Adopted Accounting Pronouncements
See the sections titled “Basis of Presentation and Summary of Significant Accounting Policies—Accounting Pronouncements Recently Adopted” and “—Accounting Pronouncements Not Yet Adopted” in Note 2 to our consolidated financial statements included elsewhere in this prospectus for more information.
Emerging Growth Company Status
We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups (JOBS) Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We may take advantage of these exemptions until we are no longer an “emerging growth company.” Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of this offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, we have more than $700.0 million in market value of our stock held by non-affiliates (and we have been a public company for at least 12 months and have filed one annual report on Form 10-K) or we issue more than $1.0 billion of non-convertible debt securities over a three-year period.

BUSINESS
Our Mission
We are for small business. Our mission is to enable small businesses everywhere to unify, modernize and personalize every customer interaction.
Overview
We are a leading all-in-one customer communications and engagement software platform for small and medium-sized businesses. We are creating a world where SMB entrepreneurs can utilize state-of-the-art technology to transform how they attract, communicate and engage customers, grow their business and realize their dreams. Our platform enables entrepreneurs to maximize the value of their customer interactions and minimize the time and effort spent on manual or mundane tasks. In a similar way to how the smartphone has transformed the manner in which we live our daily lives, our platform changes the way SMBs manage their businesses. We are the “smartphone for small business”.
We have democratized powerful communications and engagement capabilities previously only available to enterprises, made them intuitive and easy to use and put them in one place – always within reach of the SMB. Our cloud-based software platform streamlines the day-to-day operations of running a small business. We offer an all-in-one platform spanning all forms of communications and customer engagement ranging from answering phones, to scheduling appointments, to sending text reminders, to requesting client reviews, to collecting payments, to sending email marketing campaigns. We bring small businesses and the people they serve closer together by unifying, modernizing and personalizing all customer interactions. Our platform helps improve communications, attract more customers, keep customers engaged and increase overall retention.
Small businesses are the backbone of the world economy. In the United States alone, an estimated 32.3 million businesses (including sole proprietorships) or 99% of all businesses were SMBs in 2018, according to the Census Bureau's Statistics of U.S. Businesses. Locally-owned businesses are linked to higher income growth and lower levels of poverty. U.S. SMBs employed 61.2 million people, or 46.8% of the private workforce, in 2018, according to the Census Bureau's 2018 Statistics of U.S. Businesses. SMBs are solving problems, creating value and improving the communities in which they operate. Furthermore, SMBs collectively represent a significant market opportunity. IDC forecasts North American SMB information technology (IT) spending to grow to $236 billion in 2025, up from $159 billion in 2020.
However, SMBs face meaningful challenges. Consumer demands are constantly changing and SMBs find it difficult to keep up. Customers increasingly expect seamless purchasing and interaction experiences on devices and services that they are accustomed to using in their everyday lives. Personalized customer interactions should be a key differentiator for the locally-owned SMB; however, SMB entrepreneurs often lack the technology solutions to solve these problems.
For many SMBs, the core infrastructure underlying their customer communications system is an outdated telephone system and manual processes ill-suited to their needs. SMBs need a set of effective digital tools to transform their businesses, but are forced to instead deploy an inefficient, “point solution patchwork” to address their important business requirements. This patchwork consists of a combination of numerous standalone products that each addresses one specific element of the broader problem, but does not provide a comprehensive solution. This point solution patchwork is overly complex, expensive and disjointed and does not provide industry specific functionality. Furthermore, SMBs have been largely overlooked by software platform vendors, many of whom offer full customer communications and engagement suites targeted at their large enterprise customer bases. These platform vendors do not provide the intuitive SMB functionality, or have the end market expertise or the go-to-market focus, to effectively serve small and medium-sized businesses.
Our platform is currently used by over 130,000 monthly active users across a range of industries, spanning dentistry, optometry, veterinary, physical therapy, specialty medical services, audiology,

plumbing, electrical, HVAC and other home services. We define monthly active users as the number of users at our customers that log on at least once during the applicable monthly period. We specifically design our platform with industry-specific functionality that these vertical markets require. Importantly, we have demonstrated the ability to efficiently scale and enter new industry verticals. As of June 30, 2021, we had more than 21,000 locations under subscription across approximately 20,000 customers in the United States and Canada. We require each physical location of a customer to enter into a subscription to gain full access to our platform, which results in customers with multiple offices having multiple subscriptions with us.
Our high growth has been a testament to our success. For the years ended December 31, 2019 and 2020, our revenue was $45.7 million and $79.9 million, respectively, representing year-over-year growth of 75%. For the six months ended June 30, 2020 and 2021, our revenue was $34.7 million and $53.7 million, respectively, representing year-over-year growth of 55%. In 2019 and 2020 and for the six months ended June 30, 2020 and 2021, our net loss was $32.1 million, $40.4 million, $20.6 million and $23.4 million, respectively, and our Adjusted EBITDA was $(28.8) million, $(25.6) million, $(13.6) million and $(14.5) million, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
Industry Overview
SMBs are essential to the world economy and the social and economic fabric of every community. In the United States alone, an estimated 32.5 million businesses (including sole proprietorships) or 99% of all businesses were SMBs in 2018 and U.S. SMBs employed 61.2 million people, or 47% of the private workforce, according to the Census Bureau's Statistics of U.S. Businesses.
The SMB technology market is massive and vibrant. IDC forecasts North American SMB IT spending to grow to $236 billion in 2025, up from $159 billion in 2020. SMBs increasingly rely on technology to evolve and attract customers. This digital transformation imperative for SMBs has been accelerated by COVID-19, as small and medium-sized businesses have had to modernize more quickly to continue to attract customers while having fewer opportunities for in-person interaction.
The digital transformation of SMBs is driven by several key trends:
•Consumers Demand Efficiency. Online retailers, such as Amazon, provide customers with a seamless experience whereby transactions can occur in seconds with the click of a button. We believe consumers seek this type of efficiency across their experience with both large and small businesses.
•Consumers Want to be Heard. Consumers want to engage with businesses and feel heard, with online review platforms like Yelp and Google having led to a surge in data that can help businesses improve their products and services based on real-time feedback. It is no surprise that, according to a Brightlocal survey in 2020, 93% of customers looked at online reviews when considering a business and 79% of customers said they trust online reviews as much as personal recommendations.
•Consumers Want Personalized Experiences. Consumers prefer personalized experiences with real people instead of machines. We believe that in this digital age, adding a personal touch to a message or communication with a customer earns business loyalty, enhances experience and builds reputation.
•SMBs Look to Address These Consumer Demands Through Simplicity. SMBs have had to navigate the rising usage of the internet and smartphones, which has altered consumer expectations for efficiency, reliability and expediency. We believe SMBs are looking for simplified solutions to manage this new complex environment because current solutions are outdated or too complex for most SMBs.

•SMBs Look to Address These Consumer Demands Through Technology. SMBs are increasingly leveraging technology to evolve, reduce costs, increase efficiencies and better manage their businesses, often across different locations. We believe our software can help simplify SMB’s operations and help address consumer demands in a highly competitive market.
Despite existing investments in technology, SMBs face meaningful challenges navigating an increasingly competitive and technologically complex world. They are struggling to effectively communicate and engage with their customers while running their businesses efficiently. So much of their day is spent performing low-value tasks that take them away from doing what they do best: serving their customers. Their challenges fall into three main categories: rapidly increasing customer expectations; a lack of modern customer communications and engagement solutions; and disparate and disjointed systems.
Rapidly Increasing Customer Expectations
Consumer demands are changing like never before and SMBs find it difficult to stay ahead. Individuals increasingly run their lives on their smartphones, interacting with the world and each other through a set of diverse and intuitive applications and tools, often utilized by business with large budgets who are seeking to capture market share. These customers expect the same ease of use when interacting with SMBs to help navigate an increasingly complex world, where 1 in 4 Americans surveyed in a 2019 survey by Ladders were too busy to make regular doctors’ appointments. Not only do consumers want the most modern and easy-to-use technology experience, but they also want to communicate when and how they want, whether by call, text, chat or email. These trends have only been accelerated by the COVID-19 pandemic.
Thoughtful, personalized interaction throughout the customer journey is ultimately what drives improved customer engagement and retention. A 2018 survey conducted by Epsilon and GBH Insights found that 80% of U.S. adults want a personalized experience at the places they choose to spend their money. Unfortunately, many small and medium-sized businesses are spread too thin and lack the software tools to offer personalized experiences and services – especially in an automated way, at scale – that build customer loyalty.
SMBs are Underserved by Existing Customer Communications and Engagement Vendors
Providers of legacy technology solutions for business have effectively ignored SMBs and instead have focused on larger organizations. As a result, SMBs’ customer communications and engagement needs have historically been underserved. For many SMBs, the core infrastructure underlying their customer communications is an outdated telephone system and manual data entry processes. In an attempt to enhance their customer engagement, many SMBs have tried to stitch together an inefficient, patchwork of point solutions, many of which were designed for larger enterprises. However, deploying these point solutions can quickly become too complex and expensive for SMBs as they typically lack the resources and budgets of larger enterprises. As a result, many SMBs have been forced to rely on inefficient systems or processes for significant aspects of their customer interactions. This “point solution patchwork” provides for limited engagement with customers, often leading to an abysmal customer experience and meaningfully lower customer retention.
Disparate and Disjointed Systems
Even when there are technology products to help SMBs, they are often expensive, disparate and disjointed point solutions that don’t interact well together, do not integrate with the SMB’s system of record and are difficult and confusing to use. Entrepreneurs and SMB operators are often forced to go back and forth between an array of applications. Legacy workflows are plagued by manual data entry that is both costly and time-consuming. The need for multiple entries in different systems combined with the manual nature of data entry processes creates inefficiencies and generates unreliable, siloed data. Existing systems are thus unable to provide insight into customer relationships or efficiently manage business processes.

Limitations of the Existing Point Solution Patchwork
Unfortunately, many SMBs continue to deploy a point solution patchwork for their customer relationship management system, or CRM, telephony, messaging, customer analytics, scheduling, payments, employee collaboration, customer review management and marketing needs.
The point solution patchwork and the enterprise applications that often comprise them, have many limitations for SMBs:
•Overly Complex. Whereas entrepreneurs and SMB managers seek intuitive solutions to minimize their administrative burden, enterprise solutions are often complex. They are typically supported by full IT teams, come with features and functionality SMBs don’t need and require extensive training.
•Disparate and Disjointed. Separate tools for CRM, telephony, messaging, customer analytics, scheduling, payments, employee collaboration, customer review management and marketing result in data silos and constant inefficient switching among multiple tools by end users. Furthermore, this point solution patchwork is likely not integrated with the SMB’s practice management system or CRM, making it difficult for the SMB to be truly customer-centric and to communicate with customers in a personalized way.
•Expensive. To effectively use the point solution patchwork, an SMB is required to purchase software from a wide array of technology vendors. Assembling and managing a portfolio of separate solutions for telephony, messaging, customer analytics, scheduling, payments, employee collaboration, customer review management and marketing is complicated and incredibly expensive.
•Not Purpose-Built. Horizontal and point solutions lack the industry-specific functionality and systems integrations needed to enable seamless, end-to-end customer communications and engagement. A horizontal messaging platform that does not address industry vertical-specific compliance requirements, for example, often cannot be used by those SMBs who operate in regulated environments.
•Lack of Effective and Efficient Communications. Most importantly, a point solution patchwork approach does not integrate the various communication modalities such as voice, text, chat, messaging, email, and reviews. The result is a lack of a single view of the customer, missed opportunities to personalize communications and an inconsistent and suboptimal customer experience.
Our Platform
We help SMBs manage essential customer interactions. Our platform helps improve communications, attract more customers, keep customers engaged and increase overall retention. We consolidate telephony, messaging, customer analytics, scheduling, payments, employee collaboration, customer review management and marketing into one simple, easy and elegant solution. We allow SMBs to facilitate and manage customer interactions in a unified, modernized and personalized manner that best fits their customers’ needs and preferences. We set SMBs free to do what they do best: to serve their customers. Before Weave, SMBs were forced to focus much of their time on entering data forms, scheduling, collecting payments, responding to missed calls and trying to find new customers. Now, we allow them to use their time to focus on their customers, grow revenue, expand profitability and truly achieve their dreams.

The smart phone for small business

3rd party apps
API
Communicate
PHONES
MESSAGES
TEAM CHAT
Attract
REVIEWS
EMAIL MARKETING
WEB ASSISTANT
Retain
PAYMENTS
CUSTOMER INSIGHTS
ANALYTICS
Engage
DIGITAL FORMS
APPOINTMENT REMINDERS
SCHEDULING
API
3rd party Integrations
WEAVE'S CUSTOMIZED PHONE SYSTEM
END-TO-END CUSTOMER JOURNEY DATA
weave A SINGLE UNIFIED PLATFORM FOR COMMUNICATIONS AND ENGAGEMENT

- One unified platform
- Simple, fast deployments
- Affordable with a compelling value proposition
- Suite of high value products

We are obsessively focused on super-serving SMBs, and we are doing it at scale. For example, as of September 30, 2021, our platform had over 130,000 monthly active users, including more than 57,000 monthly active users using our mobile application to communicate with their customers, and over 160,000 registered Weave phones. In addition, during September 2021, we processed an average of 1.6 million SMS messages and approximately 2 million calls per business day. More broadly, during the same time period, our users had more than 13.5 million interactions with our platform to communicate with customers via SMS messages, faxes, and phone calls; schedule customer appointments; and view or request customer reviews.
The key benefits of our platform include:
•Easy to Use and Intuitive. The goal of Weave is to do for SMBs what smartphones do for consumers. Our platform is simple and intuitive – it is easy to use and it does not come with unnecessary and complex functionality for SMBs. We democratize enterprise customer communications and engagement capabilities for SMBs, saving them time and allowing them to effectively and efficiently communicate with their customers.
•Unified Communications and Engagement. We create a comprehensive communications hub by deeply integrating with an SMB’s system of record, whether a practice management system, CRM or ERP software – and other third party applications – and providing a unified platform for answering phones, scheduling appointments, sending text reminders, requesting client reviews, collecting payments and managing email marketing, all in one place. In fact, we provide SMBs with a single phone number identifier that is trusted by their customers from their contact list for phone calls, texts or other messages.
•Low Total Cost of Ownership and High ROI. Our platform can help our customers reduce cancellations, increase appointments, and increase customer growth. Furthermore, our solution provides greater functionality and costs significantly less than what the combined point solution patchwork would require. We believe that our platform often pays for itself in a month by retaining or gaining only one customer. As a result, our customers benefit both from a reduction in total cost and a high return on investment, or ROI.
•Purpose-Built for Our Industry Verticals. To maximize the value from our solution, we design our platform and products to address the specific needs of the industry vertical that we target. For example, we have developed industry-specific forms and automated workflows and have invested in obtaining industry certifications and implementing deep integrations with the key systems of record in each of our verticals.
•Reduced Churn for Our Customers. Our platform helps businesses keep their customers engaged by interacting with them through their modality of choice, whether by phone, text, email or chat. This results in increased customer loyalty and retention.
•Improved Ability to Attract New Customers. Our platform helps businesses attract new customers more easily by collecting and managing online reviews and eliminating the friction typically associated with scheduling appointments, filling out forms and making payments.
•Consumer-Driven Communication Modalities. Our platform engages with customers in the manner that is easiest and most comfortable for them. A Millennial customer, for example, is able to send text messages to a business phone line, while a Gen Z customer can communicate with an SMB via web chat.
Our Strengths
We believe our position as a leading provider of unified communications and engagement software for SMBs is built on a foundation of the following key strengths.
•Obsessively Focused on Super-Serving the Underserved SMB Market. We are obsessively and unapologetically focused on equipping SMBs with the tools they need to attract, retain and engage their customers. This singular focus drives our product decisions and purpose-built go-to-market strategy.
•Proprietary Cloud Communications System as a Key Differentiator and a Significant Competitive Moat. Our secure and reliable phone service is central to our proprietary cloud communications system. By integrating voice technology with additional communications services, including text messaging, call recording, team chat and a mobile app, we enable impactful customer engagement use cases.
•Deep Integrations with Leading Systems of Record. We have over 70 different integrations with systems of record, including Dentrix, RevolutionEHR, Cornerstone, Nextech, Mindbody, and Quickbooks. These deep integrations allow our customers to truly deliver a seamless, efficient experience and unlock valuable use cases. Our ability to rapidly integrate with new systems of record is a key differentiator.
•Next-Generation Cloud Platform. We deliver a single cloud platform that replaces point and other legacy technology solutions for customer communications and engagement. Our device-agnostic approach does not limit SMBs to the capabilities of their hardware or to their location – SMBs are able to communicate with customers via any modality, from anywhere.
•Time-Saving Automation. Our platform allows for significant automation capabilities that save an immense amount of time for employees. Activities such as responding to customers, scheduling meetings and entering data can all be effectively automated using our platform.
•Effective Go-to-Market Approach for the SMB Market. Our go-to-market approach is specifically designed to target and reach small businesses. We utilize a differentiated combination of direct sales, digital marketing, industry event interactions and channel partnerships to efficiently and effectively sell our solution to the SMB markets in which we participate.

COVID-19 Impact on Our Business
The COVID-19 pandemic has had a disproportionate adverse impact on SMBs as compared to larger companies. This resulted in an initial slowdown in new customer acquisition during the first half of 2020. However, we experienced a recovery and return to growth in subsequent periods, which we believe was aided by the meaningful ways in which the pandemic impacted our customers and intensified their communications and engagement challenges. When the pandemic began in early 2020, many of our small business customers faced a daunting set of new customer communications and engagement challenges as well as an incredibly unclear demand environment for their goods and services. Our customers often turned to us to help solve these overwhelming challenges and keep their businesses open. In turn, we had to quickly transform how we reach our customers, as we shifted our focus from trade shows to a more direct sales model, which has strengthened our go-to-market capabilities going forward.
During 2020 and throughout 2021, our focus has been entirely on our customers and their needs. During the pandemic, we helped customers adapt to the new normal by tailoring our solutions to address the changing landscape and by offering several new products and extensions of our current products that were designed to help navigate specific workflows created by the pandemic. Areas such as scheduling, forms, messaging, payments and medical attestations were essential functions that our customers needed to be resilient, weather the storm and come back stronger on the other side. We were ready with these tools and we have seen a sustained increase in their adoption.
We are never going back to the way things were before. As the world struggles to emerge from the COVID-19 crisis and related economic uncertainty and continues to adapt to the effects and long-term impact of the COVID-19 pandemic, there are several trends that began as disease mitigation strategies that we expect to be adopted by consumers long term. For example, we believe anytime scheduling, virtual visits and digital payments are trends that are here to stay. We are particularly well-positioned to benefit from these long-term structural changes to the market, having already helped our customers adapt to the changing environment and solve these problems during their most vulnerable times. We see our leadership in the area of ongoing digital transformation in the SMB market as a significant competitive advantage going forward.
Despite widespread vaccination efforts in the United States, COVID-19 could still have an adverse impact on our customers and their clients. For example, a new COVID-19 variant, the Delta variant, which appears to be the most transmissible variant to date, has spread throughout the United States. The impact of the Delta variant and additional variants cannot be predicted at this time, and could depend on numerous factors, including vaccination rates among the population, the effectiveness of COVID-19 vaccines against these variants and the response by governmental bodies and regulators. As a result, we could experience reduced customer demand and willingness to enter into or renew subscriptions with us. We may also experience impact from delayed sales and implementation cycles, including customers and prospective customers delaying contract signing or subscription renewals, or reducing budgets.
Market Opportunity
We estimate the addressable market opportunity for our platform to be approximately $11.1 billion in the United States. We calculated this figure by estimating the number of U.S. companies with fewer than 500 employees across the vertical markets on which we are focused in the near to medium term using data from the U.S. Census Bureau 2018 Statistics of U.S. Businesses. We then multiplied the aggregate number of establishments for these companies by average annual recurring revenue, or ARR, per customer location (for this purpose excluding payment processing revenue) for subscriptions comprising the top quartile of our ARR (excluding payment processing revenue) as of June 30, 2021. We believe these calculations are representative of current potential spend on our platform and products (excluding payment processing) by current and potential customers. ARR is calculated as the amount of recurring revenue a customer location is scheduled to pay over the following twelve months under its current subscription, assuming no increase or reduction in its subscription. ARR includes recurring payments for

Weave phones, transaction revenue from Weave Payments, estimated based on transaction revenue in the most recent month, and short-term discounts applied against that future recurring revenue.
We believe the total addressable market for our platform within our existing verticals is under-penetrated, providing us significant runway in our existing markets and beyond. We estimate that our combined penetration into the dental, optometry, veterinary, medical specialty services, and home services vertical markets was approximately 3% as of June 30, 2021. We estimate that our market penetration in the dental vertical market, which accounts for a majority of the establishments within our customer base, was approximately 10% as of June 30, 2021.
Additionally, we have a track record of expanding into new vertical markets, and we plan to continue doing so using our vertical “domino” growth strategy. As part of that strategy, we plan to systematically enter additional SMB markets over the near and medium term. Entering into new markets has historically involved an 12- to 18-month, data-driven process that includes identifying, evaluating, developing and launching the new offering. We target large markets with recurring, patient- or customer service-based business models. We have built a flexible, extensible platform for which the substantial majority of the code base and functionality is common across industry verticals, and we have developed a repeatable playbook for assessing a new market and building specific platform functionality and products tailored to the specific needs of that market. Accordingly, we believe each subsequent market requires less effort as we refine our capabilities around our core platform.
We also believe we are well positioned to leverage our platform to expand our market opportunity through the introduction of new products that will broaden our revenue sources. For example, in 2020, we launched our payments product, Weave Payments. Since its introduction in 2020, Weave Payments has processed over $755 million in payments to-date across our customer base, which had an estimated annualized gross merchandise volume, or GMV, of approximately $6.0 billion as of September 30, 2021. We define GMV as the total dollar value of transactions processed by our customers in a given period, even if they are not processed through Weave Payments, prior to returns and cancellations and excluding shipping and sales taxes. Revenue recognized from this service was $0.9 million and $1.7 million in 2020 and for the six months ended June 30, 2021, respectively, or 1% and 3% of our revenue in those respective periods. We recognize revenue from payment services based on a revenue share agreement with a third-party payment facilitator on transactions that utilize our payments platform, and our revenue from these services amounts to a small fraction of each dollar processed through our platform. We act as an agent between our customers and the payment facilitator. As a result, the related revenue is recorded net of transaction processing fees and is recognized when the payment transactions occur.
We estimate the total dollar value of transactions of our customers by multiplying the average GMV per customer location processed through Weave Payments for those customers that use Weave Payments by the total number of customer locations that subscribed to our platform as of September 30, 2021. Given the large addressable market represented by the estimated GMV of our existing customer base, we believe that Weave Payments represents a significant market opportunity for us to generate incremental revenue and further increase the velocity of our revenue growth.
Our estimate of the size of our market opportunity above does not include the impact of Weave Payments on our total addressable market or reflect the opportunity to grow our business by increasing the use of Weave Payments by our current customers and introducing Weave Payments to future customers.
Our Growth Strategies
We intend to continue growing our business by executing on the following, multi-dimensional growth strategy:
•Acquire New Customer Locations. We estimate that our current customer locations under subscription represent less than 10% of our total addressable customer locations in the industry verticals we currently serve. We will look to increase our awareness and value proposition among this cohort by investing in our sales team and digital marketing and advancing our platform.
•Continue Executing Vertical “Domino” Expansion. We seek to conquer the SMB market, one vertical at a time. Each subsequent industry vertical, or domino, increases our market opportunity and requires less effort as we refine the core customer communications and engagement functionality common across industry verticals. We are targeting expansion areas in the medium term in home services, and both medical and non-medical service-based industries.
•Increase Adoption of Additional Services Within Our Existing Customer Base. We have a track record of successfully employing a “land and expand” strategy with our existing customers. Through the continued addition of products and solutions – such as forms, payments and analytics – we intend to continue to increase upsell and retention.
•Add New Products. We continue to add new features and functionality to our platform. For example, in 2021, we launched Digital Forms and Web Assistant to simplify the way small businesses schedule appointments and collect necessary information. We continue investing in research and development and product development to build out new capabilities that can deepen our reach with existing customers and attract new customers.
•Capitalize on Substantial Payments Opportunity. In 2020 we launched Weave Payments, our payments platform, which has processed over $755 million in payments across our present customer base, which had an aggregate estimated annualized GMV of $6.0 billion as of September 30, 2021. Weave Payments enables powerful use cases, including Text to Pay, that allow our customers to improve collections with less time, effort and hassle. We intend to capitalize on payments at the crossroads of the communications streams we enable to drive further adoption of Weave Payments.
•Invest Further in Partnerships. We intend to extend our network of partners, including practice management system providers, industry organizations and IT channel partners, who are able to drive meaningful interest in, and adoption of, our platform and products, with the aim of increasing the efficiency of our SMB go-to-market motion.
•Expand Internationally. We launched in Canada in 2019 and are in the early stages of expanding Weave globally. We plan to strategically launch in additional countries around the world in the longer term.
•Pursue Strategic Acquisitions. We intend to pursue strategic acquisitions to enhance our platform and product offerings, as well as to acquire new customers, expand into new verticals and broaden our geographic footprint. We believe that strategic acquisitions will allow us to continue to expand our business and grow our customer base.
Our Products
We provide an all-in-one customer communications and engagement platform for SMB's. From the first phone call, to the final payment, and every touchpoint in between, we support the entire customer journey. The platform helps businesses unify, modernize and personalize the customer experience by transforming how local businesses communicate, attract, retain and engage customers to grow their businesses.
Communicate
All of our communications features, including text, leverage a single phone number. This means all messages come from the business phone number so no personal cell phone numbers have to be used and multiple team members can tackle conversations.
Customized Phone System. Weave provides a smarter phone system that helps businesses identify whether incoming calls are from new or current customers, provides helpful and actionable information at every call and manages heavy call times. With features such as WeavePop, businesses can instantly see a desktop pop-up display that shows information such as who is calling, who needs an appointment and who has a balance on their account.
Weave Text Messaging. Our two-way texting function allows businesses to communicate with customers in a way that is easy, simple and accessible. Businesses can send a broad array of communications ranging from birthday messages and appointment reminders to requests to pay overdue balances.
Weave Missed Call Text. With Missed Call Text, businesses can take action in real time upon notification of a missed call. This feature enables businesses to rapidly engage with their customers after hours or when otherwise unavailable by providing an immediate automatic text message asking how their office can help.
Weave Team. Weave provides a modern, secure group messaging solution that helps businesses and their team members communicate with each other from their work stations, allowing for faster collaboration to respond to and delight customers. And if key employees are out of the office, the group messaging function allows them to stay in-the-know on everything going on at the office, wherever they are.
Weave Mobile App. With Weave’s mobile app, offices can text customers, request payments, receive and make calls from their own office number from anywhere through an Android device or iPhone. This provides businesses and their team members flexibility to continue communicating with customers and team members and operating key business functions without having to be in the office.
Attract
Weave Reviews. Weave Reviews helps businesses automatically request, collect, monitor and respond to reviews on sites such as Google, Facebook and Yelp. In a world where consumers often seek services through search engines, Weave Reviews helps businesses get discovered, rank higher in searches and grow their customer base.
Weave Email Marketing. Weave provides a robust but easy-to-use email system built for non-experts. A user does not need to be an email marketer, writer, or graphic designer to leverage this crucial customer acquisition communication path. Businesses can choose from a constantly-expanding library of pre-written email templates and a library of free images, to automatically send updates and promotions to segments of their customer and prospect base.

weave PORTAL

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- Users
- Phone System
- Analytics
- Auto-Reminders
- **Email Marketing**

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Web Assistant. Weave’s Web Assistant Appointment Requests and Text Connect enables businesses to interact with their existing and potential customers online directly through their websites. This functionality gives businesses the flexibility to respond when it is convenient for them and their customers and prospects and enables multiple conversations at once. As a result, businesses can acquire potential customers and respond to customers’ needs when and in the manner they want to interact with the business.
Retain
Payments. Weave Payments is a comprehensive payment processing solution for businesses that offers multiple contactless payment options, allowing their customers to pay the way they want, whether they are in the office or miles away, and whenever it is most convenient for them. Customers can choose from in-office payments, mobile card payments, manual card entry or Text to Pay. Text to Pay is a popular feature that allows customers to pay instantly from a mobile device. It delights businesses and their customers because the customer can just text, click, and the bill is paid.
Customer Insights. Weave’s platform centralizes all important information a business needs for each and every one of their customers. The customer profile shows the client's name, birthdate, recent messages/calls, and upcoming appointments to empower the business to take actions faster. Among other things, this allows businesses to collect payments faster, improve personalized engagement with each customer and recommend follow-up items needed for an excellent customer experience. From one place, businesses can send a text or payment request, call customers or add a custom note for a subsequent appointment.
Analytics. Weave’s practice analytics, when integrated into the office’s system of record, allows businesses to maximize profitability through easy to understand business snapshots. This functionality provides businesses with automated in-depth looks at trend data to identify unscheduled treatments, canceled appointments, unpaid invoices and other priority needs to be addressed.

Engage
Digital Forms. Weave’s Digital Forms product simplifies the hassle of collecting patient and customer information. It creates a secure, convenient and modern way for customers to fill out critical information. Also businesses’ customers can submit forms online before coming to their appointment, so businesses can reduce physical contact and lower their operating costs by eliminating a highly manual activity.
Scheduling. Weave’s scheduling product, when integrated with the office’s system of record, allows businesses to send automatic scheduling reminders via text message or email reminders at any time, any date and personalizes each reminder for the customer. This functionality allows businesses to schedule more appointments, reduce no-shows and fill their schedule more efficiently. Businesses can customize by appointment date and time, type of appointment, customer name, day of week they want to send, days or minutes ahead of appointment.

Our Customers
As of June 30, 2021, we had more than 21,000 locations under subscription across approximately 20,000 customers in the United States and Canada. These customers represented many industries with the majority being in dental, optometry, veterinary, physical therapy, home services, audiology, medical specialty services and podiatry. No one single customer represents more than 1% of our revenue.
Customer Case Studies
The following case studies are a few examples of how some of our customers have used and benefited from our platform.
Enclave Vision Associates
Enclave Vision Associates is an optometry practice based in Houston, Texas, whose healthcare providers utilize the latest technology to evaluate eye health and provide high quality vision care and therapy.
Challenge: Enclave Vision Associates was looking for a new solution to more efficiently and effectively communicate with patients, whether for after-hours emergencies, answering insurance questions or keeping patients safe during COVID. Prior to Weave, Enclave Vision Associates relied upon a legacy phone system and a fax line for all of their patient communications.
Solution: An early adopter of Weave in November 2015, Enclave initially used Weave to replace their legacy phone system and fax line. Since then, they have expanded their use of our platform to include automated SMS appointment reminders, business text messaging for customer Q&A, and email newsletters.
Impact: Through automated appointment reminders and business text messaging, Enclave Vision Associates significantly reduced no-shows and was able to react and fill open slots more quickly in the event of no-shows.
“With automated appointment reminders our schedule is much more steady and even. We decreased no-shows by over 20% within 3 months after our adopting the Weave platform, and if a patient can’t make it, they can tell us so we can fill that slot last-minute.” – Dr. Montgomery O.D., Founder
Riverfront Dental
Riverfront Dental is a family-oriented dental practice based in Salem, Oregon.
Challenge: Riverfront Dental was looking for a solution to more efficiently schedule appointments to allow staff to focus on interacting with patients. Before switching to our platform in August 2016, Riverfront Dental’s sole receptionist would spend an hour per day calling scheduled patients to confirm their appointments. Patients in the office would often need to wait to be served while future patients were being confirmed, reducing the in-office experience.
Solution: Riverfront Dental now uses our platform to manage scheduling, reviews and payments. With our Scheduling product, scheduled patients receive text reminders about their future appointments and can confirm them with a simple text response. If they have any questions or want to reschedule, they can text back and enter a two-way text conversation with the receptionist or office manager.
Impact: By allowing patients to confirm their appointments with a simple text, Riverfront Dental estimates that their staff saves over 25 hours a month compared to the alternative, highly-manual processes they used to employ, enabling them to refocus on the in-person patient experience. Patients can reply when it is most convenient for them, and Riverfront’s staff no longer spends an hour a day playing “phone tag” and attending to simple scheduling matters.

“Our receptionist used to spend a little over an hour a day confirming appointments. Today it takes her just 15 minutes; she can focus so much more on patient care and being available for our patients in-office.” – Rachael Fox, Office Manager
Sodorff & Wilson
Sodorff & Wilson Family Dentistry is a dental practice located in Spokane, Washington and a Weave customer. For this case study, Weave interviewed Dr. Laura Wilson and office manager Valarie Caulfield.
Challenge: Dr. Laura Wilson loves the balance of artistry and science required by dentistry. She is passionate about her practice and her work with patients. Dr. Wilson is also a mother, and she values the flexibility running a family practice gives her to spend with her own family. Earlier in her career, Dr. Wilson felt overwhelmed by the business aspect of her practice. So, she focused on hiring the right staff and implementing effective systems. Dr. Wilson was looking for a system that would allow her office team to concentrate on the business side of the practice while she put all her efforts toward working directly with her patients.
Solution: After considering other systems, Sodorff & Wilson implemented Weave in September 2019. Office manager Valarie Caulfield can attest to the impact Weave’s platform has had on their dental practice. Today, the first thing Valarie and her office staff do upon arriving at the office is log into Weave. Valarie’s favorite Weave feature is Text to Pay. This feature is part of the Payments solution, and it gives dental offices the ability to request payments by text following appointments. Weave Analytics lets Valarie and her team easily see which patients are scheduled in the near future and further out in the calendar. It also provides insights about which new and returning patients are due for a visit. Weave Reviews has helped strengthen Sodorff & Wilson’s patient relationships. After appointments, the office texts review requests to patients and they respond almost immediately with an online review.
Impact: Sodorff & Wilson estimate that 80% of their patients now pay for their visits within 24 hours thanks to Text to Pay and estimate that Weave Analytics has led to 93% of the practice’s patients being scheduled ahead of time for hygiene appointments. And positive online reviews let Sodorff & Wilson know they are doing the right thing for their patients.
“Overall, I would say Weave helps us communicate better with our patients and analyze our business. It helps our staff communicate, and it ultimately helps us deliver a better patient experience.” - Valarie Caulfield, Office Manager
Children’s Clear Vision
Children’s Clear Vision is a pediatric optometry practice based in Twin Falls, Idaho and has been a Weave customer since September 2017.
Challenge: Children’s Clear Vision was looking for a solution to make life easier for busy parents through convenient text reminders and providing more ways to pay. Importantly, they also sought to make billing more efficient. Approximately three days every month, their billing specialist would engage in billing activities, including checking, printing and mailing out 250-300 invoices. Patients could only pay by mailing in a check or calling into the office’s front desk to provide a card payment. Children’s Clear Vision estimates that their employees also spent, in the aggregate, approximately 10 hours per month on collections, including calling and following up with patients on overdue invoices.
Solution: Children’s Clear Vision uses our platform to automatically text patients’ parents about upcoming appointments and notify them when their eyewear is in, all from their office phone number. Since June 2020, Children’s Clear Vision has also been using our Payments product to send invoices and collect payments from customers entirely through SMS messaging.
Impact: Children’s Clear Vision estimates that Weave Payments and our Text-To-Pay feature has often sped up the time it takes to invoice a customer from the three days it would take to mail out physical invoices to less than one day. Since follow-up occurs via text, it is much less labor intensive. Children’s Clear Vision reports saving over 30 hours per month compared to the alternative, highly-manual processes they used to employ, while improving collection rates.
“I used to spend three days a month printing off and mailing out invoices. Now, it takes me less than a day to text them to all our patients with outstanding balances.” – Emily Lott, Billing Specialist
Sales and Marketing
We employ an efficient go-to-market strategy that combines a productive sales organization, with a diverse marketing and business development strategy to support their work.
Our marketing team focuses on generating demand and increasing brand awareness through multiple strategies and a multi-channel process. Leads are generated primarily through our website through traffic driven to our website in multiple ways, including paid advertising, digital events, sponsorships, ad placements, email campaigns, social media, free content, blogs and organic searches. We also rely on trade shows and other events to drive demand as a primary component of our sales strategy.
Subscriptions are primarily sold through our direct inside sales team based in Lehi, Utah. Most of our sales teams are focused on attracting new customers and are organized by SMB vertical. In addition, we have a sales team specifically focused on expanding usage within our existing customer base. Our teams use phone, email and web meetings to interact with our current and potential customers.
In addition to our direct sales team and marketing teams, we have a business development team that finds, negotiates contracts and manages partner relationships. These partners include technology integration partners, key-opinion leaders, IT-installers, buying groups, affiliates and distributors. These partners refer customers to us on a commissioned basis. These referrals are then passed to the sales team to close. We also focus on growing our channel partnership programs to promote and sell our products directly through partners.
Customer Success and Support
We offer phone, AI-driven support solutions, web-chat and email-based support staff to resolve technical and operational issues for our customers, if and when such issues arise. All customer success, customer support, customer training and customer onboarding team members are currently located in the United States. In addition, we maintain an online self-help center and customer discussion community to assist our customers with routine matters.
We strive to maintain an exceptional quality of customer service. We continuously monitor key customer service metrics such as phone hold time, ticket response time and ticket resolution rates, and we monitor the customer satisfaction of our customer support interactions. We believe our customer support is an important factor in retaining existing customers and attracting new customers from recommendations through customer recommendations.
Research and Development
Our engineering and product teams are responsible for the creation and development of high value features and functionality across our platform and the products we support. Our teams are highly focused on the customer and strive continually to deliver the tools needed for meaningful, digital engagements through both continued improvements of our internally-developed platform and the addition of new products. Our engineering and product teams strategically approach the design of products to serve our broad customer base while also developing customized features and products to meet the specific needs of each SMB vertical. Our engineering team also coordinates the use of open source technologies with code developed in-house to provide a cohesive experience to the customer.

We have a research and development presence in both the United States and India, which we believe is a strategic advantage for us, allowing us to efficiently invest more in increasing our product capabilities.
Our Technology
Weave Software Platform
Our platform is composed of microservices in a highly containerized environment, which allows for rapid scaling of resources to meet the demands of our customers. These services are built using cloud-native technologies, which allows us to take full advantage of the infrastructure- and platform-as-a-service offerings from our cloud service providers. We develop multiple client-side experiences, including web, mobile, and desktop clients, and integrate them with our phone system to provide a seamless experience for customers.
Weave Phone System
Our phone system is highly-customized, cloud based and integrated into our software platform. We built our phone systems in house, providing capabilities commonly found in expensive licensed hardware offerings. Our phone systems leverage our cloud infrastructure providers to provide multiple redundant regions and lowest latency routing to ensure superior voice quality on calls to and from the entire United States and Canada.
We provide our customers with advanced business phones from a leading cloud-based communications hardware manufacturer. Once the phones are powered on and connected to a network by our customer, we provide configuration and automatic updates through the cloud. Our system also provides unlimited local and long distance voice calling within the United States and Canada to the Public Switched Telephone Network (PSTN) in the United States and Canada via SIP Trunking interconnects from multiple providers.
Security
We employ multiple layers of security to protect our systems, processes, buildings, our data and customer data, and other assets.
At an organization-wide level, we have a dedicated security team with security compliance, security engineering, security operations, and application security expertise to influence the secure handling of customer data, and secure development and operation of our products. We use multiple security technologies to monitor for intrusions and known vulnerable or insecure configurations of our use of cloud infrastructure providers, systems, and applications. Our security team members monitor for, and respond to incidents, events, and insecure configurations that may lead to the potential compromise of our products or customer data.
Our team members implement a robust suite of security policies and standards to execute processes, operations, and development in a secure manner consistent with industry standards outlined by ISO 27001, AICPA Trust Service Principles, and the NIST Cybersecurity Framework.
At the physical and infrastructure layers, our platform and products are hosted on Google Cloud Platform and Amazon Web Services.
At the data layer, data is encrypted in transit over public networks and at rest in our backend databases and object stores using industry accepted encryption protocols (TLS 1.2 or higher; AES-256 or higher) with known strong ciphers. Customer images, voicemails, and call recordings are encrypted with unique encryption keys for each customer. Encryption keys are stored only in memory by our services, and are encrypted on disk behind our key management system.

Employees and Culture
As of September 30, 2021, we had 907 employees. We have subsequently expanded our presence in the United States and abroad, including hiring employees in India.
We offer competitive compensation and benefits packages and strive to promote the well-being of our employees and their families by offering generous parental and other leave policies as well as flexible paid time-off policies to accommodate individual circumstances. We demonstrate our commitment to the professional development of all Weavers by offering department-specific trainings, managers development courses/tracks, executive coaching and external professional development offerings,
We also recognize that fostering a diverse and inclusive workforce makes us stronger as a company and is a key element of employee recruitment, engagement and retention strategy. Our goal is to ensure equitable people processes with hiring, compensation, performance management, promotions and personal development. We reinforce these values by promoting an inclusive culture through trainings/speaker series, sponsoring people resource groups, amplifying voices of underrepresented individuals, and community involvement.
Our culture is underpinned by the Weave Way, which consists of five key values that define our company, approach to people and ultimately guides all of our actions. Our employees are united by our mission and driven by our values:
•Stay Hungry. We remain HUNGRY and are never satisfied with the status quo. We are constantly blazing new trails and innovating the very best solutions. We volunteer for the hard things, knowing that the only easy day was yesterday. We’re always asking questions and always trying to improve, knowing that our failures keep us moving onward and upward.
•Care More. CARING deeply about those around us—including our customers, our community, and each other—is just what we do. We believe everyone is important and should be treated with respect and courtesy. We value diversity of people and thought and strive to be kind and inclusive in all of our interactions. We know that true innovation happens when everyone has the opportunity to succeed and feels valued for their contributions.
•Think Creatively. Getting CREATIVE can solve a lot of challenges. We know that great ideas can come from anyone at any time. We go out beyond our circle and get involved. We ask questions and we’re curious about the world around us, finding inspiration everywhere. We pay attention to the little things. We constantly challenge the old in order to make things better. We are scrappy and resourceful, and we never settle for ordinary.
•Do the Right Thing. We treat this business as our own, and we hold ourselves and each other ACCOUNTABLE for the goals that we set. As owners, we focus on integrity and honesty in all of our interactions and strive to do the right thing for our people, our customers and our community every day. We help one another, we speak up when we have concerns, and we understand that no problem is too small or too out of our scope to help tackle it.
•The Customer is Everything. We are laser-focused on our CUSTOMERS and care deeply about serving small businesses everywhere. They are the lifeblood of our company, our communities and our economy. We continually innovate the very best products and services with one thing on our mind: our customer.
Our commitment to our people and our values has resulted in our being named as a Fortune 100 Best Medium Workplaces in 2019 and Glassdoor Best Places to Work in 2020, Comparably Best Leadership Team in 2020, and a 2021 Great Place to Work. Comparably also gives our Chief Executive Officer, Roy Banks, an approval rating of 96 out of 100, as scored by 129 Weave employees as of August 2021, placing him in the top 5% of similarly-sized companies.

Competition
The market for our platform and products is rapidly evolving, significantly fragmented and highly competitive, with relatively low barriers to entry in some segments. In many cases, our primary competition is the combination of existing point solutions, such as messaging, phone service, marketing tools, payments, CRM, analytics and social media management, that potential customers may already use to manage their businesses and in which they have made significant investments. In a broad sense, we compete with providers of customer interaction management, customer experience management, marketing solutions, business intelligence, unified communications and telecommunications and customer relationship management solutions. However, in this highly fragmented market landscape, we believe no single competitor provides a comprehensive, vertically integrated customer communications and engagement platform similar to ours. As a result, sometimes displacing the outdated, in-house manual processes of our customers is our biggest challenge. We could also face competition from new market entrants, some of whom might be our current integration partners.
We believe the principal competitive factors in our market include:
•platform breadth;
•all-in-one solution package;
•ease of deployment and use;
•industry-specific capabilities and workflows with best-in-class product functionality;
•depth of integration with leading systems of record;
•ability to enable differentiated customer insights and engagement;
•cloud-based delivery architecture;
•customer service;
•advanced payments capabilities;
•brand recognition; and
•pricing and total cost of ownership.
We believe we compete favorably with our competitors on the basis of the factors described above.
Facilities
As of September 30, 2021, we occupy approximately 180,000 square feet of office space in Lehi, Utah pursuant to a lease agreement that expires in 2033. We also maintain offices in St. George, Utah and Noida, India. We believe that our current facilities are suitable and adequate to meet our current needs. We intend to add new facilities or expand existing facilities as we add employees, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations close to our current facility.
Legal Proceedings
From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations, financial condition or cash flows.

Intellectual Property
Our intellectual property is an important part of our business. We protect our intellectual property through a combination of domain names, copyright, trade secrets and trademarks, as well as through contractual provisions, our information security infrastructure and restrictions on access to or use of our proprietary technology. We have trademark registrations for select marks in the United States and will pursue additional trademark registrations to the extent we believe it will be beneficial. We also have registered domain names for the website that we use in our business. Additionally, we rely upon unpatented trade secrets and confidential know-how and continuing technological innovation to develop and maintain our competitive position. We also enter into confidentiality and intellectual property rights agreements with our employees, consultants and contractors. Under such agreements, our employees, consultants and contractors are subject to invention assignment provisions designed to protect our proprietary information and ensure our ownership in intellectual property developed pursuant to such agreements.
Regulatory
In the United States, at the federal level, we are subject to regulation by the Federal Communications Commission, or FCC, as a provider of Voice over Internet Protocol, or VoIP, as well as state and local regulations applicable to VoIP providers. For example, such regulations include E-911 requirements, conditions for porting of phone numbers, protection of customer data generated by the use of our services, disability access rules, providing law enforcement with access to records,and obligations to contribute to federal programs including the federal universal service fund and other regulatory funds as well as state universal service programs. We are also subject to E-911 surcharges (typically governed by localities and/or state departments of revenue). In Canada, our VoIP service subscriptions are regulated by the Canadian Radio-television and Telecommunications Commission, or CRTC, which, among other things, imposes requirements like those in the United States related to the provision of E-911 services.
Additionally, we are subject to several laws in the United States and Canada that regulate communications between businesses and their customers, and protect consumers from unwanted messages and telephone calls. These laws include, but are not limited to, the Telephone Consumer Protection Act, or TCPA, Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or CAN-SPAM, and Canada’s Anti-Spam Law, or CASL. To the extent that our subscribers use our SMS texting, VoIP telephone, email marketing, and fax services, we provide features and functionality that enable our subscribers to manage their compliance with these customer protection laws. As electronic messaging increases in popularity, we expect regulations and best practices in this area to continue evolving, which may impact our ability to offer services and our cost to deliver our services.
As we expand internationally, we will be subject to laws and regulations in the countries in which we offer our subscriptions. Regulatory treatment of communications services over the internet outside the United States varies from country to country, and may be more onerous than imposed on our subscriptions in the United States. Our regulatory obligations in foreign jurisdictions could have a material adverse effect on the use of our subscriptions in international locations.
In the course of providing our services, we collect, store, and process many types of data, including personal data. Moreover, our customers can use our subscriptions to store contact and other personal or identifying information, and to process, transmit, receive, store, and retrieve a variety of communications and messages, including information about their own customers and other contacts. Customers are able, and may be authorized under certain circumstances, to use our subscriptions to transmit, receive, and/or store personal information, including Protected Health Information or Personal Health Information. The collection, use, processing, or disclosure of personal information may be subject to United States and Canadian federal, state and provincial regulations, including, but not limited to, the Health Insurance Portability and Accountability Act, or HIPAA; the California Consumer Privacy Act, or CCPA (California); US state data breach notification laws; and the Personal Information Protection and Electronic Documents Act, or PIPEDA (Canada).

In addition to these regulations, many states continue to consider enacting privacy legislation that may apply to companies such as us which collect, store, and process many types of data, including personal data. In particular, California has recently enacted the CCPA. The CCPA imposes new obligations on qualifying for-profit companies, such as us, doing business in California, and substantially increases potential liability for such companies for failure to comply with data protection rules applicable to California residents.
As internet commerce and communication technologies continue to evolve, thereby increasing online service providers’ and network users’ capacity to collect, store, retain, protect, use, process, and transmit large volumes of personal information, increasingly restrictive regulation by federal, state, or foreign agencies becomes more likely.
Regulations that do not directly apply to our business, but which do apply to our customers and partners, can also impact our business. As we expand our business, addressing customer and partner requirements in new jurisdictions and new verticals often requires investment on our part to address regulations that apply to our customers. Globally, these regulations continue to be introduced and to change over time. Such regulations can impact our ability to offer services to various customer segments, and our cost to deliver our services.
MANAGEMENT
Executive Officers and Directors
The following table provides information regarding our executive officers and directors as of September 30, 2021:

Name	Age	Position(s)
Executive Officers
Roy Banks	54	Chief Executive Officer and Director
Alan Taylor	59	Chief Financial Officer
Marty Smuin	53	Chief Operating Officer
Ashish Chaudhary	43	Chief Technology Officer
Wendy Harper	44	Chief Legal Officer and Corporate Secretary
Matt Hyde	40	Chief Revenue Officer
Non-Employee Directors
Stuart C. Harvey Jr.(3)	59	Director and Chairperson
Blake G Modersitzki(2)	55	Director
Tyler Newton(1)(2)(3)	48	Director
David Silverman(1)(3)	50	Director
Debora Tomlin(2)	52	Director
Brett White(1)	58	Director
______________
(1)Member of the audit committee
(2)Member of the compensation committee
(3)Member of the nominating and governance committee
Executive Officers
Roy Banks has served as our Chief Executive Officer since December 2020 and as a member of our board of directors since August 2021. He has significant experience in the high-tech software development, e-commerce, internet marketing, and payment processing industries. Prior to joining our Company, he served as the Chief Executive Officer Partner of Tritium Partners from July 2019 to August 2020. Prior to that, he was the President of the LoadPay Business Unit from July 2018 to March 2019 and a board member for Truckstop from May 2017 to March 2019. He also served as the Chief Executive Officer of Network Merchants Inc. from May 2014 to May 2018. In addition to his role as Chief Executive Officer of our Company, Mr. Banks also currently serves as a Venture Partner for Pelion Venture Partners and as a director on the board of directors of Oportun Financial Corporation. Mr. Banks holds a B.S. Degree in business management from Utah Valley University. We believe that Mr. Banks is qualified to serve on our board of directors because of the perspective and experience he provides as our Chief Executive Officer, as well as his extensive experience with payments and technology companies.
Alan Taylor has served as our Chief Financial Officer since June 2016. Prior to joining our company, Mr. Taylor served as the Chief Financial Officer of eFileCabinet from January to June 2016, the Chief Financial Officer of Adaptive Computing from December 2011 to December 2015, and as the President and Chief Executive Officer of DirectPointe from May 2009 to March 2012. Mr. Taylor has also served in financial and/or business development roles at Boeing, Ford Motor Company, AlliedSignal and Novell. Mr. Taylor received a B.S. degree in Business Management with a concentration in Finance and an M.B.A with a focus in Finance from Brigham Young University.
Marty Smuin has served as our Chief Operating Officer from August 2018 to August 2020 and again since December 2020. From August 2020 to December 2020, he served as our co-Chief Executive Officer. He also served on our board of directors from 2017 to 2019. Prior to joining our Company, Mr. Smuin served as the Chief Strategy Officer and Head of Corporate Development for Fortem Technologies from August 2017 to August 2018, where he serves on the Advisory Board. Mr. Smuin has served on the Board of Directors of MarketDial since 2018. Mr. Smuin has also served as an advisor and Co-Founder of Moobex/xTag since 2015. Prior to joining Fortem Technologies, Mr. Smuin served as the Chief Executive Officer of Adaptive Computing from January 2014 to July 2017. Mr. Smuin holds a B.A. in Spanish/Latin American studies with an emphasis on International Business, from the University of Oklahoma.
Ashish Chaudhary has served as our Chief Technology Officer since August 2021. Prior to that, he served as our Senior Vice President of Engineering since October 2020. Prior to joining our company, Mr. Chaudhary served as Vice President of Product and Engineering at Twilio Inc. from April 2018 to March 2020. He also served as Vice President Product Management of Core Payment Data/Risk/Platform at Blackhawk Network from September 2016 to April 2018 after successive roles at Tata Consulting Services, American Express, Microsoft and PayPal. Mr. Chaudhary holds a Bachelors in Automobile Engineering and a Master of Technology Mechanical Machine Design from the Indian Institute of Technology, Madras.
Wendy Harper has served as our Chief Legal Officer since March 2021 and Corporate Secretary since July 2021. Prior to joining our company, Ms. Harper served as a senior attorney and principal at Ernst & Young LLP from March 2013 to March 2021. Prior to that, Ms. Harper served as an associate at Latham & Watkins LLP and as an associate at Sullivan & Cromwell LLP. Ms. Harper received a B.A. in English and philosophy from Northwestern University and a J.D. from Stanford University Law School.
Matt Hyde has served as our Chief Revenue Officer since March 2021. Prior to joining our company, Mr. Hyde served as the Senior Vice President of Sales from January 2020 to March 2021 and the Vice President of Sales from July 2018 to January 2020 at Global Payments Integrated. Prior to that, Mr. Hyde served as the Vice President of Sales and Marketing at Network Merchants from August 2014 to July 2018.
Non-Employee Directors
Stuart C. Harvey, Jr. has served as a member of our board of directors since July 2020 and as the chairperson of our board of directors since September 2021. Mr. Harvey currently serves as a senior advisor to Blackstone. Since September 2009, Mr. Harvey has served on the board of directors for Trustwave Holdings, Inc. including as chairman since June 2019. Mr. Harvey has also served on the boards of Engage2Excel, Inc. since July 2020 and Affinipay since March 2021. Since March 2021, Mr. Harvey has served as member of the board of directors of Portage FinTech Acquisition Corp. Mr. Harvey has also served as chairman of the board of directors for Paysafe Group from April 2018 to April 2021 and as executive chairman of the board of directors for WageWorks from September 2018 to August 2019. Prior to that, Mr. Harvey served as a managing director of Piper Sandler from November 2015 to December 2017 and was president and chief operating officer from November 2016 to December 2017. Mr. Harvey holds a B.A. degree in Government from Saint John’s University, a J.D. from The George Washington University Law School and an M.B.A. from Northwestern University – Kellogg School of Management. We believe that Mr. Harvey’s senior leadership experience and significant expertise in corporate operations and finances qualifies him to serve as a director.
Blake G Modersitzki has served as a member of our board of directors since October 2015. Mr. Modersitzki has served as a managing director of Pelion Venture Partners from May 2002 until October 2013 when he was promoted to managing partner. He also has served as director of Deserve, Inc. since August 2016. Mr. Modersitzki holds a B.A. degree in Economics from Brigham Young University. We believe that Mr. Modersitzki’s investment experience and knowledge of our industry give him the qualifications and skills to serve as a director.
Tyler Newton has served as a member of our board of directors since August 2017. Since December 2006, Mr. Newton has served as a partner at Catalyst Investors, a growth equity investment firm he joined in April 2000. Mr. Newton has also served on the boards of directors of a number of privately held companies and previously served on the board of directors for Mindbody, Inc. until June 2016. Mr. Newton holds a B.A. degree in Economics from Middlebury College and is a CFA Charter holder. We believe that Mr. Newton’s growth investing experience as a director of numerous technology companies give him the qualifications and skills to serve as a director.
David Silverman has served as a member of our board of directors since October 2015. Mr. Silverman has served as a managing partner at Crosslink Capital, a venture capital firm since July 2011. Prior to joining Crosslink Capital, Mr. Silverman was a managing director at Piper Jaffray from July 2009 to July 2011 and a partner at 3i Ventures from June 2000 to July 2008. Mr. Silverman holds a B.A. degree from Dartmouth College and a J.D. degree from Stanford University. We believe that Mr. Silverman’s experience as a venture capital investor with a focus on financial technologies, and his overall management experience, give him the qualifications and skills to serve as a director.
Debora Tomlin has served as a member of our board of directors since December 2020. Since March 2016, Ms. Tomlin has served on the board of directors for LiveRamp Holdings, Inc. (f/k/a Acxiom Corporation). Ms. Tomlin served as the Chief Marketing Officer and Head of Global Communications for Norton Inc. (f/k/a Symantec Corporation) from February 2019 to September 2020. Prior to that, Ms. Tomlin served as the Chief Marketing & Distribution Officer for CSAA Insurance Group from August 2012 to February 2019. Ms. Tomlin holds a B.A. degree in English from Siena College and a master’s degree in Political Science from North Carolina State University. We believe that Ms. Tomlin’s technology marketing background and public company experience give her the qualifications and skills to serve as a director.
Brett White has served as a member of our board of directors since July 2020. Mr. White has served as the Chief Financial Officer for Mindbody, Inc. since July 2013 and previously served as its chief operating officer from 2016 to 2020. Mr. White also serves as a member of the Dean Advisory Council and has served as an Entrepreneur in Residence for the Orfalea College of Business, California Polytechnic State University since April 2018. Mr. White holds a B.A. degree in Business Economics with honors and an Accounting emphasis from the University of California, Santa Barbara. We believe that Mr. White’s financial background and public company experience give him the qualifications and skills to serve as a director.
Family Relationships
There are no family relationships among any of our directors or executive officers.

Composition of our Board of Directors
Pursuant to a voting agreement, David Silverman, Tyler Newton, Blake G Modersitzki, Brett White, Stuart C. Harvey Jr., Debora Tomlin and Roy Banks have been designated to serve as members of our board of directors. David Silverman was designated as a representative of holders of our Series B preferred stock. Tyler Newton was designated as a representative of holders of our Series B-1 preferred stock. Blake G Modersitzki was designated as a representative of holders of our Series B and Series B-1 preferred stock. Roy Banks was designated as a representative of holders of our common stock. Brett White, Stuart C. Harvey Jr. and Debora Tomlin were designated by the holders of a majority of our common stock and preferred stock, voting together as a single class on an as-converted basis. The provisions of the voting agreement by which the directors are currently elected will terminate, and there will be no contractual obligations regarding the election of our directors, upon the completion of this offering.
Our restated certificate of incorporation and our restated bylaws that will become effective immediately prior to the completion of this offering will divide our board of directors into three classes, with staggered three-year terms:
•Class I directors, whose initial term will expire at the annual meeting of stockholders expected to be held in 2022;
•Class II directors, whose initial term will expire at the annual meeting of stockholders expected to be held in 2023; and
•Class III directors, whose initial term will expire at the annual meeting of stockholders expected to be held in 2024.
At each annual meeting of stockholders after the initial classification, the successors to directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following election. Upon the completion of this offering, the Class I directors will consist David Silverman, Tyler Newton and Roy Banks; the Class II directors will consist of Blake G Modersitzki and Debora Tomlin; and the Class III directors will consist of Stuart C. Harvey Jr. and Brett White. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
In addition, we intend to restate our bylaws and certificate of incorporation upon the completion of this offering to provide that only the board of directors may fill vacancies, including newly created seats, on the board of directors until the next annual meeting of stockholders, subject to limited exceptions. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.
This classification of the board of directors and the provisions described above may have the effect of delaying or preventing changes in our control or management. Our restated certificate of incorporation will further provide for the removal of a director only for cause and by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of our directors. See “Description of Capital Stock— Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws.”
Board Independence
Our common stock has been approved for listing on the New York Stock Exchange. The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent within specified periods following the completion of an initial public offering. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance committees be independent.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, or be an affiliated person of the listed company or any of its subsidiaries. Compensation committee members must also satisfy the independence criteria as required by Rule 10C-1 under the Exchange Act.
Our board of directors has determined that none of the members of our board of directors other than Roy Banks has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the members of our board of directors other than Roy Banks is “independent” as that term is defined under New York Stock Exchange rules.
Board Committees
Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The composition and responsibilities of each committee are described below. Following the completion of this offering, copies of the charters for each committee will be available on the investor relations portion of our website, https://www.getweave.com. Members serve on these committees until their resignations or until otherwise determined by the board of directors.
Audit Committee
Our audit committee is comprised of Brett White, who is the chair of the audit committee, Tyler Newton, and David Silverman. The composition of our audit committee meets the requirements for independence under the current New York Stock Exchange listing standards and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Mr. White is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act.
All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee recommended, and our board of directors adopted, a charter for our audit committee, which will be posted on our website. Our audit committee, among other things:
•selects a firm to serve as the independent registered public accounting firm to audit our financial statements;
•helps to ensure the independence of the independent registered public accounting firm;
•discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;
•develops procedures for employees to anonymously submit concerns about questionable accounting or audit matters; and
•considers the adequacy of our internal accounting controls and audit procedures.
Compensation Committee
Our compensation committee is comprised of Blake G Modersitzki, who is the chair of the compensation committee, Tyler Newton and Debora Tomlin. The composition of our compensation committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations. At least two members of this committee are also non-employee directors, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:
•reviews and determines the compensation of our executive officers and recommends to our board of directors the compensation for our directors;
•administers our stock and equity incentive plans;
•reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans; and
•establishes and reviews general policies relating to compensation and benefits of our employees.
Nominating and Governance Committee
The nominating and governance committee is comprised of Tyler Newton, who is the chair of the nominating and governance committee, Stuart C. Harvey Jr. and David Silverman. The composition of our nominating governance committee meets the requirements for independence under the current New York Stock Exchange listing standards and SEC rules and regulations. Our compensation committee recommended, and our board of directors adopted, a charter for our nominating and governance committee. Our nominating and governance committee, among other things:
•identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;
•conducts searches for appropriate directors;
•evaluates the performance of our board of directors and of individual directors;
•considers and makes recommendations to the board of directors regarding the composition of the board and its committees;
•reviews developments in corporate governance practices;
•evaluates the adequacy of our corporate governance practices and reporting; and
•makes recommendations to our board of directors concerning corporate governance matters.
Code of Ethics
In connection with this offering, our board of directors amended our code of ethics that applies to all of our employees, officers and directors. Following the completion of this offering, the full text of our code of ethics will be posted on the investor relations section of our website. We intend to disclose future amendments to certain provisions of our code of ethics or waivers of these provisions, on our website and/or in public filings.
Compensation Committee Interlocks and Insider Participation
Since January 1, 2020, the following members of our board of directors have been members of our compensation committee: Blake G Modersitzki, Debora Tomlin and Tyler Newton. None of them has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our board of directors or our compensation committee.
Director Compensation
Except as provided below, we did not provide our non-employee directors, in their capacities as such, with any cash, equity or other compensation during the year ended December 31, 2020. The compensation of Brandon Rodman and Roy Banks as named executive officers, is set forth below under “Executive Compensation—Summary Compensation Table.”
The following table presents the total compensation for each person who served as a non-employee member of our board of directors during the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)(2)	Total($)
David Silverman	—	—	—
Tyler Newton	—	—	—
Blake G Modersitzki	—	—	—
Brett White	—	900,303	900,303
Stuart C. Harvey Jr.	—	900,303	900,303
Debora Tomlin	—	1,079,888	1,079,888
______________
(1)The amounts reported in this column represent the aggregate grant date fair value of stock options granted under our 2015 Plan to our directors in 2020 as computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures for service-based or time-based vesting awards). The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 13 to our consolidated financial statements included elsewhere in this prospectus. Note that the amounts reported in this column reflect the accounting value for these equity awards and may not correspond to the actual economic value that may be received by our non-employee directors from the equity awards.
(2)As of December 31, 2020, our non-employee directors held the following number of stock options December 31, 2020:

Name	Shares Subject to Outstanding Options
David Silverman	—
Tyler Newton	—
Blake G Modersitzki	—
Brett White	106,666
Stuart C. Harvey Jr.	106,666
Debora Tomlin	106,666
Non-Employee Director Compensation Policy
Historically, we had neither a formal compensation policy for our non-employee directors, nor a formal policy of reimbursing expenses incurred by our non-employee directors in connection with their board service. However, we reimbursed our non-employee directors for reasonable expenses incurred in connection with their attendance at board of directors or committee meetings and occasionally granted stock options, typically in connection with their appointment to our board of directors.
In connection with this offering, in October 2021, we adopted a non-employee director compensation policy. Our new non-employee director compensation policy, which became effective immediately prior to the effectiveness of the registration statement for which this prospectus forms a part, is designed to obtain and retain the services of qualified persons to serve as members of our board of directors.
The policy provides for the following annual cash retainers, which are payable quarterly in arrears and pro-rated for partial quarters of service:
Annual Board Cash Retainer:
•Member of Board: $35,000.

•Non-employee Chairperson: $20,000 (in addition to above).
•Lead Independent Director: $15,000 (in addition to above).
Annual Committee Cash Retainer:
•Member of Audit Committee: $10,000.
•Member of Compensation Committee: $6,000.
•Member of Nominating and Governance Committee: $4,000.
Annual Committee Chair Cash Retainer (in lieu of above):
•Chairperson of Audit Committee: $20,000.
•Chairperson of Compensation Committee: $12,000.
•Chairperson of Nominating and Governance Committee: $8,000.
Equity Grants. The policy also provides for grants of stock options or restricted stock units (in the discretion of our board of directors) to purchase shares of our common stock under the 2021 Plan to the non-employee directors upon their initial election or appointment to our board of directors and annually during their continued service thereafter. Any stock options granted will have an exercise price equal to 100% of the fair market value of our common stock on the date of grant.
Each non-employee director who is elected or appointed for the first time to our board of directors (on or after when the policy is effective) will be granted an equity award with a grant date value of $300,000. The initial grant will vest in three annual installments on the first, second and third anniversary of the grant date, subject to the director’s continued service through such vesting dates.
In addition, on the date of each annual meeting of our stockholders beginning with the 2022 annual meeting, we will grant each continuing non-employee director who has served on our board of directors for at least 6 months prior to the annual meeting an equity award with a grant date value of $150,000. The annual equity award will vest in full on the earlier of the one-year anniversary of the date of grant and the date of the next annual meeting of our stockholders, subject to the director’s continued service through such vesting date.
All equity awards to our non-employee directors will vest in full immediately prior to any change in control of ours.
Expense Reimbursement
Our non-employee director compensation policy also provides that we will reimburse our non-employee directors for reasonable expenses incurred in connection with the performance of their duties, in accordance with our travel and expense policy as in effect from time to time.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table provides information concerning all compensation awarded to, earned by or paid to each person who served as our principal executive officer in 2020 and our two other most highly compensated officers, whom we collectively refer to as “named executive officers,” during the year ended December 31, 2020.

Name and Principal Position	Fiscal Year	Salary	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Roy Banks (3) Chief Executive Officer	2020	$29,167	$—	$6,270,746	$—	$—		$6,299,913
Marty Smuin Chief Operating Officer	2020	$283,576	$—	$158,041	$72,350	$7,161	(5)	$521,138
Alan Taylor Chief Financial Officer	2020	$283,576	$—	$79,021	$54,293	$3,308	(6)	$420,198
Jefferson Lyman Former Chief Product Officer	2020	$290,000	$—	$158,041	$74,006	$7,325	(7)	$529,372
Brandon Rodman(4) Former Chief Executive Officer	2020	$236,250	$—	$—	$75,033	$78,750	(8)	$390,033
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(1)The amounts reported in this column represent the aggregate grant date fair value of stock options granted under our 2015 Plan to our named executive officers in 2020 as computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures for service-based or time-based vesting awards). The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 13 to our consolidated financial statements included elsewhere in this prospectus. Note that the amounts reported in this column reflect the accounting value for these equity awards and may not correspond to the actual economic value that may be received by our named executive officers from the equity awards.
(2)The amount disclosed represents the executive officer’s total bonus earned for 2020, as described below under “—2020 Bonus Plan.”
(3)Mr. Banks was hired as our Chief Executive Officer in December 2020. His annualized base salary as of December 31, 2020 was $350,000. The amount listed above for Mr. Banks’ salary represents a prorated portion of the salary to which he was entitled to based on the number of months of employment in 2020.
(4)Mr. Rodman resigned as our Chief Executive Officer in September 2020. Prior to his resignation, Mr. Rodman was entitled to an annual base salary of $315,000. The amount listed above for Mr. Rodman’s salary represents a prorated portion of the salary to which he was entitled to based on the number of months of employment in 2020.
(5)Represents matching contributions made by us under our 401(k) plan.
(6)Represents matching contributions made by us under our 401(k) plan.
(7)Represents matching contributions made by us under our 401(k) plan.
(8)Represents severance payments.

Outstanding Equity Awards as of December 31, 2020
The following table provides information regarding the outstanding equity awards held by our named executive officers as of December 31, 2020.

		Option Awards				Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options		Exercise Price	Expiration Date	Number of Shares that Have Not Vested	Market Value of Shares that Have Not Vested(2)
Name		Exercisable	Unexercisable
Roy Banks Chief Executive Officer	December 23, 2020	—	1,952,530(2)	$10.76	December 22, 2030	—	—
Marty Smuin Chief Operating Officer	December 23, 2020	—	28,000(3)	$4.32	December 22, 2030	—	—
	March 11, 2019	6,259(3)	6,805(3)	$1.88	March 10, 2029	—	—
	October 24, 2018	496,410(3)	123,000(3)	$0.50	October 23, 2028	—	—
Alan Taylor Chief Financial Officer	July 20, 2016	408,122(3)	—	$0.68	July 19, 2026	—	—
	October 16, 2018	13,021(3)	31,250(3)	$0.50	October 15, 2028	—	—
	March 11, 2019	10,816(3)	11,758(3)	$1.88	March 10, 2019	—	—
	December 23, 2020	—	14,000(3)	$4.32	December 22, 2030	—	—
Jefferson Lyman Former Co-Chief Executive Officer	September 23, 2019	171,645(3)	428,503(3)	$1.88	September 22, 2029	—	—
	December 23, 2020	—	28,000(3)	$4.32	December 22, 2030	—	—
Brandon Rodman Former Chief Executive Officer	April 6, 2017	20,513(4)	—	$0.61	September 30, 2021	—	—
	March 11, 2019	34,489(4)	—	$1.88	September 30, 2021	—	—
	April 17, 2019	285,000(4)	—	$1.88	September 30, 2021	—	—
______________
(1)All of the outstanding equity awards were granted under our 2015 Plan and are subject to acceleration of vesting as described in “Employee Benefit Plans— 2015 Plan” below.
(2)Twenty-five percent of the shares underlying the option vest on the one-year anniversary of the vesting commencement date, with the remaining 75% of the shares subject to the option vesting in equal monthly installments over the subsequent 36 months. In the event of a change in control (as defined in the 2015 Plan), and subject to Mr. Banks continuing to be our employee, director or consultant, the option will become fully and immediately vested and exercisable with respect to all unvested shares if the option is not assumed by the surviving or acquiring entity in such change in control or if Mr. Banks’ services are subject to an involuntary termination within 12 months of such change in control.
(3)Twenty-five percent of the shares underlying the option vest on the one-year anniversary of the vesting commencement date, with the remaining 75% of the shares subject to the option vesting in equal monthly installments over the subsequent 36 months.
(4)Mr. Rodman resigned from his position as Chief Executive Officer in September 2020. Upon his resignation, Mr. Rodman’s options accelerated in full and were exercisable until September 30, 2021.

In November 2021, contingent upon completion of this offering, our compensation committee approved the grant of restricted stock units in respect of 76,320 and 69,635 shares of our common stock to Messrs. Taylor and Smuin, respectively. Twenty-five percent of the total number of RSUs will vest on the first anniversary of the date of grant, and 1/48th of the total number of RSUs in monthly installments thereafter, subject to their continued employment with us.
Employment, Severance and Change of Control Arrangements
Each of our named executive officers has executed a form of our standard confidential information and inventions assignment agreement.

Employment Agreement with Roy Banks
In April 2021, we entered into an employment agreement with Mr. Banks, our Chief Executive Officer, effective retroactive to December 2020. This agreement governs the terms of Mr. Banks’ employment with us until the closing of this offering. Pursuant to his April 2021 employment agreement, Mr. Banks is entitled to an annual base salary of $350,000 and is eligible to receive an annual bonus of $200,000 based on achievement of financial and other targets established by our board of directors. Mr. Banks is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in our employee benefit plans and programs.
In October 2021, we entered into a new employment agreement with Mr. Banks, which will become effective as of the closing of this offering and will govern the terms of his employment with us thereafter. Pursuant to the new agreement, Mr. Banks will be entitled to an annual base salary of $425,000 and an annual cash incentive bonus based upon the achievement of certain objective or subjective criteria determined by our compensation committee, with a target amount of up to $200,000 for fiscal year 2021 and up to 100% of his base salary for fiscal year 2022 and thereafter. Mr. Banks is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in our employee benefit plans and programs. Mr. Banks’ employment is “at will” and may be terminated by either party at any time. The new employment agreement has an initial three-year term, which will automatically renew for subsequent one-year periods unless either party notifies the other of an intention not to renew the agreement. Mr. Banks is also entitled to severance payments and benefits upon a termination of his employment by us without cause or by Mr. Banks for good reason, as are explained below under “Potential Payments Upon Termination or Change of Control.”
Employment Agreement with Marty Smuin
In April 2020, we entered into an employment agreement with Mr. Smuin, our Chief Operating Officer. This agreement governs the terms of Mr. Smuin’s employment with us until the closing of this offering. Pursuant to his April 2020 employment agreement, Mr. Smuin is entitled to an annual base salary of $283,500 and is eligible to receive an annual bonus of up to 40% of his base salary, with the actual payout determined based on achievement of financial and other targets established by our board of directors. Mr. Smuin is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in our employee benefit plans and programs.
In October 2021, we entered into a new employment agreement with Mr. Smuin, which will become effective as of the closing of this offering and will govern the terms of his employment with us thereafter. Pursuant to the new agreement, Mr. Smuin will be entitled to an annual base salary of $294,840 and an annual cash incentive bonus based upon the achievement of certain objective or subjective criteria determined by our compensation committee, with a target amount of up to 40% of his base salary. Subject to the completion of this offering, Mr. Smuin will be granted restrictive stock units (“RSUs”) in respect of 69,635 shares of our common stock. 25% of the total number of RSUs will vest on the first anniversary of its date of grant, and 1/48th of the total number of RSUs will vest in monthly installments thereafter, subject to Mr. Smuin’s continued employment with us. Mr. Smuin is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in our employee benefit plans and programs. Mr. Smuin’s employment is “at will” and may be terminated by either party at any time. The new employment agreement has an initial three-year term, which will automatically renew for subsequent one-year periods unless either party notifies the other of an intention not to renew the agreement. Mr. Smuin is also entitled to severance payments and benefits upon a termination of his employment by us without cause or by Mr. Smuin for good reason, as are explained below under “Potential Payments Upon Termination or Change of Control.”
Employment Agreement with Alan Taylor
In April 2020, we entered into an employment agreement with Alan Taylor, our Chief Financial Officer. This agreement governs the terms of Mr. Taylor’s employment with us until the closing of this offering.

Pursuant to his April 2020 employment agreement, Mr. Taylor is entitled to an annual base salary of $283,500 and is eligible to receive an annual bonus of up to 30% of his base salary, based on achievement of financial and other targets established by our board of directors. Mr. Taylor is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in our employee benefit plans and programs.
In October 2021, we entered into a new employment agreement with Mr. Taylor, which will become effective as of the closing of this offering and will govern the terms of his employment with us thereafter. Pursuant to the new agreement, Mr. Taylor will be entitled to an annual base salary of $345,000 and an annual cash incentive bonus based upon the achievement of certain objective or subjective criteria determined by our compensation committee, with a target amount of up to 30% of his base salary for fiscal year 2021 and up to 40% of his base salary for fiscal year 2022 and thereafter. Subject to the completion of this offering, Mr. Taylor will be granted RSUs in respect of 76,320 shares of our common stock. 25% of the total number of RSUs will vest on the first anniversary of its date of grant, and 1/48th of the total number of RSUs will vest in monthly installments thereafter, subject to Mr. Taylor’s continued employment with us. Mr. Taylor is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in our employee benefit plans and programs. Mr. Taylor’s employment is “at will” and may be terminated by either party at any time. The new employment agreement has an initial three-year term, which will automatically renew for subsequent one-year periods unless either party notifies the other of an intention not to renew the agreement. Mr. Taylor is also entitled to severance payments and benefits upon a termination of his employment by us without cause or by Mr. Taylor for good reason, as are explained below under “Potential Payments Upon Termination or Change of Control.”
Employment Agreement with Jefferson Lyman
In April, 2020, we entered into an employment agreement with Mr. Lyman, to serve as our Chief Product Officer. Pursuant to his employment agreement, Mr. Lyman was entitled to an annual base salary of $290,000 and was eligible to receive an annual bonus of up to 40% of his base salary, with the actual payout determined based on achievement of financial and other targets established by our board of directors.
In connection with his resignation, and in exchange for a general release of claims, Mr. Lyman will receive severance payments (equivalent to his base salary) until December 31, 2021. Mr. Lyman remains party to a proprietary information, invention assignment and noncompetition agreement.
Employment Agreement with Brandon Rodman
In August 2020, we entered into an amended and restated employment agreement with Mr. Rodman, to serve as our Chief Executive Officer until September 30, 2020. Pursuant to his amended and restated employment agreement, Mr. Rodman was entitled to an annual base salary of $315,000.
In connection with his resignation, and in exchange for a general release of claims, Mr. Rodman received (i) severance payments (equivalent to his base salary) until July 2021; (ii) a prorated bonus for the year 2020; (iii) reimbursement of Consolidated Omnibus Budget Reconciliation Act, or COBRA, premiums until no later than January 2022; and (iv) accelerated vesting of his common stock and options. Mr. Rodman remains party to a proprietary information, invention assignment and noncompetition agreement.
Potential Payments upon Termination or Change of Control
Currently Applicable Provisions
The April 2020 employment agreements with Messrs. Smuin and Taylor provide that if the named executive officer is terminated by us without cause (as defined in their employment agreements), other than as a result of death or permanent disability (as defined in their employment agreements), and subject to his execution, delivery and non-revocation of a separation agreement that includes a general release of claims, then during the severance period (as defined in their employment agreements), Messrs. Smuin and Taylor are entitled to:
•severance payments equivalent to the named executive officer’s salary for the number of months set forth in his employment agreement;
•a bonus equal to the bonus the named executive officer would have been entitled to at the end of the calendar year of termination, prorated for the number of days of employment;
•reimbursement for COBRA premiums for a period not to exceed the severance period; and
•the vesting of all common stock and options held determined pursuant to a schedule set forth by the plan administrator.
Under his April 2021 employment agreement, upon a termination by us without cause (as defined in his employment agreement), other than as a result of death or permanent disability (as defined in his employment agreement), and subject to his execution, delivery and non-revocation of a separation agreement that includes a general release of claims, then during the severance period (as defined in his employment agreement), Mr. Banks will be entitled to:
•severance payments equivalent to his salary for the number of months set forth in his employment agreement; and
•reimbursement for COBRA premiums for a period not to exceed the severance period.
Provisions Applicable as of the Closing of this Offering
Messrs. Taylor and Smuin’s new employment agreements, which become effective as of the closing of this offering, provide that if the respective named executive officer’s employment is terminated by us without cause or by him for good reason outside of the period beginning three months prior to and ending 12 months following a change in control (as such terms are defined in their employment agreements) and he executes a release of claims, each of Messrs. Taylor and Smuin will be entitled to:
•the aggregate amount of his annual base salary, payable over a 12 month period from the date of his termination; and
•reimbursement for COBRA premiums in an amount equal to his (and his eligible dependents’) monthly health premiums, at the coverage level in effect immediately prior to his termination, until the earlier of (a) 12 months following the date of termination and (b) the date that he (and his eligible dependents) become covered under similar plans.
In addition, Messrs. Taylor and Smuin’s new employment agreements provide that if the respective named executive officer’s employment is terminated by us without cause or by him for good reason in the period beginning three months prior to and ending 12 months following a change in control and he executes a release of claims, Messrs. Taylor and Smuin will be entitled to receive:
•a lump sum payment in the aggregate amount of 12 months of his base salary;
•a lump sum cash payment equal to his prorated annual bonus for the calendar year during which he is terminated based on performance at 100% of target;
•reimbursement for COBRA premiums in an amount equal to his (and his eligible dependents’) monthly health premiums, at the coverage level in effect immediately prior to his termination, until the earlier of (a) 12 months following the date of termination and (b) the date that he (and his eligible dependents) become covered under similar plans; and
•his outstanding unvested equity awards that are subject to time vesting will vest in full.

Mr. Banks’ new employment agreement, which becomes effective as of the closing of this offering, provides that if his employment is terminated by us without cause or by Mr. Banks for good reason outside of the period beginning three months prior to and ending 12 months following a change in control (as such terms are defined in his employment agreement) and Mr. Banks executes a release of claims, Mr. Banks will be entitled to:
•the aggregate amount of his annual base salary, payable over a 12 month period from the date of his termination; and
•reimbursement for COBRA premiums in an amount equal to his (and his eligible dependents’) monthly health premiums, at the coverage level in effect immediately prior to his termination, until the earlier of (a) 12 months following the date of termination and (b) the date that Mr. Banks (and his eligible dependents) become covered under similar plans.
In addition, Mr. Banks’s new employment agreement provides that if his employment is terminated by us without cause or by him for good reason in the period beginning three months prior to and ending 12 months following a change in control (as defined in his employment agreement) and Mr. Banks executes a release of claims, he will be entitled to receive:
•a lump sum payment in the aggregate amount of 18 months of his base salary;
•a lump sum cash payment equal to his prorated annual bonus for the calendar year during which Mr. Banks is terminated based on performance at 100% of target;
•reimbursement for COBRA premiums in an amount equal to his (and his eligible dependents’) monthly health premiums, at the coverage level in effect immediately prior to his termination, until the earlier of (a) 18 months following the date of termination and (b) the date that Mr. Banks (and his eligible dependents) become covered under similar plans; and
•his outstanding unvested equity awards that are subject to time vesting will vest in full.
2020 Bonus Plan
We approved a bonus plan for our executive leadership team for 2020, or the 2020 Bonus Plan. Each participant in the 2020 Bonus Plan was eligible to receive a cash bonus based on the achievement of an annual financial goal. Under the 2020 Bonus Plan, participants had the opportunity to earn a percentage of their target bonus ranging from 100% for achievement of 100% of target level performance to 50% for achievement of 78% of target level of performance. In addition, to be eligible to earn a bonus under the 2020 Bonus Plan, a participant had to remain continually employed by, and in good standing with, us through the end of the applicable calendar year. Messrs. Rodman, Smuin, Lyman and Taylor participated in the 2020 Bonus Plan and earned the cash bonuses reflected in the Summary Compensation Table above thereunder.
Employee Benefit Plans
2021 Equity Incentive Plan
General. Our 2021 Equity Incentive Plan, or 2021 Plan, was adopted by our board of directors and approved by our stockholders in October 2021. The 2021 Plan became effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part.
Share reserve. Subject to adjustments set forth in the 2021 Plan, the maximum aggregate number of shares that may be issued under the 2021 Plan is 18,697,438 shares of our common stock, which number is the sum of (i) 9,000,000 shares of our common stock, plus (ii) any shares remaining available for issuance under the 2015 Equity Incentive Plan, or 2015 Plan, at the time the 2021 Plan becomes effective, in an amount not to exceed 1,192,730 shares, plus (iii) any shares subject to awards under the 2015 Plan that otherwise would have been returned to the 2015 Plan on account of the expiration, cancellation or forfeiture of such awards following the effectiveness of the 2021 Plan, in an amount not to exceed 8,504,708 shares. In addition, the number of shares reserved for issuance under the 2021 Plan will be increased automatically on the first day of each fiscal year, following the fiscal year in which the 2021 Plan becomes effective, for a period up to ten years, by a number equal to the least of:
•4,500,000 shares;
•5% of the shares of common stock outstanding at that time; and
•such number of shares determined by our board of directors.
If an award expires, is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an exchange program, the unissued shares that were subject to the award will, unless the 2021 Plan is terminated, continue to be available under the 2021 Plan for issuance pursuant to future awards. In addition, any shares which are retained by us upon exercise of an award in order to satisfy the exercise or purchase price for such award or any withholding taxes due with respect to such award will be treated as not issued and will continue to be available under the 2021 Plan for issuance pursuant to future awards. Shares issued under the 2021 Plan and later forfeited to us due to the failure to vest or repurchased by us at the original purchase price paid to us for the shares (including, without limitation, upon forfeiture to or repurchase by us in connection with a participant ceasing to be a service provider) will again be available for future grant under the 2021 Plan. To the extent an award under the 2021 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2021 Plan.
Assumption or substitution of awards. The 2021 Plan’s administrator, from time to time, may substitute or assume outstanding awards granted by another company in connection with an acquisition, merger, or consolidation of such other company or otherwise, by either: (i) assuming such award under the 2021 Plan, or (ii) granting an award under the 2021 Plan in substitution of such other company’s award. Any awards that are assumed or substituted under the 2021 Plan will not reduce the number of shares authorized for grant under the Plan or authorized for grant to a participant in any fiscal year.
Plan administration. Our board of directors has delegated its authority to administer the 2021 Plan to our compensation committee. Subject to the provisions of our 2021 Plan, the administrator has the power to determine the terms of awards, including the recipients, the exercise price, if any, the number of shares subject to each award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise of the award, and the terms of award agreements used under the 2021 Plan. The administrator also has the authority, subject to the terms of the 2021 Plan, to amend existing awards, to prescribe rules, to construe and interpret the 2021 Plan and awards granted thereunder, and to institute an exchange program, subject to stockholder approval, by which outstanding awards may be surrendered in exchange for awards of the same type that may have a lower exercise price or different terms, awards of a different type and/or cash. Subject to the provisions of the 2021 Plan, members of the administrator and its delegates are indemnified for liabilities incurred in connection with their actions in administering the 2021 Plan, absent willful misconduct.
To the extent permitted by applicable laws and listing requirements, the administrator may delegate to one or more of our officers the authority to (i) designate employees (who are not subject to Section 16 of the Exchange Act) to be recipients of awards and determine the number of shares subject to awards granted to such designated employees, subject to certain restrictions that are set forth in the 2021 Plan, and (ii) take any and all actions on behalf of our administrator other than any actions that affect the amount or form of compensation of employees subject to Section 16 of the Exchange Act or have material tax, accounting, financial, human resource or legal consequences to us or our affiliates.
Eligibility. Employees and consultants of ours and of our affiliates and members of our board of directors who are not employees are eligible to participate in our 2021 Plan.

Types of awards. Our 2021 Plan provides for the grant of incentive stock options to our employees and the employees of any our parents and subsidiaries, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, and bonus stock awards to our employees, directors, and consultants and to the employees and consultants of our affiliates.
Stock options. The administrator may grant incentive and/or nonstatutory stock options under our 2021 Plan, provided that incentive stock options may only be granted to our employees and employees of our affiliates. The exercise price of such options must generally be equal to at least the fair market value of our common stock on the date of grant. The term of an option may not exceed 10 years; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock and that of any of our affiliates may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator. Subject to the provisions of our 2021 Plan, the administrator determines the remaining terms of the options. After a participant’s termination of service, he or she may exercise his or her option, to the extent vested, for the period of time stated in his or her award agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In the event of a termination for cause, options generally terminate immediately upon the termination of the participant for cause. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term. The maximum aggregate number of shares of our common stock that may be issued under the 2021 Plan pursuant to incentive stock options may not exceed the maximum number of shares reserved for issuance under the 2021 Plan and, to the extent allowable under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, any other shares that become available for issuance or reissuance pursuant to the terms of the 2021 Plan.
Stock appreciation rights. Stock appreciation rights may be granted under our 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. Subject to the provisions of our 2021 Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. The specific terms will be set forth in an award agreement.
Restricted stock. Restricted stock may be granted under our 2021 Plan. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the administrator. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the administrator and/or continued service. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest for any reason will be subject to our right of repurchase or forfeited by the recipient and will revert to us. The specific terms will be set forth in an award agreement.
Restricted stock units. Restricted stock units may be granted under our 2021 Plan, and may include the right to dividend equivalents, as determined in the discretion of the administrator. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units, including the vesting criteria, which may include achievement of specified performance criteria and/or continued service, and the form and timing of payment. The administrator determines, in its sole discretion, whether an award will be settled in stock, cash or a combination of both. The specific terms will be set forth in an award agreement.
Performance awards. The administrator may grant stock options, stock appreciation rights, restricted stock and restricted stock units that are subject to the satisfaction of specified performance criteria. The administrator determines the terms surrounding the performance awards, including the required levels of performance with respect to specified business criteria (including any adjustments thereto that will be applied in determining the achievement of such performance criteria), the corresponding amounts payable upon achievement of such levels of performance, and the termination and forfeiture provisions; provided that all performance criteria must be determined when the achievement of such criteria remains substantially uncertain. The administrator in its discretion may apply performance goals to a participant with respect to an award including one or more of the following: (i) sales or non-sales revenue; (ii) return on revenue; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before or after taxes, interest, depreciation, and/or amortization; (vi) income or earnings from continuing operations; (vii) net income; (viii) pre-tax income or after-tax income; (ix) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets, and/or excluding charges attributable to the adoption of new accounting pronouncements; (x) raising of financing or fundraising; (xi) project financing; (xii) revenue or revenue backlog; (xiii) gross margin; (xiv) operating margin or profit margin; (xv) capital expenditures, cost targets, reductions and savings, and expense management; (xvi) return on assets (gross or net), return on investment, return on capital, or return on stockholder equity; (xvii) cash flow, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xviii) performance warranty and/or guarantee claims; (xix) stock price or total stockholder return; (xx) earnings or book value per share (basic or diluted); (xxi) economic value created; (xxii) pre-tax profit or after-tax profit; (xxiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, joint ventures, acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, intellectual property asset metrics; (xxiv) objective goals relating to divestitures, joint ventures, mergers, acquisitions, and similar transactions; (xxv) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance headcount, performance management, or completion of critical staff training initiatives; (xxvi) objective goals relating to projects, including project completion timing and/or achievement of milestones, project budget, technical progress against work plans; and (xxvii) enterprise resource planning.
Performance goals of awards may also take into account other criteria (including subjective factors). Performance goals may differ from participant to participant, performance period to performance period, and from award to award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to us), (iii) on a per share and/or share per capita basis, (iv) against our performance as a whole or against any of our affiliates, particular segments, business units, or products of ours or any individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.
Non-employee director limitations. Stock awards granted during a single fiscal year under the 2021 Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the board of directors, may not exceed $1,000,000 in total value for any non-employee director in his or her first year of service as a non-employee director and $750,000 in total value for any other non-employee director (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). Such applicable limit will include the value of any awards that are received in lieu of all or a portion of any annual board of directors or committee cash retainers or other similar cash-based payments. Awards granted to an individual while he or she is serving in the capacity as an employee or while he or she is an independent contractor but not a non-employee director will not count for purposes of these limits.
Leaves of absence/transfer between locations/time commitment change. The administrator has the discretion to determine at any time whether and to what extent the vesting of awards will be suspended during any leave of absence; provided that in the absence of such determination, vesting of awards will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer, or (ii) transfers between our locations or between us and any of our affiliates. If an employee holds an incentive stock option and such leave exceeds three months, then, for purposes of incentive stock option status only, such employee’s service as an employee will be deemed terminated on the first day following such three-month period and the incentive stock option will thereafter automatically treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy.
If a participant’s regular level of time commitment in performing services to us or an affiliate of ours is reduced after an award is granted, the administrator has the discretion, subject to applicable laws, to (i) proportionately reduce the number of shares or cash amount subject to awards that vest or become payable after such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting schedule of the award. If the administrator makes such a reduction, the participant will no longer have any rights to the portion of the award that is so reduced.
Non-transferability of awards. Unless the administrator provides otherwise, our 2021 Plan generally does not allow for the transfer of awards other than by will or the laws of descent and distribution and only the recipient of an option or stock appreciation right may exercise such an award during his or her lifetime. If the administrator makes an award transferable, the award will contain such additional terms and conditions as the administrator deems appropriate; provided that in no event may any award be transferred for consideration to a third-party financial institution.
Certain adjustments. In the event of certain capitalization adjustments, to prevent diminution or enlargement of the benefits or potential benefits available under the 2021 Plan, the administrator will make adjustments to one or more of the number, kind and class of securities that may be delivered under the 2021 Plan and/or the number, kind, class and price of securities covered by each outstanding award; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A of the Code.
Liquidation or dissolution. In the event of our proposed winding up, liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.
Corporate transaction. Our 2021 Plan provides that in the event of certain significant corporate transactions, including: (1) a transfer of all or substantially all of our assets, (2) our merger, consolidation or other capital, reorganization or business combination transaction with or into another corporation, entity or person, (3) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of our then outstanding capital stock, or (4) a change in our control (as defined below), each outstanding award will be treated as the administrator determines. Such determination may provide (i) that awards will be continued if we are the surviving corporation, (ii) that awards will be assumed by the surviving corporation or its parent, (iii) that awards will be substituted by the surviving corporation or its parent for a new award, (iv) that awards will be canceled in exchange for a payment equal to the excess of the fair market value of our shares subject to such award over the exercise price or purchase price paid for such shares, if any (or if such award is “underwater,” canceled for no consideration), (v) for the full or partial acceleration of vesting, exercisability, payout, or accelerated expiration of an outstanding award, lapse of our right to repurchase or reacquire shares acquired under an award, or lapse of forfeiture rights with respect to shares acquired under an award, (vi) for the opportunity for participants to exercise their stock options and/or stock appreciation rights prior to the occurrence of the corporate transaction and the termination (for no consideration) upon the consummation of such corporate transaction of any stock options not exercised prior thereto, or (vii) for the cancellation of such outstanding awards in exchange for no consideration.
Change of control. The administrator may provide in an individual award agreement or in any other written agreement between a participant and us that the award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. Under the 2021 Plan, a change of control is generally (1) a merger, consolidation, or any other corporate reorganization in which our stockholders immediately before the transaction do not own, directly or indirectly, more than a majority of the combined voting power of the surviving entity, (2) the consummation of the sale, transfer or other disposition of all or substantially all of our assets, (3) an unapproved change in the majority of the members of the board of directors, and (4) the acquisition by any person or company of 50% or more of the total voting power of our then outstanding stock. In the absence of such provision, however, no such acceleration will occur (unless otherwise determined by the administrator in connection with a corporate transaction).
Clawback/recovery. Awards granted under the 2021 Plan, any shares issued under the award, any amounts paid under the award, and any payments or proceeds paid or provided upon disposition of the shares issued under the award will be subject to recoupment in accordance with any clawback policy we may adopt or amend from time to time or as necessary or appropriate to comply with applicable laws. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in any award agreement as it determines necessary or appropriate.
Amendment or termination. Our board of directors has the authority to amend, suspend or terminate the 2021 Plan provided such action does not impair the existing rights of any participant. Our 2021 Plan will automatically terminate in 2031, unless we terminate it sooner. We will obtain stockholder approval of any amendment to our 2021 Plan as required by applicable law or listing requirements.
2015 Equity Incentive Plan
General. Our board of directors and our stockholders adopted our 2015 Equity Incentive Plan, or the 2015 Plan, in October 2015. The 2015 Plan was last amended on September 9, 2021. Our 2015 Plan was terminated upon the effectiveness of our 2021 Plan, and no new awards will be granted thereunder; but previously granted awards will continue to be governed by their existing terms.
Share reserve. Prior to its termination, 18,713,504 shares of our common stock were reserved for issuance under our 2015 Plan. As of June 30, 2021, stock options to purchase 7,640,568 shares of our common stock remained outstanding under our 2015 Plan. Once our 2021 Plan became effective, if an outstanding stock option or restricted stock award under our 2015 Plan for any reason expires or is canceled, the shares allocable to such award shall be added to the number of shares then available for issuance under our 2021 Plan.
Plan administration. Effective as of the termination of the 2015 Plan, our compensation committee began to serve as its administrator. Subject to the provisions of the 2015 Plan, the administrator has the authority and discretion to take any actions and make any determinations it deems necessary or advisable for administering the 2015 Plan. The administrator’s decisions are final and binding on all participants and any other holders of awards.
Types of award. Our 2015 Plan provides for incentive and nonstatutory stock options to purchase shares of our common stock, stock appreciation rights, restricted stock awards and restricted stock unit awards. As of the date of this prospectus, we have only issued stock options and restricted stock in connection with the early-exercise of stock options.
Leaves of absence/transfer between locations. Unless the administrator provides otherwise, the vesting of awards will be suspended during any unpaid leave of absence. A participant will not cease to be an employee in the case of (i) any leave of absence approved by us, or (ii) transfers between our locations or between us and any of our parents and subsidiaries. If an employee holds an incentive stock option and such leave exceeds three months, then, for purposes of incentive stock option status only, such employee’s service as an employee will be deemed terminated on the first day following such three month period and the incentive stock option will thereafter automatically treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute.
Non-transferability of awards. Unless the administrator provides otherwise, our 2015 Plan generally does not allow for the transfer of awards other than by will or the laws of descent and distribution and only the recipient of an option right may exercise such an award during his or her lifetime.
Certain adjustments. In the event of certain capitalization adjustments, to prevent diminution or enlargement of the benefits or potential benefits available under the 2015 Plan, the administrator will make adjustments to one or more of the number, kind and class of securities that may be delivered under the 2015 Plan and/or the number, kind, class and price of securities covered by each outstanding award.
Merger or change in control. The 2015 Plan provides that in the event of our merger or change in control (as defined in the 2015 Plan), each award may be treated as the administrator determines without a participant’s consent, including without limitation, that: (i) awards will be assumed, or substantially equivalent awards will be substituted by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the participant, awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control, (iv)(a) awards will be terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of each such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment), or (b) the replacement of awards with other rights or property selected by the administrator in its sole discretion, or (v) any combination of the foregoing. In taking any of these actions, the administrator will not be obligated to treat all awards, all awards held by a participant, or all awards of the same type, similarly.
Amendment or termination. Our board of directors may amend, suspend or terminate our 2015 Plan at any time, provided that such action does not impair a participant’s rights under outstanding awards without such participant’s written consent. As noted above, in connection with this offering, our 2015 Plan was terminated and no further awards will be granted thereunder. All outstanding awards will continue to be governed by their existing terms.
2021 Employee Stock Purchase Plan
General. Our 2021 Employee Stock Purchase Plan, or ESPP, was adopted by our board of directors and approved by our stockholders in October 2021. The ESPP became effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. The ESPP enables eligible employees and/or eligible service providers of ours and certain designated affiliates of ours to purchase shares of our common stock by the grant purchase rights.
The ESPP has two components. One component, the 423 component, is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code for U.S. employees. The second component, a non-423 component, authorizes grants of purchase rights that do not comply with Section 423 of the Code for non-U.S. employees and certain non-U.S. service providers. Except as otherwise provided in the ESPP or determined by the administrator, the two components are operated in the same manner. Eligible employees are able to participate in the 423 component and the non-423 component. Eligible service providers are only be able to participate in the non-423 component.
Share reserve. Subject to adjustments as provided in the ESPP, we have reserved 1,300,000 shares of our common stock for issuance under the ESPP. The number of shares reserved for issuance under the ESPP will be increased automatically on the first day of each fiscal year for a period of up to ten years, starting with the fiscal year following the year in which the ESPP becomes effective, by a number equal to the lesser of:
•975,000 shares; and
•1% of the shares of common stock outstanding at that time.
Notwithstanding the foregoing, the administrator may act prior to the first day of any fiscal year to provide that there will be no increase in the share reserve for such fiscal year or that the increase in the share reserve for such fiscal year will be a lesser number of shares. If any purchase right granted under the ESPP terminates without having been exercised in full, the shares not purchased under such purchase right will again become available for issuance under the ESPP.
Plan administration. The ESPP may be administered by our board of directors or a committee designated by our board of directors. Our board of directors has delegated its authority to administer the ESPP to our compensation committee. The administrator has the power to (i) determine how and when purchase rights will be granted and the provisions of each offering, (ii) designate certain affiliates to participate in the ESPP and in offerings, (iii) determine eligibility in the non-423 component and offerings thereunder, (iv) construe, interpret, and apply the terms of the ESPP and establish rules for its administration, and (v) take such other actions and make such other determinations deemed necessary or advisable for administering the ESPP. Every determination, interpretation, and construction made by the administrator in good faith will be final and binding upon all persons. Whether or not our board of directors has delegated administration of the ESPP to a committee, the board of directors will have the final power to determine all questions of policy and expediency that may arise in the administration of the ESPP.
Offerings. The ESPP is implemented through a series of offerings under which participants are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for participants in the offering. When a participant elects to join an offering, he or she is granted a purchase right to acquire shares of our common stock on each purchase date within the offering. A purchase date will occur at the end of each purchase period. On the purchase date, all payroll deductions collected from the participant during the purchase period are automatically applied to the purchase of our common stock, subject to certain limitations. Our initial offering began with the effectiveness of the registration statement for which this prospectus forms a part and will end on August 15, 2022.
The administrator will have the discretion to structure an offering so that if the fair market value of a share of our common stock on the first trading day of a new purchase period within that offering is less than or equal to the fair market value of a share of our common stock on the offering date for that offering, then that offering will terminate immediately as of that first trading day (after giving effect to the purchase on the applicable purchase date and refunding any contributions not so applied), and the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new offering period.
Eligibility. Purchase rights may be granted only to our employees, employees of designated related corporations, or, solely with respect to the non-423 component, employees of an affiliate (that is not a designated related corporation) or eligible service providers The administrator may provide that employees will not be eligible to be granted purchase rights under the ESPP, if, on the offering date, the employee (i) has not completed at least 2 years of service since the employee’s last hire date (or such lesser period as the administrator may determine), (ii) customarily works not more than 20 hours per week (or such lesser period as the administrator may determine), (iii) customarily works not more than 5 months per calendar year (or such lesser period as the administrator may determine), (iv) is a highly compensated employee within the meaning of the Code, or (v) has not satisfied such other criteria as the administrator may determine consistent with Section 423 of the Code. Unless otherwise determined by the administrator for any offering, an employee will not be eligible to be granted purchase rights unless, on the offering date, the employee customarily works more than 20 hours per week and more than 5 months per calendar year.
No employee will be eligible for the grant of any purchase rights if, immediately thereafter, such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any related corporation. An eligible employee may be granted purchase rights only if such purchase rights, together with any other rights granted under all our and any related corporations’ employee stock purchase plans, do not permit such eligible employee’s rights to purchase stock to accrue in excess of $25,000 worth of stock in each calendar year for which such rights are outstanding.
Participation in the ESPP. On each offering date, each eligible employee or eligible service provider, pursuant to an offering made under the ESPP, will be granted a purchase right to purchase up to that number of shares of our common stock purchasable either with a percentage or with a maximum dollar amount, as designated by the administrator subject to the other limitations of the ESPP.
Purchase price. Unless otherwise determined by the administrator, common stock will be purchased for the accounts of participants in the ESPP at a price per share that is at least the lesser of: (i) 85% of the fair market value of a share of our common stock on the first date of an offering, or (ii) 85% of the fair market value of a share of our common stock on the date of purchase.
Payroll deductions. Participants who are employees may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of our common stock under the ESPP. Participants who are not employees will contribute on an after-tax basis in a manner determined by the administrator.
Purchase of stock. The administrator will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of our common stock will be purchased. In connection with each offering, the administrator may specify a maximum number of shares of our common stock that may be purchased by any participant or all participants. If the aggregate purchase of shares of our common stock issuable on exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any administrator action otherwise, a pro rata (based on each participant’s accumulated contributions) allocation of the shares of our common stock available will be made in a uniform manner to the degree practicable and equitable.
Withdrawal. During an offering, a participant may cease making contributions and withdraw from the offering by delivering to us (or any third party designated by us) our withdrawal form. We may impose a deadline before a purchase date for withdrawing. On such withdrawal, such participant’s purchase right in that offering will immediately terminate and we will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions without interest and such participant’s purchase right in that offering will then terminate. A participant’s withdrawal from that offering will have no effect on his or her eligibility to participate in any other offerings under the ESPP, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.
Termination of eligibility. Purchase rights granted pursuant to any offering under the ESPP will terminate immediately if the participant either (i) is no longer an eligible employee or eligible service provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. As soon as practicable, we will distribute to such individual all of his or her accumulated but unused contributions without interest.
Leaves of absence. A participant will not be deemed to have terminated employment or failed to remain continuously employed by us or an eligible affiliate in the case of sick leave, military leave, or any other leave of absence approved by us; provided that such leave is for a period of not more than three months or reemployment upon the expiration of such leave is guaranteed by contract or statute. We will have sole discretion to determine whether a participant has terminated employment or service and the effective date on which the participant terminated employment or service, regardless of any notice period or garden leave required under local law.
Transfers. Unless otherwise determined by the administrator, a participant whose employment or service transfers or terminates with an immediate rehire (with no break in service) by or between us and an eligible affiliate or between eligible affiliates will not be treated as having terminated employment or service for purposes of participating in the ESPP or an offering. If, however, a participant transfers from an offering under the 423 Component to an offering under the non-423 Component, the exercise of the participant’s purchase right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a participant transfers from an offering under the non-423 Component to an offering under the 423 Component, the exercise of the purchase right will remain non-qualified under the non-423 Component. In the event that a participant’s purchase right is terminated under the ESPP, we will distribute as soon as practicable to such individual all of his or her accumulated but unused contributions.
Restrictions on transfer. During a participant’s lifetime, purchase rights will be exercisable only by such participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if we so permit, by a beneficiary designation.
Exercise of purchase rights. On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares of our common stock, up to the maximum number of shares of our common stock permitted by the ESPP and the applicable offering, at the purchase price specified in the offering. Unless otherwise specified in the offering, no fractional shares will be issued and, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares of our common stock on the final purchase date in an offering, such remaining amount will roll over to the next offering.
No purchase rights may be exercised to any extent unless and until the shares of our common stock to be issued on such exercise under the ESPP are covered by an effective registration statement pursuant to the Securities Act, and the ESPP is in material compliance with all applicable laws. If, on the purchase date, the shares of our common stock are not registered and the ESPP is not in material compliance with all applicable laws or regulations, as determined by us in our sole discretion, no purchase rights will be exercised and all accumulated but unused contributions will be distributed as soon as practicable to the participants without interest.
Certain adjustments. In the event of a capitalization adjustment, the administrator will make appropriate adjustments to: (i) the classes and maximum number of shares reserved under the ESPP, (ii) the classes and maximum number of shares by which the share reserve may increase automatically each year, (iii) the classes and number of shares and purchase price of all outstanding purchase rights, and (iv) the classes and number of shares that are subject to purchase limits under ongoing offerings.
Dissolution or liquidation. In the event of our proposed winding up, liquidation or dissolution, any offering period then in progress will be shortened by setting a new purchase date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the administrator. The administrator will notify each participant that the purchase date has been changed and that the participant’s purchase right will be exercised automatically on the new purchase date unless prior to such date the participant has withdrawn from the offering period.

Corporate transactions. The ESPP provides that in the event of certain significant corporate transactions, including: (i) a transfer of all or substantially all of our assets, (ii) our merger, consolidation or other capital, reorganization or business combination transaction with or into another corporation, entity or person, or (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of our then outstanding capital stock, the successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute the purchase rights, the administrator will shorten the offering period and set a new purchase date prior to the corporate transaction. The administrator will notify each participant that the purchase date has been changed and that the participant’s purchase right will be exercised automatically on the new purchase date unless prior to such date the participant has withdrawn from the offering period.
Spin-off. In the event of a spin-off or similar transaction involving us, the administrator may take such actions deemed necessary or appropriate in connection with an ongoing offering and subject to compliance with applicable laws (including the assumption of purchase rights under an ongoing offering by the spun-off company, or shortening an offering and scheduling a new purchase date prior to the closing of such transaction). In the absence of any such action by the administrator, a participant in an ongoing offering whose employer ceases to qualify as a related corporation as of the closing of a spin-off or similar transaction will be treated in the same manner as if the participant had terminated employment.
Amendment or termination. The administrator has the authority to amend, suspend or terminate our ESPP, except that, subject to certain exceptions described in our ESPP, no such action may adversely affect any outstanding rights to purchase stock under our ESPP without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.
Executive Incentive Bonus Plan
Our Executive Incentive Bonus Plan, or Bonus Plan, was adopted by our board of directors in October 2021. The Bonus Plan became effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. The purpose of the Bonus Plan is to motivate and reward eligible officers and employees for their contributions toward the achievement of certain performance goals.
Administration. The Bonus Plan is administered by the compensation committee, which shall have the discretionary authority to interpret the provisions of the Bonus Plan, including all decisions on eligibility to participate, the establishment of performance goals, the amount of awards payable under the plan, and the payment of awards. The compensation committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Bonus Plan to one or more of our directors and/or officers.
Eligibility. Our officers and other key employees designated by the compensation committee to participate in the Bonus Plan will be eligible to participate in the Bonus Plan, provided the compensation committee has not, in its sole discretion, withdrawn such designation and the participant meets the following conditions: (i) is a full-time regular employee of ours as of the last day of the applicable performance period, and (ii) is not subject to disciplinary action, is in good standing with us and is not subject to a performance improvement plan.
Performance criteria. Commencing with fiscal 2021, we expect the compensation committee to establish cash bonus targets and corporate performance metrics for a specific performance period pursuant to the Bonus Plan. Corporate performance goals may be based on one or more of the following criteria, as determined by our compensation committee and any adjustments thereto established by the compensation committee: (i) sales or non-sales revenue; (ii) return on revenue; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before or after taxes, interest, depreciation, and/or amortization; (vi) income or earnings from continuing operations; (vii) net income;

(viii) pre-tax income or after-tax income; (ix) net income excluding amortization of intangible assets, depreciation, and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (x) raising of financing or fundraising; (xi) project financing; (xii) revenue or revenue backlog; (xiii) gross margin; (xiv) operating margin or profit margin; (xv) capital expenditures, cost targets, reductions, and savings and expense management; (xvi) return on assets (gross or net), return on investment, return on capital, or return on stockholder equity; (xvii) cash flow, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xviii) performance warranty and/or guarantee claims; (xix) stock price or total stockholder return; (xx) earnings or book value per share (basic or diluted); (xxi) economic value created; (xxii) pre-tax profit or after-tax profit; (xxiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, joint ventures acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, intellectual property asset metrics; (xxiv) objective goals relating to divestitures, joint ventures, mergers, acquisitions, and similar transactions; (xxv) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, or completion of critical staff training initiatives; (xxvi) objective goals relating to projects, including project completion, timing and/or achievement of milestones, project budget, technical progress against work plans; and (xxvii) enterprise resource planning.
Awards issued to participants may take into account other factors (including subjective factors). Performance goals may differ from participant to participant, performance period to performance period, and from award to award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to us), (iii) on a per share and/or share per capita basis, (iv) against our performance as a whole or against any of our affiliates, particular segments, business units, or products of ours or any individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.
Service requirement. Unless otherwise determined by the compensation committee, a participant must be actively employed and in good standing with our company on the date the award is paid. The compensation committee may make exceptions to this requirement in the case of retirement, death or disability, an unqualified leave of absence or under other circumstances, as determined by the compensation committee in its sole discretion.
Clawback/recovery. Awards granted under the Bonus Plan will be subject to recoupment in accordance with any clawback policy we may adopt or amend from time to time or as necessary or appropriate to comply with applicable laws. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an agreement as it determines necessary or appropriate.
Amendment or termination. The compensation committee may terminate the Bonus Plan at any time, provided such termination shall not affect the payment of any awards accrued under the Bonus Plan prior to the date of the termination. The compensation committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Bonus Plan in whole or in part.
Perquisites, Health, Welfare and Retirement Benefits
Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We provide a 401(k) plan to our employees, including our current named executive officers, as discussed in the section below entitled “—401(k) Plan.”
In addition to the primary compensation elements discussed above, we provide our executive officers with limited benefits and perquisites when our compensation committee determines that such perquisites are necessary or advisable to fairly compensate or incentivize our employees. We consider these additional benefits to be a part of an executive officer’s overall compensation. These benefits generally do not impact the level of other compensation paid to our executive officers, due to the fact that the incremental cost to us of these benefits and perquisites represents a small percentage of each executive officer’s total compensation package.
401(k) Plan
We maintain a 401(k) plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation subject to applicable annual Code limits. Employees are immediately and fully vested in their contributions. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants. We intend for our 401(k) plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and earnings on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.
Pension Benefits
None of our named executive officers participate in or have an account balance in any qualified or non-qualified defined benefit plan sponsored by us.
Non-qualified Deferred Compensation
We have not offered any non-qualified deferred compensation plans or arrangements or entered into any such arrangements with any of our named executive officers.
Limitation of Liability and Indemnification of Directors and Officers
Our restated certificate of incorporation will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•for any breach of their duty of loyalty to us or our stockholders;
•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•for any transaction from which they derived an improper personal benefit.
Our restated bylaws will provide that we shall indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our restated bylaws will provide that we may indemnify our employees or agents. Our restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Prior to the completion of this offering, we intend to obtain insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

Prior to completion of this offering, we also intend to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements may also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
The underwriting agreement provides for indemnification by the underwriters of us and our officers, directors and employees for certain liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTION
In addition to the compensation arrangements, including employment, termination of employment and change of control arrangements and indemnification arrangements described in “Executive Compensation” and the registration rights described in “Description of Capital Stock—Registration Rights,” the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeds $120,000; and
•any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.
Series B-1 Preferred Stock Call Option Exercise
In connection with the Series B-1 stock purchase agreement, dated August 11, 2017, as amended, on April 4, 2018, certain stockholders exercised their right to purchase an aggregate of 1,481,345 shares of our Series B-1 preferred stock at a purchase price of approximately of $1.69 per share, for an aggregate purchase price of approximately $2.5 million.
The following table summarizes the Series B-1 preferred stock purchased by our directors, executive officers and beneficial holders of more than 5% of our capital stock.

Name of stockholder	Shares of Series B-1 Preferred Stock	Total purchase price
Entities affiliated with Catalyst Investors QP IV, L.P.(1)	708,626	$1,195,913
Entities affiliated with Crosslink Capital(2)	472,416	$797,273
Entities affiliated with Pelion Ventures VI, L.P.(3)	236,208	$398,636
______________
(1)Consists of Catalyst Investors IV, L.P., a greater than 5% stockholder, and its affiliate Catalyst Investors QP IV, L.P., which are affiliated with Tyler Newton, our director.
(2)Consists of Crosslink Bayview VII, LLC, Crosslink Crossover Fund VII, L.P., Crosslink Ventures VII, L.P., and Crosslink Ventures VII-B, L.P., which in the aggregate are a greater than 5% stockholder, which are affiliated with David Silverman, our director.
(3)Consists of Pelion Ventures VI, L.P., a greater than 5% stockholder, and its affiliate Pelion Ventures VI-A, L.P., which are affiliated with Roy Banks, our Chief Executive Officer, and Blake Moderzitski, our director.
Series C Preferred Stock Financing
In November 2018, we sold an aggregate of 7,003,469 shares of our Series C preferred stock at a purchase price of approximately $5.35 per share, for an aggregate purchase price of approximately $37.5 million. The purchasers of our Series C preferred stock are entitled to specified registration rights. For additional information, see “Description of Capital Stock—Registration Rights.”

The following table summarizes the Series C preferred stock purchased by our directors, executive officers and beneficial holders of more than 5% of our capital stock. The terms of these purchases were the same for all purchasers of our Series C preferred stock.

Name of stockholder	Shares of Series C Preferred Stock	Total purchase price
Entities affiliated with Catalyst Investors QP IV, L.P.(1)	1,390,759	$7,446,805
Entities affiliated with Crosslink Capital(2)	784,281	$4,199,425
Entities affiliated with Pelion Ventures VI, L.P.(3)	463,586	$2,482,267
Entities affiliated with Bessemer Venture Partners(4)	619,059	$3,314,745
LEC Weave Holdings LLC(5)	3,268,285	$17,499,999
______________
(1)Consists of Catalyst Investors IV, L.P., a greater than 5% stockholder, and its affiliate Catalyst Investors QP IV, L.P., which are affiliated with Tyler Newton, our director.
(2)Consists of Crosslink Bayview VII, LLC, Crosslink Crossover Fund VII, L.P., Crosslink Ventures VII, L.P., and Crosslink Ventures VII-B, L.P., which in the aggregate are a greater than 5% stockholder, which are affiliated with David Silverman, our director.
(3)Consists of Pelion Ventures VI, L.P., a greater than 5% stockholder, and its affiliate Pelion Ventures VI-A, L.P., which are affiliated with Roy Banks, our Chief Executive Officer, and Blake Moderzitski, our director.
(4)Entities affiliated with Bessemer Venture Partners holding our securities whose shares are aggregated for purposes of reporting share ownership are Bessemer Venture Partners IX Institutional L.P. and Bessemer Venture Partners IX L.P. These entities collectively beneficially own more than 5% of our outstanding capital stock. See “Principal Stockholders” for more information.
Series D Preferred Stock Financing
In two closings in October 2019 and November 2019, we sold an aggregate of 4,696,804 shares of our Series D preferred stock at a purchase price of approximately $14.90 per share, for an aggregate purchase price of approximately $70.0 million. The purchasers of our Series D preferred stock are entitled to specified registration rights. For additional information, see “Description of Capital Stock—Registration Rights.”
The following table summarizes the Series D preferred stock purchased by our directors, executive officers and beneficial holders of more than 5% of our capital stock. The terms of these purchases were the same for all purchasers of our Series D preferred stock.

Name of stockholder	Shares of Series D Preferred Stock	Total purchase price
Entities affiliated with Tiger Global Private Investment Partners XI, L.P.	4,361,321	$64,999,994
Entities affiliated with Catalyst Investors QP IV, L.P.(1)	119,749	$1,784,708
Entities affiliated with Crosslink Capital(2)	71,550	$1,066,363
Entities affiliated with Pelion Ventures VI, L.P.(3)	43,136	$642,888
Entities affiliated with Bessemer Venture Partners(4)	58,960	$878,725
LEC Weave Holdings LLC	32,349	$482,120
______________
(1)Consists of Catalyst Investors IV, L.P., a greater than 5% stockholder, and its affiliate Catalyst Investors QP IV, L.P.
(2)Consists of Crosslink Bayview VII, LLC, Crosslink Crossover Fund VIII, L.P., Crosslink Crossover Fund VIII-B, L.P., Crosslink Ventures VII, L.P., and Crosslink Ventures VII-B, L.P., which in the aggregate are a greater than 5% stockholder.
(3)Consists of Pelion Ventures VI, L.P., a greater than 5% stockholder, and its affiliate Pelion Ventures VI-A, L.P., which are affiliated with Roy Banks, our Chief Executive Officer.
(4)Entities affiliated with Bessemer Venture Partners holding our securities whose shares are aggregated for purposes of reporting share ownership are Bessemer Venture Partners IX Institutional L.P. and Bessemer

Venture Partners IX L.P. These entities collectively beneficially own more than 5% of our outstanding capital stock. See “Principal Stockholders” for more information.
Certain Transactions with Related Persons
A son-in-law of Marty Smuin, who serves as our Chief Operating Officer, was previously employed by us as an account executive. Mr. Smuin’s son-in-law received total compensation of $126,162 for 2020, calculated in the same manner as in the Summary Compensation Table. The total compensation includes salary, commissions, stock and option awards, and other compensation.
Another son-in-law of Marty Smuin has been employed by us as the head of field engineering since March 2021. Mr. Smuin’s son-in-law is anticipated to receive total compensation of $190,800 for 2021, calculated in the same manner as in the Summary Compensation Table. The total compensation includes salary, commissions, stock and option awards, and other compensation.
A brother of Brandon Rodman, our former Chief Executive Officer and director, was employed by us as our Chief Culture Officer, Secretary and Treasurer until September 2019. Mr. Rodman’s brother received total compensation of $284,347 for 2018, total compensation of $557,102 for 2019, and total compensation of $328,297 for 2020, calculated in the same manner as in the Summary Compensation Table. The total compensation includes salary, commissions, stock and option awards, and other compensation.
A brother-in-law of Brandon Rodman is employed by us as a director of optometry sales. Mr. Rodman’s brother-in-law received total compensation of $295,748 for 2018, total compensation of $311,655 for 2019, and total compensation of $186,112 for 2020, calculated in the same manner as in the Summary Compensation Table. The total compensation includes salary, commissions, stock and option awards, and other compensation.
Another brother-in-law of Brandon Rodman is employed by us as a director of support operations. Mr. Rodman’s brother-in-law received total compensation of $123,565 for 2018, total compensation of $126,474 for 2019, and total compensation of $131,499 for 2020, calculated in the same manner as in the Summary Compensation Table. The total compensation includes salary, commissions, stock and option awards, and other compensation.
Right of First Refusal
Pursuant to our equity compensation plans and certain agreements with our stockholders, including our amended and restated first refusal and co-sale agreement originally dated May 9, 2014 and amended and restated on October 18, 2019, we or our assignees have a right to purchase shares of our capital stock that stockholders propose to sell to other parties. This right will terminate upon the completion of this offering. Since January 1, 2018, we have waived our right of first refusal in connection with the sale of certain shares of our capital stock in separate transactions that involved the sale or purchase or repurchase of such shares by our directors and officers, entities with which certain of our directors are affiliated and certain of our stockholders including related persons and holders of more than 5% of our capital stock. Specifically, each of Alan Taylor, Brandon Rodman, Brig Barker, Jared Rodman, Jefferson Lyman, Jesse Ward, Jon Stanley, Marty Smuin and John Curtius, as well as Pelion Ventures VI, L.P., entities affiliated with Bessemer Venture Partners, Tiger Global Private Investment Partners XI, L.P., Catalyst Investors QP IV, L.P. and Crosslink Capital and certain of their affiliates, were parties in one or more of these transactions.
Investors’ Rights, Voting and Right of First Refusal Agreements
In connection with our convertible preferred stock financings, we entered into investors’ rights, voting, and right of first refusal and co-sale agreements containing registration rights, voting rights, and rights of first refusal, among other things, with certain holders of our convertible preferred stock and certain holders of our common stock. The parties to these agreements include entities affiliated with Tiger Global Private Investment Partners XI, L.P., Catalyst Investors QP IV, L.P., Crosslink Capital, Pelion Ventures

VI, L.P., and entities affiliated with Bessemer Venture Partners, which each hold more than 5% of our outstanding capital stock, and entities affiliated with our directors, Marty Smuin, Tyler Newton, Blake G Modersitzki and David Silverman. These stockholder agreements will terminate upon the effectiveness of the registration statement of which this prospectus forms a part, except for the registration rights granted under our investors’ rights agreement, as more fully described in “Description of Capital Stock—Stockholder Registration Rights.” Since September 26, 2017, we have waived our right of first refusal in connection with the sale of certain shares of our capital stock. See “Principal and Registered Stockholders” for additional information regarding beneficial ownership of our capital stock.
Directed Share Program
At our request, the underwriters have reserved for sale at the initial public offering price per share up to 5% of the shares of common stock offered by this prospectus, to certain individuals through a directed share program, including our directors, employees and their friends and family members, and certain other individuals identified by management. See the section titled “Underwriting—Directed Share Program.”
Indications of Interest
Certain entities affiliated with Pelion Ventures VI, L.P. and Crosslink Capital, each a beneficial holder of more than 5% of our capital stock and affiliated with a member of our board of directors, and certain entities affiliated with Lead Edge Capital IV, a beneficial holder of more than 5% of our capital stock (collectively with the entities affiliated with Pelion Ventures VI, L.P. and Crosslink Capital, the “Prospective Investors”), have indicated an interest in purchasing up to an aggregate of approximately $20.0 million of our common stock offered in this offering at the initial public offering price. These indications of interest have been made severally and not jointly. In addition, the Prospective Investors, to the extent they elect to purchase any shares of our common stock in this offering, will enter into lock-up agreements on substantially the same terms as the lock-up agreements entered into by the holders of our common stock, which would prohibit the sale of any shares of common stock purchased in this offering by the Prospective Investors for a period of 180 days from the date of this prospectus, subject to potential partial early release and certain other exceptions as set forth under “Shares Eligible for Future Sale—Lock-up Agreements.” Because these indications of interest are not binding agreements or commitments to purchase, any Prospective Investor may determine to purchase more, fewer or no shares in this offering, or the underwriters may determine to sell more, fewer or no shares to a Prospective Investor. The underwriters will receive the same discount from any of our shares of common stock purchased by the Prospective Investors as they will from any other shares of common stock sold to the public in this offering.

PRINCIPAL STOCKHOLDERS
The following table presents information as to the beneficial ownership of our common stock as of September 30, 2021, and as adjusted to reflect our sale of common stock in this offering, by:
•each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•each of our directors;
•each of our named executive officers; and
•all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of September 30, 2021 are deemed to be outstanding and to be beneficially owned by the person holding the stock options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Percentage ownership of our common stock before the completion of this offering is based on 58,594,875 shares of our common stock outstanding on September 30, 2021, which includes 43,836,109 shares of common stock resulting from the automatic conversion of all outstanding shares of our convertible preferred stock immediately prior to the completion of this offering. Percentage ownership of our common stock after the offering (assuming no exercise of the underwriters’ option to purchase additional shares) also assumes the foregoing and assumes the sale of 5,000,000 shares of common stock by us in this offering.

Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Weave Communications, Inc., 1331 W Powell Way, Lehi, Utah 84043.

	Shares beneficially owned prior to this offering		Shares beneficially owned after this offering
	Common Stock		Common Stock
	Shares	%	Shares	%
Principal Stockholders:
Entities affiliated with Bessemer Venture Partners(1)	7,566,659	12.9%	7,566,659	11.9%
Entities affiliated with Catalyst Investors QP IV, L.P.(2)	10,928,422	18.7%	10,928,422	17.2%
Entities affiliated with Pelion Ventures VI, L.P.(3)	5,921,007	10.1%	5,921,007	9.3%
Entities affiliated with Tiger Global Private Investment Partners XI, L.P.(4)	6,801,175	11.6%	6,801,175	10.7%
Entities affiliated with Crosslink Capital(5)	9,151,841	15.6%	9,151,841	14.4%
LEC Weave Holdings LLC(6)	3,300,634	5.6%	3,300,634	5.2%
Named Executive Officers and Directors:
Roy Banks	—	*	—	*
Alan Taylor(7)	412,362	*	412,362	*
Marty Smuin(8)	476,474	*	476,474	*
David Silverman(5)	9,151,841	15.6%	9,151,841	14.4%
Tyler Newton(2)	10,928,422	18.7%	10,928,422	17.2%
Blake G Modersitzki(3)	5,921,007	10.1%	5,921,007	9.3%
Brett White(9)	35,555	*	35,555	*
Stuart C. Harvey Jr.(10)	35,555	*	35,555	*
Debora Tomlin	—	*	—	*
All executive officers and directors as a group (12 persons)(11)	27,042,466	45.6%	27,042,466	42.0%
______________
*Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)Consists of (i) 4,201,010 shares of common stock and common stock issuable upon the deemed conversion of shares of the preferred stock held of record by Bessemer Venture Partners IX L.P. (BVP IX) and (ii) 3,365,649 shares of common stock and common stock issuable upon the deemed conversion of shares of the preferred stock held of record by Bessemer Venture Partners IX Institutional L.P. (BVP IX Institutional, and together with BVP IX, the BVP Entities). Deer IX & Co. L.P. (Deer IX L.P.) is the general partner of the BVP Entities. Deer IX & Co. Ltd. (Deer IX Ltd.) is the general partner of Deer IX L.P. Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter, Robert M. Stavis and Adam Fisher are the directors of Deer IX Ltd. and hold the voting and dispositive power for the BVP Entities. Investment and voting decisions with respect to the shares held by the BVP Entities are made by the directors of Deer IX Ltd. acting as an investment committee. The address of each of these entities is c/o Bessemer Venture Partners, 1865 Palmer Ave., Suite 104, Larchmont, NY 10538.
(2)Consists of 10,379,037 shares of common stock issuable upon the deemed conversion of shares of the preferred stock held of record by Catalyst Investors QP IV, L.P. and 549,385 shares of common stock issuable upon the deemed conversion of shares of the preferred stock held of record by Catalyst Investors IV, L.P. Tyler Newton, a member of our Board of Directors, serves as a partner to Catalyst Investors and shares voting and dispositive power with respect to the shares of common stock. All such shares are controlled by Catalyst entities. The address for such parties is 711 Fifth Avenue, Suite 600, New York, New York 10022.
(3)Consists of (i) 4,196,187 shares of common stock and common stock issuable upon the deemed conversion of shares of the preferred stock held of record by Pelion Ventures VI, L.P. (PV VI); (ii) 286,917 shares of common stock and common stock issuable upon the deemed conversion of shares of the preferred stock held of record by Pelion Ventures VI-A, L.P. (PV VI-A); (iii) 636,944 shares of common stock held of record by Pelion Ventures VII

L.P. (PV VII); (iv) 542,521 shares of common stock held of record by PA MAC Fund, L.P. (PMAC); and (v) 258,438 shares of common stock held of record by P Holdings II, LLC (P Holdings). Pelion Venture Partners VI, LLC (PVP VI) is the General Partner of PV VI and PV VI-A. Pelion Venture Partners VII, LLC (PVP VII) is the General Partner of PV VII, and the Special Member of P Holdings. PA MAC GP, LLC (the General Partner) is the Manager of PMAC, with Pelion Ventures VII, L.L.C. designated as the Special Limited Partner. Blake G Modersitzki, a member of our Board of Directors, serves as the Managing Member and holds voting and dispositive power with respect to the shares of common stock and common stock held of record by PV VI, PV VI-A, PV VII, and P Holdings. The address for these entities is 2750 E Cottonwood Parkway, Suite 600, Salt Lake City, Utah 84121. Excludes shares that a Prospective Investor has indicated an interest in purchasing in this offering.
(4)Consists of 6,801,175 shares of common stock and common stock issuable upon the deemed conversion of shares of the preferred stock held of record by Tiger Global Private Investment Partners XI, L.P. and other affiliates of Tiger Global Management, LLC. All such shares are controlled by Tiger Global Management, LLC, Chase Coleman and Scott Shleifer. The address for such parties is 9 West 57th Street, 35th Floor, New York, New York 10019.
(5)Consists of (i) 2,836,322 shares of common stock issuable upon the deemed conversion of shares of the preferred stock held of record by Crosslink Ventures VII, L.P. (CV VII), (ii) 1,215,353 shares of common stock issuable upon the deemed conversion of shares of the preferred stock held of record by Crosslink Ventures VII-B, L.P. (CV VII-B), (iii) 300,511 shares of common stock issuable upon the deemed conversion of shares of the preferred stock held of record by Crosslink Bayview VII, LLC (CB VII), (iv) 2,872,838 shares of common stock issuable upon the deemed conversion of shares of the preferred stock held of record by Crosslink Crossover Fund VII, L.P. (CCF VII) (v) 562,912 shares of common stock and common stock issuable upon the deemed conversion of shares of the preferred stock held of record by Crosslink Crossover Fund VIII, L.P. (CCF VIII), (vi) 89,917 shares of common stock and common stock issuable upon the deemed conversion of shares of the preferred stock held of record by Crosslink Crossover Fund VIII-B, L.P. (CCF VIII-B), (vii) 682,483 shares of common stock held by Crosslink Endeavour Fund I L.P. (CEF), and (viii) 591,505 shares of common stock held by Crosslink Ventures W, LLC (CVW). Crosslink Capital, Inc. (Crosslink Inc) serves as the investment advisor of CV VII, CV VII-B, CB VII, CCF VII, CCF VIII, CCF VIII-B, and CVW and has shared voting and investment control over the shares held by such entities and may be deemed to beneficially own the shares held by such entities. Crosslink Capital Management, LLC (Crosslink LLC) serves as the investment advisor of CEF and has shared voting and investment control over shares held by such entity and may be deemed to beneficially own the shares held by such entity. Crosslink Ventures VII Holdings, L.L.C. (CV VII Holdings) serves as the general partner of CV VII and CV VII-B and as the manager of CB VII and CVW and has shared voting and investment control with Crosslink Inc over the shares held by such entities, and may be deemed to beneficially own the shares held by such entities. Crossover Fund VIII Management, L.L.C. serves as the general partner of CCF VIII and CCF VIII-B and has shared voting and investment control with Crosslink Inc over the shares held by such entities, and may be deemed to beneficially own the shares held by such entities. Crossover Fund VII Management, L.L.C. serves as the general partner of CCF VII and has shared voting and investment control with Crosslink Inc over the shares held by such entity, and may be deemed to beneficially own the shares held by such entity. Endeavour I Holdings, L.L.C. (Endeavour Holdings) serves as the general partner of CEF and has shared voting and investment control with Crosslink LLC over the shares held by such entity, and may be deemed to beneficially own the shares held by such entity. Michael J. Stark is the control person of Crosslink Inc. In that capacity, he shares voting and dispositive power over the shares held by CV VII, CV VII-B, CB VII, CCF VII, CCF VIII, CCF VIII-B, and CVW, and may be deemed to beneficially own the shares held by such entities, Michael J. Stark, Eric J. Chin, and David R. Silverman, a member of our Board of Directors, are the control persons of Crosslink LLC, and in that capacity, they share voting and dispositive power over the shares held by CEF, and may be deemed to beneficially own the shares held by such entity. Crosslink Inc and Crosslink LLC are related entities and may constitute a group with respect to the shares. Those entities and their control persons may be deemed to beneficially own the shares beneficially held by CV VII, CV VII-B, CB VII, CCF VII, CCF VIII, CCF VIII-B, CEF and CVW. The address for Crosslink Inc and Crosslink LLC and their affiliated entities is 2180 Sand Hill Road, Suite 200, Menlo Park, CA 94025. Excludes shares that a Prospective Investor has indicated an interest in purchasing in this offering.
(6)Consists of 3,300,634 shares of common stock and common stock issuable upon the deemed conversion of shares of the preferred stock held of record by LEC Weave Holdings LLC (LEC Weave). Lead Edge Capital IV, LP (LEC IV) is the sole member of LEC Weave. Lead Edge Capital Partners IV, LLC (LEC IV GP) is the general partner of LEC IV. Mitchell H. Green, Nimay Mehta and Brian Neider are the managing members of LEC IV GP and may be deemed to have shared voting and dispositive power with respect to the shares held by LEC Weave. The address for LEC Weave and its affiliated entities is 96 Spring Street, New York, NY 10012. Excludes shares that a Prospective Investor has indicated an interest in purchasing in this offering.

(7)Consists of 412,362 shares subject to options exercisable within 60 days of September 30, 2021 held by Mr. Taylor.
(8)Consists of 300,000 shares held of record and 176,474 shares subject to options exercisable within 60 days September 30, 2021 held by Mr. Smuin.
(9)Consists of 35,555 shares subject to options exercisable within 60 days of September 30, 2021 held by Mr. White.
(10)Consists of 35,555 shares subject to options exercisable within 60 days of September 30, 2021 held by Mr. Harvey.
(11)Consists of 26,301,270 shares of common stock and common stock issuable upon the deemed conversion of shares of the preferred stock and 741,196 shares of common stock subject to options exercisable within 60 days of September 30, 2021 held by our executive officers and directors as a group.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes the most important terms of our capital stock, as they will be in effect following the completion of this offering. Because it is only a summary, it does not contain all the information that may be important to you. We expect to adopt a restated certificate of incorporation and restated bylaws that will become effective immediately prior to the completion of this offering, and this description summarizes provisions that are expected to be included in these documents. For a complete description, you should refer to our restated certificate of incorporation, restated bylaws and amended and restated investors’ rights agreement, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.
Upon the completion of this offering, our authorized capital stock will consist of:
•500,000,000 shares of common stock, $0.00001 par value per share; and
•10,000,000 shares of undesignated preferred stock, $0.00001 par value per share.
Assuming the conversion of all outstanding shares of our convertible preferred stock into shares of our common stock, which will occur upon the completion of this offering, as of June 30, 2021, there were 57,906,403 shares of our common stock outstanding, held by 212 stockholders of record, and no shares of our preferred stock outstanding. Our board of directors is authorized, without stockholder approval except as required by New York Stock Exchange listing standards, to issue additional shares of our capital stock.
Common Stock
As of June 30, 2021, we had 57,906,403 shares of common stock issued and outstanding, assuming the conversion of all outstanding shares of our convertible preferred stock into 43,836,109 shares of our common stock as if such conversion had occurred on June 30, 2021. Upon the effectiveness of the registration statement of which this prospectus forms a part, all outstanding shares of our preferred stock will be converted into shares of our common stock.
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.
Voting Rights
Each holder of our common stock is entitled to one vote per share. Our restated certificate of incorporation and restated bylaws will establish a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Our restated certificate of incorporation will not provide for cumulative voting for the election of directors.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.
Right to Receive Liquidation Distributions
Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Fully Paid and Non-assessable
All of the outstanding shares of our common stock are fully paid and non-assessable.
Preferred Stock
Upon the completion of this offering, all of our previously outstanding shares of redeemable convertible preferred stock will have been converted into common stock, there will be no authorized shares of our redeemable convertible preferred stock and we will have no shares of redeemable convertible preferred stock outstanding. Under the terms of our restated certificate of incorporation, which will be in effect upon the completion of this offering, our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the dividend, voting, and other rights, preferences, and privileges of the shares of each series and any qualifications, limitations, or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.
Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.
Options
As of June 30, 2021, we had outstanding options to purchase an aggregate of 7,640,568 shares of our common stock, with a weighted-average exercise price of $4.61 per share under our 2015 Plan.
Warrants
As of June 30, 2021, we have issued and outstanding warrants to purchase (i) an aggregate 45,000 shares of our common stock at an exercise price of $0.20 per share and (ii) an aggregate 62,000 shares of our common stock at an exercise price of $0.68 per share. The warrants expire on the later of (i) October 13, 2025 or 3 years after the completion of our initial public offering and (ii) March 14, 2026, respectively.
Registration Rights
We are party to an amended and restated investors’ rights agreement, dated October 18, 2019, that provides that certain holders of our convertible preferred stock have certain registration rights as set forth below. The registration of shares of our common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the demand, piggyback, and Form S-3 registrations described below.
The registration rights set forth in the amended and restated investors’ rights agreement will expire on the tenth anniversary of the date of this prospectus or, with respect to any particular stockholder, when such stockholder owns less than 50% of the shares held by such stockholder immediately following our initial public offering and is able to sell all of its shares pursuant to Rule 144(b)(1)(i) of the Securities Act or holds 1% or less of our common stock and is able to sell all of its Registrable Securities, as defined in the amended and restated investors’ rights agreement, without registration pursuant to Rule 144 of the

Securities Act during any three-month period. We will pay the registration expenses (other than underwriting discounts and selling commissions) of the holders of the shares registered pursuant to the registrations described below, including the reasonable fees of one counsel for the selling holders. In an underwritten offering, the underwriters have the right, subject to specified conditions, to limit the number of shares such holders may include. Holders of substantially all of our shares with the registration rights described below have entered into agreements with the underwriters prohibiting the exercise of these registration rights for 180 days following the date of this prospectus. For a description of these agreements, see “Underwriting.”
S-1 Demand Registration Rights
After the completion of this offering, the holders of an aggregate of 40,269,211 shares of our common stock will be entitled to certain Form S-1 demand registration rights. At any time beginning 180 days after the date of this prospectus, the holders of at least 30% of these shares may request that we register all or a portion of their shares. Such request for registration must cover shares with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $15 million.
S-3 Demand Registration Rights
After the completion of this offering, the holders of up to approximately 40,269,211 shares of our common stock will be entitled to certain Form S-3 demand registration rights pursuant to the investors’ rights agreement. The holders of at least 20% of these shares then outstanding may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers at least that number of shares with an anticipated offering price, net of underwriting discounts and selling commissions, of at least $3 million. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 during the period that is 60 days before our good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of a registration statement initiated by us. In addition, if we determine that it would be materially detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 120 days. In addition, in an underwritten public offering, the underwriters have the right, subject to specified conditions, to limit the number of shares that these stockholders may include for registration.
Piggyback Registration Rights
After the date of this prospectus, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of 40,269,211 shares of our common stock will be entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration relating solely to the sale of securities to participants in our stock option, stock purchase, or similar plan, (2) a registration relating to a transaction covered by Rule 145 under the Securities Act, (3) any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable securities, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration, or (4) a registration in which the only stock being registered is common stock upon conversion of debt securities also being registered, subject to limitations that the underwriters may impose on the number of shares included in the offering.
Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Some provisions of Delaware law, our restated certificate of incorporation, and restated bylaws contain or will contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Stockholder Meetings
Our restated bylaws will provide that a special meeting of stockholders may be called only by our chairperson of the board, chief executive officer, or president, or by a resolution adopted by a majority of our board of directors.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our restated bylaws will establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Elimination of Stockholder Action by Written Consent
Our restated certificate of incorporation and amended and restated bylaws will eliminate the right of stockholders to act by written consent without a meeting.
Staggered Board
Our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on the classified board, see “Management—Composition of our Board of Directors.” This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.
Removal of Directors
Our restated certificate of incorporation will provide that no member of our board of directors may be removed from office by our stockholders except for cause and, upon the approval of not less than two-thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors, in addition to any other vote required by law.
Stockholders Not Entitled to Cumulative Voting
Our restated certificate of incorporation will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.
Delaware Anti-takeover Statute
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset, or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors.
Choice of Forum
Our restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees, or agents to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws; (4) any action to interpret, apply, enforce, or determine the validity of our certificate of incorporation or bylaws; or (5) any action asserting a claim governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our restated certificate of incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, given the provision in Section 22 of the Securities Act for concurrent jurisdiction by federal and state courts, there is uncertainty as to whether a court would enforce this forum selection provision with respect to claims arising under the Securities Act.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
Amendment of Charter Provisions
The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least two-thirds of the total voting power of all of our outstanding voting stock.
The provisions of Delaware law, our restated certificate of incorporation, and our restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Stock Exchange Listing
Our common stock has been approved for listing on the New York Stock Exchange under the symbol “WEAV”.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021.

SHARES ELIGIBLE FOR FUTURE SALE
Subject to the lock-up agreements described below and the provisions of Rule 144 or Rule 701, these restricted securities will be available for sale in the public market as set forth in the table below. The information set forth in the table below is based on shares of common stock and shares underlying securities convertible into or exercisable or exchangeable for common stock (including stock options, restricted stock units and other equity awards) as of June 30, 2021. The number of shares available for sale may increase in the event additional shares or securities are issued or granted after June 30, 2021.

Earliest Date Available for Sale in the Public Market	Number of Shares of common stock
Commencement of trading on the second trading day after we announce earnings for the quarter ended September 30, 2021.	Up to 1,103,644 shares. Represents securities held by our current and former employees (excluding our directors and executive officers).

Commencement of the second trading day after the Applicable Final Testing Date (as defined under “— Lock-up Agreements” below), provided that the closing price of our common stock on the New York Stock Exchange is at least 25% greater than the initial public offering price per share set forth on the cover of this prospectus for the periods described under “— Lock-up Agreements” below. The Applicable Final Testing Date may be as early as the first trading day following the date that we publicly announce our earnings for the fiscal year ending December 31, 2021 or as late as the fifteenth trading day following such date of public announcement, depending on the trading performance of our common stock.
Up to 34,863,139 shares (plus, in the case of our current and former employees, shares that such employees were permitted to sell, but did not sell, pursuant to the immediately preceding paragraph of this column of the table). Includes securities held by our current and former employees, directors, executive officers and other stockholders.

The earlier of (i) the opening of trading on the second trading day immediately following our public release of earnings for the quarter ending March 31, 2022, and (ii) the 181st day after the date of this prospectus.
All remaining shares held by our stockholders not previously eligible for sale.
The Prospective Investors have severally indicated an interest in purchasing up to an aggregate of approximately $20.0 million of our common stock offered in this offering at the initial public offering price. In addition, the Prospective Investors, to the extent they elect to purchase any shares of our common stock in this offering, will enter into lock-up agreements on substantially the same terms as the lock-up agreements entered into by the holders of our common stock, which would prohibit the sale of any shares of common stock purchased in this offering by the Prospective Investors for a period of 180 days from the date of this prospectus, subject to potential partial early release and certain other exceptions as set forth under “—Lock-up Agreements.” Because these indications of interest are not binding agreements or commitments to purchase, any Prospective Investor may determine to purchase more, fewer or no shares in this offering, or the underwriters may determine to sell more, fewer or no shares to a Prospective Investor.
Lock-up Agreements
We, all of our directors and executive officers, and the holders of substantially all of our common stock and securities convertible into or exercisable into shares of our common stock outstanding immediately prior to the closing of this offering have agreed with the underwriters that, until 181 days after the date of this prospectus, or termination of the restricted period as described below, if earlier, subject to certain exceptions, we and they will not, and will not cause or direct any of our or their respective affiliates to, without the prior written consent of Goldman Sachs & Co. LLC, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of our common stock, any options or warrants to purchase any shares of our common stock or any securities convertible into or exchangeable for or that represent the right to receive shares of our common stock, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by such holder or someone other than such holder), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of our common stock or derivative instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of our common stock or other securities, in cash or otherwise, or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clauses (i) or (ii) above.
Notwithstanding the foregoing,
(1) provided that the date set forth on the cover of this prospectus is a date prior to November 12, 2021, up to 25% of the shares of common stock (including shares underlying securities convertible into or exercisable or exchangeable for common stock) held by our current or former employees (but excluding directors and executive officers) as of November 30, 2021 (and for which all vesting conditions are satisfied as of November 30, 2021) may be sold beginning at the opening of trading on the second trading day after we announce earnings for the quarter ending September 30, 2021 and ending at the close of trading on December 15, 2021;
(2) up to 50% of the shares of common stock (including shares underlying securities convertible into or exercisable or exchangeable for common stock) held by our stockholders as of November 30, 2021 (and for which all vesting conditions are satisfied as of November 30, 2021), plus any shares of common stock eligible for sale under clause (1) above that were not so sold, may be sold beginning at the opening of trading on the second trading day after the Applicable Final Testing Date, provided that the last reported closing price of our common stock on the New York Stock Exchange is at least 25% greater than the initial public offering price per share set forth on the cover of this prospectus (a) on at least 10 trading days in any 15 consecutive trading day period ending on or after the date that we publicly announce our earnings for the fiscal year ending December 31, 2021, or the earnings release date, but not later than the fifteenth trading day following the earnings release date (any such period during which such condition is first satisfied, is referred to as the “measurement period”) and (b) on the Applicable Final Testing Date. The “Applicable Final Testing Date” is (i) the first trading day after the measurement period, if the last day of the measurement period is the earnings release date, or (ii) the last day of the measurement period, if the last day of the measurement period is after the earnings release date; and
(3) the restricted period will terminate on the earlier of (i) the commencement of the second trading day immediately after we announce earnings for the quarter ending March 31, 2022, and (ii) 181 days after the date of this prospectus.
Subject to certain additional limitations, including those relating to public filings required to be or voluntarily made in connection with a transfer, the restrictions contained in the lock-up agreements do not apply to:
•transfers of common stock or other securities acquired (i) from the underwriters in this offering or (ii) in open market transactions after the date of this offering;
•transfers as a bona fide gift or gifts or charitable contribution, or for bona fide estate planning purposes;
•transfers by will or intestacy upon death or to a trust for the direct or indirect benefit of a stockholder and the stockholder’s immediate family members;

•transfers by a stockholder that is a trust to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;
•transfers by a corporation, partnership, limited liability company, trust or other business entity to (i) its affiliated entities or (ii) as part of a distribution to its stockholders, partners, members, or other equity holders;
•transfers by operation of law, pursuant to a qualified domestic order or in connection with a divorce settlement;
•the receipt of common stock upon the exercise of options awarded pursuant to our equity compensation plans described in this prospectus;
•transfers to us in connection with the vesting or settlement of our securities or upon the exercise of options to purchase shares of our common stock by way of “net” or “cashless” exercise for the payment of the exercise price and tax withholdings obligations in connection with such vesting, settlement or exercise;
•transfers to us in connection with our right to repurchase common stock held by an employee in the event of that employee’s termination of employment;
•transfers pursuant to a bona fide third-party tender offer, merger, consolidation, or other similar transaction that is approved by our board of directors and made to all holders of our common stock, and which involves a change in control;
•the establishment of a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the transfer of shares of common stock, provided that shares of common stock subject to such plan may not be sold during the restricted period (other than transfers of shares subject to early release from the restricted period as set forth above); or
•transfers to us in connection with the conversion or reclassification of our outstanding securities or common stock, as described in this prospectus.
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements and market stand-off provisions described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:
•1% of the number of shares of common stock then outstanding, which will equal approximately 629,064 shares immediately after this offering; or
•the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information and holding period requirements of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701. Moreover, all Rule 701 shares are subject to lock-up agreements or market standoff provisions as described above and under “Underwriting” and will not become eligible for sale until the expiration of those agreements.
Registration Statement on Form S-8
We intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of our common stock issuable or reserved for issuance under our 2015 Plan, our 2021 Plan, and our ESPP. We expect to file this registration statement on, or as soon as practicable after, the effective date of this prospectus. However, the shares registered on Form S-8 will not be eligible for resale until expiration of the lock-up agreements and market standoff provisions to which they are subject.
Registration Rights
Pursuant to our amended and restated investors’ rights agreement, the holders of up to 40,269,211 shares of our common stock (including shares issuable upon the conversion of our outstanding preferred stock upon the effectiveness of the registration statement of which this prospectus forms a part), or their transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See “Description of Capital Stock—Registration Rights” for a description of these registration rights. If the offer and sale of these shares is registered, the shares will be freely tradable without restriction under the Securities Act, and a large number of shares may be sold into the public market.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK
The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership, and disposition of our common stock. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income or the alternative minimum tax, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local, or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, all as in effect as of the date of this prospectus. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this prospectus and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:
•certain former citizens or long-term residents of the United States;
•partnerships or other pass-through entities (and investors therein);
•“controlled foreign corporations;”
•“passive foreign investment companies;”
•corporations that accumulate earnings to avoid U.S. federal income tax;
•banks, financial institutions, investment funds, insurance companies, brokers, dealers, or traders in securities;
•tax-exempt organizations and governmental organizations;
•tax-qualified retirement plans;
•persons subject to special tax accounting rules under Section 451(b) of the Code;
•persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;
•persons that own, or have owned, actually or constructively, more than 5% of our common stock;
•persons who have elected to mark securities to market; and
•persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS. IN ADDITION, SIGNIFICANT CHANGES IN U.S. FEDERAL TAX LAWS WERE RECENTLY ENACTED. PROSPECTIVE INVESTORS SHOULD ALSO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.
Definition of Non-U.S. Holder
For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
Distributions on our Common Stock
As described under “Dividend Policy,” we have not paid and do not anticipate paying dividends. However, if we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts that exceed such current and accumulated earnings and profits and, therefore, are not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our common stock, but not below zero. Any excess amount distributed will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under “—Gain on Disposition of our Common Stock” below.
Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our withholding agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our withholding agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our withholding agent, either directly or through other intermediaries.
If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment or fixed base in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.
However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.
Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Gain on Disposition of our Common Stock
Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our common stock, unless:
•the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;
•the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are satisfied; or
•our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.
Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30%

rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Gain described in the third bullet point above will generally be subject to U.S. federal income tax in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to any provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of dividends on our common stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or applicable successor form), or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.
Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.
Withholding on Foreign Entities
Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity either certifies that it does not have any “substantial United States owners” as defined in the Code or provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. The withholding provisions described above currently apply to payments of dividends on our common stock. Subject to the proposed Treasury Regulations described immediately below, FATCA would also apply to gross proceeds from sales or other dispositions of our common stock. The Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.
Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

UNDERWRITING
We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, BofA Securities, Inc. and Citigroup Global Markets Inc. are acting as the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC	1,800,000
BofA Securities, Inc.	1,250,000
Citigroup Global Markets Inc.	750,000
Piper Sandler & Co.	250,000
Raymond James & Associates, Inc.	250,000
Stifel, Nicolaus & Company, Incorporated	250,000
William Blair & Company, L.L.C.	250,000
Guggenheim Securities, LLC	150,000
Loop Capital Markets LLC	25,000
Academy Securities, Inc.	12,500
Tigress Financial Partners LLC	12,500
Total	5,000,000
The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to purchase up to an additional 750,000 shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 750,000 additional shares.
Paid by the Company

	No Exercise	Full Exercise
Per Share	$1.68	$1.68
Total	$8,400,000	$9,660,000
Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $1.008 per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We, all of our directors and executive officers, and the holders of substantially all of our common stock and securities exercisable for or convertible into shares of our common stock outstanding immediately prior to the closing of this offering have agreed with the underwriters that, until the 181st day after the date of this prospectus, or termination of the restricted period, as described below, if earlier, subject to certain exceptions, we and they will not, without the prior written consent of Goldman Sachs & Co. LLC, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of our common stock, any options or warrants to purchase any shares of our common stock or any securities convertible into or exchangeable for or that represent the right to receive shares of our common stock, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by such holder or someone other than such holder), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of our common stock or derivative instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of our common stock or other securities, in cash or otherwise, or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clauses (i) or (ii) above. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.
Notwithstanding the foregoing,
(1) provided that the date set forth on the cover of this prospectus is a date prior to November 12, 2021, up to 25% of the shares of common stock (including shares underlying securities convertible into or exercisable or exchangeable for common stock) held by our current or former employees (but excluding directors and executive officers) as of November 30, 2021 (and for which all vesting conditions are satisfied as of November 30, 2021) may be sold beginning at the opening of trading on the second trading day after we announce earnings for the quarter ending September 30, 2021 and ending at the close of trading on December 15, 2021;
(2) up to 50% of the shares of common stock (including shares underlying securities convertible into or exercisable or exchangeable for common stock) held by our stockholders as of November 30, 2021 (and for which all vesting conditions are satisfied as of November 30, 2021), plus any shares of common stock eligible for sale under clause (1) above that were not so sold, may be sold beginning at the opening of trading on the second trading day after the Applicable Final Testing Date, provided that the last reported closing price of our common stock on the New York Stock Exchange is at least 25% greater than the initial public offering price per share set forth on the cover of this prospectus (a) on at least 10 trading days in any 15 consecutive trading day period ending on or after the date that we publicly announce our earnings for the fiscal year ending December 31, 2021, or the earnings release date, but not later than the fifteenth trading day following the earnings release date (any such period during which such condition is first satisfied, is referred to as the “measurement period”) and (b) on the Applicable Final Testing Date. The “Applicable Final Testing Date” is (i) the first trading day after the measurement period, if the last day of the measurement period is the earnings release date, or (ii) the last day of the measurement period, if the last day of the measurement period is after the earnings release date; and
(3) the restricted period will terminate on the earlier of (i) the commencement of the second trading day immediately after we announce earnings for the quarter ending March 31, 2022, and (ii) 181 days after the date of this prospectus.
Subject to certain additional limitations, including those relating to public filings required to be or voluntarily made in connection with a transfer, the restrictions contained in the lock-up agreements do not apply to:
•transfers of common stock or other securities acquired (i) from the underwriters in this offering or (ii) in open market transactions after the date of this offering;
•transfers as a bona fide gift or gifts or charitable contribution, or for bona fide estate planning purposes;
•transfers by will or intestacy upon death or to a trust for the direct or indirect benefit of a stockholder and the stockholder’s immediate family members;

•transfers by a stockholder that is a trust to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;
•transfers by a corporation, partnership, limited liability company, trust or other business entity to (i) its affiliated entities or (ii) as part of a distribution to its stockholders, partners, members, or other equity holders;
•transfers by operation of law, pursuant to a qualified domestic order or in connection with a divorce settlement;
•the receipt of common stock upon the exercise of options awarded pursuant to our equity compensation plans described in this prospectus;
•transfers to us in connection with the vesting or settlement of our securities or upon the exercise of options to purchase shares of our common stock by way of “net” or “cashless” exercise for the payment of tax withholdings obligations in connection with such vesting, settlement or exercise;
•transfers to us in connection with our right to repurchase common stock held by an employee in the event of that employee’s termination;
•transfers pursuant to a bona fide third-party tender offer, merger, consolidation, or other similar transaction that is approved by our board of directors and made to all holders of our common stock, and which involves a change in control;
•the establishment of a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the transfer of shares of common stock, provided that shares of common stock subject to such plan may not be sold during the restricted period (other than transfers of shares subject to early release from the restricted period as set forth above; or
•transfers to us in connection with the conversion or reclassification of our outstanding securities or common stock, as described in this prospectus.
The restrictions on us set forth above are subject to certain exceptions, including with respect to:
•the sale of the shares of common stock to the underwriters pursuant to the underwriting agreement;
•the issuance of shares of common stock upon the exercise of settlement of outstanding stock options or warrants described in this prospectus;
•the grant of options to purchase shares of common stock or securities exercisable for, or convertible into, shares of common stock pursuant to our equity compensation plans described in this prospectus; and
•the entry into an agreement providing for the issuance of shares of common stock or securities exercisable for or convertible into common stock, in connection with (x) the acquisition by us of the securities, business, technology, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by us in connection with such acquisition or (y) joint ventures, commercial relationships and other strategic transactions, provided that the aggregate number of shares of common stock that we may sell or issue or agree to sell or issue pursuant to this exception may not exceed 5% of the total number of shares of common stock outstanding immediately following this offering.
Goldman Sachs & Co. LLC may, in their discretion, release any of the securities subject to these lock-up agreements at any time, subject to applicable notice requirements.

Prior to the offering, there has been no public market for the shares. The initial public offering price was negotiated among the representatives and us. Among the factors considered in determining the initial public offering price of our common stock, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.
Our common stock has been approved for listing on the New York Stock Exchange under the symbol “WEAV”.
In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and a short position represents the number of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the number of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the number of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the closing of this offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $4.0 million.
We have agreed to reimburse the underwriters for expenses in an amount not to exceed $35,000 relating to any applicable state securities filings and to clearance of this offering with the Financial Industry Regulatory Authority. We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with whom we have relationships. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Directed Share Program
At our request, the underwriters have reserved for sale at the initial public offering price per share up to 5% of the shares of common stock offered by this prospectus, to certain individuals through a directed share program, including our directors, employees and their friends and family members, and certain other individuals identified by management. If purchased by these persons, these shares will not be subject to a lock-up restriction. The number of shares of common stock available for sale to the general public will be reduced by the number of reserved shares sold to these individuals. Any reserved shares not purchased by these individuals will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered under this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the reserved shares.The directed share program will be arranged through Goldman Sachs & Co. LLC.
Indications of Interest
The Prospective Investors have severally indicated an interest in purchasing up to an aggregate of approximately $20.0 million of our common stock offered in this offering at the initial public offering price. In addition, the Prospective Investors, to the extent they elect to purchase any shares of our common stock in this offering, will enter into lock-up agreements on substantially the same terms as the lock-up agreements entered into by the holders of our common stock, which would prohibit the sale of any shares of common stock purchased in this offering by the Prospective Investors for a period of 180 days from the date of this prospectus, subject to potential partial early release and certain other exceptions as set forth under “Shares Eligible for Future Sale—Lock-up Agreements.” Because these indications of interest are not binding agreements or commitments to purchase, any Prospective Investor may determine to purchase more, fewer or no shares in this offering, or the underwriters may determine to sell more, fewer or no shares to a Prospective Investor. The underwriters will receive the same discount from any of our shares of common stock purchased by the Prospective Investors as they will from any other shares of common stock sold to the public in this offering.
European Economic Area
In relation to each Member State of the European Economic Area (each a Member State), no common stock has been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to our common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:
a.to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

b.by the underwriters to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior written consent of the representatives for any such offer; or
c.in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a Member State who initially acquires any common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed with us and the representatives that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Member State to qualified investors, in circumstances in which the prior written consent of the representatives has been obtained to each such proposed offer or resale.
We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
•to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
•to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
•in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, or FSMA; provided that no such offer of the shares shall require the us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
Our common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (Companies (Winding Up and Miscellaneous Provisions) Ordinance) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (Securities and Futures Ordinance), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common stock may not be circulated or distributed, nor may our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the SFA)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where our common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired our common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (Regulation 32).
Where our common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired our common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of our common stock should conduct their own due diligence on such shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.
Switzerland
The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, our company or our common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority and the offer of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common stock.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of our common stock may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The shares of our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of our common stock must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

VALIDITY OF COMMON STOCK
Orrick, Herrington & Sutcliffe LLP, San Francisco, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. The validity of the shares of common stock offered by this prospectus will be passed upon for the underwriters by Sullivan & Cromwell LLP, Palo Alto, California.
EXPERTS
The financial statements as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements, and other information about issuers like us that file electronically with the SEC. The address of that website is www.sec.gov.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.getweave.com. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

WEAVE COMMUNICATIONS, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Weave Communications, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Weave Communications, Inc. and its subsidiary (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, of comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit, and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers in 2019.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Salt Lake City, Utah
July 20, 2021, except for the effects of disclosing disaggregation of revenue information discussed in Note 3 and net loss per share information discussed in Note 15 to the consolidated financial statements, as to which the date is August 20, 2021
We have served as the Company's auditor since 2016.

WEAVE COMMUNICATIONS, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data)

	As of December 31,		As of June 30, 2021
	2019	2020
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$80,225	$55,698	$42,496
Accounts receivable	2,264	2,544	4,979
Deferred contract acquisition costs, net	5,172	7,178	8,081
Prepaid expenses and other current assets	1,527	2,254	2,307
Total current assets	89,188	67,674	57,863
Non-current assets:
Property and equipment, net	14,997	18,294	22,651
Deferred contract acquisition costs, net, less current portion	5,406	6,208	7,036
Other non-current assets	797	797	485
TOTAL ASSETS	110,388	92,973	88,035
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	2,967	3,400	4,063
Accrued liabilities	9,494	10,286	11,437
Deferred revenue	16,115	22,851	26,910
Current portion of deferred rent	147	—	—
Current portion of capital lease obligations	4,768	7,086	7,937
Current portion of long term debt	—	400	—
Total current liabilities	33,491	44,023	50,347
Non-current liabilities:
Deferred rent	6	1	1,970
Capital lease obligations, less current portion	6,943	7,356	7,917
Long-term debt	4,000	3,600	4,000
Total liabilities	44,440	54,980	64,234
COMMITMENTS AND CONTINGENCIES (Note 9)
Redeemable convertible preferred stock
Redeemable convertible preferred stock, $0.00001 par value per share; 43,836,109 shares authorized, issued and outstanding as of December 31, 2019, December 31, 2020 and June 30, 2021(unaudited); liquidation preference of $156,949, $159,073 and $160,179 as of December 31, 2019, December 31, 2020, and June 30, 2021(unaudited), respectively	151,938	151,938	151,938
Stockholders' deficit:
Common stock, $0.00001 par value per share; 65,084,328, 65,084,328 and 67,384,328 shares authorized as of December 31, 2019, December 31, 2020 and June 30, 2021(unaudited), respectively; 10,816,231, 11,882,286 and 14,070,294 issued and outstanding as of December 31, 2019, December 31, 2020 and June 30, 2021(unaudited), respectively	—	—	—
Additional paid-in capital	3,797	16,261	25,479
Accumulated deficit	(89,787)	(130,208)	(153,610)
Accumulated other comprehensive income (loss)	—	2	(6)
Total stockholders' deficit	(85,990)	(113,945)	(128,137)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT	$110,388	$92,973	$88,035
The accompanying notes are an integral part of these consolidated financial statements

WEAVE COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data)

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Revenue	$45,746	$79,896	$34,735	$53,729
Cost of revenue	18,520	34,449	15,289	22,825
Gross profit	27,226	45,447	19,446	30,904

Operating expenses:
Sales and marketing	31,726	39,258	19,817	26,454
Research and development	14,407	19,967	8,940	13,707
General and administrative	13,016	25,793	11,024	13,586
Total operating expenses	59,149	85,018	39,781	53,747
Loss from operations	(31,923)	(39,571)	(20,335)	(22,843)

Other income (expense):
Interest expense	(811)	(1,097)	(518)	(573)
Other income	674	247	222	14
Net loss	$(32,060)	$(40,421)	$(20,631)	$(23,402)
Less: cumulative dividends on redeemable convertible preferred stock	(1,968)	(2,124)	(1,026)	(1,106)
Net loss attributable to common stockholders	$(34,028)	$(42,545)	$(21,657)	$(24,508)
Net loss per share attributable to common stockholders, basic and diluted	$(3.30)	$(3.75)	$(1.96)	$(1.93)
Weighted-average common shares outstanding, basic and diluted	10,324,621	11,355,385	11,059,052	12,708,522
The accompanying notes are an integral part of these consolidated financial statements

WEAVE COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (in thousands)

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Net loss	$(32,060)	$(40,421)	$(20,631)	$(23,402)
Other comprehensive income (loss)
Change in foreign currency translation, net of tax	—	2	(9)	(8)
Total comprehensive loss	$(32,060)	$(40,419)	$(20,640)	$(23,410)
The accompanying notes are an integral part of these consolidated financial statements

WEAVE COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
BALANCE - December 31, 2018	39,129,968	$81,939	9,628,751	$—	$1,603	$(63,518)	$—	$(61,915)
Cumulative effect of Topic 606	—	—	—	—	—	5,791	—	5,791
Issuance of common shares	—	—	1,187,480	—	799		—	799
Issuance of Series C preferred shares	9,337	50	—	—	—	—	—	—
Issuance of Series D preferred shares	4,696,804	69,949	—	—	—	—	—	—
Equity-based compensation	—	—	—	—	1,395	—	—	1,395
Net loss	—	—	—	—	—	(32,060)	—	(32,060)
BALANCE - December 31, 2019	43,836,109	151,938	10,816,231	—	3,797	(89,787)	—	(85,990)
Issuance of common shares	—	—	1,066,055	—	851	—	—	851
Equity-based compensation	—	—	—	—	11,613	—	—	11,613
Net loss	—	—	—	—	—	(40,421)	—	(40,421)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	2	2
BALANCE - December 31, 2020	43,836,109	$151,938	11,882,286	$—	$16,261	$(130,208)	$2	$(113,945)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
BALANCE - December 31, 2019	43,836,109	$151,938	10,816,231	$—	$3,797	$(89,787)	$—	$(85,990)
Issuance of common shares (unaudited)	—	—	336,563	—	177	—	—	177
Equity-based compensation (unaudited)	—	—	—	—	5,382	—	—	5,382
Foreign currency translation adjustments, net of tax (unaudited)	—	—	—	—	—	—	(9)	(9)
Net loss (unaudited)	—	—	—	—	—	(20,631)	—	(20,631)
BALANCE - June 30, 2020 (unaudited)	43,836,109	$151,938	11,152,794	$—	$9,356	$(110,418)	$(9)	$(101,071)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
BALANCE - December 31, 2020	43,836,109	$151,938	11,882,286	$—	$16,261	$(130,208)	$2	$(113,945)
Issuance of common shares (unaudited)	—	—	2,188,008	—	2,125	—	—	2,125
Equity-based compensation (unaudited)	—	—	—	—	7,093	—	—	7,093
Foreign currency translation adjustments, net of tax (unaudited)	—	—	—	—	—	—	(8)	(8)
Net loss (unaudited)	—	—	—	—	—	(23,402)	—	(23,402)
BALANCE - June 30, 2021 (unaudited)	43,836,109	$151,938	14,070,294	$—	$25,479	$(153,610)	$(6)	$(128,137)
The accompanying notes are an integral part of these consolidated financial statements

WEAVE COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(32,060)	$(40,421)	$(20,631)	$(23,402)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	5,732	9,425	4,449	5,586
Provision for losses on accounts receivable	92	287	40	72
Amortization of contract acquisition costs	4,141	6,862	3,082	4,388
Gain on recovery of previously recognized contract loss	(317)	—	—	—
Equity-based compensation	1,395	11,613	5,382	7,093
Changes in operating assets and liabilities:
Accounts receivable	(1,751)	(567)	(969)	(2,507)
Contract acquisition costs, net	(8,928)	(9,670)	(4,819)	(6,119)
Prepaid expenses and other assets	(1,060)	(727)	(48)	259
Accounts payable	1,856	302	(1,366)	408
Accrued liabilities	1,064	792	(696)	1,151
Deferred revenue	7,909	6,738	2,870	4,059
Deferred rent	(142)	(152)	(67)	1,969
Net cash used in operating activities	(22,069)	(15,518)	(12,773)	(7,043)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(2,469)	(2,759)	(789)	(3,438)
Capitalized internal-use software costs	—	(1,100)	(906)	(1,106)
Net cash used in investing activities	(2,469)	(3,859)	(1,695)	(4,544)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on capital lease obligations	(4,389)	(6,001)	(2,786)	(3,740)
Proceeds from stock option exercises	799	851	177	2,125
Payout of accrued repurchase of common shares	(1,414)	—	—	—
Proceeds from preferred shares issuance, net of professional fees paid	69,999	—	—	—
Net cash provided by (used in) financing activities	64,995	(5,150)	(2,609)	(1,615)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	40,457	(24,527)	(17,077)	(13,202)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	39,768	80,225	80,225	55,698
CASH AND CASH EQUIVALENTS, END OF PERIOD	$80,225	$55,698	$63,148	$42,496

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$811	$1,078	$518	$573
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Equipment purchases financed with accounts payable	$10	$130	$1	$231
Equipment purchases financed with capital leases	$8,943	$8,733	$5,227	$5,152
The accompanying notes are an integral part of these consolidated financial statements

WEAVE COMMUNICATIONS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.Description of the Business
Weave Communications, Inc. (the “Company”) sells subscriptions for its integrated communications platform, which combines software communication and analysis tools with cloud-based phone services. The Company’s customer base comprises dental and optometry service providers as well as various client service small businesses in other industries such as veterinary, physical therapy, specialty medical services, audiology, plumbing, electrical, HVAC and other home services. The Weave platform services are often integrated with subscribers’ patient or client management systems and serve to improve communication not only between the business and its patients or clients, but also to improve communication within the businesses themselves as well as gain efficiencies with general business management tasks such as scheduling and collections. The Company has customers throughout the United States (“U.S.”) and Canada. The Company was incorporated in the state of Delaware in October 2015 and its corporate headquarters are located in Lehi, UT.
2.Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The consolidated financial statements include the accounts of Weave Communications, Inc. and its wholly owned subsidiary Weave Communications Canada, Inc. (collectively “Weave” or the “Company”). Intercompany accounts and transactions have been eliminated in consolidation. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Unaudited Interim Consolidated Financial Information
The accompanying interim consolidated balance sheet as of June 30, 2021, the interim consolidated statements of operations, of comprehensive loss, of cash flows, and of redeemable convertible preferred stock and stockholders’ deficit for the six months ended June 30, 2020 and 2021, and the related notes to such interim consolidated financial statements are unaudited. These unaudited interim consolidated financial statements are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the SEC) and do not include all disclosures normally required in annual consolidated financial statements prepared in accordance with GAAP. In management’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of June 30, 2021 and the results of operations and cash flows for the six months ended June 30, 2020 and 2021. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full year or any other future interim or annual period.
Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of sales and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included in the Company’s financial statements include the valuation allowance against deferred tax assets, recoverability of long-lived assets, fair value of issued warrants, fair value of equity-based compensation, amortization period of deferred contract acquisition costs, and useful lives for depreciable assets.
Cash and Cash Equivalents
Cash consists of deposits in financial institutions. Cash equivalents consist of highly liquid investments in money market securities with an original maturity of 90 days or less. The fair value of cash equivalents approximated their carrying value and the Company did not have any restricted cash as of December 31, 2019 and 2020 and as of June 30, 2021 (unaudited).

Liquidity and Capital Resources
The Company has incurred losses and generated negative cash flows from operations since inception. As of December 31, 2020 and as of June 30, 2021 (unaudited) the Company had an accumulated deficit of $130.2 million and $153.6 million, respectively (unaudited). The Company has partially funded its operations through cash flows generated by sales of its product offerings, and as of December 31, 2020 and June 30, 2021 (unaudited) the Company has completed several rounds of equity financing with total net proceeds approximating $159.0 million. As of December 31, 2020 and as of June 30, 2021 (unaudited), the Company had outstanding borrowings under its note payable of $4.0 million.
The Company believes its existing cash and cash equivalents and cash flows provided by sales of its product offerings will be sufficient to meet its projected operating cash flow requirements for at least 12 months from the date of issuance of the December 31, 2020 annual financial statements. Additionally, the Company believes its existing cash and cash equivalents and cash flows provided by sales of product offerings will be sufficient to meet operating cash flow requirements for at least twelve months from the date of issuance of the June 30, 2021 interim financial statements (unaudited), which is September 27, 2021. As a result of the Company’s growth plans, the Company expects that losses and negative cash flows from operations may continue in the foreseeable future.
Foreign Currency
The reporting currency of the Company is the U.S. dollar. The functional currency of the subsidiary is the applicable local currency. Transactions within the subsidiary entity which are denominated in currencies other than the subsidiary’s functional currency are recorded based on the exchange rates at the time such transactions arise. Resulting gains and losses are recorded in other income (expense), net in the consolidated statements of operations in the period of occurrence.
Revenues and expenses of the Company’s foreign subsidiary is translated from the applicable functional currency to the U.S. dollar using the average exchange rates during the reporting period, while assets and liabilities are translated at the period-end exchange rates. Resulting gains or losses from translating foreign currency are included in accumulated other comprehensive income (loss).
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoiced amounts when an unconditional right to cash exists. Accounts receivable do not bear interest. Accounts outstanding longer than the contractual payment terms are considered past due. Accounts are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when cash is received. The Company specifically identified uncollectible accounts of $0.1 million and $0.3 million for the years ended December 31, 2019 and 2020, respectively, and $— million and $0.1 million for the six months ended June 30, 2020 and 2021 (unaudited), respectively, which were written off to bad debt expense. As the receivables outstanding as of December 31, 2019 and 2020 and as of June 30, 2021 (unaudited) mostly comprised credit card billings and there were no specifically identified receivables deemed to have significant collection risk in addition to those already written off to bad debt, the Company did not record an allowance for doubtful accounts as of December 31, 2019 and 2020 or as of June 30, 2021 (unaudited).
Property and Equipment
Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of property and equipment or over the related lease terms (if shorter). Costs of major improvements that extend the useful life of the property and equipment have been capitalized, while costs of normal repairs and maintenance are expensed as incurred. Phone hardware provided to customers as part of the subscription arrangement remains the property of the Company for three years beginning on the date that the customer begins receiving subscribed services. After three years, the title of the phone hardware passes to the customer.

As such, phone hardware is deemed to have a useful life of three years and is depreciated over that period. The estimated useful life of each asset category is summarized as follows:

Estimated Useful Life
Office equipment	3 - 5 years
Phone hardware	3 years
Payment terminals	3 years
Office furniture	7 years
Leasehold improvements	Shorter of remaining lease term or estimated life
When property and equipment is retired or otherwise disposed of, the net book value of the asset is removed from the respective accounts and any gain or loss is included in the results of operations.
Capitalized Internal-Use Software Costs
The Company capitalizes qualifying internal-use software development costs, consisting primarily of direct labor, that are incurred during the application development stage. Capitalization is dependent on whether management, with the relevant authority, has authorized and committed to funding the project, it is probable the project will be completed, and the software will be used to perform the function intended. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Capitalized software is stated at cost less accumulated amortization and amortized as cost of revenue on a straight-line basis over its estimated period of expected benefit, which is three years.
Capital Leases
The Company finances purchases of phone hardware and computer equipment through capital lease agreements. Capital lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As these leases do not provide an implicit rate, the Company uses its incremental borrowing rate (5.25% to 6.25%) based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate incurred to borrow on a collateralized basis. As of December 31, 2020 and as of June 30, 2021 (unaudited), the incremental borrowing rate was determined at the greater of Prime Rate plus 0.75% or 5.50%. The Company classifies all obligations due within the next twelve months as current with the remainder classified as non-current on the consolidated balance sheets.
Operating Leases
The Company leases real estate facilities under operating leases. For leases that contain rent escalation or rent concession provisions, the Company records the total rent expense during the lease term on a straight-line basis over the term of the lease. The Company records the difference between the rent paid and the straight-line rent expense expected to be amortized within the next twelve months as current and included in deferred rent, with the remainder classified as non-current and included in deferred rent on the consolidated balance sheets.
Impairment of Long-Lived Assets
The Company’s long-lived assets consist of property and equipment. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Significant management judgment is required in determining the estimated undiscounted future cash flows expected to be generated by the asset and the fair value of long-lived assets for impairment purposes. No events or changes in circumstances were identified and no impairment has been recognized for the years ended December 31, 2019 and 2020 or for the six months ended June 30, 2021 (unaudited).

Advertising Expense
Advertising costs are expensed as incurred. The Company recorded advertising expense of $1.5 million, $2.9 million for the years ended December 31, 2019 and 2020, respectively, and $0.9 million and $3.1 million for the six months ended June 30, 2020 and 2021, respectively (unaudited). These costs are included in sales and marketing expenses in the statements of operations.
Research and Development
Research and development expenses include software development costs that are not eligible for capitalization and support the Company’s efforts to ensure the reliability, availability and scalability of the Company’s solutions. The Company’s cloud platform is software-driven, and its research and development teams employ software engineers in the continuous testing, certification and support of the Company’s solutions. Accordingly, the majority of the Company’s research and development expenses result from employee-related costs, including salaries, bonuses, benefits, and costs associated with technology tools used by the Company’s engineers.
Income Taxes
The Company records a provision for income taxes for the anticipated tax of its reported results of operations using the asset and liability method. Under this method, deferred income taxes are recognized by applying the enacted tax rates expected to be in effect in future years to the differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as net operating losses and tax credit carryforwards. The measurement of deferred tax assets is reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized. For interim periods, the Company computes its year-to-date provision for income taxes by applying the estimated annual effective tax rate to year-to-date pretax income or loss and adjusts the provision for discrete tax items recorded in the period (unaudited).
The Company does not recognize certain tax benefits from uncertain tax positions within the provision for income taxes. A tax benefit is recognized only if it is more likely than not that the tax position will be sustained on examination by taxing authorities based on the technical merits of the position. For such positions, the largest benefit that has a greater than 50% likelihood of being realized upon settlement is recognized in the consolidated financial statements. Where applicable, interest and penalties are recognized in income tax expense.
Sales Commissions
Sales commissions for all sales personnel are deferred and amortized on a straight-line basis over the period of consumer benefit, which has been determined to be three years. See Deferred Contract Acquisition Costs below for more detail on the period of benefit.
Equity-Based Compensation
Equity-based compensation expense resulting from stock options is measured at the grant date fair value of the award and is calculated using the Black-Scholes option pricing model. This compensation expense is recognized using the straight-line attribution method over the requisite service period. The Company accounts for forfeitures as they occur. See Note 13 for further detail on the judgements and assumptions used to calculate equity-based compensation.
Net Loss per Share Attributable to Common Stockholders
Net loss per share attributable to common stockholders is calculated using the two-class method required for companies with participating securities. All series of the Company's redeemable convertible preferred stock are considered participating securities as they participate on a pari passu basis in any dividends declared to holders of the Company's common stock. Net loss is adjusted for the effect of any cumulative dividends on the Company's redeemable convertible preferred stock prior to allocating undistributed earnings to common stockholders and holders of participating securities. Undistributed earnings are allocated to participating securities to the extent that each participating security may share in the earnings as if all of the earnings for the period had been distributed. In periods in which the Company reports a net loss, no amounts are allocated to participating securities as holders of the Company's redeemable convertible preferred stock do not have a contractual obligation to share in losses.
Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.
Diluted net loss per share is computed using the weighted-average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method unless their effect is anti-dilutive.
Concentration of Risks
The functionality of the Company’s software and cloud-based phone system relies heavily on the ability to integrate with customers’ practice or client management systems. Less than five providers make up the majority of practice management systems maintained by dentists and optometrists in the United States. At this time, the Company does not anticipate loss of integration rights with any of these major providers. To mitigate the risk, the Company has developed a system-agnostic platform that, if needed, does not rely on an integration for functionality.
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. At times, the Company’s cash balances may exceed the amount insured by the Federal Deposit Insurance Corporation. The Company, however, does not anticipate nonperformance by those institutions.
No customers accounted for more than 10% of accounts receivable or total revenues as of and for the years ended December 31, 2019 and 2020 and as of and for the six months ended June 30, 2021 (unaudited).
Risks and Uncertainties
The World Health Organization declared a global health emergency in January 2020 and in March 2020, it declared the spread of COVID-19 a global pandemic. The COVID-19 pandemic developed rapidly in 2020 and there was worldwide impact. The impact of COVID-19 included changes in consumer and business behavior, pandemic fears, market downturns, and restrictions on business and individual activities, and created significant volatility in the global economy that led to reduced economic activity.
As a result of the spread of the COVID-19 pandemic, economic uncertainties have arisen which have impacted and may continue to impact certain aspects of the Company’s operations and performance. The Company is not aware of any specific events or circumstances that would require an update to estimates, judgements, the measurement of assets or liabilities, or the recognition of gains or losses. The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s cash flow, business, financial condition, results of operations and prospects will depend on future developments that are uncertain. Accordingly, actual results could materially differ from those estimates given the uncertainty from COVID-19.
The pandemic caused the Company to halt all business travel and implement a Company-wide remote work initiative in accordance with local public health recommendations. Customers’ offices were temporarily closed due to recommendations of authoritative bodies including the American Dental Association. Management continues to monitor the effects of the pandemic and expects to continue to take actions as may be required or recommended by government authorities or as management determines is in the best interest of the Company’s employees; however, the full impact on the Company’s business, operations and financial results will depend on various factors that continue to evolve which the Company may not accurately predict.
Segments
The Company operates as one operating and reportable segment. The Company’s chief operating decision maker (“CODM”) evaluates reporting operations and financial information on a consolidated basis for the purposes of making operating decisions, assessing financial performance and allocating resources.
Geographic Information
Other than the United States, no individual country exceeded 1% of total revenues for the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2020 and 2021 (unaudited). As of December 31, 2020 and as of June 30, 2021 (unaudited), substantially all of the Company’s property and equipment was located in the United States. The Company only operated in the United States through December 31, 2019.
Revenue Recognition - ASC 606
The Company derives substantially all revenue from subscription services by providing customers access to its platform.
The Company adopted the provisions of Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, (referred to collectively as "ASC 606") effective January 1, 2019 using the modified retrospective method. Following the adoption of ASC 606, the Company recognizes revenue when control of these services are transferred to customers in an amount that reflects consideration to which the Company expects to be entitled in exchange for those services, net of tax. Revenue recognition is determined from the following steps:
•Identification of a contract with a customer;
•Identification of the performance obligations in the contract;
•Determination of the transaction price;
•Allocation of the transaction price to the performance obligations within the contract;
•Recognition of revenue when, or as, performance obligations are satisfied.
The Company recognizes revenue as follows:
Subscriptions revenue (software and phone service) is generated from fees that provide customers access to one or more of the Company’s software applications and related services. These arrangements have contractual terms of month to month. Arrangements with customers do not provide the customer with the right to take possession of the Company’s software at any time. Instead, customers are granted continuous access to the services over the contractual period. The Company transfers control of services evenly over the contractual period. Accordingly, the fixed consideration related to subscriptions is recognized over time on a straight-line basis over the contract term beginning on the date the Company’s service is made available to the customer.
The Company also provides payment processing/collection services and receives a revenue share from third-party payment facilitators on transactions between Weave customers that utilize the Weave payments platform, and their end consumers. These payment transactions are generally for services rendered at customers’ business locations via credit card terminals or through “Text-to-Pay” functionality. As the Company acts as an agent in these arrangements, revenue from payments services is recorded net of transaction processing fees and revenue is recognized as the performance obligation is performed each time transactions are processed.
As part of the onboarding process, the customer may request that the Company install pre-configured applications on hardware which allow remote access to Weave's cloud solution. In addition, the customer may request that the Company install phone hardware at the customer’s location. The Company considers installation a separate performance obligation and revenue is recognized at the time the installation services are complete.

With the exception of payments services and installation revenue, customers are billed in advance and they may elect to be billed on a monthly or annual basis. The Company records contract liabilities to deferred revenue when cash payments are received, or billings are due in advance of revenue recognition from services. Deferred revenue is recognized as revenue when, or as, the performance obligations are satisfied. Software and phone service revenue is recognized net of discounts in the statements of operations. The Company does not consider discounts variable consideration as they are stated on each agreement and each agreement is month to month. The Company collects sales and communications taxes from its customers. In the statement of operations, amounts collected from taxes are excluded from the reported revenue amounts.
In addition to providing cloud-based phone and software services, the Company provides phone hardware to its customers as part of the subscription. Title of the phones does not transfer to the customer until 36 months of subscription have occurred. If a customer were to cancel at any time prior to completion of the 36-month period, the phones are returned to the Company. The Company allows customers to include up to 10 phones without adjustment to the subscription base price. Such arrangements are deemed to be an embedded lease per guidance provided in ASC 840-10, Accounting for Leases, as the arrangement entails conveying the right to use Company equipment. The Company becomes the lessor in these agreements and has assessed the fair value of all elements provided to customers in order to allocate a portion of the subscription price to the lease element of the sales arrangement. The Company recorded $2.2 million and $2.6 million in lease revenues associated with the phone hardware for the years ended December 31, 2019 and 2020, respectively, and $1.2 million and $1.5 million for the six months ended June 30, 2020 and 2021 (unaudited), respectively.
As a lessor, future minimum lease payments to be received are variable due to customer agreements being month to month and the fact that they are allocated based on the fair value of all services provided to the customer. Maturities of each agreement are also variable as customer agreements are month to month. With title of the phones passing to customers on the 37th month, residual value does not accrue to the benefit of the Company. Phones that are returned are refurbished and placed into service. See Note 10 for the cost, carrying amount, and accumulated depreciation of the phones.
Deferred Contract Acquisition Costs
In accordance with ASC-340, the Company capitalizes incremental costs of obtaining a contract provided the Company expects to recover those costs. The capitalized amounts mainly consist of sales commissions paid to the Company’s direct sales force. Capitalized costs also include:
•Commissions to sales management for achieving incremental sales quota.
•The associated payroll taxes and fringe benefit costs associated with the payments to the Company’s employees.
•One time commissions paid to partners.
These costs are recorded as deferred contract acquisition costs on the consolidated balance sheet. Amortization of deferred contract acquisition costs related to commissions, and the associated taxes and fringe benefit costs, are included in sales and marketing expense. Deferred contract acquisition costs related to one time commissions paid to partners are included in cost of revenue. These expenses are amortized on a straight-line basis over the average period of consumer benefit, three years. In arriving at this average period of benefit, the Company evaluated both qualitative and quantitative factors which included the anticipated customer life, historical customer life, and the useful life of the Company’s product offerings.
Monthly commensurate revenue share fees paid to partners are expensed as incurred as their estimated period of benefit does not extend beyond 12 months and therefore fall under the practical expedient which allows these costs to be expensed as incurred.

Accounting Pronouncements Adopted
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs-Contracts with Customers (Subtopic 340-40), which supersedes nearly all existing revenue recognition guidance. The core principle behind ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for delivering those goods and services. The standard also provides guidance on the recognition of costs related to obtaining customer contracts. The Company adopted the standard as of January 1, 2019 using the modified retrospective method. Upon adoption, the Company recognized the cumulative effect of adopting the standard as an adjustment to the opening balance of stockholders' deficit. See Note 3 for the comparative information and adjustments related to adoption.
The following table summarizes the adjustments made to the Company's consolidated balance sheet as of January 1, 2019 as a result of adopting ASC 606 (in thousands):

BALANCE SHEET
	Reported as of 12/31/2018	ASC 606 adjustments	Adjusted as of 1/1/2019
Deferred contract acquisition costs, net	$—	$5,791	$5,791
Accumulated deficit	(63,518)	5,791	(57,727)
In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Non-Employee Share-Based Payment Accounting, which expands the scope of Topic 718, to include share-based payments issued to non-employees for goods or services. The new standard supersedes Subtopic 505-50. The Company adopted this guidance as of January 1, 2020 with no material impact on the Company’s consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740 and clarifies certain aspects of the current guidance to promote consistency among reporting entities. Most amendments within the standard are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The standard is effective for annual periods beginning after December 15, 2021, and interim periods with fiscal years beginning after December 15, 2022. The Company early adopted the standard for the fiscal year ended December 31, 2020. The standard removes the exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and other comprehensive income, as a result the Company was not required to apply the incremental approach for intraperiod tax allocation during the year ended December 31, 2020. The adoption of ASU 2019-12 was not material to the consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. Under existing U.S. GAAP, there is diversity in practice in accounting for the costs of implementing cloud computing arrangements that are service contracts. ASU No. 2018-15 amends the definition of a hosting arrangement and requires a customer in a hosting arrangement that is a service contract to capitalize certain costs as if the arrangement were an internal-use software project. The guidance is effective for the Company for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company adopted this guidance as of January 1, 2021. Through June 30, 2021 (unaudited), the Company had capitalized a total of $0.3 million in expenses and recognized $0.04 million in amortization for a net asset of $0.3 million as of June 30, 2021.
Accounting Pronouncements Pending Adoption
As an “emerging growth company,” the Jumpstart Our Business Startups Act, or the JOBS Act, allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use the adoption dates applicable to private companies. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which updates the requirements related to financial reporting for leasing arrangements, including requiring lessees to recognize an operating lease with a term greater than one year on their consolidated balance sheets as a right-of-use asset and corresponding lease liability, measured at the present value of the lease payments. Upon adoption, lessees must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements or they may record the amount in the year in which the ASU is adopted. The accounting applied by a lessor is largely unchanged from that applied under previous Topic 840. For example, the vast majority of operating leases should remain classified as operating leases, and lessors should continue to recognize lease income for those leases on a generally straight-line basis over the lease term. In June 2020 the FASB issued ASU 2020-05 which extended the adoption of Topic 842 for one year. As a result, the Company expects to adopt the standard as of January 1, 2022 and is currently evaluating lease agreements to quantify the expected impact of adoption on the financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost, and includes the Company's accounts receivable, certain financial instruments and contract assets. ASU 2016-13 results in more timely recognition of credit losses. Adoption is required for fiscal years beginning after December 15, 2022, including interim periods within fiscal years beginning after December 15, 2022. As a result, the Company expects to adopt the standard as of January 1, 2023 and is currently evaluating the expected impact of adoption on the financial statements.
3.Revenue
Effect of Adopting ASC 606
The adoption of ASC 606 resulted in changes to the Company's consolidated balance sheet as of December 31, 2019 and its statement of operations for the year ended December 31, 2019 due to the capitalization of incremental costs of obtaining contracts. The adoption of ASC 606 did not result in a revenue recognition impact in either the timing or amount recognized. There was no impact to the opening receivables balance. There were offsetting shifts in the statement of cash flows through net loss and various changes in operating assets and liabilities, which resulted in no impact on operating cash flows.
The following tables present the amount by which each consolidated financial statement line item is affected as of and for the year ended December 31, 2019 by ASC 606 (in thousands):

BALANCE SHEET
December 31, 2019
	As adjusted for ASC 606	Balances without adoption of ASC 606	Effect of adoption increase/(decrease)
Deferred contract acquisition cost	$10,577	$—	$10,577
Accumulated deficit	(89,787)	(94,574)	4,787

STATEMENT OF OPERATIONS
December 31, 2019
	As adjusted for ASC 606	Balances without adoption of ASC 606	Effect of adoption increase/(decrease)
Revenue	$45,746	$45,746	$—
Cost of revenue	18,520	18,617	(97)
Operating expenses:
Sales and marketing	31,726	36,416	(4,690)
Net loss	(32,060)	(36,847)	4,787

STATEMENTS OF CASH FLOWS
December 31, 2019
	As adjusted for ASC 606	Balances without adoption of ASC 606	Effect of adoption increase/(decrease)
Net loss	$(32,060)	$(36,847)	$4,787
Changes in assets and liabilities:
Contract acquisition costs, net	(4,787)	—	(4,787)
Performance Obligations
Performance obligations promised in a contract are based on the services and products that will be transferred to the customer. They must be capable of being distinct and separately identifiable from other promises in the contract. The Company’s performance obligations consist of the following:
•Software services;
•Cloud-based phone services;
•Payment services;
•Onboarding/Installation services (pre-configured applications and phone hardware); and
•Phone equipment.
The Company elected to apply the practical expedient to not disclose the transaction price allocated to remaining performance obligations for contracts with a contract term of one year or less.
Revenue consists of the following (in thousands)

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Subscription (software and phone services) and payment processing	$42,838	$74,182	$32,467	$50,132
Onboarding	745	3,095	1,106	2,071
Hardware (embedded lease)	2,163	2,619	1,162	1,526
Total revenue	$45,746	$79,896	$34,735	$53,729

Timing of Revenue Recognition
As a result of the adoption of the new revenue recognition guidance, no adjustments to timing of revenue recognition were required. With the exception of installation performance obligations, for which related install fee revenues are recognized upon completion of the installation, the Company’s subscription performance obligations provide benefits which are simultaneously consumed by customers and the related revenues are therefore recognized over time. Substantially all revenue is recognized over time as control of these services are transferred to customers in an amount that reflects consideration to which the Company expects to be entitled in exchange for those services. The Company allocates a portion of the transaction price to phone equipment provided to subscribers, deemed to be an embedded lease, based on its relative standalone selling price. The related revenues are recognized over time.
Contract Balances
For the years ended December 31, 2019 and 2020 and for the the six months ended June 30, 2020 and 2021 (unaudited), the Company recognized revenue of $8.1 million, $16.1 million, $13.7 million and $19.7 million, respectively, that was included in the corresponding deferred revenue balance at the beginning of the period.
Costs to Obtain a Contract
The following table summarizes the activity of deferred contract acquisition costs (thousands):

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Beginning balance	$5,792	$10,578	$10,578	$13,386
Capitalization of contract costs	8,927	9,670	4,819	6,119
Amortization of deferred contract acquisition costs	(4,141)	(6,862)	(3,082)	(4,388)
Ending balance	$10,578	$13,386	$12,315	$15,117
4.Fair Value Measurements
Financial instruments recorded at fair value in the financial statements are categorized as follows:
•Level 1: Observable inputs that reflect quoted prices for identical assets or liabilities in active markets.
•Level 2: Observable inputs, other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•Level 3: Unobservable inputs reflecting management's assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The following table summarizes the assets measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	December 31, 2019
	Level 1	Level 2	Level 3
Money market fund	$79,872	$—	$—

	December 31, 2020
	Level 1	Level 2	Level 3
Money market fund	$53,701	$—	$—

	June 30, 2021 (unaudited)
	Level 1	Level 2	Level 3
Money market fund	$37,856	$—	$—
As of December 31, 2019 and 2020 and as of June 30, 2021(unaudited), the fair value of debt was $4.3 million, $4.4 million and $4.3 million, respectively (Level 2). The carrying amounts of certain financial instruments, including accounts receivable, accounts payable, and accrued liabilities approximate fair value due to their short-term maturities and are excluded from the fair value tables above.
5.Property and Equipment
Property and equipment, net, consisted of the following (in thousands):

	December 31,		June 30, 2021
	2019	2020
			(unaudited)
Office equipment	$3,213	$3,835	$3,953
Office furniture	2,662	2,940	4,358
Leasehold improvements	696	650	1,768
Fixed assets not placed in service	—	1,340	148
Capitalized internal-use software	—	1,100	2,206
Phone hardware	18,442	23,102	26,474
Payment terminals	—	430	1,043
Property and equipment, gross	25,013	33,397	39,950
Less accumulated depreciation and amortization	(10,016)	(15,103)	(17,299)
Property and equipment, net	$14,997	$18,294	$22,651
For the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2020 and 2021 (unaudited), total depreciation and amortization expense was $5.7 million, $9.4 million, $4.4 million and $5.6 million, respectively. Of this expense, $4.7 million, $7.3 million, $3.4 million and $4.4 million was related to phone hardware and data center equipment which has been included in cost of revenue in the statements of operations for the years ended December 31, 2019 and 2020, and for the six months ended June 30, 2020 and 2021 (unaudited), respectively. For the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2020 and 2021 (unaudited), capitalized internal-use software amortization expense was $0.0 million, $0.5 million, $0.3 million and $0.3 million, respectively, which has been included in cost of revenue in the statements of operations.

6.Accrued Liabilities
Accrued liabilities consisted of the following (in thousands):

	December 31,		June 30, 2021
	2019	2020
			(unaudited)
Payroll-related accruals	$4,709	$7,566	$8,905
Sales and telecom taxes	3,004	1,056	1,031
Third-party commissions	269	553	703
Interest payable	19	19	18
Other	1,493	1,092	780
Total	$9,494	$10,286	$11,437
7.Income Taxes
The following table presents domestic and foreign components of loss before income taxes for the periods presented (in thousands):

	December 31,
	2019	2020
United States	$(32,060)	$(40,278)
International	—	(143)
Total net loss before provision for income taxes	$(32,060)	$(40,421)
Income tax expense for the years ended December 31, 2019 and 2020 is as follows (in thousands):

	2019	2020
Current
Federal	$—	$—
State	—	—
Foreign	—	—
Deferred
Federal	—	—
State	—	—
Foreign	—	—
Total	$—	$—
The following reconciles the differences between the federal statutory income tax rate in effect in each year to the Company’s effective tax rate:

	2019	2020
Statutory federal tax rate	21.00%	21.00%
State tax, net of federal tax effect	(0.14)%	(0.74)%
Stock compensation	(0.11)%	(3.49)%
Change in valuation allowance	(20.12)%	(16.34)%
Other	(0.63)%	(0.43)%
Effective tax rate	—%	—%

For the six months ended June 30, 2020 and 2021 (unaudited), the provision for income taxes, as a percentage of income before income taxes was 0% and 0%, respectively, compared with a U.S. federal statutory rate of 21.0 percent. The provision for income taxes varied from the tax computed at the U.S. federal statutory income tax rate for the periods presented primarily due to changes in the Company’s valuation allowance, state taxes, and, the tax effects of stock-based compensation.
The components of deferred tax assets and (liabilities) as of December 31, 2019 and 2020 are as follows (in thousands):

	2019	2020
Deferred tax assets:
Net operating losses	$20,251	$28,540
Sales and use tax reserves	236	195
Stock compensation	69	711
Compensation related accruals	—	564
Interest expense limitations	—	226
Leases	38	—
Other	—	54
Fixed Assets	—	223
Valuation allowance	(20,537)	(26,052)
Total deferred tax assets - net	57	4,461
Deferred tax liabilities:
Fixed Assets	(57)	—
State taxes	—	(827)
Intangible assets	—	(154)
Deferred contract acquisition costs	—	(3,480)
Total deferred tax liabilities	(57)	(4,461)
Net deferred taxes assets (liabilities)	$—	$—
The following table details the activity of the deferred tax asset valuation allowance for the years ended December 31, 2019 and 2020 (in thousands):

	2019	2020
Balance at beginning of the year	$13,093	$20,537
Charged to costs and expense	7,444	5,515
Balance at end of the year	$20,537	$26,052
The Company evaluates its ability to realize net deferred tax assets by considering all available positive and negative evidence including past results of operations, forecasted earnings, tax planning strategies, and all sources of future taxable income. A full valuation allowance was maintained on deferred tax assets as of December 31, 2019, December 31, 2020 and June 30, 2021 (unaudited), primarily due to cumulative losses in recent years.
As of December 31, 2020, U.S. Federal and State net operating loss (“NOL”) carry forwards are both approximately $115 million and $85 million. These NOL’s have expiration dates starting in 2037 for U.S. Federal and 2032 for State jurisdictions. The U.S. federal NOL’s generated in 2018, 2019 and 2020 are not subject to expiration and can be utilized at any time in the future. The total federal NOL’s not subject to expiration total $83.8 million. The Company notes that if certain substantial changes in the entity’s ownership occur, there would be an annual limitation on the amount of carryforward that can be utilized under IRC Section 382.

ASC 740-10, Accounting for Uncertainty in Income Taxes, provides that a tax benefit from an uncertain tax position may be recognized in the financial statements only when it is more likely than not that the position will be sustained upon examination. Once the recognition threshold is met, the portion of the tax benefit that is recorded represents the largest amount of tax benefit that is greater than 50 percent likely to be realized upon settlement with a taxing authority. The Company determined it did not have any unrecognized tax benefits at December 31, 2020 or 2019. The Company accounts for interest expense and penalties for unrecognized tax benefits as a part of its income tax provision. The Company does not anticipate any significant changes in unrecognized tax benefits during the next 12 months.
The Company files income tax returns in the U.S. Federal jurisdiction and in various states. Additionally, the Company files income tax returns in Canada. The statute of limitations for the federal income tax returns is still open for tax years 2017 forward. The statute of limitations for state income tax returns varies between three and four years in the state taxing jurisdictions where the Company files, and would still be open for tax years 2016 forward or 2017 depending on the jurisdiction. The statute of limitations for Canadian income tax returns is ten years. The Company will have tax returns open for tax year 2020.
On March 27, 2020, The Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits deferral of payment of the employer’s portion of payroll taxes for up to two years. The Company has evaluated the impact of this payroll deferral and has included the impact of the deferral in the financial statements for the year ended December 31, 2020 and interim period ended June 30, 2021 (unaudited).
8.Related Party Transactions
There were no related-party transactions during the years ended December 31, 2019 and 2020 or in the six months ended June 30, 2021 (unaudited).
9.Commitments and Contingencies
Loss on Contract
At the end of 2016, the Company made the decision to terminate services from certain phone service vendors. Per the Company’s previously established agreements with these vendors, the Company was required to make minimum payments through September 2018. As a result, for the year ended December 31, 2016 the Company recognized a contract loss, which was included in cost of revenue in the 2016 statement of operations. As of December 31, 2018, $0.4 million was owed to one of these vendors. After consulting with legal counsel, the Company disputed the amount owed and the vendor sent a demand letter stating a final payment of approximately $14,000 would fully satisfy the Company’s obligation. The final payment was accepted satisfying the obligation. At the time of settlement the remaining balance of the contract loss was $0.3 million which was recorded as a gain during the year ended December 31, 2019 and is included in cost of revenue in the statement of operations.
Operating Leases
In April 2018, the Company relocated its headquarters to a new building in Lehi, Utah and entered into a new operating lease agreement. The new lease contained an escalation clause for the lease payments in future years, for which lease expense has been recognized on a straight-line basis. This straight-line expense recognition resulted in a deferred rent liability of $0.2 million, $— million, $0.1 million, and $2.0 million as of December 31, 2019 and 2020 and June 30, 2020 and 2021 (unaudited), respectively. The initial term of this lease was from April 2018 to March 2026. However, in November 2019, the Company signed a new office space lease agreement to increase the amount of space obtained under the lease. The new lease agreement commenced in January 2021. The prior office space lease terminated January 2021 which caused a reduction to deferred rent expense in 2019 to $0.1 million. Contemporaneously with the rent commencement date on the new building the real estate company, along with the developer, have agreed to take over the lease payments on the existing building, relieving Weave of the liability.

Total rent expense for office space lease was approximately $1.7 million, $2.3 million, $1.1 million and $1.6 million for the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2020 and 2021 (unaudited), respectively, and is included in operating expenses in the statements of operations. Future rent payments for the new building lease agreement are reflected in the table below.
Aggregate future minimum rental payments applicable to the above non-cancellable operating leases as of December 31, 2020 and June 30, 2021 are as follows (in thousands):

	Years ending December 31,	As of June 30, 2021
		(unaudited)
2021 or remainder of 2021 as of June 30, 2021	$831	$473
2022	4,442	4,542
2023	4,547	5,404
2024	4,644	5,539
2025	4,760	5,677
Thereafter	36,825	44,485
Total	$56,049	$66,120
Legal Matters
The Company is not involved in any material legal proceedings as of December 31, 2020 or June 30, 2021 (unaudited).
Other Purchase Commitments
In the ordinary course of business the Company has entered into certain non-cancelable contractual commitments related to third-party cloud infrastructure agreements and subscription arrangements. As of December 31, 2020 the commitments related to these services totaled $13.0 million.
Payments on these non-cancelable contractual commitments, as of December 31, 2020, are as follows (in thousands):

Years ending December 31,
2021	$2,839
2022	2,748
2023	2,867
2024	2,750
2025	1,833
Thereafter	—
Total	$13,037
Indemnification
The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claims brought by any third party against such indemnified party with respect to licensed technology. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these agreements is not determinable because it involves claims that may be made against the Company in the future but have not yet been made. To date, the Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements.

The Company has entered into indemnification agreements with its directors and officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of the individual. No liability associated with such indemnifications has been recorded as of December 31, 2020 or as of June 30, 2021 (unaudited).
10.Capital Lease Obligations
In June 2016, the Company began financing its purchases of phone hardware through lease agreements classified as capital leases. As of December 31, 2020 and as of June 30, 2021 (unaudited), the Company had 70, and 71 executed and active lease agreements, respectively, for phone hardware. These agreements require monthly payments ranging from approximately $140 to $21,975 and have maturity dates ranging from July 2021 to June 2024. As of December 31, 2020, June 30, 2020 and June 30, 2021 (unaudited), the gross value of phone hardware acquired under these capital leases approximated $23.1 million, $23.6 million and $26.4 million, respectively. For the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2020 and 2021 (unaudited), depreciation expense on capital leased phone hardware was $4.5 million, $7.1 million, $3.3 million and $4.3 million, respectively, which is included in the depreciation expense referenced in Note 5.
The Company has leased certain computer equipment under agreements classified as capital leases. As of December 31, 2020 and as of June 30, 2021 (unaudited), the Company had five and four executed and active agreements, respectively, all of which require 36 monthly payments and have maturity dates of September 2021 to February 2023. Monthly payments on these leases combined approximate $9,600 and as of December 31, 2020, the gross value of computer equipment acquired under capital leases approximated $0.3 million. Depreciation on this computer equipment was $0.1 million per year for the years ended December 31, 2020 and 2019, which is included in the $9.4 million and $5.7 million depreciation referenced in Note 5.
Future payments and present value of future payments on these capital leases are listed below. To calculate interest expense and present value of future payments for both the phone hardware and computer equipment leases, the Company utilizes its incremental borrowing rate. At the time these lease agreements were initiated the incremental borrowing rate ranged from 5.25% to 6.25%. As of December 31, 2020 and June 30, 2021 (unaudited), the incremental borrowing rate was determined at the greater of Prime Rate plus 0.75% or 5.50% for both periods. For the years ended December 31, 2019 and 2020, and for the six months ended June 30, 2020 and 2021 (unaudited), the Company recognized approximately $0.6 million, $0.9 million, $0.4 million, and $0.5 million, respectively, of interest expense on capital leases.
Future minimum lease payments under capital lease obligations by year are as follows (in thousands):

	As of December 31, 2020	As of June 30, 2021
		(unaudited)
2021 or remainder of 2021	$7,726	$5,098
2022	5,557	7,213
2023	2,108	3,782
Thereafter	—	1,166
Total	15,391	17,259
Less amounts representing interest	(949)	(1,405)
Present value of minimum lease payments	$14,442	$15,854

As of December 31, 2019, the current principal portion of capital lease obligations was $4.8 million and gross assets resulting from capital lease arrangements was $18.4 million in phone hardware and $0.4 million in computer equipment. As of December 31, 2019, accumulated depreciation on this phone hardware and computer equipment was $7.5 million and $0.2 million, respectively.
As of December 31, 2020, the current principal portion of capital lease obligations was $7.1 million and gross assets resulting from capital lease arrangements was $23.1 million in phone hardware and $0.3 million in computer equipment. As of December 31, 2020, accumulated depreciation on this phone hardware and computer equipment was $10.4 million and $0.2 million, respectively.
As of June 30, 2020 (unaudited), the current principal portion of capital lease obligations was $5.8 million and gross assets resulting from capital lease arrangements was $23.6 million in phone hardware and $0.5 million in computer equipment. As of June 30, 2020 (unaudited), accumulated depreciation on this phone hardware and computer equipment was $10.7 million and $0.3 million, respectively.
As of June 30, 2021 (unaudited), the current principal portion of capital lease obligations was $7.9 million and gross assets resulting from capital lease arrangements was $26.5 million in phone hardware and $0.2 million in computer equipment. As of June 30, 2021(unaudited), accumulated depreciation on this phone hardware and computer equipment was $12.8 million and $0.1 million, respectively.
11.Long-Term Debt
The Company carries a $4.0 million note payable that bears interest at the greater of Prime Rate plus 0.75% or 5.50% (5.50% as of both December 31, 2020 and June 30, 2021 (unaudited)). Originally, the note required interest only payments through December 2018, followed by 36 principal payments of $0.1 million plus interest (maturity in December 2021). However, in January 2019, the Company modified the terms of the note payable. The modified terms postponed principal payments until January 2020 and increased the line of credit (discussed below) borrowing capacity from $4.0 million to $10.0 million. In April of 2020, the Company finalized another modification that extended the interest only payments through September 2021. Bank fees associated with this refinance are immaterial.
Future minimum principal payments on the note as of December 31, 2020 are as follows (in thousands):

Years ending December 31,
2021	$400
2022	1,600
2023	1,600
2024	400
Total	$4,000
Additionally, the Company maintains a revolving line of credit which originally had a maximum borrowing capacity of $4.0 million but as part of the January 2019 refinance was increased to $10.0 million. Advances on the line of credit bear interest at the greater of Prime Rate plus 0.5%. or 5.25%. The total borrowing capacity is subject to reduction should the Company fail to meet certain expectations for customer retention. As of December 31, 2020 and June 30, 2021 (unaudited), the Company had not taken any advances on the line of credit and the full $10.0 million was available for borrowing. The note payable and line of credit are collateralized by substantially all of the Company’s assets.
Under the terms of the note payable and line of credit agreements, the Company is to maintain compliance with certain negative and affirmative covenants, including maintaining, on a monthly basis, an adjusted quick ratio of 1.15 to 1. As of December 31, 2020 and June 30, 2021 (unaudited) , the Company was in compliance with this financial covenant, as well as all other non-financial covenants.

See Note 17 - Subsequent Events (Unaudited). In August 2021, the above discussed note payable was converted to a deemed advance on the line of credit. The related credit agreement amendment modified some of the above terms, covenants and payment schedules (unaudited).
12.Redeemable Convertible Preferred Stock
In October 2019, the Company entered into a Series D Preferred Stock Purchase Agreement whereby the Company authorized the issuance of 4,696,804 shares of Series D Convertible Preferred shares, resulting in approximately $70.0 million in cash proceeds received by the Company.
The following table summarizes the Company’s redeemable convertible preferred stock as of December 31, 2019 and 2020 and as of June 30, 2021(unaudited):

	Authorized (in thousands)	Shares Issued and Outstanding (in thousands)	Issuance Price Per Share	Carrying Amount (in thousands)
Series AA	4,766	4,766	$0.21	$1,000
Series A-1	1,254	1,254	0.46	580
Series A-2	432	432	0.58	250
Series A	3,070	3,070	1.68	5,152
Series B	9,412	9,412	1.69	15,480
Series B-1	13,192	13,192	1.69	22,008
Series C	7,013	7,013	5.35	37,468
Series D	4,697	4,697	14.90	70,000
	43,836	43,836		$151,938
The liquidation preference for redeemable convertible preferred stock was as follows (in thousands):

	December 31,		June 30, 2021
	2019	2020
			(unaudited)
Series AA	$1,000	$1,000	$1,000
Series A-1	580	580	580
Series A-2	250	250	250
Series A	5,150	5,150	5,150
Series B	15,900	15,900	15,900
Series B-1	26,569	28,693	29,799
Series C	37,500	37,500	37,500
Series D	70,000	70,000	70,000
	$156,949	$159,073	$160,179
Significant rights and preferences of the above redeemable convertible preferred stock are as follows:
Conversion
Each of the Series AA, A-1, A-2, A, B, B-1, C and D Preferred shares (collectively referred to herein as “Preferred Shares”) is convertible, at the option of the holder, at any time and without additional payment of consideration, into Common Shares as determined by dividing a Preferred Share’s original issuance price by the conversion price in effect at the time of conversion. As of December 31, 2020 and as of June 30, 2021 (unaudited) applicable conversion prices for all Preferred Shares resulted in a 1-to-1 conversion ratio. The conversion price is adjusted in the event that the Company issues additional

Common Shares (excluding certain issuances), issues dividends or distributions (excluding certain dividends or distributions), or the Company enacts a stock split or stock combination. Preferred Shares are mandatorily converted if Common Shares are sold to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 resulting in at least $75.0 million of gross proceeds to the Company.
Dividends
Holders of the Series B-1, C and D Preferred Shares are entitled to receive dividends prior and in preference to other Preferred and Common Shareholders at the rate of 8% per annum. In the case of Series D and Series C Preferred Shares, such dividends will be payable only when, and as if declared by the Board of Directors (“the Board”) and will be non-cumulative. In the case of Series B-1 Preferred Shares, such dividends are to accrue daily beginning on the Series B-1 Preferred Share issuance date, compounding annually on the anniversary of issuance and calculated on a cumulative basis, but in no event accruing in an aggregate amount greater than 50% of the Series B-1 Preferred Share issuance price. These Series B-1 Preferred Share dividends will be payable upon the earlier of (1) when, as and if declared by the Board (2) any liquidation, dissolution or winding up of the Corporation or a deemed liquidation event. Holders of Series B Preferred Shares are entitled to receive noncumulative dividends prior and in preference to other Preferred or Common Shareholders at a rate of 8% per annum only when, as and if they are declared by the Board. After the Series B dividends have been paid or declared and set apart in full in any fiscal year, additional dividends shall be declared pro rata on the collective holders of Series AA, A-1, A-2, A Preferred Shares at a rate of 8% per annum only when, as and if they are declared by the Board. After the dividends have been paid or declared on all Preferred Shares and set apart in full in any fiscal year, additional dividends shall be declared pro rata on the holders of Common Shares at a rate of 8% per annum only when, as and if they are declared by the Board. For the years ended December 31, 2020 and 2019 and for the six months ended June 30, 2021 (unaudited) no dividends were declared.
Voting rights
Each holder of Preferred Shares will be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the Preferred Shares are convertible. Holders of Preferred and Common Shares vote together as a single class. The holders of Series B Preferred Shares have the right to elect a member of the Board of Directors. The holders of Series B-1 Preferred Shares also have the right to elect a member of the Board of Directors. In addition to these two elected members, the combined holders of Series B and B-1 Preferred Shares have the right to elect a third member of the Board of Directors.
Liquidation rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (defined in the Company’s certificate of incorporation), Series D, C and B-1 Shareholders shall be entitled to be paid out of the assets of the Corporation on a pari passu basis before any payment shall be made to other Preferred and Common Shareholders. In such an event, Series D, C and B-1 Shareholders will be paid the greater of (a) the respective original issue price, unpaid dividends (as discussed above, whether or not declared), or (b) the amount each share would receive from Company asset distributions if all Series D, C and B-1 Preferred Stock were converted to Common Stock. After the payment of all preferential amounts required to be paid to the holders of Series D, C and B-1 Preferred Stock, the Series AA, A, A-1, A-2 and B Shareholders are entitled to be paid, before holders of Common Shares, an amount per share equal to one times the Preferred Share original issuance price plus any declared but unpaid dividends. Any remaining assets available for distribution to shareholders will be distributed among holders of Common Shares pro rata based on the number of shares held by each holder. In the event of a stock subdivision or combination, the number of shares issued and the exercise price of the warrants immediately prior to such event shall be proportionally adjusted.

As a liquidation event may not be solely within the Company’s control, these Preferred Shares have been classified as mezzanine equity within the Consolidated Balance Sheets rather than as a component of Stockholders’ Deficit. The Preferred Shares amounts reported in the Consolidated Balance Sheets have not been adjusted to anticipated redemption amounts as the Company deems that a voluntary or involuntary liquidation event is unlikely, nor are there any plans to enter into a transaction or agreement that would constitute a Deemed Liquidation Event.
Redemption rights
Apart from the above liquidation entitlements, holders of Preferred Shares do not have redemption rights.
13.Stockholders’ Deficit
Equity-Based Compensation
During 2015, the Company adopted an equity incentive plan (herein referred to as the “EIP”) under which common stock options could be issued for employee awards. The number of common stock options authorized for employee awards was 13,968,428 as of December 31, 2020 and as of June 30, 2021 (unaudited). The Company began issuing stock options under this plan in 2016. During the years ended December 31, 2019 and 2020, the Company stock options issued to employees were 3,689,867 and 3,634,308, respectively. As of December 31, 2019 and 2020 and as of June 30, 2021 (unaudited), the available shares for issuance under the plan were 2,788,693, 1,690,018 and 1,745,634, respectively. Most options have a four-year vesting schedule with a one-year cliff and are classified as incentive stock options (ISOs). Some options have been granted in lieu of bonuses and have expedited two- or three-year vesting schedules. All awards vest based on service conditions. 2,328,528 options have accelerated vesting clauses should there be a change in Company control. Equity-based compensation expense related to vesting is reported within the Consolidated Statements of Operations. The functional composition of this expense is as follows (in thousands):

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Cost of revenue	$36	$282	$144	$140
Sales and marketing	323	364	209	272
Research and development	274	698	278	819
General and administrative	762	3,018	561	2,461
Total	$1,395	$4,362	$1,192	$3,692
As of December 31, 2019 and 2020 and as of June 30, 2021 (unaudited) , there was approximately $4.6 million, $27.0 million and $25.0 million of unrecognized equity-based compensation expense, respectively, which would be recognized on a straight-line basis over the remaining weighted-average vesting periods of approximately 3.16, 1.75 and 3.24 years, respectively.
The aggregate intrinsic value of options exercised for the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2021 (unaudited) was $0.6 million, $11.1 million and $33.3 million, respectively. The intrinsic value represents the excess of the estimated fair value of the Company's common stock on the date of exercise over the exercise price of each option.

Stock option activity was as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2019	7,536,292	$1.15	8.34
Exercisable as of December 31, 2019	3,454,800	$0.72	7.19
2020 Activity
Granted	3,634,308	$7.85
Exercised	(1,066,055)	$0.85
Forfeited and expired	(235,630)	$2.04
Outstanding as of December 31, 2020	9,868,915	$3.62	8.13	$101,070
Exercisable as of December 31, 2020	4,401,361	$1.10	6.78	$56,117
2021 Activity Through June 30, 2021 (unaudited)
Granted (unaudited)	249,067	$9.03
Exercised (unaudited)	(2,188,008)	$0.97
Forfeited and expired (unaudited)	(289,406)	$2.33
Outstanding as of June 30, 2021 (unaudited)	7,640,568	$4.61	8.16	$108,961
Exercisable as of June 30, 2021 (unaudited)	2,998,911	$1.46	6.82	$52,187
Equity-based compensation expense is measured at the grant date based on the estimated fair value of the award. The fair value of the awards is fixed at grant date and amortized over the remaining service period. The Company uses the Black-Scholes model to estimate the value of its stock options issued under the EIP. As the Company is not publicly traded, the common stock fair values used in the models are based on the most recent 409(a) valuation as of the option grant date. Management reviews option grants determines whether further valuation adjustments are appropriate based on recent company performance and/or changes in market conditions. The volatility assumed in the estimate was based on publicly traded companies in the same industry and considers the expected term calculated by the Company. The expected term of the options was derived from a simplified method which estimates the term based on an averaging of the vesting period and contractual term of the option grant. The risk-free rate utilized was the average of the five- and seven-year U.S. Treasury yield as the estimated expected term for options approximates 6 years. The Company has no plans to declare dividends in the foreseeable future.
The assumptions used in the Black-Scholes model formula are presented below:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Risk free interest rate	2.07% - 2.59%	0.38% - 0.53%	0.51%	1.03%
Expected term	5.50 - 6.25 Years	5.50 - 6.25 Years	6.25 Years	6.25 Years
Expected volatility	37.00%	42.00%	41.70%	42.60%
Dividend yield	0.00%	0.00%	0.00%	0.00%

Estimated fair value of granted options by grant date based on the Black-Scholes model:

	Number of Options	Fair Value
March 2019	1,102,625	$0.8428
April 2019	824,000	$1.1304
July 2019	412,000	$1.5193
September 2019	1,351,242	$1.6574 - $1.8930
March 2020	502,016	$6.5353
July 2020	414,149	$8.3377 - $8.4404
October 2020	346,250	$9.3857
December 2020	2,371,893	$6.7118 - $10.1240
April 2021 (unaudited)	249,067	$9.8159
Fair value ranges above are due to varying strike prices and common stock fair value, which are updated when new information is obtained from third-party valuations, and varying vesting periods.
Secondary Sales of Common Stock
During the year ended December 31, 2020 and during the six months ended June 30, 2021 (unaudited), certain of the Company’s investors acquired outstanding common stock from employees and certain sales of common stock by employees to new investors were facilitated by the Company. For the shares acquired at a price in excess of the estimated fair value of the Company’s common stock, the Company recorded equity-based compensation expense as follows for the difference between the price paid by the investors and the estimated fair value as of the date of the transactions:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Cost of revenue	$—	$—	$—	$139
Sales and marketing	—	180	109	539
Research and development	—	744	389	1,597
General and administrative	—	6,327	3,692	1,126
Total	$—	$7,251	$4,190	$3,401
Issuances of Warrants
All warrants discussed in this section were evaluated by the Company under the guidance of ASC 480-10, Distinguishing Liabilities from Equity, and were determined to be recognized under the provisions of this guidance as equity transactions.
In September 2014, the Company issued 45,000 warrants to purchase shares of common stock, with a $0.20 strike price, to a financial institution in connection with the note payable discussed in Note 11. Using the Black‑Scholes model, the Company estimated the fair value of the warrants to be $9,178 at issuance, which was recorded in equity in 2014. These warrants expire on the earlier of (1) October 13, 2025, or (2) three years after the Company’s Initial Public Offering. Should the fair value of the underlying common stock exceed the strike price at either expiration dates, the warrants will automatically be exercised via cashless net settlement. As of December 31, 2020 and as of June 30, 2021 (unaudited), these warrants had not yet been exercised.

The following inputs were used in the Black-Scholes valuation of both groups of warrants above:

Risk free interest rate	1.16%
Contractual term	11 Years
Expected volatility	55.00%
Dividend yield	—%
In connection with the note payable issued in September 2016, the Company issued 62,000 warrants to purchase shares of common stock, with a $0.6825 strike price, to the financial institution. These warrants have substantially the same terms as the other warrants discussed above. Using the Black‑Scholes model, the Company estimated the fair value of the Warrants to be $22,192 at issuance, which was recorded in equity in 2016. These warrants expire on March 14, 2026. Should the fair value of the underlying Common Shares exceed the strike price at the expiration date, the warrants will automatically be exercised via cashless net settlement. As of December 31, 2020 and as of June 30, 2021 (unaudited), these warrants had not yet been exercised.
The following inputs were used in the Black‑Scholes valuation of the warrants:

Risk free interest rate	1.97%
Contractual term	10 Years
Expected volatility	40.00%
Dividend yield	—%
The Company refinanced its notes payable in January of 2019 and April 2020 (see Note 15). The refinances had no impact on the warrants issued with the notes payable and no additional warrants were issued as part of the refinances.
Repurchase of Common Shares
In November 2018, the Company repurchased and retired 1,420,128 Common Shares held by employee shareholders at a price of $5.3545 per share (Series C Preferred Share price), resulting in total payments of approximately $7.6 million to these shareholders. In January 2019, $4.0 million of these repurchase payments were made, comprising $1.4 million of common stock fair value, as determined via 409(a) valuation, and $2.6 million of compensation expense in excess of common stock fair value. No additional share repurchases took place during the years ended December 31, 2019, 2020 and 2021 (unaudited).
Retired Stock
To date the Company has repurchased and retired 3,064,864 shares in the amount of $3.6 million. At the time of each transaction, the Company will record the difference between cash paid for a stock repurchase and the underlying par value as a reduction to additional paid-in capital, to the extent there is additional paid-in capital for the issue that does not cause this balance to be reduced below zero, at which point the difference will be recorded as an increase to accumulated deficit. Additionally, at the time of each transaction, the Company will record the excess of cash paid for a stock repurchase over the underlying fair value as equity-based compensation within employee compensation expense in the statement of operations.
14.Retirement Plan
In March 2016, the Company established a qualified domestic 401(k) defined contribution plan covering substantially all employees. This plan allows employees to contribute a portion of their pretax salary up to the maximum dollar limitation prescribed by the Internal Revenue Service which was $19,000 and $19,500 for the years ended December 31, 2019 and 2020, respectively. As a result of the COVID-19 pandemic, in May of 2020 the Company made an election to temporarily suspend the Company match policy. During the years ended December 31, 2019 and 2020 and during the six months ended June 30, 2020 and 2021(unaudited) the Company made approximately $1.1 million, $0.8 million, $0.6 million and $1.0 million, respectively, in employer matching contributions to this plan. The Company match was reinstated in January of 2021.
15.Net Loss per Share
The following table presents the calculation of the basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share amounts):

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Numerator:
Net loss	$(32,060)	$(40,421)	$(20,631)	$(23,402)
Less: cumulative dividends on redeemable convertible preferred stock	$(1,968)	$(2,124)	$(1,026)	$(1,106)
Net loss attributable to common stockholders - basic and diluted	$(34,028)	$(42,545)	$(21,657)	$(24,508)
Denominator:
Weighted-average common shares outstanding - basic and diluted	10,324,621	11,355,385	11,059,052	12,708,522
Net loss per share attributable to common stockholders - basic and diluted	$(3.30)	$(3.75)	$(1.96)	$(1.93)
The following outstanding potential common shares were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because their inclusion would have been antidilutive:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
			(unaudited)
Options to purchase common stock	7,536,292	9,868,915	7,578,301	7,640,568
Redeemable convertible preferred stock	43,836,109	43,836,109	43,836,109	43,836,109
Warrants	107,000	107,000	107,000	107,000
	51,479,401	53,812,024	51,521,410	51,583,677
16.Subsequent Events
The Company evaluated the effects of all subsequent events from January 1, 2021 through July 20, 2021 (the date the consolidated financial statements as of and for the years ended December 31, 2020 and 2019 were issued). In connection with the reissuance of the consolidated financial statements to disclose the disaggregated revenue information discussed in Note 3 and the net loss per share information discussed in Note 15, the Company evaluated the effects of all subsequent events through August 20, 2021 (the date the consolidated financial statements were reissued). Except as disclosed in this note, the Company did not note any items that would materially affect the consolidated financial statements or require additional disclosure.
In January 2021, the Company’s certificate of incorporation was amended to increase the number of authorized shares of common stock to 67,384,328.
In March 2021, the Company established Weave Communications India Private Limited, a wholly-owned subsidiary incorporated in India.

In March 2021, the Company amended the headquarters operating lease agreement to obtain additional space. This amendment increases the future minimum rental payments, presented in Note 9, as follows (in thousands):

Years ending December 31,
2021	$68
2022	423
2023	884
2024	906
2025	928
Thereafter	7,185
Total	$10,394
In July 2021, the Company issued 1,609,852 stock options to its employees at an aggregate fair value of $14.8 million. The options vest over 4 years and the expense will be recognized on a straight-line basis over the same period.
17.Subsequent Events (Unaudited)
In preparing the unaudited interim consolidated financial statements for the six months ended June 30, 2020 and 2021, the Company has evaluated subsequent events through September 27, 2021, the date these unaudited interim consolidated financial statements were issued.
In August 2021, the Company amended the agreement with Silicon Valley Bank discussed in note 11 to increase the revolving line of credit from $10 million to $50 million. The total borrowing capacity is subject to reduction should the Company fail to meet certain metrics for recurring revenue and customer retention. Amounts outstanding on the line will accrue interest at the greater of prime rate plus 0.25% and 3.5%. As part of the agreement, the $4 million note payable was converted to a deemed advance on the line of credit. In connection with this transaction, the Company drew down an additional $6 million from the line of credit for the purpose of avoiding unused line fees, resulting in a total outstanding balance of $10 million. Under the terms of this amendment, the loan and security agreement requires that, at any time, if total unrestricted cash and cash equivalents held at Silicon Valley Bank is less than $100 million, the Company must at all times thereafter maintain a consolidated minimum $20 million in liquidity, meaning unencumbered cash plus available borrowing on the line of credit, and that the Company meet specified minimum levels of EBITDA, as adjusted for equity-based compensation and changes in our deferred revenue.
In September 2021, the Company issued 580,590 stock options to its employees at an aggregate fair value of $5 million. The options vest over 4 years and the expense will be recognized on a straight-line basis over the same period.
In September 2021, the Company’s certificate of incorporation was amended to increase the number of authorized shares of common stock to 71,384,328.
In October 2021, the board approved the resolution to modify the number of authorized common and preferred shares to 500,000,000 and 10,000,000, respectively. These changes will become effective only at the closing an initial public offering (“IPO”). A restated certificate of incorporation will be filed with the Delaware Secretary of State in connection with the closing of the IPO.
In October 2021, the Board and stockholders of the Company adopted the 2021 Equity Incentive Plan. There are currently 9,000,000 shares of common stock reserved for future issuance, with scheduled annual increases to the reserve for amounts to be determined by the Board, subject to a maximum amount. The Board and stockholders also adopted the 2021 Employee Stock Purchase Plan with a total of 1,300,000 shares of common stock to be reserved for future issuance. These plans both became effective upon the Company’s initial public offering.
In November 2021, the Compensation Committee of the Board approved, contingent upon the completion of the Company’s initial public offering, the grant of a total of 171,075 restricted stock units (“RSUs”) to its employees at an estimated preliminary aggregate fair value of approximately $4.1 million. All of these RSUs have a time-based service condition and vest over four years. The estimates of the grant date fair value described above are preliminary and the actual grant date fair value associated with these awards will be finalized upon the completion of the Company’s initial public offering.

   5,000,000 Shares
Weave Communications, Inc.
Common Stock

Goldman Sachs & Co. LLC	BofA Securities	Citigroup

Piper Sandler	Raymond James	Stifel	William Blair	Guggenheim Securities

Academy Securities	Loop Capital Markets	Tigress Financial Partners

Through and including December 5, 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.